UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the
Securities Exchange Act of 1934
Check the appropriate box:
☒	Preliminary Information Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
☐	Definitive Information Statement
QUALTRICS INTERNATIONAL INC.
(Name of Registrant as Specified in Its Charter)
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PRELIMINARY INFORMATION STATEMENT—SUBJECT TO COMPLETION

333 W River Park Drive
Provo, Utah 84604
NOTICE OF WRITTEN CONSENT AND APPRAISAL RIGHTS
AND INFORMATION STATEMENT
WE ARE NOT ASKING YOU FOR A PROXY AND
YOU ARE REQUESTED NOT TO SEND US A PROXY
To our Stockholders:
This notice of written consent and appraisal rights and information statement is being furnished to the holders of Class A common stock, par value $0.0001 per share (“Company Class A Common Stock”), and Class B common stock, par value $0.0001 per share (“Company Class B Common Stock,” and together with Company Class A Common Stock, “Company Common Stock”), of Qualtrics International Inc., a Delaware corporation (“Qualtrics” or the “Company”), in connection with the Agreement and Plan of Merger, dated as of March 12, 2023 (the “Merger Agreement”), by and among the Company, Quartz Holdco, LLC, a Delaware limited liability company (“Parent”), and Quartz MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), a copy of which is attached as Annex A to this information statement. Pursuant to the Merger Agreement, Merger Sub will merge with and into Qualtrics with Qualtrics surviving such merger as a wholly owned subsidiary of Parent (the “Merger,” and together with the other transactions contemplated by the Merger Agreement, collectively, the “Transactions”). Upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”), other than any Excluded Shares (as defined below) and any Dissenting Shares (as defined below), will be canceled and cease to exist and converted into the right to receive an amount in cash equal to $18.15 per share (the “Merger Consideration”), without interest and after giving effect to any applicable withholding taxes. However, the Merger Consideration will not be paid, nor any distribution will be made, in respect of (i) any shares of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned subsidiary of the Company and any shares of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (“Excluded Shares”), which at the Effective Time will automatically be cancelled without any conversion thereof and no payment or distribution will be made with respect thereto and (ii) any shares of Company Common Stock issued and outstanding as of immediately prior to the Effective Time that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded, properly in writing, appraisal for such shares in accordance with Section 262 of General Corporation Law of the State of Delaware (the “DGCL”), which at the Effective Time will not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal (such shares, “Dissenting Shares”).
The board of directors of Qualtrics (the “Board”) has (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of Qualtrics and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) subject to the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by the stockholders of Qualtrics.
The adoption of the Merger Agreement by Qualtrics’ stockholders required the affirmative vote of or written consent by (i) the holders of a majority of the outstanding shares of Company Common Stock with the right to vote thereon and (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock (voting separately as a class) (together, the “Company Stockholder Approval”). On March 12, 2023, following the execution of the Merger Agreement, SAP America, Inc. (“SAP”), which as of March 12, 2023, beneficially owned 423,170,610 shares of Company Class B Common Stock representing 100% of the issued and outstanding shares of Company

Class B Common Stock and approximately 95.9% of the aggregate voting power of the issued and outstanding shares of Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the Transactions, including the Merger (the “Written Consent”). As stated in the Company’s filings with the Securities and Exchange Commission (the “SEC”) (including the Company’s most recent Annual Report on Form 10-K, filed with the SEC on February 24, 2023), for so long as SAP beneficially owns shares of Company Common Stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock of the Company, SAP has the ability to take stockholder action, including any determinations with respect to mergers and other business combinations, without the vote of any other stockholder of the Company and without having to call a stockholder meeting. As a result of the delivery of the Written Consent, the Company Stockholder Approval was delivered and no further action by any stockholder of Qualtrics is required under applicable law or the Merger Agreement (or otherwise) to adopt the Merger Agreement. Therefore, Qualtrics is not, and will not be, soliciting your vote for or consent to the adoption of the Merger Agreement and the approval of the Transactions and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement and the approval of the Transactions. This notice and the accompanying information statement will constitute notice to you from Qualtrics of the Written Consent contemplated by Section 228(e) of the DGCL.
Under Section 262 of the DGCL, if the Merger is completed, subject to compliance with the requirements of Section 262 of the DGCL, holders of shares of Company Common Stock, other than SAP and Silver Lake and its affiliates, including Parent, will have the right to seek an appraisal for, and be paid the “fair value” in cash of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be fair value, instead of receiving the Merger Consideration. To exercise your appraisal rights, you must submit a written demand for an appraisal to Qualtrics no later than 20 days after the mailing of this information statement, which mailing date is [•], 2023, and comply precisely with other procedures set forth in Section 262 of the DGCL, which are summarized in the accompanying information statement. A copy of Section 262 of the DGCL is attached to the accompanying information statement as Annex E. This notice and the accompanying information statement will constitute notice to you from Qualtrics of the availability of appraisal rights under Section 262 of the DGCL in connection with the Merger.
We urge you to read the entire information statement carefully. If the Merger is completed, you will receive instructions regarding payment for your shares of Company Common Stock.
BY ORDER OF THE BOARD OF DIRECTORS,
Zig Serafin	Blake Tierney
Chief Executive Officer	General Counsel
Neither the U.S. Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger or passed upon the adequacy or accuracy of the disclosures in this notice or the accompanying information statement. Any representation to the contrary is a criminal offense.
This information statement is dated [•], 2023 and is first being mailed to stockholders on or about [•], 2023.

i

ii

SUMMARY
This summary highlights selected information from this information statement and may not contain all of the information that is important to you. To fully understand the Merger (as defined and described in the section entitled “Summary—The Merger” beginning on page 1), contemplated by the Agreement and Plan of Merger, dated as of March 12, 2023 (the “Merger Agreement”), by and among Qualtrics International Inc., a Delaware corporation (“Qualtrics” or the “Company”), Quartz Holdco, LLC, a Delaware limited liability company (“Parent”) and Quartz MergerCo, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and for a more complete description of the legal terms of the Merger, you should carefully read this entire information statement, the annexes attached to this information statement and the documents referred to or incorporated by reference in this information statement. We have included page references in parentheses to direct you to the appropriate place in this information statement for a more complete description of the topics presented in this summary. In this information statement, the terms “Qualtrics,” the “Company,” “we,” “us” and “our” refer to Qualtrics International Inc. All references in this information statement to terms defined in the notice to which this information statement is attached have the meanings provided in such notice. This information statement is dated [•], 2023 and is first being mailed to our stockholders on or about [•], 2023.
The Parties to the Merger Agreement (page 19)
Qualtrics International Inc.
Qualtrics is a leader and pioneer of a new category of software, experience management, or XM, that enables organizations to quickly identify and resolve points of friction across all digital and human touchpoints in their business so they can retain their best customers and employees, protect their revenue, and drive profitability. More than 18,750 organizations around the world use Qualtrics’ advanced AI to listen, understand, and take action. Qualtrics uses its vast trove of experience data to form the largest database of human sentiment in the world. Qualtrics is co-headquartered in Provo, Utah and Seattle, Washington, and operates out of 28 offices globally. For more information, visit www.qualtrics.com. Additional information about Qualtrics is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 109. Qualtrics’ Class A common stock, par value $0.0001 (“Company Class A Common Stock”), is listed on Nasdaq Global Select Market (“Nasdaq”) under the ticker symbol “XM.” Qualtrics’ principal executive office is located at 333 West River Park Drive, Provo, UT 84604 and its phone number is (385) 203-4999.
Quartz Holdco, LLC
Parent is a newly formed Delaware limited liability company formed on March 6, 2023. Parent’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement, including the Merger (the “Transactions”). Parent is indirectly controlled by private investment funds affiliated with Silver Lake. Parent’s principal executive office is located at c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025 and its phone number is (650) 233-8120.
Quartz MergerCo, Inc.
Merger Sub is a Delaware corporation formed solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations under the Merger Agreement and matters ancillary to the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist. Merger Sub’s principal executive office is located at c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025 and its phone number is (650) 233-8120.
The Merger (page 20)
On March 12, 2023, Qualtrics entered into the Merger Agreement with Parent and Merger Sub. Upon the terms and subject to the conditions provided in the Merger Agreement, and in accordance with Delaware law, at the effective time of the Merger (the “Effective Time”), Merger Sub will merge with and into Qualtrics (the “Merger”), with Qualtrics continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Surviving

Company”). At the Effective Time, you will be entitled to receive the Merger Consideration (as defined and as described in the section entitled “Summary—The Merger Consideration” beginning on page 2) for each share of Company Class A Common Stock and Qualtrics’ Class B common stock, par value $0.0001 (“Company Class B Common Stock,” and together with Company Class A Common Stock, “Company Common Stock”) you own (unless you have properly exercised your appraisal rights with respect to such shares in accordance with Delaware law). Because the Merger Consideration will be paid in cash, you will receive no equity interest in Parent in exchange for your shares of Company Common Stock, and after the Effective Time, you will not own any shares of Company Common Stock.
The Merger Consideration (page 75)
At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than (i) any shares of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned subsidiary of the Company and any shares of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time (“Excluded Shares”) and (ii) any shares of Company Common Stock that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded, properly in writing, appraisal for such shares in accordance with Section 262 of General Corporation Law of the State of Delaware (the “DGCL” and such shares, “Dissenting Shares”), will be cancelled, will cease to exist and will be converted automatically into the right to receive $18.15 in cash (the “Merger Consideration”), without interest and after giving effect to any applicable withholding taxes.
At the Effective Time:
•
each Vested Restricted Stock Unit and each Vested Performance Stock Unit (in each case, as defined in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger” beginning on page 66) will be canceled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time) an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Vested Restricted Stock Unit or Vested Performance Stock Unit, as applicable, less applicable taxes and authorized deductions. All Restricted Stock Units (as defined in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger” beginning on page 66) held by non-employee members of the board of directors of the Company (the “Board”) will accelerate and vest effective as of immediately prior to the Effective Time and be treated as Vested Restricted Stock Units;

•
each Unvested Restricted Stock Unit will be converted into the contingent right to receive the Unvested Restricted Stock Unit Consideration (in each case, as defined in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger” beginning on page 66). Subject to the holder’s continued service with Qualtrics and its subsidiaries (including the Surviving Company and its subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Restricted Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time except for terms rendered inoperative by reason of the Merger;

•
each Unvested Performance Stock Unit will be converted into the contingent right to receive the Unvested Performance Stock Unit Consideration (in each case, as defined in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger” beginning on page 66). Subject to the holder’s continued service with Qualtrics and its subsidiaries (including the Surviving Company and its subsidiaries) through the applicable time-based vesting dates, such Unvested Performance Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Performance Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time, except that no performance-based vesting metrics or criteria will apply from and after the Effective Time and except for terms rendered inoperative by reason of the Merger; and

•
each option to purchase shares of Company Common Stock (each, an “Option”) (other than any Option granted under the ESPP (as defined in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger—Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger” beginning on page 66) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be canceled and converted into the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, less applicable taxes and authorized deductions. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled at the Effective Time for no consideration.

We encourage you to read the Merger Agreement, which is attached as Annex A to this information statement, as it is the legal document that governs the Transactions.
Recommendation of the Board; Reasons for the Merger (page 38)
On March 12, 2023, after consideration of various factors as discussed in the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 38, the Board, after consultation with its financial advisors and legal counsel, (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, (iii) authorized and approved the execution, delivery, and performance by the Company of the Merger Agreement and (iv) subject to the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by the stockholders of the Company.
Recommendation of the Independent Committee; Reasons for the Recommendation (page 42)
On March 11, 2023, the independent subcommittee of the audit committee of the Board (the “Independent Committee”), after considering various factors, including those described in the section entitled “The Merger—Recommendation of the Independent Committee; Reasons for the Recommendation” beginning on page 42, and after consultation with Freshfields Bruckhaus Deringer US LLP (“Freshfields”), its legal advisor, and Goldman Sachs & Co. LLC (“Goldman Sachs”), its financial advisor, unanimously resolved (i) that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders (other than (A) Silver Lake Group, L.L.C. and its affiliates, including Parent, (B) SAP SE, a European Company (Societas Europaea) (“SAP SE”), and its affiliates, and (C) Canada Pension Plan Investment Board (“CPPIB”) and its affiliates (collectively, the “Excluded Parties”)), (ii) to recommend that the Board approve and declare advisable the Merger Agreement and the Transactions and (iii) subject to the terms of the Merger Agreement, to recommend the adoption of the Merger Agreement by the stockholders of the Company (other than the Excluded Parties). In addition, the Independent Committee, acting in its capacity as the audit committee of the Board (the “Audit Committee”) (with Egon Durban recused), determined that the separation agreement by and between the Company and SAP SE, attached hereto as Annex D (the “Separation Agreement”) and the transactions contemplated thereby were in the best interests of the Company and its stockholders, and approved the Separation Agreement for purposes of the Company’s related party transactions policy.
Required Stockholder Approval for the Merger (page 44)
Under Delaware law and Qualtrics’ Amended and Restated Certificate of Incorporation, dated December 21, 2020 (the “Company Charter”), the adoption of the Merger Agreement by our stockholders required the affirmative vote of or written consent by (i) the holders of a majority of the outstanding shares of Company Common Stock with the right to vote thereon and (ii) the holders of a majority of the outstanding shares of Company Class B Common Stock, voting separately as a class (together, the “Company Stockholder Approval”). As of March 12, 2023, the record date for determining the stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 605,769,288 shares of Company Common Stock and 423,170,610 shares of Company Class B Common Stock outstanding. Holders of Company Class A Common Stock and Company Class B Common Stock are entitled to one vote and ten votes, respectively, for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On March 12, 2023, following the execution of the Merger Agreement, SAP America, Inc. (“SAP”), which as of March 12, 2023, owned 423,170,610 shares of Company Class B Common Stock representing 100% of the outstanding shares of Company Class B Common Stock and approximately 95.9% of the aggregate voting power of the issued and outstanding shares of the Company Common Stock, delivered a written consent approving and adopting in all respects the Merger Agreement and the Transactions, including the Merger (the “Written Consent”). As permitted by the Company Charter and stated in the Company’s filings with the SEC (including the Company’s most recent Annual Report on Form 10-K, filed with the SEC on February 24, 2023), for so long as SAP beneficially owns shares of Company Common Stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock of the Company, SAP has the ability to take stockholder action, including any determinations with respect to mergers and other business combinations, without the vote of any other stockholder of the Company and without having to call a stockholder meeting. As a result of the delivery of the Written Consent, the Company Stockholder Approval was received and no further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. Therefore, the Company is not soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the members of Parent is required to complete the Merger, and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Morgan Stanley & Co. LLC (page 45 and Annex B)
In connection with the Transactions, Qualtrics retained Morgan Stanley & Co. LLC (“Morgan Stanley”) to provide it with financial advisory services and a financial opinion in connection with the possible sale of Qualtrics. The Board selected Morgan Stanley to act as Qualtrics’ financial adviser based on, among other things, Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in Qualtrics’ industry, and its knowledge of Qualtrics’ business and affairs given Morgan Stanley’s role as an underwriter in Qualtrics’ initial public offering. At the meeting of the Board on March 12, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 12, 2023, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock, as set forth in such opinion as more fully described in the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 45.
The full text of the written opinion of Morgan Stanley, dated as of March 12, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this information statement as Annex B and incorporated by reference in this information statement in its entirety. The summary of the opinion of Morgan Stanley in this information statement is qualified in its entirety by reference to the full text of the written opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
For additional information, see the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 45 and Annex B to this information statement.

Opinion of Goldman Sachs & Co. LLC (page 52 and Annex C)
At a meeting of the Independent Committee held on March 11, 2023, Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated March 12, 2023, to the Independent Committee that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $18.15 in cash per share of Company Class A Common Stock to be paid to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Class A Common Stock.
The full text of the written opinion of Goldman Sachs, dated March 12, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement. The summary of Goldman Sachs’ opinion contained in this information statement is qualified in its entirety by reference to the full text of Goldman Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Independent Committee in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of shares of Company Common Stock should vote or provide its consent with respect to the Transactions or any other matter.
Financing of the Merger (page 64)
The obligation of Parent and Merger Sub to consummate the Transactions is not subject to a financing condition. We estimate that the total amount of funds necessary to complete the Transactions, including the payment of related fees and expenses, will be approximately $13,180,000,000, including the funds needed to:
•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement; and
•	pay fees and expenses related to the Transactions, and the debt that will finance a portion of the Transactions.
We expect this amount to be funded through a combination of the following:
•
equity financing of up to $10,970,000,000 to be provided or secured by the Equity Investors (as defined in the section entitled “Summary—Equity Financing” beginning on page 5), or other parties to whom the Equity Investors assign a portion of their commitments;

•	a $1,000,000,000 senior secured term loan facility and borrowings under a $200,000,000 senior secured revolving credit facility; and
•	cash on hand of the Company, including cash obtained from the disposition of marketable securities.
Parent has obtained the equity and debt financing commitments described below. The funding of the proceeds under each of the financing commitments is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to each proposed financing in accordance with the terms set forth in the applicable equity or debt commitment letter and (ii) the consummation of the Transactions in accordance with the Merger Agreement. Parent has represented to the Company that it has sufficient committed equity financing to complete the Transactions.
Parent also obtained Limited Guarantees (as defined in the section entitled “Summary—Limited Guarantees” beginning on page 6) from the Guarantors (as defined in the section entitled “Summary—Equity Financing” beginning on page 5) pursuant to which each Guarantor has agreed to, among other things, unconditionally and irrevocably guarantee to the Company, on the terms and conditions set forth in each Limited Guarantee, the due and punctual observance, performance and discharge of a portion of the payment obligations of Parent to pay monetary damages in accordance with Section 9.02(c) of the Merger Agreement (such payment obligations, the “Guaranteed Obligations”), which guarantee is subject to an aggregate upper limit of the Parent Damages Limitation (as defined in the section entitled “Summary—Limited Guarantees” beginning on page 6) and the other terms and conditions of the Merger Agreement if, as and when due and subject to the limitations set forth in Section 9.02(c) of the Merger Agreement.
Equity Financing
In connection with the Merger Agreement, Parent has entered into equity commitment letters, each dated as of March 12, 2023, with (i) Silver Lake Partners VI DE (AIV), L.P., Silver Lake Partners VII DE (AIV), L.P., and Silver Lake Strategic Investors VI, L.P. (collectively, the “SLP Equity Investors”) and (ii) CPP Investment Board

(USRE V) Inc. (the “CPPIB Equity Investor,” and together with the SLP Equity Investors, the “Equity Investors” or “Guarantors”), respectively (the “Equity Commitment Letters”). Pursuant to the Equity Commitment Letters, the Equity Investors have committed, severally but not jointly, upon the terms and subject to conditions set forth in the Equity Commitment Letters, to, directly or indirectly, purchase or cause the purchase by a permitted assign of equity or debt securities of Parent for an aggregate purchase price in cash of up to, or otherwise make contributions to or invest funds in Parent in an aggregate amount in cash of up to, $10,970,000,000, consisting of an aggregate commitment of $9,220,000,000 by the SLP Equity Investors and an aggregate commitment of up to $1,750,000,000 by the CPPIB Equity Investor.
The Equity Investors’ equity commitments are generally subject to the satisfaction or waiver of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Transactions as set forth in the Merger Agreement, the substantially concurrent satisfaction of the other Equity Investor’s obligations to fund and the substantially concurrent consummation of the closing of the Merger (the “Closing”) in accordance with the Merger Agreement. The Company is an express third-party beneficiary of the Equity Commitment Letters and is entitled to enforce Parent’s right to cause the commitment under the Equity Commitment Letters by the Equity Investors to be funded to Parent in accordance with the Equity Commitment Letters subject to (i) the limitations and conditions set forth in the Equity Commitment Letters and (ii) the terms and conditions of the Merger Agreement.
Debt Financing
In connection with the execution and delivery of the Merger Agreement, Parent entered into a debt commitment letter (the “Debt Commitment Letter”), dated as of March 12, 2023, with the debt commitment parties signatory to the Debt Commitment Letter (each directly or indirectly through one or more of its affiliates and/or managed funds, collectively, the “Debt Financing Sources”), pursuant to which, subject to the terms and conditions set forth in the Debt Commitment Letter, the Debt Financing Sources committed to provide debt financing of an aggregate principal amount of up to $1,200,000,000, consisting of (i) a $1,000,000,000 senior secured term loan facility and (ii) a $200,000,000 senior secured revolving credit facility, each of which will, as applicable, be used in part to finance a portion of the consideration for the Merger. The commitments under the Debt Commitment Letter expire on the date that is five business days after the Outside Date (as defined and with the exceptions as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94), as such date may be extended pursuant to the terms of Merger Agreement (as in effect on the date of the Debt Commitment Letter), including for regulatory approvals and in the event of litigation.
Limited Guarantees
In connection with the execution of the Merger Agreement, pursuant to two limited guarantees, each dated as of March 12, 2023, delivered by (i) the SLP Equity Investors and (ii) the CPPIB Equity Investor, respectively, in favor of the Company (each, a “Limited Guarantee” and, collectively, the “Limited Guarantees”), the SLP Equity Investors and the CPPIB Equity Investor, severally and not jointly, have unconditionally and irrevocably guaranteed, on the terms and conditions set forth therein, the due and punctual observance, performance and discharge of their respective applicable proportion of the Guaranteed Obligations that may become due and payable in accordance with the terms and conditions of the Merger Agreement, which guarantee is subject to an aggregate upper limit of $685,330,869 (the “Parent Damages Limitation”) and the other terms and conditions of the Merger Agreement.
The Merger Agreement (page 74 and Annex A)
Procedures for Receiving Merger Consideration (page 76)
Prior to the Effective Time, Parent will (i) appoint a nationally recognized bank or trust company approved in writing (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as the paying agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Company Common Stock entitled to receive the Merger Consideration and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with the Merger Agreement. On or prior to the Effective Time, Parent will deposit, or will cause to be deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement.
Promptly after the Effective Time (and in any event no later than two business days thereafter), Parent will direct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Company Common

Stock entitled to receive the Merger Consideration pursuant to the Merger Agreement instructions for use in effecting the surrender of the Book-Entry Shares (as defined in the section entitled “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 76) in exchange for the Merger Consideration. Upon the Paying Agent’s receipt of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), each registered holder of one or more Book-Entry Shares will be entitled to receive the Merger Consideration.
No Solicitation (page 85)
Except for as permitted by the Merger Agreement, from and after the execution of the Merger Agreement and until the earlier of the Effective Time and the termination of the Merger Agreement in accordance with its terms (the “Pre-Closing Period”), the Company will, and will cause the Company’s subsidiaries and SAP and its affiliates to, and will instruct (and use its commercially reasonable efforts to cause) their respective representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with any person or its representatives with respect to an Acquisition Proposal (as defined in the Merger Agreement and further described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85), and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its representatives. The Company and its subsidiaries will, and will cause SAP and its affiliates to, not modify, amend, terminate, waive, release, or fail to enforce any provisions of any confidentiality agreement or any standstill provisions of any confidentiality agreement (or any similar provisions in any agreement) to which the Company or any of its subsidiaries is a party relating to an Acquisition Proposal (other than certain permissible amendments to comply with the Company’s fiduciary duties under applicable law).
Under the Merger Agreement, during the Pre-Closing Period, neither the Company nor any of its subsidiaries nor SAP and its affiliates will (nor resolve or agree to):
•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to or which would reasonably be expected to lead to the submission of, any Acquisition Proposal;
•
engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of its non-solicitation obligations;

•
except for a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the amended and restated mutual nondisclosure agreement, dated January 31, 2023, by and between Silver Lake Management Company V, L.L.C. and the Company (any such agreement, an “Acceptable Confidentiality Agreement”), enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); or

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal.
According to the terms of the Merger Agreement, during the Pre-Closing Period, the Company will promptly (and in any event, within 24 hours), after receipt of any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal received by the Company, any subsidiary of the Company, SAP or any of their respective affiliates, and the identity of the person or “group” making such Acquisition Proposal and will provide Parent with unredacted copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers.
Notwithstanding anything in the Merger Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), if in response to an Acquisition Proposal and if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal was, or could reasonably be expected to result in, a Superior Proposal (as defined in the Merger Agreement) and a failure to take the actions contemplated by the following clauses (i) or (ii) would have been reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, the Company and its subsidiaries and their respective representatives could have (i) engaged in discussions or negotiations regarding such Acquisition Proposal (or contact such person to clarify the terms and conditions thereof and otherwise facilitate such Acquisition Proposal or assist such person and such person’s representatives and financing sources) and (ii) furnished information to, or afforded access to the business, properties, assets, books, records or personnel, of the Company or any of its subsidiaries, in each case, with the person making or renewing such Acquisition Proposal and its representatives, so long as the Company and such person executed an Acceptable Confidentiality Agreement.
Further, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), if the Board had determined (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal was a Superior Proposal, then (i) the Board could have made an Adverse Recommendation Change (as defined in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85) and/or (ii) only in the case of such a determination by the Board, the Company could have terminated the Merger Agreement in order to enter into an Acquisition Agreement with respect to such Superior Proposal, subject to the exceptions described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85. The Board could also have made an Adverse Recommendation Change in response to an Intervening Event (as defined in the Merger Agreement) if the Board had determined (after consultation with its outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event would have reasonably likely been inconsistent with its fiduciary duties under applicable law, subject to the exceptions described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85.
Furthermore, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), the Independent Committee was entitled to (i) withhold, withdraw, adversely qualify, modify or amend the Independent Committee’s recommendation in favor of the Merger Agreement and the Transactions, or to recommend or declare the advisability of any Acquisition Proposal (any of the foregoing, an “Independent Committee Adverse Recommendation Change”), and (ii) make any disclosure to the Company’s stockholders, if the Independent Committee determined (after consultation with its advisors) that its failure to do so would have been reasonably likely to be inconsistent with its fiduciary duties under applicable law.
A more detailed description of the foregoing is provided in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85.
Conditions to Consummation of the Merger (page 93)
The obligation of the Company, Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or written waiver by each of Company, Parent and Merger Sub if permissible by law) on or prior to the Effective Time of the following conditions:
•	the receipt of the Company Stockholder Approval, which occurred when SAP delivered the Written Consent on March 12, 2023, shortly after execution of the Merger Agreement;
•	this information statement having been mailed to Qualtrics’ stockholders and at least 20 calendar days having elapsed since the completion of such mailing;
•
no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, whether temporary, preliminary or permanent, that is in effect that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger; and

•
the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and clearances or approvals having been obtained or waived under certain specified foreign antitrust laws and foreign investment laws.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction or waiver by Parent (where permissible), on or prior to the Effective Time, of the following additional conditions:
•
the representations and warranties of Qualtrics being true and correct on the date on which the Closing occurs (the “Closing Date”) in the manner described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 93;

•	Qualtrics having performed and complied in all material respects with each covenant, agreement and obligation required by the Merger Agreement to be performed by it at or prior to the Effective Time;

•
no Material Adverse Effect (as defined in the section entitled “The Merger Agreement—Representations and Warranties” beginning on page 77) having occurred and been continuing since the date of the Merger Agreement; and

•
the receipt by Parent of a certificate, dated as of the Closing Date, signed by an executive officer of Qualtrics on behalf of Qualtrics, certifying that each of the three conditions specified above has been satisfied.

The obligations of Qualtrics to consummate the Merger are further subject to satisfaction or waiver by Qualtrics (where permissible), on or prior to the Effective Time, of the following additional conditions:
•
the representations and warranties of Parent and Merger Sub being true and correct as of the Closing Date in the manner described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 93;

•
Parent and Merger Sub having performed or complied in all material respects with each covenant, agreement and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and

•	the receipt by Qualtrics of a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that each of the two conditions specified above has been satisfied.
Termination of the Merger Agreement (page 94)
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding the prior adoption of the Merger Agreement by the stockholders of the Company via the Written Consent):
•	by the mutual written agreement of the Company and Parent;
•	by either the Company or Parent if:
○
any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such law has become final and nonappealable; or

○	the Effective Time has not occurred on or before the Outside Date;
•	by Parent if:
○	the Board would have effected an Adverse Recommendation Change (i) determining that an Acquisition Proposal is a Superior Proposal or (ii) in response to an Intervening Event;
○
there has been any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company, in either case which (i) would cause any of the conditions to the obligations of Parent and Merger Sub not to be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Parent to the Company and (B) one business day prior to the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of the Merger Agreement; or

○	the Written Consent has not been executed and delivered to Parent within 24 hours one hour after the execution of the Merger Agreement;
•	by the Company if:
○
there has been any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub, in either case which (i) would cause any of the conditions to the obligations of the Company not to be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by the Company to Parent and (B) one business day prior to the Outside Date; provided that the Company is not then material breach of the Merger Agreement; or

○
the Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal, with the exceptions as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94; provided, that (i) prior to, or concurrently with, such termination the Company pays the Company Termination Fee (as defined in the section entitled “Summary—The Merger Agreement—Termination Fees and Expenses” beginning on page 10) and (ii) the Company substantially contemporaneously enters into such Acquisition Agreement.

Termination Fees and Expenses (page 95)
Qualtrics would have been required to pay Parent (or its designee) a termination fee of $311,514,031 (the “Company Termination Fee”) if the Merger Agreement would have been terminated:
•	by Parent due to the Board effecting an Adverse Recommendation Change;
•	by Parent because the Written Consent was not executed and delivered to Parent within 24 hours after the execution of the Merger Agreement; or
•	by the Company because the Board determined to enter into an Acquisition Agreement with respect to a Superior Proposal.
Qualtrics will be required to pay Parent (or its designee) the Company Termination Fee if:
•
the Merger Agreement is terminated by (i) either the Company or Parent because the Effective Time has not occurred on or before the Outside Date or (ii) terminated by Parent due to breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement set forth in the Merger Agreement that would cause certain of the conditions to the obligations of Parent and Merger Sub not to be satisfied;

•	after the date of the Merger Agreement an Acquisition Proposal has been made, and not withdrawn; and
•	within 12 months after the termination, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal.
A more detailed description of the Company Termination Fee is provided in the section entitled “The Merger Agreement—Termination Fees and Expenses” beginning on page 95.
Specific Performance; Damages; Limitations on Remedies; Jurisdiction (page 96)
Subject to the satisfaction of the conditions in the Merger Agreement and the Equity Commitment Letters as described below, the parties to the Merger Agreement are entitled to (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party and (ii) an injunction restraining any such breach or threatened breach, in each case without necessity of posting a bond or other form of security. Furthermore, subject to the conditions described below, the Company is entitled to (A) enforce specifically each Equity Investor’s obligations, as and when due, to fund its respective portions of the commitment under the Equity Commitment Letters to consummate the Closing and (B) seek payment under the Limited Guarantees pursuant to which the Guarantors guarantee certain damages payment obligations of Parent and Merger Sub under the Merger Agreement (as described in the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 94).
The Company’s right to seek specific performance in order to force Parent and Merger Sub to consummate the Closing (or the Equity Investors to fund the Equity Financing (as defined in the section entitled “The Merger Agreement—Financing Covenant; Qualtrics Cooperation” beginning on page 89) under the Equity Commitment Letters) is only available under the Merger Agreement if, and only if, each of the following conditions has been satisfied:
•
certain conditions to the obligations of the Company, Parent and Merger Sub to consummate the Merger, including all of the conditions to Parent’s and Merger Sub’s obligations to Closing (as described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 93) having been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing; provided that such conditions could be satisfied if the Closing were to occur);

•
the Company having delivered to Parent a written notice stating that (i) all of the conditions to the obligations of the Company have been satisfied (other than conditions which, by their nature are to be satisfied at the Closing) or that it would be willing to waive any such conditions that are unsatisfied and (ii) it is ready, willing, and able to consummate the Closing if the Equity Financing were funded; and

•	the Merger has not been consummated.
The Merger Agreement permits the Company to seek to enforce specifically Parent or Merger Sub’s obligation to consummate the Transactions, regardless of whether or not the Equity Financing, the Debt Financing or any other financing has previously been funded (or will be funded at Closing).
In addition to any other remedies available pursuant to the Merger Agreement (including any specific performance rights) each party to the Merger Agreement may be liable to the other party for any fraud or willful and material breach of the Merger Agreement, in which case, such breaching party would be liable to the other party for damages, which damages will include, in the case of damages or liabilities payable by Parent or Merger Sub, the benefit of the Transactions lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, consideration in respect of Options, Performance Stock Units, Restricted Stock Units, and damages based on any decrease in the value of the Company Common Stock or the time value of money), which will be deemed to be damages of the Company.
The Company has entered into the Limited Guarantees with the Guarantors, pursuant to which each Guarantor has agreed to, among other things, unconditionally and irrevocably guarantee to the Company, on the terms and conditions set forth in each Limited Guarantee, the due and punctual observance, performance and discharge of a portion of the Guaranteed Obligations. In no event shall the maximum aggregate liability of the Guarantors under the Limited Guarantees exceed the Parent Damages Limitation.
Notwithstanding anything to the contrary set forth in the Merger Agreement, under no circumstances will the collective monetary damages payable by Parent and Merger Sub for any breaches under the Merger Agreement or the Equity Commitment Letters exceed an amount equal to the Parent Damages Limitation. While the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger subject to and in accordance with the terms of the Merger Agreement and the Equity Commitment Letters or a monetary damages award subject to and in accordance with the Merger Agreement and the Limited Guarantees, in no event will the Company or any Company Related Party (as defined in the section entitled “The Merger Agreement—Specific Performance; Damages; Limitations on Remedies; Jurisdiction” beginning on page 96) be entitled to receive both a monetary damages award and a grant of specific performance or any other equitable remedy that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under the Equity Commitment Letter.
Each party to the Merger Agreement has agreed that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the Transactions (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be heard and determined exclusively in the Court of Chancery of the State of Delaware or, only if such court does not have jurisdiction over such action, then such action will be heard and determined in any federal or state court located in the State of Delaware. The parties to the Merger Agreement have agreed that a final trial court judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Interests of Our Directors and Executive Officers in the Merger (page 66)
Qualtrics’ executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, the interests of Qualtrics’ stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 66.
Appraisal Rights (page 105 and Annex E)
Pursuant to Section 262 of the DGCL, holders of shares of Company Common Stock, other than the Excluded Parties, have the right to demand an appraisal of, and be paid the “fair value” of, their shares of Company Common Stock (as determined by the Delaware Court of Chancery), together with interest, if any, on the amount determined to be the fair value, instead of receiving the per share Merger Consideration if the Merger is completed, but only if they strictly comply with the procedures and requirements set forth under Section 262 of the DGCL. The judicially determined fair value under Section 262 could be greater than, equal to or less than the $18.15 per share that Qualtrics stockholders are entitled to receive in the Merger. In order to exercise your appraisal rights, you must submit a written demand for an appraisal of your shares no later than 20 days after the date of mailing of this notice and the accompanying information statement, which mailing date is [•], 2023, and precisely comply with other procedures set forth under Section 262 of the DGCL. In addition, even if you comply with such procedures in seeking to exercise your appraisal rights in connection with the Merger, the Delaware Court of Chancery will dismiss any such appraisal proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock or (ii) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1,000,000. For a more complete discussion of these procedures, see the section entitled “Appraisal Rights” beginning on page 105 and the provisions of Delaware law that grant appraisal rights and govern such procedures attached as Annex E. We urge you to read these provisions carefully and in their entirety. Moreover, due to the complexity of the procedures for exercising the right to demand appraisal, stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel. Failure to comply strictly with all of the requirements of Section 262 may result in loss of the right of appraisal.
Transaction Litigation (page 70)
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Material United States Federal Income Tax Consequences of the Merger (page 70)
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 70) receiving cash in the Merger will generally recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (ii) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.
A Non-United States Holder (as defined in the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 70) will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder.
Holders of Company Common Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 70 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.
Regulatory Approvals (page 72)
Under the HSR Act, certain transactions, including the Merger, may not be completed until notification and report forms have been filed with the Antitrust Division of the United States Department of Justice (“Antitrust Division”) and the Federal Trade Commission (“FTC”) and all statutory waiting periods have expired or early termination has been granted by the applicable agencies. On March 24, 2023, both Parent and the Company filed their respective notification and report forms under the HSR Act.
Under other applicable foreign antitrust laws and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained. All filings required under applicable foreign antitrust laws and foreign investment laws in respect of the Merger were made as of April 4, 2023.
As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration or termination of any applicable waiting period) under the antitrust laws and foreign investment laws required by the Merger Agreement.
Market Information and Dividends (page 102)
Shares of Company Class A Common Stock are listed on Nasdaq under the ticker symbol “XM.” As of January 25, 2023 (the last trading day prior to the public announcement by SAP of its exploration of a sale of its stake in the Company), the closing sale price of Company Class A Common Stock on Nasdaq was $11.21. Except for certain distributions to SAP under our Tax Sharing Agreement (as defined and described in the section entitled “Separation Agreement” beginning on page 98) with SAP, dated as of February 1, 2021, since the date of effectiveness of our initial public offering, the Company has not paid dividends on outstanding Company Class A Common Stock. The terms of the Merger Agreement do not allow the Company to declare, pay a dividend or make any other distributions other than dividends or distributions by a Company subsidiary to the Company or another subsidiary of the Company during the Pre-Closing Period. On [•], 2023, the last practicable trading day before the date of this information statement, the closing price of Company Class A Common Stock on Nasdaq was $[•].

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Merger Agreement and the Transactions. These questions and answers may not address all questions that may be important to you as a Qualtrics stockholder. Please refer to the section entitled “Summary” beginning on page 1 and the more detailed information contained elsewhere in this information statement, the annexes to this information statement, including the Merger Agreement attached as Annex A to this information statement, and the documents referred to or incorporated by reference in this information statement, each of which you should read carefully. You may obtain additional information, which is incorporated by reference in this information statement, without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 109.
Q:	What is the proposed transaction and what effects will it have on Qualtrics?
A:
The proposed transaction is the acquisition of Qualtrics by Parent through the merger of Merger Sub with and into Qualtrics pursuant to and subject to the terms of the Merger Agreement. Once the closing conditions under the Merger Agreement have been satisfied or waived and subject to the other terms and conditions in the Merger Agreement, Merger Sub will merge with and into Qualtrics, and Qualtrics will be the Surviving Company and privately held as a wholly owned subsidiary of Parent, and you will no longer own shares of Company Common Stock and instead will have only the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement. Following the consummation of the Merger, Company Class A Common Stock will be de-listed from Nasdaq and de-registered under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”); and as a result, Qualtrics will cease to be a standalone publicly traded company.

Q:	What will I receive in the Merger?
A:
Upon completion of the Merger and subject to the terms and conditions in the Merger Agreement, and subject to your compliance, if applicable, with the instructions for use in effecting the surrender of your Book-Entry Shares delivered to you by the Paying Agent after the Closing as further described under the section entitled “The Merger Agreement—Procedures for Receiving Merger Consideration” beginning on page 76, you will receive the Merger Consideration ($18.15 in cash per share, without interest and less any applicable withholding taxes) for each share of Company Common Stock that you own, unless you properly exercise, and do not withdraw, waive or fail to perfect, appraisal rights under Section 262 of the DGCL. For example, if you own 100 shares of Company Common Stock, you will receive $1,815.00 in cash in exchange for your shares of Company Common Stock without interest and less any required withholding taxes. Upon completion of the Merger, you will not own any equity in the Surviving Company or Parent.

Q:	What happens to Options, Restricted Stock Units and Performance Stock Units if the Merger is completed?
A:
Each Vested Restricted Stock Unit and each Vested Performance Stock Unit will be canceled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time) an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Vested Restricted Stock Unit or Vested Performance Stock Unit, as applicable, less applicable taxes and authorized deductions. All Restricted Stock Units held by non-employee members of the Board will accelerate and vest effective as of immediately prior to the Effective Time and be treated as Vested Restricted Stock Units in the Merger.

Each Unvested Restricted Stock Unit will be converted into the contingent right to receive the Unvested Restricted Stock Unit Consideration. Subject to the holder’s continued service with the Company and the Company’s subsidiaries through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Restricted Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time.
Each Unvested Performance Stock Unit will be converted into the contingent right to receive the Unvested Performance Stock Unit Consideration. Subject to the holder’s continued service with the Company and the Company’s subsidiaries through the applicable time-based vesting dates, such Unvested Performance Stock Unit

Consideration will vest and become payable at the same time as the underlying Unvested Performance Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time except that no performance-based vesting metrics or criteria will apply from and after the Effective Time.
Each Option (other than any Option granted under the ESPP) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, will be automatically canceled and converted into the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, less applicable taxes and authorized deductions. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled at the Effective Time for no consideration.
Q:	When do you expect the Merger to be completed?
A:
We anticipate completing the Merger promptly after all of the conditions to the Closing have been satisfied or waived, and in accordance with the other terms and conditions in the Merger Agreement. Completion of the Merger is currently expected to occur in the second half of 2023, although Qualtrics cannot assure completion by any particular date, if at all.

Q:	What happens if the Merger is not completed?
A:
If, for any reason, the Merger is not completed, Qualtrics stockholders will not receive any payment for their shares of Company Common Stock in connection with the Merger, and Options, Restricted Stock Units and Performance Stock Units will remain outstanding and the vesting conditions applicable to each Option, Restricted Stock Unit and Performance Stock Unit, as applicable, will remain in place (including any applicable performance conditions). In this event, Qualtrics will remain a publicly traded company, and shares of Company Class A Common Stock will continue to be traded on Nasdaq.

Q:	Why am I not being asked to vote on the Merger?
A:
Under Delaware law and the Company Charter, adoption of the Merger Agreement by our stockholders required the affirmative vote of the holders of a majority of (i) the outstanding shares of Company Common Stock with the right to vote thereon and (ii) the outstanding shares of Class B Common Stock (voting separately as a class), in order to effect the Merger. The Company Charter permits any action that is required or permitted to be taken by Qualtrics’ stockholders to be taken without a meeting if a written consent is signed by the holders of outstanding shares of Company Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting. The requisite Company Stockholder Approval was obtained following the execution of the Merger Agreement on March 12, 2023, when the Written Consent was delivered by SAP, which owned 423,170,610 shares of Company Class B Common Stock, representing 100% of the issued and outstanding shares of Company Class B Common Stock and approximately 95.9% of the aggregate voting power of the issued and outstanding shares of Company Common Stock on that date. As stated in our filings with the SEC (including our most recent Annual Report on Form 10-K, filed with the SEC on February 24, 2023), for so long as SAP beneficially owns shares of Company Common Stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock of the Company, SAP has the ability to take stockholder action, including any determinations with respect to mergers and other business combinations, without the vote of any other stockholder of the Company and without having to call a stockholder meeting. Therefore, your vote is not required and is not being sought. We are not asking you for a proxy, and you are requested not to send us a proxy.

Q:	Why did I receive this information statement?
A:
Applicable laws and securities regulations require us to provide you with notice of the Written Consent that was delivered by SAP, as well as other information regarding the Merger, even though your vote or consent is neither required nor requested to adopt or authorize the Merger Agreement or complete the Transactions. This information statement also constitutes notice to you of the availability of appraisal rights in connection with the Merger under Section 262 of the DGCL, a copy of which is attached to this information statement as Annex E.
Q:	Did the Board approve and recommend the Merger Agreement?
A:
Yes. After careful consideration, the Board (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of, the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement and (iv) subject to the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by the stockholders of the Company (the “Company Board Recommendation”). For a discussion of the factors the Board considered in determining to approve and recommend the Merger Agreement, please see the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 38.

Q:	What happens if I sell my shares before completion of the Merger?
A:
If you transfer your shares of Company Common Stock before consummation of the Merger, you will have transferred the right to receive the Merger Consideration and lose your appraisal rights. In order to receive the Merger Consideration or exercise appraisal rights, you must hold your shares through the Effective Time.

Q:	How do I surrender my non-certificated shares of Company Common Stock held by Qualtrics’ transfer agent, American Stock Transfer & Trust Company, LLC?
A:
Parent will direct the Paying Agent to mail to each holder of record of shares of Company Common Stock instructions for use in effecting the surrender of such shares in exchange for the Merger Consideration. Upon the Paying Agent’s receipt of an “agent’s message” in customary form (or such other evidence as the Paying Agent may reasonably request), the holder of such shares will be entitled to receive the Merger Consideration in exchange for each share of Company Common Stock and such surrendered share will be cancelled.

Q:	What happens to my shares of Company Common Stock held by my broker?
A:
Your broker generally will handle cashing out all shares of Company Common Stock that you hold in your brokerage account after the Closing has occurred. You should direct any specific questions on this to your broker.

Q:	Is the Merger subject to the fulfillment of certain conditions?
A:
Yes. Before the Merger can be completed, Qualtrics, Parent and Merger Sub must fulfill or, if permissible, waive several closing conditions. The Merger may not be completed until these conditions are satisfied or waived. For more information, please see the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 93.

Q:	Am I entitled to exercise appraisal rights instead of receiving the Merger Consideration for my shares?
A:
Yes. Under Section 262 of the DGCL, Qualtrics stockholders who did not provide a consent to the adoption of the Merger Agreement (i.e. Qualtrics stockholders other than SAP and Silver Lake) are entitled to exercise appraisal rights in connection with the Merger with respect to their shares of Company Common Stock if they meet certain conditions and comply with the applicable statutory procedures for demanding and perfecting appraisal rights and do not subsequently validly withdraw or lose such rights. For more information regarding appraisal rights, please see the section entitled “Appraisal Rights” beginning on page 105.

Q:	What happens if a third party makes an offer to acquire Qualtrics before the Merger is completed?
A:
If prior to obtaining the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), Qualtrics or any of its representatives had received an Acquisition Proposal, then in response to such Acquisition Proposal, Qualtrics could have engaged in or otherwise participated in discussions or negotiations regarding such Acquisition Proposal with and furnished certain information about Qualtrics to the person making such Acquisition Proposal or its representatives if the Board had determined in good faith that such Acquisition Proposal was or would reasonably be expected to result in a Superior Proposal and a failure to take such actions would be reasonably likely to have been inconsistent with Qualtrics’ directors’ fiduciary duties under applicable law (as further described in the section entitled “The Merger Agreement—No Solicitation” beginning on page 85).
Q:	Will I owe taxes as a result of the Merger?
A:
The exchange of Company Common Stock for cash pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. Therefore, a United States Holder receiving cash in the Merger generally will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference between (i) the amount of cash the United States Holder received (determined before deduction of any applicable withholding taxes) and (ii) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock.

A Non-United States Holder will generally not be subject to United States federal income tax on any gain resulting from the exchange of Company Common Stock pursuant to the Merger, unless such holder has certain connections to the United States, but the Merger could be a taxable transaction to such holder under non-United States tax laws applicable to such holder. Holders of Company Common Stock should read the section entitled “The Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 70 for a more detailed description of the United States federal income tax consequences of the Merger. Tax matters can be complicated, and the tax consequences of the Merger to you will depend on your particular situation. Holders are urged to consult their own tax advisors about the United States federal, state, local and non-United States tax consequences of the Merger.
Q:	Where can I find more information about Qualtrics?
A:
We file periodic reports, proxy statements and other documents with the SEC. You may read and copy this information at the SEC’s public reference facilities. Please call the SEC at (800) SEC-0330 for information about these facilities. This information is also available on the website maintained by the SEC at www.sec.gov. For a more detailed description of the available information, please refer to the section entitled “Where You Can Find More Information” beginning on page 109.

Q:	Who can help answer my other questions?
A:
If you have more questions about the Merger, please contact our Investor Relations department at investors@qualtrics.com. If your broker holds your shares, you should call your broker for additional information.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This information statement, and the documents to which we refer you in this information statement, contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Exchange Act, including, without limitation, statements regarding forecasts and projections as described in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61, which are subject to the “safe harbor” created by those sections. All statements other than statements of historical fact included in this information statement are forward-looking statements, and they are subject to risks and uncertainties. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “project,” “will,” “would,” “should,” “could,” “can,” “predict,” “potential,” “target,” “explore,” “continue,” or the negative of these terms, and similar expressions intended to identify forward-looking statements. For example, all statements we make relating to our estimated and projected costs, expenditures, cash flows, growth rates and financial results or our plans and objectives for future operations, growth initiatives, or strategies are forward-looking statements.
Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to numerous uncertainties and risks, including factors beyond our control, that could cause actual results, performance or outcomes to differ materially from those anticipated or implied in the statements. Important factors that could cause actual outcomes or results to differ materially from the forward-looking statements include, but are not limited to:
•	the ability of the parties to consummate the Merger in a timely manner or at all;
•	the satisfaction (or waiver) of closing conditions to the consummation of the Merger;
•	potential delays in consummating the Merger;
•	the ability of the Company to timely and successfully achieve the anticipated benefits of the Merger;
•
the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, including in circumstances that require the Company to pay the Company Termination Fee;

•	the Company’s ability to implement its business strategy;
•	significant transaction costs associated with the Merger;
•	potential litigation relating to the Merger;
•	the risk that disruptions from the Merger will harm the Company’s business, including current plans and operations;
•	potential adverse reactions or changes to business relationships resulting from the announcement or completion of the proposed Merger;
•	legislative, regulatory and economic developments affecting the Company’s business;
•	general economic and market developments and conditions;
•	the evolving legal, regulatory and tax regimes under which the Company operates;
•	potential business uncertainty, including changes to existing business relationships, during the pendency of the Merger that could affect the Company’s financial performance;
•	restrictions during the pendency of the Merger that may impact the Company’s ability to pursue certain business opportunities or strategic transactions;
•	our ability to recruit, retain and develop key employees and management personnel, including in light of the proposed Merger;
•	our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to be profitable;
•	our ability to grow at or near historical growth rates;

•	anticipated technology trends, such as the use of and demand for experience management software;
•	our ability to attract and retain customers to use our products;
•	our ability to address and overcome challenges caused by the current economic downturn;
•	our ability to attract enterprises and international organizations as customers for our products;
•	our ability to expand our network with content consulting partners, delivery partners, and technology partners;
•	the evolution of technology affecting our products and the competitive landscape;
•	our ability to introduce new products and enhance existing products and to compete effectively with competitors;
•	our ability to successfully enter into new markets and manage our international expansion;
•	our ability to effectively manage our growth and future expenses and maintain our corporate culture;
•	our ability to realize cost savings and achieve other benefits related to our restructuring efforts;
•	our anticipated investments in sales and marketing and research and development;
•	our ability to maintain, protect, enforce and enhance our intellectual property rights;
•	our ability to maintain data privacy and data security, including compliance with the broad spectrum of relevant laws;
•	our ability to remediate our material weakness in our internal control over financial reporting;
•	the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•	our ability to comply with modified or new laws and regulations applying to our business;
•	the effects on our business of recent volatility in capital markets and lower market prices for our securities;
•	our ability to respond to and overcome challenges brought by the COVID-19 pandemic;
•	our ability to meet investor and customer expectations and evolving regulations regarding environmental, social and governance issues;
•	our reduced ability to leverage resources at SAP and its affiliates as a fully independent company from SAP and its affiliates;
•
unpredictability and severity of catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, as well as the Company’s response to any of the aforementioned factors; and

•
additional risks and uncertainties that could cause actual results, performance or outcomes to differ materially from those contemplated by the forward-looking statements are and/or will be included under the caption “Risk Factors” and elsewhere in the Company’s most recent Annual Report on Form 10-K, filed with the SEC on February 24, 2023, and any subsequent public filings.

We believe that the assumptions on which our forward-looking statements are based are reasonable. All subsequent written and oral forward-looking statements concerning the Merger or other matters addressed in this information statement and attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date of this information statement or the date of any document incorporated by reference in this document. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE PARTIES TO THE MERGER AGREEMENT
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
Phone: (385) 203-4999
Qualtrics is a leader and pioneer of a new category of software, experience management, or XM, that enables organizations to quickly identify and resolve points of friction across all digital and human touchpoints in their business so they can retain their best customers and employees, protect their revenue, and drive profitability. More than 18,750 organizations around the world use Qualtrics’ advanced AI to listen, understand, and take action. Qualtrics uses its vast universe of experience data to form the largest database of human sentiment in the world. Qualtrics is co-headquartered in Provo, Utah and Seattle, Washington, and operates out of 28 offices globally. For more information, visit www.qualtrics.com. Additional information about Qualtrics is contained in our filings with the SEC, copies of which may be obtained without charge by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 109.
Company Class A Common Stock is listed on Nasdaq under the ticker symbol “XM.”
Quartz Holdco, LLC
c/o Silver Lake
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Phone: (650) 233-8120
Parent is a newly formed Delaware limited liability company formed on March 6, 2023. Parent’s sole purpose is to enter into the Merger Agreement and to complete the Merger with the Company. Parent has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the Transactions. Parent is indirectly controlled by private investment funds affiliated with Silver Lake.
Quartz MergerCo, Inc.
c/o Silver Lake
2775 Sand Hill Road, Suite 100
Menlo Park, California 94025
Phone: (650) 233-8120
Merger Sub is a Delaware corporation formed solely for the purpose of completing the Merger with the Company. Merger Sub is a wholly owned subsidiary of Parent and has not carried on any business, conducted any operations or incurred any liabilities or obligations, other than those incidental to its formation and pursuant to the Merger Agreement, the performance of its obligations under the Merger Agreement and matters ancillary to the Merger Agreement. Upon consummation of the Merger, Merger Sub will cease to exist.

THE MERGER
Background of the Merger
As part of the ongoing consideration and evaluation by Qualtrics of its long-term strategic goals and plans, the Board and management team periodically review, consider and assess Qualtrics’ operations and financial performance, as well as overall industry, macroeconomic and geopolitical conditions, as they may affect those strategic goals and plans, with the goal of enhancing stockholder value. This review at times includes, among other things, the consideration of potential opportunities for business combinations, acquisitions and other financial and strategic alternatives.
Silver Lake, through certain Silver Lake-managed funds, first became an investor in Qualtrics concurrently with Qualtrics’ initial public offering on January 28, 2021, pursuant to that certain Class A Common Stock Purchase Agreement, dated December 23, 2020, between Qualtrics and Silver Lake. The terms of such investment permitted Silver Lake to appoint a designee to the Board, which designee was, and remains, Mr. Durban. On February 1, 2021, Silver Lake, through the Silver Lake-managed funds investing in Qualtrics, filed a Schedule 13D reflecting its ownership of Company Common Stock. In connection with Silver Lake’s initial investment, Silver Lake and Qualtrics had entered into a nondisclosure agreement customary for such purposes. Throughout the course of Silver Lake’s investment in Qualtrics, representatives of Silver Lake, including Mr. Durban, from time to time had discussions with members of Qualtrics management in relation to Silver Lake’s investment in Qualtrics.
Beginning in the second half of 2022, SAP (for purposes of this “The Merger—Background of the Merger” section, references to “SAP” shall include SAP SE and its affiliates (other than the Company and its subsidiaries)) began evaluating, including in October and November 2022, its strategic options regarding its stake in Qualtrics (whose stock was trading at $10.26 per share as of the closing trading price on November 30, 2022), as SAP sought to unlock potential value for SAP and Qualtrics and their respective shareholders by having SAP focus on its core cloud growth and profitability and Qualtrics extend its leadership in the XM category it pioneered. This review at times included, among other things, the potential sale of the stake and the possibility of continuing to hold the stake indefinitely.
In connection with Silver Lake’s ongoing evaluation of its investment in Qualtrics, Silver Lake began to evaluate Qualtrics’ ability to fully realize its potential, including the challenges presented by current macroeconomic conditions as well as Qualtrics’ status as a controlled company. On December 9, 2022, Silver Lake, consistent with its belief in the benefits of Qualtrics being an independent company from SAP, sent a letter to SAP indicating Silver Lake’s willingness to begin a discussion with SAP to explore various potential strategic alternatives to help Qualtrics achieve such independence (including but not limited to potential recapitalization alternatives) and to unlock stockholder value in Qualtrics, whose stock closed at $10.03 per share on that date. In furtherance of that objective, Silver Lake preliminarily suggested two illustrative examples that the parties could further discuss: (i) a possible secondary transaction pursuant to which Silver Lake might acquire 100% of Qualtrics’ shares held by SAP, and the remaining public shares held by non-SAP stockholders would remain outstanding, or (ii) a possible take-private of Qualtrics, pursuant to which Silver Lake might acquire 100% of the outstanding Company Common Stock via a merger, with SAP rolling over a majority of its holdings into the private surviving company, such that SAP and Silver Lake would initially each own 50% of Qualtrics’ pro forma outstanding equity interests (not otherwise held by management). Silver Lake indicated that it would be willing to consider possibly paying, under either circumstance, a premium to the Company’s stock price of $10.03 per share on December 9, 2022, and that it would consider strategies for allowing management to share in the potential upside of any recapitalization, including through a potential rollover of their equity. SAP did not provide a formal response to Silver Lake in respect of Silver Lake’s December 9, 2022 letter.
Over the next week, SAP continued to convene internal meetings to evaluate its strategic options regarding its stake in Qualtrics. These meetings included discussions regarding Silver Lake’s December 9, 2022 letter.
On December 14, 2022, a representative of SAP had an introductory call with a representative of Morgan Stanley to discuss a potential sale of the entirety of SAP’s ownership stake in Qualtrics (such a sale by SAP of its ownership stake in Qualtrics, a “Stake Sale,” and such an acquisition thereof, a “Stake Acquisition”). Morgan Stanley was familiar with SAP and Qualtrics by virtue of several prior engagements of Morgan Stanley by Qualtrics, including Morgan Stanley’s role as an underwriter in Qualtrics’ initial public offering and having advised Qualtrics in its acquisition of Clarabridge, Inc.

On December 16, 2022, representatives of each of SAP, Morgan Stanley and SAP’s outside counsel, Shearman & Sterling LLP (“Shearman”), convened another call to further discuss the potential for a Stake Sale. During the remainder of December 2022, representatives of each of SAP, Morgan Stanley and Shearman had several additional discussions regarding various matters related to a Stake Sale.
On December 30, 2022, representatives of each of SAP and Morgan Stanley and Mr. Ryan Smith, the executive chairman of the Board, met to discuss the potential for a Stake Sale and to prepare to update the remainder of the Board regarding such possibility.
On January 3, 2023, the Board (including Mr. Durban) held a meeting with members of Qualtrics management and representatives of each of Goodwin Procter LLP (“Goodwin”), Qualtrics’ outside counsel, and Shearman also in attendance. At the meeting, Mr. Luka Mucic, a member of the Board and the Chief Financial Officer of SAP, noted that SAP was evaluating a potential Stake Sale. Mr. Mucic noted that there was no liquidity concern at SAP motivating SAP’s desire to sell its ownership stake in Qualtrics, and that SAP was seeking to streamline its portfolio and to focus on its core cloud growth and profitability. Mr. Mucic also noted that further independence from SAP would likely benefit the Company and could be beneficial to Company stockholders as the Company’s stock performance had recently failed to reflect Qualtrics’ true potential and Qualtrics could likely unlock additional value if independent from SAP. Mr. Mucic acknowledged that a sale process by SAP involving a Stake Sale could lead to offers to acquire the entirety of the Company (a whole-company sale of Qualtrics, a “Whole-Company Sale,” and such an acquisition, a “Whole-Company Acquisition,” and the strategic alternatives process of Qualtrics and/or SAP pertaining to either a potential Stake Sale, a potential Whole-Company Sale or any other potential extraordinary strategic transaction involving Qualtrics, the “Strategic Alternatives Process”), and noted that SAP was not considering at that point either acquiring additional equity interests in the Company or “rolling” its equity interests in the event of a Whole-Company Sale. Mr. Mucic noted that in the event of any Whole-Company Sale, SAP’s objective would be to maximize value for all stockholders, not just SAP, and thus, SAP preferred a transaction in which SAP was treated the same as all other Qualtrics stockholders and did not require SAP to take a “rollover” interest in the potential acquiror. He further noted that, as of such date, the SAP Supervisory Board had made no decision with respect to a Stake Sale or Whole-Company Sale, and that he would provide the Board with an update if such a decision was made.
Also on January 3, 2023, representatives of Silver Lake met with representatives of the Company in Silver Lake’s capacity as a stockholder of the Company and in accordance with Mr. Durban’s information rights as a director of the Company. During this meeting, the Company provided an update on the state of its business. From then on, Mr. Durban and representatives of Qualtrics discussed the topics raised at the January 3, 2023 Board meeting.
On January 11, 2023, CPPIB entered into discussions with Silver Lake.
Between January 3, 2023 and January 24, 2023, members of SAP management, representatives of each of Morgan Stanley and Shearman, and members of Qualtrics management continued to have discussions regarding the execution of a potential Stake Sale, the anticipated sale process pertaining thereto and the public announcement thereof. In connection with these discussions, Morgan Stanley proposed for SAP’s consideration a list of likely potential acquirors in a Stake Acquisition, which SAP reviewed and considered to be appropriate. No discussions were had relating to the treatment of or participation by any member of Qualtrics management in any Stake Sale or any other type of transaction.
On January 24, 2023, the Board (including Mr. Durban) held a meeting with members of Qualtrics management and representatives of each of Goodwin and Shearman also in attendance. Mr. Mucic gave an update on SAP’s exploration of a Stake Sale and noted that SAP intended to make a final determination the next day, January 25, as to whether it would proceed with a Stake Sale. Mr. Mucic noted that if SAP so determined, then (i) it planned to publicly announce on SAP’s earnings call on January 26 that SAP was exploring a Stake Sale, (ii) the outcome of any Strategic Alternatives Process would depend on the buyer interest received, and (iii) Morgan Stanley, on behalf of SAP, would thereafter conduct a market check for a Stake Sale. Mr. Mucic also noted that in SAP’s view, the interests of SAP and Qualtrics’ other stockholders were currently aligned upon the sole focus of maximizing value for all stockholders of Qualtrics. He further noted that even though SAP was considering a potential accelerated timeline for a Stake Sale, SAP did not have an urgent need to sell and, if it decided to proceed with a Stake Sale, its priority would be to obtain the best price reasonably available and actionable. Mr. Durban noted that he would recuse himself from and not attend any future Board meetings regarding a Strategic Alternatives Process to enable Silver Lake to be able to participate in any such processes should it choose to do so. The Board authorized Qualtrics and its management and advisors to share Qualtrics’ non-public information with SAP’s advisors and, subject to entering into customary non-disclosure agreements to be negotiated and reviewed by SAP’s advisors and Qualtrics’ advisors, authorized the sharing of Qualtrics’ non-public information with potential bidders in a Strategic Alternatives Process and for Qualtrics’ management and advisors to assist with the due diligence of the Company by potential bidders. Mr. Durban did not participate in any subsequent Board meeting after January 24, 2023.
On January 25, 2023, SAP executed an engagement letter with Morgan Stanley and formalized SAP’s engagement of Morgan Stanley in connection with a Stake Sale. Such engagement letter also provided that in the event that the Board pursued a Whole-Company Sale, then SAP would use commercially reasonable efforts to cause Qualtrics to engage Morgan Stanley as financial advisor, but SAP and Morgan Stanley agreed that any such engagement by Qualtrics would be in the sole discretion of the Board.
On January 26, 2023, SAP publicly announced its exploration of a Stake Sale, and Qualtrics disclosed the portion of SAP’s announcement relevant to Qualtrics on a Form 8-K. Qualtrics’ stock closed at $11.21 per share on January 25, 2023, the trading day immediately prior to these announcements (the “Unaffected Price”).
Over the course of the ensuing weeks, at the direction of SAP and with the involvement of the Board and the assistance of Qualtrics management, Morgan Stanley performed outreach to numerous counterparties, and Morgan Stanley or SAP received inbound indications of interest from other counterparties in respect of a potential transaction involving Qualtrics. These included, on January 27, 2023, a call from Mr. Durban to a representative of SAP to confirm Silver Lake’s interest in a Whole-Company Acquisition following the public announcement of SAP’s exploration of a Stake Sale. In total, representatives of Morgan Stanley contacted or received inbound interest from 30 counterparties (each at the direction of SAP and with the involvement of the Board and the assistance of Qualtrics management, or, after Morgan Stanley was engaged by Qualtrics (as described in further detail below), at the direction of the Board and with the assistance of Qualtrics management) as part of the Strategic Alternatives Process, 22 non-disclosure agreements (each, an “NDA”) were executed and 43 meetings were held with various bidders. All such outreach and inbound indications of interest occurred prior to Morgan Stanley’s transition to becoming Qualtrics’ financial advisor on February 16, 2023 (as described in further detail below); however, Morgan Stanley attended management and other due diligence meetings both before and after this transition occurred, in its capacity as financial advisor to SAP and to Qualtrics, respectively. Subject to the prior execution of NDAs, the form of each of which was drafted and proposed by the Company and then negotiated with the counterparties by the Company, Goodwin and Shearman (each NDA directed the counterparty to submit offers to Morgan Stanley, which had been instructed by SAP and Qualtrics to provide offers for a Stake Acquisition to SAP and offers for a Whole-Company Acquisition to the Board and, unless otherwise noted below, each NDA included customary “standstill” provisions subject to customary “fall-away” and “don’t ask / don’t waive” provisions), members of Qualtrics management and Morgan Stanley conducted numerous due diligence sessions with various counterparties and provided access to due diligence information through a virtual data room. Following the approval by the Independent Committee of retaining Goldman Sachs as its financial advisor on February 14, 2023 (as described in further detail below), Goldman Sachs participated in all due diligence sessions with counterparties in its capacity as financial advisor to the Independent Committee. All counterparties were treated with as much parity as reasonably practicable throughout the due diligence and NDA negotiation process, which included being offered due diligence meetings and access to Qualtrics management upon the counterparty’s reasonable request, subject only to (i) articulable competitive sensitivities and (ii) the commercial judgment of, and the feedback received from, Morgan Stanley, as supervised by the Board, regarding the financial capabilities of the respective counterparties and their ability or willingness to act as independent bidders or as lead members of buyer consortia, versus as additional members of buyer consortia.
On January 31, 2023, Mr. Durban spoke with a representative of SAP, confirming Silver Lake’s interest in exploring a potential Whole-Company Acquisition.
Also on January 31, 2023, following negotiation among Shearman, Goodwin and Silver Lake’s outside counsel, Latham & Watkins LLP (“Latham”), Qualtrics executed an amendment to its existing NDA with Silver Lake in order to extend the term of the existing NDA, include customary “standstill” provisions, including a “don’t ask / don’t waive” provision, specify the circumstances in which the standstill would fall away, and otherwise largely conform the NDA to the form of NDA being entered into with other potential bidders. CPPIB entered into a joinder to the NDA between Silver Lake and Qualtrics on February 2, 2023.
Later on January 31, 2023, Silver Lake submitted an amendment to its Schedule 13D with the SEC with respect to Qualtrics to disclose the entry into the amended NDA with Qualtrics as well as Silver Lake’s exploration of various strategic alternatives with respect to its investment in Qualtrics. In this Schedule 13D amendment, Silver Lake expressly indicated that it currently intended to submit a proposal that could result in Silver Lake acquiring all or substantially all of the outstanding capital stock of Qualtrics, which would result in a de-listing and de-registration of the Company Class A Common Stock. In addition, Silver Lake disclosed that it may also explore other strategic alternatives with respect to its interest in Qualtrics.
Also on January 31, 2023, representatives of Qualtrics and Morgan Stanley met with representatives of Silver Lake. On the same day, representatives of Qualtrics and Morgan Stanley separately met with representatives of a certain strategic counterparty (“Party B”). Representatives of Silver Lake reiterated their continued interest in exploring a Whole-Company Acquisition. Representatives of Party B indicated their interest in participating in the market check process for a Whole-Company Acquisition.
On February 1, 2023, Qualtrics executed an NDA with a certain financial sponsor counterparty (“Party A”).
On February 2, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin and Shearman also in attendance, and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. The representatives of Morgan Stanley gave an update on the Strategic Alternatives Process, which update included summaries of all discussions that representatives of Morgan Stanley had held with potential bidders, and noted that all indications of interest received since SAP’s announcement on January 26, 2023 had contemplated a Whole-Company Acquisition, not a Stake Acquisition. On this basis, and additionally on the basis of the Company’s recent business performance, the trading performance of the Company Common Stock prior to SAP’s announcement of its exploration of a Stake Sale, the execution risks associated with the Company’s standalone plan, the competitive landscape applicable to the Company’s business and the seriousness of the indications of interest received thus far pertaining to a Whole-Company Acquisition, the Board determined that it was in the best interests of all stockholders of Qualtrics, including SAP, for the Company to evaluate a Whole-Company Sale. Members of management also presented a draft of the Five-Year Projections (as defined in and as further described in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61), which Five-Year Projections were discussed and approved by the Board (i) for distribution to bidders in connection with their due diligence of the Company; and (ii) for use by Morgan Stanley in its financial analyses of the Company.
At, and in the days subsequent to, the February 2, 2023 Board meeting, Ms. Kelly Steckelberg and Mr. Omar Johnson, the non-management members of the Qualtrics Board unaffiliated with each of SAP and Silver Lake and their respective affiliates (the “Independent Directors”), engaged in discussions with the other members of the Board (including Mr. Smith, the executive chairman of the Board), as well as representatives of Goodwin, about the interest of the Independent Directors in engaging their own legal and financial advisors in connection with SAP’s intention to sell its stake in the Company and the Company’s exploration of strategic alternatives, including a Whole-Company Sale. In connection with these discussions, the Independent Directors considered candidates to serve as their legal counsel, including Freshfields. Ms. Steckelberg interviewed representatives of Freshfields on January 31 and February 5, 2023; the Independent Directors considered Freshfields’ experience representing independent directors in connection with strategic alternatives processes; and the Independent Directors determined to engage Freshfields as legal counsel. Freshfields noted to the Independent Directors that, during the last two years: (i) the Company had not been a client of Freshfields, (ii) Silver Lake was a client of Freshfields outside the United States on matters unrelated to the Company, (iii) Freshfields had not invoiced Silver Lake for any such work, (iv) SAP was a client of Freshfields outside the United States on matters unrelated to the Company, (v) Freshfields had invoiced SAP for immaterial amounts and (vi) Freshfields had performed and continued to perform significant work for many of the major private equity firms and their portfolio companies, all of which work was unrelated to the Company.
On February 2, 2023, Qualtrics executed NDAs with two separate, unrelated financial sponsor counterparties (“Party C” and “Party D”).
On February 3, 2023, Qualtrics executed NDAs with two additional financial sponsor counterparties (“Party E” and “Party F”), which were partnering in the same consortium with respect to a potential transaction.
On February 4, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party G”).
On February 5, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party H”).
On February 6, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party I”).

On February 7, 2023, the Independent Directors delivered to Freshfields an executed engagement letter formalizing Freshfields’ engagement as legal counsel to the Independent Directors.
On February 8, 2023, Qualtrics separately executed NDAs with Party B and with two unrelated financial sponsor counterparties (“Party J” and “Party K”). The NDA with Party B included a modified “standstill” provision prohibiting only acquisitions of stock or assets and without a “don’t ask / don’t waive” provision due to the counterparty’s unwillingness to agree to a more customary “standstill” provision.
On February 9, 2023 and February 10, 2023, the Board held two meetings, with members of Qualtrics management and representatives of each of Goodwin and Shearman also in attendance at each and Mr. Durban recused and not in attendance from each in light of the subject matter to be discussed. The objective of these meetings was to evaluate the Company’s retention of its own financial advisor in connection with the Strategic Alternatives Process, particularly in light of the fact that all expressions of interest received from bidders thus far had contemplated a Whole-Company Acquisition, not a Stake Acquisition. Over the course of the two meetings, representatives of Morgan Stanley, Goldman Sachs and an additional investment bank separately presented their qualifications for a potential engagement in connection with the Strategic Alternatives Process. In addition to presenting its qualifications, the representatives of Morgan Stanley also discussed Morgan Stanley’s preliminary financial analyses of the Company based on the Five-Year Projections and provided an update and their perspectives on the Strategic Alternatives Process.
Later on February 9, 2023, the Independent Directors met with Freshfields to discuss (i) the mandate and scope of responsibilities of a potential independent committee or subcommittee consisting of the Independent Directors in connection with the Strategic Alternatives Process, (ii) the fiduciary duties owed by the Independent Directors to the stockholders of the Company in connection with the Strategic Alternatives Process and (iii) the role of a financial advisor to such an independent committee or subcommittee. At the meeting, the Independent Directors directed Freshfields to convey to Goodwin a request for the formal establishment by the Board of such an independent committee or subcommittee. In addition, the Independent Directors determined to consider the possible engagement of Goldman Sachs as financial advisor to an independent committee or subcommittee of the Board composed solely of the Independent Directors to be thereafter established. In reaching such determination, the Independent Directors considered their participation in the Board’s interview of Goldman Sachs, the desirability of obtaining advice independent of the interests of Silver Lake and SAP, and Goldman Sachs’ expertise, knowledge of the industry in which Qualtrics operates and relevant experience advising software and technology companies and in connection with the evaluation of strategic alternatives. In the days following the February 10, 2023 meeting of the Board, Freshfields, acting at the direction and on behalf of the Independent Directors, negotiated the terms of a draft engagement letter with Goldman Sachs to be entered into by the Independent Directors or an independent committee or subcommittee of the Board composed solely of the Independent Directors to be thereafter established.
Also on February 9, 2023, Mr. Durban and Mr. Christian Klein, the Chief Executive Officer of SAP and a member of the Board, saw each other by coincidence at a conference in Washington, DC. Mr. Durban restated Silver Lake’s interest in a Whole-Company Acquisition, while Mr. Klein noted that the Board was actively focused on the Strategic Alternatives Process.
On February 10, 2023, Party I communicated to Morgan Stanley that it did not believe it could be competitive relative to other bidders, but offered to explore potentially providing a preferred loan instrument to other bidders of approximately $2,000,000,000.
On February 13, 2023, Morgan Stanley delivered a customary relationships disclosure letter to the Company, which was promptly shared with the Board.
On February 14, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman and Freshfields also in attendance and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. Representatives of SAP stated that SAP had determined that its previously announced Stake Sale should transition into a Whole-Company Sale in light of bidder interest received thus far. The representatives of SAP noted that SAP intended to support a Whole-Company Sale and that, in connection therewith, SAP intended to be a seller only, did not intend to roll over any of its equity interests of Qualtrics and did not intend to receive any differential consideration or treatment relative to the other stockholders of Qualtrics. The Board also approved the engagement of Shearman as counsel to Qualtrics, along with Goodwin, in connection with a Whole-Company Sale, subject to customary conflicts clearance by Shearman and the negotiation of a satisfactory engagement letter and conflicts waiver (which documents were subsequently executed on March 9,

2023). In making this approval, the Board noted Shearman’s familiarity with Qualtrics, having represented SAP in its initial acquisition of Qualtrics and having represented both SAP and Qualtrics in Qualtrics’ IPO, and having represented Qualtrics in its acquisition of Clarabridge, Inc. In addition, the Board discussed the potential engagement of Morgan Stanley as the Company’s financial advisor in connection with a Whole-Company Sale. The Board reviewed the relationships disclosure letter shared by Morgan Stanley and determined that the relationships described in such disclosure did not present any disabling conflicts with respect to Morgan Stanley’s ability to act as Qualtrics’ financial advisor. The Board noted Morgan Stanley’s extensive experience with Qualtrics through prior engagements along with Morgan Stanley’s expertise, knowledge of the industry in which Qualtrics operates and experience advising software and technology companies in connection with potential strategic transactions. In light of these considerations, the Board approved the Company’s engagement of Morgan Stanley as the Company’s financial advisor in connection with a Whole-Company Sale on substantially the same terms that Morgan Stanley had previously been engaged by SAP in connection with a potential Stake Sale, with such previous engagement with SAP being concurrently terminated (the Company’s engagement letter with Morgan Stanley was subsequently executed on February 16, 2023).
At the same February 14, 2023 meeting, the Board also discussed the formation of an independent committee or subcommittee composed solely of the Independent Directors in connection with the Strategic Alternatives Process. The Board reviewed the absence of any relationships between the Independent Directors and each of Silver Lake, SAP and the executive officers of Qualtrics, other than: (i) that Mr. Smith invested less than $2,000,000 in a start-up venture of which Mr. Johnson is a principal, (ii) that Mr. Smith and Mr. Johnson are both among several investors in another start-up venture and (iii) that Mr. Smith and Mr. Johnson share informal social ties. After such consideration, the Board voted unanimously to adopt the resolutions proposed by the Independent Directors to establish and empower the Independent Committee to engage in the evaluation and monitoring of the Strategic Alternatives Process and, in its discretion, make recommendations to the Board and the stockholders of the Company regarding the Strategic Alternatives Process. The Board further authorized and/or ratified the Independent Committee to, among other things, (A) engage its own advisors, (B) communicate directly with the Company’s stockholders, management and other directors and (C) receive updates on the Strategic Alternatives Process and have an opportunity, together with its advisors, to review and comment on any proposed definitive documentation relating to the Strategic Alternatives Process. Finally, representatives of Morgan Stanley gave an update on the status of the Strategic Alternatives Process. The representatives of Morgan Stanley underscored that, in light of the anticipated size of a Whole-Company Acquisition, facilitating the formation of buyer consortia among potential bidders, especially those that are financial sponsors, and/or matching potential bidders with financing sources in other respects, would be important to establishing a competitive bidding dynamic by empowering each consortium or bidder to have full capacity to pay for a Whole-Company Acquisition and mitigate the risks to financial sponsors of committing large amounts of equity financing, given that debt financing was relatively less attractive to such potential bidders in light of higher interest rates. The representatives of Morgan Stanley reviewed the financial sponsor and strategic counterparties that had been involved in the Strategic Alternatives Process thus far, as well as certain additional counterparties that could be invited into the process to facilitate the formation of buyer consortia. The representatives of Morgan Stanley gave the Board its views on interest and actionability with respect to the financial sponsor and strategic bidders contacted thus far, including the risks presented from a regulatory perspective as to each. The Board, together with representatives of each of Goodwin and Shearman, discussed the antitrust clearance risks of a sale of Qualtrics to Party C. The members of the Board determined that they wanted to understand these antitrust clearance risks better and therefore instructed Goodwin and Shearman to (i) schedule meetings with the Company’s management to better understand the competitive relationship between the Company and Party C’s portfolio holdings and (ii) engage an economic consultant to analyze relevant antitrust data requested from Party C. Following discussion, the Board approved and ratified the involvement of the counterparties identified by Morgan Stanley in the Strategic Alternatives Process, and authorized Morgan Stanley to continue engaging with each of these counterparties as the Company’s financial advisor. The representatives of Morgan Stanley also discussed with the Board targeting synchronized indications of price from bidders by the end of February, and the Board agreed with that timing.
Also on February 14, 2023, Goldman Sachs provided the Independent Committee with customary relationship disclosures regarding Goldman Sachs’ relationships with the Company, Silver Lake and SAP and their respective affiliates (the “February 14 Relationship Disclosures”).
Later on February 14, 2023, the Independent Committee, together with Freshfields, met to discuss the terms of a draft engagement letter between Goldman Sachs and the Independent Committee and to review the February 14

Relationship Disclosures. The Independent Committee determined that the February 14 Relationship Disclosures did not identify any facts or circumstances that the Independent Committee believed would limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Independent Committee in connection with the contemplated engagement, and directed Freshfields to request additional similar customary relationship disclosure from Goldman Sachs regarding Goldman Sachs’ relationships with other parties that Morgan Stanley had indicated were likely bidders seeking to acquire the Company. The Independent Committee also approved retaining Goldman Sachs to act as its financial advisor in connection with the Strategic Alternatives Process, subject to the execution of an engagement letter between Goldman Sachs and the Independent Committee that was acceptable to the Independent Committee as well as the determination by the Independent Committee that any further disclosure received from Goldman Sachs did not identify any facts or circumstances that the Independent Committee believed would limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Independent Committee in connection with the contemplated engagement. The Independent Committee selected Goldman Sachs in view of Goldman Sachs’ qualifications and relevant experience in connection with the evaluation of strategic alternatives and because of the Independent Committee’s familiarity with Goldman Sachs based upon the Independent Directors’ participation in the Board’s prior interview of Goldman Sachs. The Independent Committee further directed Freshfields to instruct Goldman Sachs to begin monitoring the Strategic Alternatives Process, participating in due diligence meetings with Qualtrics management, requesting the internal projections prepared by the Company’s management for review and otherwise conducting work on behalf of the Independent Committee, in each case subject to the execution of an engagement letter between Goldman Sachs and the Independent Committee that was acceptable to the Independent Committee as well as the determination by the Independent Committee that any further disclosure received from Goldman Sachs did not identify any facts or circumstances that the Independent Committee believed would limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Independent Committee in connection with the contemplated engagement. Following the Independent Committee’s approval of Goldman Sachs as its financial advisor, representatives of each of Morgan Stanley and Goldman Sachs met regularly. During these meetings, representatives of Morgan Stanley provided representatives of Goldman Sachs with updates on Morgan Stanley’s discussions with potential bidders and on the overall progress of the Strategic Alternatives Process.
On February 15, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party L”).
On February 16, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to discuss updates with respect to the Strategic Alternatives Process, including the evolving expectation that bidders would deliver initial bids for an acquisition of the Company by February 28, 2023. Representatives of Goldman Sachs also reviewed with the Independent Committee the principal workstreams on which Goldman Sachs intended to focus, including (i) monitoring and providing feedback on the Company’s discussions with potential bidders in order to ensure that the process was occurring in a manner that maximized value for all of the Company’s stockholders, (ii) reviewing and discussing with the Independent Committee the Company’s internal business plan and financial projections and (iii) performing financial analyses of the Company and any potential sale of the Company for the Independent Committee in order to assist the Independent Committee with its determination of whether the timing was appropriate to consider a sale of the Company and, if so, whether any particular sale was fair, from a financial point of view, to the holders (other than SAP and its affiliates and other than the buyer of the Company and the affiliates of such buyer) of shares of Company Class A Common Stock.
On February 17, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party M”).
On February 18, 2023, Qualtrics executed an NDA with another financial sponsor counterparty (“Party N”).
On February 19, 2023, representatives of Silver Lake attended a social event with representatives of Qualtrics.
On February 20, 2023, Mr. Durban informed representatives of Morgan Stanley that Silver Lake was planning to submit a bid package later that week contemplating a Whole-Company Acquisition, which Mr. Durban indicated would offer the benefit of speed and certainty to Qualtrics.
Also on February 20, 2023, Party G communicated to Morgan Stanley that it was not confident that it could be competitive in making a proposal for the Company, but that there was some potential that it could contribute as a co-investor in a buyer consortium.
Also on February 20, 2023, at the direction of the Independent Committee, a representative of the Company’s management provided to Goldman Sachs the draft Five-Year Projections.

On February 21, 2023 and February 23, 2023, consistent with the determination of the Board, Morgan Stanley distributed process letters to Party A, Party C, Party D, Party E, Party F, Party G, Party H, Party J, Party K and Party L instructing such parties to make initial proposals, including as to price, by February 28, 2023. The process letters stated that Qualtrics intended to make its auction draft of the Merger Agreement (which was actively being prepared by Goodwin, Shearman and Freshfields at the time) available to all bidders by February 24, 2023, and that bidders were welcome to comment on the auction draft as part of their initial proposals but were not required to do so.
Also on February 21, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to review the terms of the draft Merger Agreement then being prepared by Goodwin, Shearman and Freshfields and to discuss updates with respect to Goldman Sachs’ evaluation and monitoring of the Strategic Alternatives Process. At the meeting, the Independent Committee, in consultation with representatives of Goldman Sachs, reviewed the draft Five-Year Projections, and the Independent Committee determined that such projections represented the best estimate of the future value of the Company. Representatives of Goldman Sachs also reviewed with the Independent Committee their preliminary financial analyses of the Company and provided an update and their perspectives on the Strategic Alternatives Process. The representatives of Goldman Sachs also reviewed the status of potential bids for a Whole-Company Acquisition, indicating that up to four counterparties or consortia, including Silver Lake and Party C, were expected to submit indications of interest for a Whole-Company Acquisition. The Independent Committee, in consultation with Freshfields and representatives of Goldman Sachs, discussed the risks and opportunities associated with a potential bid by Party C, including that, relative to other bidders, it might be positioned to offer the highest value on account of synergies while also potentially presenting the greatest regulatory uncertainty. Following the discussion, the Independent Committee directed Freshfields to request from Goodwin and Shearman all materials that Goodwin and Shearman had been reviewing at the direction of the Board to evaluate the regulatory risks presented by a bid from Party C that would be required for Freshfields to draw independent conclusions as to such regulatory risk.
Also on February 21, 2023, Qualtrics executed additional NDAs with three separate, unrelated financial sponsor counterparties (“Party O,” “Party P” and “Party Q,” respectively).
Also on February 21, 2023, Party J communicated to Morgan Stanley that it could not see a path to making a compelling proposal for the Company, and so was opting to withdraw from the sale process.
Also on February 21, 2023, Goldman Sachs provided the Independent Committee with additional customary relationship disclosures regarding Goldman Sachs’ relationships with potential counterparties that Morgan Stanley had indicated were likely bidders seeking to acquire the Company, as well as the respective affiliates of those potential counterparties (the “February 21 Relationship Disclosures”).
On February 22, 2023, a representative of the Company’s management provided Goldman Sachs with financial forecasts prepared by the Company’s management of the Company’s long-term financial performance as extended through 2032.
Also on February 22, 2023, Mr. Durban indicated to representatives of Morgan Stanley that Silver Lake was planning to submit a bid package on February 24, 2023 contemplating a Whole-Company Acquisition. Mr. Durban indicated the bid package would offer the benefit of speed and certainty to Qualtrics.
On February 23, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to review Goldman Sachs’ preliminary financial analyses of the Company. The Independent Committee discussed, in consultation with representatives of Goldman Sachs, these preliminary financial analyses and the financial forecasts used as inputs in these preliminary analyses. The Independent Committee and representatives of Goldman Sachs also discussed that the closing price per share of Class A Common Stock the prior day was $16.38 and that a potential bidder would likely be willing to pay in excess of that price. After further discussion of Goldman Sachs’ preliminary financial analyses and consultation with its advisors, the Independent Committee indicated that it believed that this was the appropriate time to explore a Whole-Company Sale, subject to evaluating the terms of any bids that were received. Representatives of Goldman Sachs then reported that Silver Lake, Party C, a potential consortium that included Party H (“Consortium A”) and another potential consortium that included Party E and Party F (“Consortium B”), were making significant progress in their due diligence activities ahead of the February 28, 2023 bid deadline. The Independent Committee, together with representatives of each of Freshfields and Goldman Sachs, reviewed the potential for Party C to deliver greater value than other bidders. The Independent Committee, together with representatives of Freshfields, also discussed the antitrust clearance risks of a sale of Qualtrics to Party C. The members of the Independent Committee determined that they wanted to understand these antitrust clearance risks better and therefore instructed Freshfields to work with Goodwin and Shearman to (i) schedule meetings between the respective firms and the Company’s management to better understand the competitive relationship between the Company and Party C’s portfolio holdings and (ii) engage an economic consultant to analyze relevant antitrust data requested from Party C. At the meeting, the Independent Committee also reviewed the February 21 Relationship Disclosure with respect to Party C, Consortium A and Consortium B, and the Independent Committee confirmed that the disclosure did not identify any facts or circumstances that the Independent Committee believed would limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Independent Committee in connection with the contemplated engagement.
Also on February 23, 2023, representatives of Party B communicated to Morgan Stanley that Party B was unable to pursue a transaction at this time due to other higher priority initiatives, including organic opportunities and the completion of alternative acquisitions.
On February 24, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance and Mr. Durban recused and not in attendance, in light of the subject matter to be discussed. The representatives of Morgan Stanley gave a status update on the market check process, noting that Morgan Stanley had targeted outreach to ten lead financial sponsors plus seven strategic counterparties, that additional financial sponsors had begun due diligence and that certain sponsors desired to lead their buyer consortia while others were content to follow or co-invest. The representatives of Morgan Stanley noted that Silver Lake expressed interest in making a proposal for a Whole-Company Acquisition as early as later that day. The representatives of Morgan Stanley reiterated that facilitating the formation of buyer consortia among potential bidders, especially those that were financial sponsors, and/or matching potential bidders with financing sources in other respects, would be important to establishing a competitive bidding dynamic by empowering each consortium or bidder to have full capacity to pay for a Whole-Company Acquisition. The representatives of Morgan Stanley discussed the four preliminary, illustrative leading bidders or consortia taking form—Silver Lake, Party C, Consortium A and Consortium B—and the general partner, limited partner, strategic portfolio assets and debt financing sources that each consortium could potentially include. The representatives of Morgan Stanley discussed Morgan Stanley’s preliminary financial analyses of the Company based on the Five-Year Projections. In addition, the Board and antitrust counsel from each of Goodwin and Shearman discussed at length whether and how to engage with Party C given its ownership of a portfolio company (“Portfolio Company A”), which was a principal and direct competitor of Qualtrics. Antitrust counsel reported that, at the Board’s direction, they had been actively engaging with Party C’s antitrust counsel and had exchanged certain information relevant to the competitive analysis, subject to customary precautions in light of the competitive sensitivity of such information (any such information, “Competition Information”), but both parties had not yet made all mutually requested Competition Information available to one another due to the elevated competitive, commercial and tactical sensitivities. The Board then reviewed with antitrust counsel the antitrust approval considerations and associated timing and execution risks that could result from a transaction with Party C given its ownership of Portfolio Company A. Among the antitrust approval considerations and timing and execution risks discussed by the Board and representatives of Goodwin and Shearman were the high likelihood of an extended “Second Request” merger investigation by the U.S. Department of Justice or Federal Trade Commission, the length of which could likely exceed 12 months, the substantial likelihood of an ultimate challenge by an antitrust agency to a potential transaction involving Party C, and the absence of a clear remedy, whether involving divestitures, business restrictions or otherwise, that could reasonably be expected to overcome any such challenge. The Board also discussed with antitrust counsel that the antitrust risk for an acquisition by Party C was heightened in the current antitrust enforcement environment, with a focus on transactions in technology industries. The Board then discussed the significant risks to the business of a potentially protracted and uncertain antitrust process, including the potentially irreparable damage to Qualtrics’ business if a publicly announced transaction did not close and the potential impediments to the ability of Qualtrics to attract and retain customers and employees during the pendency of a transaction with a principal and direct competitor, and the importance to Qualtrics stockholders of transaction certainty. The Board also discussed the potential risks to the business in providing sensitive, proprietary and confidential Competition Information to Party C given its ownership of Portfolio Company A. After this discussion, the Board determined that (i) conditioned upon Party C first providing certain additional Competition Information important to the competitive analysis, including “win/loss” data, to the Board’s antitrust counsel, the Company would be willing to release commensurate additional Competition Information to Party C’s antitrust counsel and (ii) any acquisition involving Party C would be subject to Party C satisfying the Board and its antitrust counsel that an acquisition involving Party C and Portfolio Company A would not subject Qualtrics stockholders to substantial timing and execution risk due to expected scrutiny from antitrust regulators, which should include, but would not necessarily be limited to, Party C’s indicating what contractual regulatory provisions it would be willing to provide to reduce the regulatory risk presented by its bid. Finally, representatives of Goodwin reviewed the terms of the draft Merger Agreement then being prepared by Goodwin, Shearman and Freshfields with the Board.
Later on February 24, 2023, at the Board’s direction, the Company posted the Company’s auction draft of the sponsor version of the Merger Agreement, as previously reviewed with the Board (the “Sponsor Auction Draft”), to the virtual data room for all financial sponsor counterparties that then remained active in the sale process, which consisted of Party A, Party C, Party D, Party E and Party F, Party G, Party H, Party J, Party K, Party L and Silver Lake.
Later on February 24, 2023, Silver Lake and CPPIB submitted a formal non-binding letter of intent to engage in a Whole-Company Acquisition for $16.51 per share in cash (the “Silver Lake February 24 Proposal”). The $16.51 per share offer price implied a premium to the Unaffected Price of approximately 47.3%. The Silver Lake February 24 Proposal also included a package of Silver Lake’s own proposed drafts of certain transaction documents, consisting of a draft of the Merger Agreement (notwithstanding the earlier posting by the Company of the Sponsor Auction Draft), equity commitment letter, voting and support agreement and a separation agreement and transition services agreement with respect to the current business arrangements reflected in certain intercompany agreements between SAP, on the one hand, and Qualtrics, on the other hand, which were entered into at the time of Qualtrics’ initial public offering (the “Existing Intercompany Agreements”). A description of the material terms of each Existing Intercompany Agreement between SAP and the Company is included in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2022. The Silver Lake February 24 Proposal stated that it was fully equity backstopped and included, in addition to the equity backstop, a $1,000,000,000 executed debt commitment letter from J.P. Morgan. It did not request exclusivity, and the draft Merger Agreement was represented to be signable within 24 hours of Silver Lake’s receipt of confirmatory due diligence information. It proposed that all of the Existing Intercompany Agreements terminate as of the closing of the Whole-Company Acquisition and that such terminations to the reasonable satisfaction of Silver Lake would be a closing condition to the Whole-Company Sale in favor of Silver Lake. The draft Merger Agreement included with the Silver Lake February 24 Proposal contemplated a “hell or high water” regulatory efforts covenant as well as a 30-day “go-shop” period, and also included a “marketing period” during which the syndication of Silver Lake’s debt financing could occur. The Silver Lake February 24 Proposal was promptly shared with the Board.
On February 27, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. The representatives of Morgan Stanley discussed with the Board Morgan Stanley’s preliminary financial analyses with respect to the Silver Lake February 24 Proposal. The Board noted that initial proposals were due from all bidders and consortia the next day, February 28, 2023. The Board also noted that it would require additional explanation from Silver Lake as to the proposed termination of all of the Existing Intercompany Agreements, which was contrary to the terms of certain of those agreements, and the proposed closing conditionality around such terminations. The representatives of Morgan Stanley then provided an update on other bidders forming consortia and noted that Consortium B appeared to be weakening in resolve and capability while Consortium A appeared to be strengthening. On the basis of these developments, the Board approved the introduction of Party A and Party K to Party H as potential consortium partners. Finally, with respect to Silver Lake, the Board authorized Morgan Stanley to inform Silver Lake that (i) its current price proposal was not transactable or in the best interests of the Company’s stockholders, nor was it acceptable to SAP, but without otherwise offering price guidance, and (ii) its proposed terms with respect to the Existing Intercompany Agreements would need to be simplified and further clarified, and in no event could they create closing conditionality for a Whole-Company Sale. Following the meeting, representatives of Morgan Stanley informed Silver Lake as directed by the Board.
Also on February 27, 2023, Goodwin called Party C’s outside counsel and advised that it would be beneficial for the Board in assessing Party C’s initial proposal if Party C were able to provide concurrent high-level feedback on the transaction terms it would be amenable to that would enhance regulatory certainty. Party C’s outside counsel indicated that they would take this request back to Party C.
Also on February 27, 2023, the Independent Committee and the Company delivered to Goldman Sachs an executed engagement letter formalizing Goldman Sachs’ engagement as financial advisor to the Independent Committee. Pursuant to the direction of the Independent Committee, this engagement letter provided not only for payment of a fee to Goldman Sachs in the event of a sale of the Company (as described in the section entitled “The

Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 52), but also for the possibility of a payment of a fee to Goldman Sachs in the event the Independent Committee, after the receipt of financial analysis or substantive advice from Goldman Sachs, rejected a proposed transaction.
On February 28, 2023, Party C submitted a formal non-binding letter of intent to engage in a Whole-Company Acquisition for $21.00 per share in cash (the “Party C February 28 Proposal”). The $21.00 per share offer price implied a premium to the Unaffected Price of approximately 87.3%. The Party C February 28 Proposal stated that Party C’s remaining due diligence and co-investment process could be completed within approximately four weeks. It did not include any comments to the Sponsor Auction Draft or otherwise make any proposal as to the regulatory terms of a transaction, noting instead that regulatory analysis was ongoing between the parties’ respective counsel. The Party C February 28 Proposal was promptly shared with the Board.
Also on February 28, 2023, Party D submitted a formal non-binding letter of intent to potentially partner with other co-investors and collectively engage in a Whole-Company Acquisition for a price range of $17.00 to $19.50 per share in cash (the “Party D February 28 Proposal”), with Party D itself being able to contribute approximately $2,000,000,000 to any such buyer consortium. The $17.00 to $19.50 per share offer price range implied a premium to the Unaffected Price of approximately 51.7% to approximately 74.0%. The Party D February 28 Proposal stated that Party D’s remaining due diligence could be completed within approximately two weeks. It did not include any comments to the Sponsor Auction Draft. The Party D February 28 Proposal was promptly shared with the Board.
Also on February 28, 2023, Party E and Party F each communicated to Morgan Stanley that they could not see a path to proposing an offer price above where Qualtrics’ stock was then currently trading (the last closing trading price before February 28 was $16.58 per share), and so were opting to withdraw from the sale process without submitting a formal proposal.
Also on February 28, 2023, Party L communicated to Morgan Stanley that it could not see a path to proposing an offer price above $16.00 per share, and so opted to withdraw from the sale process without submitting a formal proposal.
Also on February 28, 2023, Qualtrics executed NDAs with four separate, unrelated financial sponsor counterparties (“Party R,” “Party S,” “Party T,” and “Party U,” respectively).
On each of March 1 and 2, 2023, representatives of each of SAP, Silver Lake, Latham and Shearman, with representatives of Freshfields monitoring, held preliminary calls to clarify Silver Lake’s position regarding the proposed termination of the Existing Intercompany Agreements, including discussion as to SAP’s rationale for believing that, with respect to certain of those agreements, it would be beneficial to all parties for them to continue for certain periods of time beyond the closing of a Whole-Company Acquisition.
On March 1, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to review each of the indications of interest received to date, including, in the case of the Silver Lake February 24 Proposal, the proposals to terminate the Existing Intercompany Agreements and to execute definitive documentation for an acquisition by Silver Lake on an accelerated basis and to commence a 30-day go-shop period. The Independent Committee, in consultation with representatives of each of Goldman Sachs and Freshfields, discussed the importance of reaching a view as to the level of antitrust risk posed by the Party C February 28 Proposal and instructed Freshfields to continue to request the relevant Competition Information needed to reach such view and to engage an economic consultant to analyze relevant data. The Independent Committee also noted the importance of assessing, as the Strategic Alternatives Process progressed, whether and how each bidder’s approach to the Existing Intercompany Agreements was impacting, positively or negatively, the per share price that such bidder was willing to pay. Following discussion, the Independent Committee directed representatives of Goldman Sachs to contact Morgan Stanley to request that the Company via Morgan Stanley take the following next steps: (i) contact Consortium A, Party C and Party D and request an improved offer, together with a markup of the Sponsor Auction Draft, within ten days; (ii) continue to request Party C to provide as much of its Competition Information as possible to permit the Company to analyze the antitrust risk posed by its bid; (iii) request that Party C indicate what contractual regulatory provisions it would be willing to provide to reduce the regulatory risk presented by its bid; (iv) negotiate with Silver Lake to obtain an improved price and improved terms for its proposed go-shop period; and (v) have SAP engage in discussions with Silver Lake to arrive at an arrangement on the Existing Intercompany Agreements that would be acceptable to SAP and Silver Lake and that would not adversely impact the price that Silver Lake would pay to the public stockholders of Qualtrics relative to what Silver Lake would pay in the scenario where the Existing

Intercompany Agreements remain in place and relative to what Silver Lake would pay in the scenario (initially proposed by Silver Lake) where the Existing Intercompany Agreements terminate. Following the meeting, representatives of Goldman Sachs informed representatives of Morgan Stanley of the Independent Committee’s request.
Also on March 1, 2023, a representative of the Company’s management provided to Goldman Sachs updated financial forecasts prepared by the Company’s management of the Company’s long-term financial performance through 2032 (referred to in this information statement as the “Ten-Year Projections” and as further described and summarized in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61).
Later on March 1, 2023, Silver Lake and CPPIB submitted a revised formal non-binding letter of intent to engage in a Whole-Company Acquisition for $17.35 per share in cash (the “Silver Lake March 1 Proposal”). The $17.35 per share offer price implied a premium to the Unaffected Price of approximately 54.8%. Silver Lake characterized the revised offer price as its “best offer.” Silver Lake also removed the closing conditionality around the termination of the Existing Intercompany Agreements and indicated willingness to permit certain of the Existing Intercompany Agreements to remain in effect after the closing of a Whole-Company Acquisition, subject to discussion and potential amendment. The Silver Lake March 1 Proposal was promptly shared with the Board.
Also later on March 1, 2023, Party A and Party K submitted a formal non-binding letter of intent to engage in a Whole-Company Acquisition for $16.50 per share in cash, and indicated to Morgan Stanley that they intended to finance the acquisition together with equity financing from Party H (among other equity and debt financings) (the “Consortium A March 1 Proposal”). The $16.50 per share offer price implied a premium to the Unaffected Price of approximately 47.2%. The Consortium A March 1 Proposal indicated that the consortium may require approximately four weeks to complete due diligence and secure committed financing. The Consortium A March 1 Proposal did not include any comments to the Sponsor Auction Draft, and was promptly shared with the Board.
Also on March 1, 2023, consistent with the Independent Committee’s direction to Freshfields, and in consultation with and with monitoring by Freshfields, the Company, Shearman, and Goodwin engaged and began working with an economic consultant (the “Economic Consultant”) to assist with the competitive analysis of Qualtrics and Portfolio Company A. Over the ensuing several days, Goodwin shared with the Economic Consultant all Competition Information relating to either Qualtrics or Portfolio Company A in Goodwin’s or Shearman’s possession. The Economic Consultant finalized its report by the Board meeting on March 5, 2023.
On March 2, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. Representatives of Goodwin discussed with the Board its fiduciary duties under Delaware law in connection with a Whole-Company Sale. The Board then discussed the bidder proposals received to date and the representatives of Morgan Stanley reviewed all proposals received to date and reported on the bidders that had dropped out of or were no longer active in the process. The representatives of Morgan Stanley discussed with the Board its preliminary financial analyses with respect to the range of offer prices received to date, and of the Company based on the Five-Year Projections. The Board noted the actionability of Silver Lake’s bid and the relatively extensive amount of time that Consortium A would require to complete due diligence and secure committed financing for its bid. The Board authorized Morgan Stanley to (i) request both Silver Lake and Consortium A to improve their $17.35 and $16.50 per share offer prices (respectively), and (ii) introduce Party D (which had stated that it is willing to invest approximately $2,000,000,000 at a $17.00 to $19.50 per share valuation) to both Silver Lake and Consortium A with a view to facilitating higher price proposals. The Board also continued to discuss the antitrust concerns around Party C’s proposal with its antitrust counsel. Antitrust counsel from Goodwin and Shearman reported that, since the Board meeting on February 24, 2023, the parties had reviewed additional Competition Information relative to Qualtrics and Portfolio Company A. Antitrust counsel from each of Goodwin and Shearman further reported that the additional information reviewed reinforced their collective view that a transaction with Party C presented a high likelihood of an extended “Second Request” merger investigation by the U.S. Department of Justice or Federal Trade Commission, the length of which could likely exceed 12 months, the substantial likelihood of an ultimate challenge by an antitrust agency to the transaction, and the absence of a clear remedy, whether involving divestitures, business restrictions or otherwise, that could reasonably be expected to overcome any such challenge. The Board determined to again ask Party C to provide, on an accelerated timeframe, additional Competition Information and the contractual regulatory provisions that it would be willing to agree to reduce the regulatory risk presented by its bid. Finally, the Board discussed negotiations with Silver Lake regarding the Existing Intercompany Agreements, including that such negotiations were expected to result in proposed modifications of the Existing Intercompany Agreements such that they would be either (i) better for the Company (and therefore enhancing the ability of Silver Lake to deliver value to the Company’s public stockholders) than terminating or maintaining the Existing Intercompany Agreements or (ii) neutral in their impact to the Company (and therefore neutral in their impact on the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) relative to terminating or maintaining the Existing Intercompany Agreements. The Board also noted that, even though the negotiations regarding Existing Intercompany Agreements were currently ongoing with Silver Lake, all other bidders would be expected to renegotiate such terms and, in the interests of keeping all bidders on parity, Qualtrics intended to propose the as-renegotiated terms to other bidders who remained competitive in the Company’s sale process at the appropriate time.
Later on March 2, 2023, representatives of Morgan Stanley reached out to representatives of each of Silver Lake, Consortium A, Party C and Party D with feedback as authorized by the Board. Silver Lake and Consortium A were told to improve their $17.35 and $16.50 per share offer prices (respectively), that Morgan Stanley could introduce Silver Lake or Consortium A (as applicable) to a potential co-investor who was willing to contribute approximately $2,000,000,000 and that a revised proposal was requested by March 7, 2023. Party C was again asked to provide, on an accelerated timeframe, additional Competition Information and the contractual regulatory provisions it would be willing to agree to reduce the regulatory risk presented by its bid. Party D was told that partnership opportunities might exist for Party D’s willingness to contribute approximately $2,000,000,000 at a $17.00 to $19.50 per share valuation. All such bidders were told that Qualtrics’ counsel was available to discuss the Sponsor Auction Draft as well as the Existing Intercompany Agreements, should the bidders desire to do so (and if any outreach by the bidders occurred with respect to the Existing Intercompany Agreements, Qualtrics’ counsel would have proposed the terms thereof as renegotiated with Silver Lake).
Later on March 2, 2023, representatives of Silver Lake informed representatives of both SAP and Morgan Stanley in separate calls that Silver Lake was planning to imminently submit a revised proposal that would constitute Silver Lake’s “best and final offer” and would require a response by the Company within a specified period of time or Silver Lake would withdraw from the Strategic Alternatives Process. The representatives of Silver Lake informed the representatives of both SAP and Morgan Stanley that Silver Lake felt that it would need to publicly announce such withdrawal thereafter through a Schedule 13D amendment.
On March 3, 2023, Silver Lake and CPPIB submitted a revised formal non-binding letter of intent to engage in a Whole-Company Acquisition for $18.15 per share in cash (the “Silver Lake March 3 Proposal”). The $18.15 per share offer price implied a premium to the Unaffected Price of approximately 61.9%. Silver Lake characterized the revised offer price as its “best and final offer.” The proposal requested that exclusivity for a 10-day period be entered into by no later than 12:00 p.m. Pacific Time on March 5, 2023 and stated that otherwise Silver Lake would withdraw from the Strategic Alternatives Process and publicly announce such withdrawal through a Schedule 13D amendment on March 6, 2023. The Silver Lake March 3 Proposal was promptly shared with the Board.
Later on March 3, 2023, at the Board’s direction, Shearman and Goodwin submitted a revised draft of the Merger Agreement to Latham. The draft incorporated elements of the Silver Lake February 24 Merger Agreement that Qualtrics was willing to accept into the Company’s Sponsor Auction Draft previously posted to all financial sponsor bidders on February 24, 2023. The draft included the construct of a post-signing go-shop period of 30 days, extendable to 60 days if an Acquisition Proposal was received during the first 30 days that the Board determined could reasonably be expected to result in a Superior Proposal, as defined in the Merger Agreement. The draft also included a “window shop” provision permitting the Company to respond to unsolicited offers and certain competing bids, thereby allowing it to consider higher offers (a “window-shop”) and permitted the Company to terminate the Merger Agreement with Silver Lake to enter into a Superior Proposal (a “fiduciary out”). The draft also contemplated that the Company Termination Fee for a termination in connection with a Superior Proposal received during the go-shop period would equal 0.5% of the Company’s fully diluted equity value implied by the deal price, versus 2.5% if the Company Termination Fee were payable under other circumstances.
Also on March 3, 2023, representatives of each of Goldman Sachs and Freshfields held teleconferences with each of the members of the Independent Committee to review the terms of the Silver Lake March 3 Proposal, including with respect to the indicative share price and Silver Lake’s requirement for the entry into an exclusivity agreement, absent which Silver Lake had indicated it would withdraw from the Strategic Alternatives Process. During such teleconferences, the members of the Independent Committee discussed their views that Silver Lake was likely sincere in its threat to withdraw if exclusivity were not granted and that it was important to weigh the regulatory risk presented by Party C’s bid against the possibility of losing out on the bid from Silver Lake that was more certain and presented less regulatory risk.
Also on March 3, 2023, representatives of Morgan Stanley had a call with representatives of Consortium A. The Consortium A representatives expressed an inability to raise their price proposal above the $16.50 per share offered, notwithstanding the potential opportunity to partner with Party D who was willing to contribute approximately $2,000,000,000.
Also on March 3, 2023, representatives of Morgan Stanley had a call with representatives of Party D. The representatives of Party D indicated they were unable to identify additional equity partners and would await feedback should Consortium A or Silver Lake require additional capital.
Also on March 3, 2023, representatives of Morgan Stanley had a call with representatives of Party C to again ask for the additional Competition Information and the contractual regulatory provisions that Party C would be willing to provide to reduce the regulatory risk presented by its bid. Antitrust counsel for Party C provided certain additional Competitive Information to Goodwin and Shearman later on March 3, 2023.
On March 4, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to discuss updates with respect to the bids received to date by the Company. A representative of Goldman Sachs reported that Consortium A had indicated to Morgan Stanley that it would be unable to raise its price proposal above the $16.50 per share offered. A representative of Goldman Sachs also reported that Party D had been unable to identify additional equity partners for its bid and appeared unlikely to be able to provide a firm, fully financed proposal to acquire the Company. Representatives of Goldman Sachs then reviewed with the Independent Committee Goldman Sachs’ updated preliminary financial analysis of the Company. The Independent Committee, in consultation with Freshfields, also discussed Freshfields’ analysis to date of the regulatory risk of Party C’s bid, including the likelihood of a challenge by the U.S. antitrust authorities to a transaction with Party C.
Later on March 4, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance, and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. The Board discussed the latest updates in the market check process. The representatives of Morgan Stanley provided an update on their discussions with potential bidders and reported that (A) Consortium A had declined to increase the price of its offer and (B) neither Consortium A, Consortium B nor Silver Lake had interest in partnering with Party D. The representatives of Morgan Stanley discussed with the Board Morgan Stanley’s preliminary financial analyses with respect to the range of offer prices received to date, and of the Company based on the Five-Year Projections. The Board also continued to discuss the antitrust concerns around Party C’s proposal with its antitrust counsel. Antitrust counsel noted that Party C had continued to provide additional win/loss-related and other Competition Information as recently as the evening prior and that antitrust counsel and the Economic Consultant were actively assessing the information. Antitrust counsel from Goodwin and Shearman again confirmed that the additional information reviewed reinforced the view that a potential transaction with Party C presented a high likelihood of an extended “Second Request” merger investigation by the U.S. Department of Justice or Federal Trade Commission, the length of which could likely exceed 12 months, the substantial likelihood of an ultimate challenge by an antitrust agency to the transaction, and the absence of a clear remedy, whether involving divestitures, business restrictions or otherwise, which could reasonably be expected to overcome any such challenge. The representatives of Morgan Stanley also presented illustrative present values of Party C’s $21.00 per share offer applying various discount rates and assuming that a transaction with Party C would take 12 to 24 months to close if it was able to close at all. The Board also discussed Silver Lake’s request for exclusivity and authorized Goodwin and Shearman to engage with Silver Lake on the terms of the exclusivity agreement as well as to continue to engage with Silver Lake on the Merger Agreement and the renegotiations of the scope and structure of the Existing Intercompany Agreements. Following this authorization, SAP and Silver Lake engaged in discussions regarding the scope and structure of the Existing Intercompany Agreements, which discussions included and were monitored by representatives from Freshfields. Goodwin and Shearman noted that sufficient Competition Information had been exchanged with Party C (with the exception of Party C’s proposal on contractual regulatory provisions, which Qualtrics’ advisors had consistently requested of Party C) to permit Qualtrics either to arrive at an informed view on the substantive risk and timing considerations for a transaction with Party C, or to be able to continue that work during the exclusivity period with Silver Lake without requiring any communications between Qualtrics or SAP and Party C. The Board also discussed the potential applicability of

Section 203 of the DGCL to the Transactions, and resolved that all discussions, understandings and agreements between SAP and its affiliates, on the one hand, and Silver Lake and its affiliates, on the other hand, relating to an exclusivity agreement or support for a merger agreement be exempted from Section 203 of the DGCL (i) so long as these discussions, understandings and agreements relating to an exclusivity agreement were subject to the entrance by the Company, with the approval of the Board, into an exclusivity agreement with Silver Lake and (ii) so long as these discussions, understandings and agreements relating to support for a merger agreement were subject to the Company, with the approval of the Board, agreeing to a merger agreement with Silver Lake.
Thereafter on March 4, 2023 leading into March 5, 2023, outside counsel for the Company continued to negotiate the terms of the exclusivity agreement proposed to be entered into with Silver Lake.
Later on March 4, 2023, Latham submitted a revised draft of the Merger Agreement to Goodwin and Shearman. The draft removed the construct of a post-signing go-shop period and further required that SAP deliver its written consent approving the transaction promptly following the parties’ signing the Merger Agreement, which precluded the Company’s ability to thereafter engage in any window-shop or fiduciary out. Silver Lake separately communicated to representatives of Morgan Stanley that its $18.15 per share offer price was predicated upon (i) the absence of any post-signing go-shop, window-shop or fiduciary out opportunity for the Company following delivery by SAP of its Written Consent (within one hour of the parties’ signing the Merger Agreement), and (ii) the revised Separation Agreement.
On March 5, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to discuss updates with respect to the bids received from Party C and Silver Lake. Representatives of Goldman Sachs reviewed with the Independent Committee Goldman Sachs’ preliminary financial analysis of the Company and discussed the proposals from the bidders. A representative of Goldman Sachs reiterated that neither Consortium A, Consortium B nor Silver Lake had indicated an interest in partnering with Party D. The Independent Committee discussed with Freshfields the likelihood that a transaction with Party C: (i) would result in the issuance of a “Second Request” merger investigation by the U.S. Department of Justice or Federal Trade Commission; (ii) would, if a “Second Request” were to be issued, be blocked by the U.S. antitrust authorities; and (iii) would be blocked, after trial, by a court in the event the merger parties, in response to this decision by the U.S. antitrust authorities to block the transaction, elected to litigate this decision by the U.S. antitrust authorities, as well as the extended timeline of potentially more than a year for all of these antitrust clearance activities. The Independent Committee determined that there was material risk that a potential transaction with Party C would not be capable of being consummated due to antitrust issues. The Independent Committee further discussed how the absence of an indication by Party C that it would provide a strong covenant to take actions necessary to obtain regulatory clearance and/or pay a termination fee of a meaningful magnitude in the event the transaction terminated due to a failure to obtain regulatory clearance, coupled with the high execution risk of the transaction with Party C and the extended timeline to get a transaction with Party C completed, rendered the proposal by Party C deeply discounted in their view. The Independent Committee noted they understood that Silver Lake’s proposal included an undertaking to take all actions necessary to obtain regulatory clearance and did not have meaningful regulatory risks. In addition, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, discussed the ongoing negotiations between SAP and Silver Lake with respect to the treatment of the Existing Intercompany Agreements, noting that the then-current proposal between the parties provided for arrangements that were either (A) better for the Company (and therefore enhancing the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) than terminating or maintaining the Existing Intercompany Agreements or (B) were neutral in their impact to the Company (and therefore neutral in their impact on the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) relative to terminating or maintaining the Existing Intercompany Agreements. Based on this assessment, the Independent Committee indicated that they were comfortable endorsing ongoing discussions between SAP and Silver Lake, subject to ongoing monitoring by Freshfields on behalf of the Independent Committee. Finally, the Independent Committee, in consultation with representatives of each of Goldman Sachs and Freshfields, discussed Silver Lake’s indication that its $18.15 per share offer price was predicated upon the absence of any right of the Company to terminate the Merger Agreement to accept a Superior Proposal from a competing bidder after the receipt by the Company of the Written Consent, which consent was contemplated to be delivered within one hour after the execution of the Merger Agreement.
The Independent Committee considered that (1) the proposed exclusivity agreement with Silver Lake would not bind the Company to enter into a definitive agreement with Silver Lake and that, if a Superior Proposal were received during the exclusivity period, the Company would have the flexibility to let exclusivity expire and then commence talks with the party making the Superior Proposal; and (2) the proposed exclusivity agreement did not prevent the Company and its advisors from continuing their internal analysis of the antitrust risk posed by Party C’s bid during the exclusivity period and did not require the Company to demand that Party C destroy or return all Competition Information that was sent over by the Company to outside counsel to Party C to facilitate Party C’s internal antitrust assessment of a potential transaction. Following discussion, the Independent Committee indicated that they were comfortable accepting these terms given that (I) the Company had repeatedly tried to obtain more favorable positions from Silver Lake, but Silver Lake had tied its position on such terms directly to the price contemplated by its bid, (II) Party C was the only other viable bidder remaining in the Strategic Alternatives Process, and the closing certainty of a transaction with Party C was not acceptable in light of the antitrust risk and (III) the Company could publicly announce Silver Lake’s proposed purchase price offer and entry into the exclusivity agreement, which would allow for a period of time prior to signing the Merger Agreement during which other potential bidders would be aware of the price offered by Silver Lake and could potentially still deliver more favorable proposals to the Company (which the Company could then engage with following the end of the exclusivity period). The Independent Committee also weighed the potential benefits and cautionary considerations of terminating the Strategic Alternatives Process and causing the Company to continue to operate on a standalone, independent basis, relative to the potential benefits and cautionary considerations of a transaction with Silver Lake. In view of the foregoing factors, and the perspective of the Independent Committee that Silver Lake was firm in its position that the $18.15 price would not be available if the Merger Agreement were to include a post-signing go-shop, window-shop or fiduciary out right of the Company to terminate the Merger Agreement to accept a Superior Proposal and that Silver Lake would walk away from the Strategic Alternatives Process if the exclusivity agreement were not signed by SAP and the Company, the members of the Independent Committee confirmed that they were supportive of entering into the exclusivity agreement.
Also on March 5, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. The representatives of Morgan Stanley provided an update on their discussions with potential bidders. Antitrust counsel from each of Goodwin, Shearman and Freshfields along with the Company’s Economic Consultant had completed their review of all Competition Information exchanged with Party C to date. The review to date again confirmed the high likelihood of an extended “Second Request” merger investigation by the U.S. Department of Justice or Federal Trade Commission, the length of which could likely exceed 12 months, the substantial likelihood of an ultimate challenge by an antitrust agency to a transaction, and the absence of a clear remedy, whether involving divestitures, business restrictions or otherwise, which could reasonably be expected to overcome any such challenge. Goodwin and Shearman also summarized for the Board the revised draft of the Merger Agreement received from Latham the day prior, as well as the material terms of the exclusivity agreement proposed to be entered into with Silver Lake. The Board discussed Silver Lake’s position that its $18.15 per share offer price was predicated upon the absence in the Merger Agreement of any post-signing go-shop, window-shop or fiduciary out opportunity for the Company following delivery by SAP of its Written Consent. The Board determined that the absence of such provisions in the Merger Agreement was acceptable to the Board in light of (i) the extensive, robust pre-signing market check that the Company conducted involving 30 different financial sponsor and strategic counterparties following SAP’s public announcement of its planned divestiture of its ownership stake in Qualtrics on January 26, 2023, which resulted in nine counterparties providing price feedback and three fully formed proposals, and (ii) the fact that Silver Lake and Qualtrics would publicly announce the entry into exclusivity at a proposed price of $18.15 per share, providing other potential bidders with visibility as to Silver Lake’s proposed price and Silver Lake’s identity, and that such other potential bidders would have the ability to submit alternative acquisition proposals. If any such proposals were submitted, the Company had no obligation to enter into a transaction with Silver Lake and would be able in due course to pursue and enter into a transaction in respect of any such alternative acquisition proposals.
Representatives of SAP also confirmed that the renegotiation of the Existing Intercompany Agreements was approaching finalization, and all remaining open points of negotiation were expected to be either (A) better for the Company (and therefore enhance the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) than terminating or maintaining the Existing Intercompany Agreements or (B) neutral in their impact to the Company (and therefore neutral in their impact on the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) relative to terminating or maintaining the Existing Intercompany Agreements. The Board also took into account that the proposed exclusivity agreement did not prevent the Company and its advisors from continuing to further their internal analysis of the antitrust risk posed by Party C’s bid during the exclusivity period and did not require the Company to demand that Party C destroy or return all Competition Information that was sent over by the Company to outside counsel to Party C to facilitate Party C’s internal antitrust assessment of a potential transaction. The Board also weighed the potential benefits and cautionary considerations of terminating the Strategic Alternatives Process and causing the Company to continue to operate on a standalone, independent basis, relative to the potential benefits and cautionary considerations of a transaction with Silver Lake. In light of these considerations, the Board authorized the entry into exclusivity with Silver Lake and the public disclosure thereof on March 6, 2023.
Also on March 5, 2023, prior to entering into exclusivity with Silver Lake, Goodwin and Shearman discussed with Party C’s outside counsel the parties’ views with respect to the mutually exchanged Competition Information, agreeing that the information was as-expected and did not materially alter either party’s assessment of antitrust risk. When asked by Goodwin and Shearman, Party C’s outside counsel stated that Party C had not retained an economic consultant to study the overlap between Qualtrics and Portfolio Company A. Goodwin and Shearman reiterated the request for Party C to articulate as soon as possible the contractual regulatory provisions that it would be willing to offer that would enhance regulatory certainty of a potential transaction.
Thereafter on March 5, 2023, Qualtrics entered into the exclusivity agreement with Silver Lake, which contemplated a 10-day period of exclusivity. Qualtrics discontinued access to the virtual data room for all potential bidders other than Silver Lake.
Over the course of the ensuing week until Qualtrics and Silver Lake entered into the Merger Agreement on March 12, 2023, the parties finalized their negotiation of the terms of the Merger Agreement, the modifications of the Existing Intercompany Agreements and the other related ancillary documents pertaining to the transaction with Silver Lake (collectively, the “Transaction Documents”), with the representatives of each of Goodwin, Shearman and Freshfields, on the one hand, and Latham, on the other hand, continuing to exchange drafts of such documents. At the same time, Silver Lake also concluded its due diligence process. During this period, representatives of Silver Lake also periodically discussed key terms of the modifications of the Existing Intercompany Agreements with representatives of SAP, including, in particular, the terms of the potential new distribution agreement between SAP and Qualtrics, with representatives of Freshfields monitoring such discussions.
On March 6, 2023, prior to market open, the Company publicly announced its entry into a 10-day exclusivity period with Silver Lake and CPPIB at an offer price of $18.15 per share on a Form 8-K. Silver Lake also publicly announced the same through an amendment to its Schedule 13D.
On March 7, 2023, Qualtrics commenced its annual X4 customer conference, which lasted until March 9, 2023. Representatives of Silver Lake attended the conference and held meetings with Qualtrics management in Silver Lake’s capacity as an investor in Qualtrics.
From March 7 to March 9, 2023, representatives of SAP and Silver Lake finalized the terms of a non-binding memorandum of understanding regarding a new distribution agreement between SAP and Qualtrics. It was determined that the parties would use diligent, good faith efforts to enter into a new distribution agreement prior to closing of a Whole-Company Acquisition by Silver Lake in accordance with the agreement terms of the memorandum of understanding; provided, however, that the conclusion of a new distribution arrangement would not be a condition to the closing of a Whole-Company Acquisition.
On March 10, 2023, the Board held a meeting with members of Qualtrics management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance, and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. Representatives of each of Goodwin and Shearman reported that the Transaction Documents, including the Merger Agreement and the modifications of the Existing Intercompany Agreements, had been finalized in all material respects and summarized the material terms of the Transaction Documents for the Board. The representatives of Morgan Stanley noted that since the public announcement of Silver Lake’s $18.15 per share proposal and the Company’s entry into the exclusivity agreement, no third party (including Party C) had reached out to the Company or any of its representatives in connection with a potential transaction.
Also on March 10, 2023, Goldman Sachs provided the Independent Committee with additional customary relationship disclosures regarding Goldman Sachs’ relationships with CPPIB (together with the February 14 Relationship Disclosures and the February 21 Relationship Disclosures, the “GS Relationship Disclosures”).
On March 11, 2023, the Independent Committee, together with representatives of each of Goldman Sachs and Freshfields, met to discuss the terms of the draft Merger Agreement with Silver Lake and the draft Separation

Agreement. At the meeting, the Independent Committee, in consultation with representatives of each of Freshfields and Goldman Sachs, reiterated that since the public announcement of Silver Lake’s $18.15 per share proposal and the Company’s entry into the exclusivity agreement, no other third party (including Party C) had reached out to the Company or any of its representatives in connection with a potential transaction. The Independent Committee further noted, following discussion with Freshfields, that the draft Separation Agreement continued to contemplate treatment of the Existing Intercompany Agreements that was either (i) better for the Company (and therefore enhancing the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) than terminating or maintaining the existing arrangements or (ii) neutral in their impact to the Company (and therefore neutral in their impact on the ability of Silver Lake’s bid to deliver value to the Company’s public stockholders) relative to terminating or maintaining the Existing Intercompany Agreements, and that Silver Lake would be unwilling to proceed with the proposed transaction unless the Separation Agreement were entered into. Representatives of Goldman Sachs then reviewed with the Independent Committee its financial analyses of the Company. Representatives of Goldman Sachs indicated that such analyses used the Ten-Year Projections, which the Independent Committee confirmed represented the best estimate of the future performance of the Company. The Independent Committee noted the GS Relationship Disclosures previously provided by Goldman Sachs, and the Independent Committee’s belief that the facts or circumstances identified in the GS Relationship Disclosures would not limit the ability of Goldman Sachs to fulfill its responsibilities as financial advisor to the Independent Committee in connection with this engagement. The representatives of Goldman Sachs then rendered the oral opinion of Goldman Sachs, subsequently confirmed by delivery of its written opinion dated March 12, 2023, to the Independent Committee that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Class A Common Stock. After discussion and deliberation, the Independent Committee unanimously (1) determined that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders (other than the Excluded Parties), resolved to (2) recommend that the Board approve and declare advisable the Merger Agreement and the Transactions, and (3) subject to the terms of the Merger Agreement, recommend the adoption of the Merger Agreement by the stockholders of the Company (other than the Excluded Parties). In addition, the Independent Committee, acting in its capacity as the Audit Committee (with Mr. Durban recused and not in attendance), determined that the Separation Agreement and the transactions contemplated thereby were in the best interests of the Company and its stockholders, and approved the Separation Agreement for purposes of the Company’s related party transactions policy.
Also on March 11, 2023, all parties actively monitored the evolving situation involving Silicon Valley Bank and the related impacts on the domestic and global banking industries and the potential implications for the Transactions. Representatives of Morgan Stanley had a phone conversation with representatives of Silver Lake, during which they discussed the potential impact the destabilization of the domestic and global banking industries could have on the timing and certainty of a potential transaction signing and agreed to monitor the situation over the coming hours and days.
On March 12, 2023, Morgan Stanley provided the Board with an additional customary relationships disclosure letter, which now included disclosure regarding Morgan Stanley’s relationships with CPPIB and certain of its affiliates.
Also on March 12, 2023, the Board held a meeting with members of Qualtrics management and SAP management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance, and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. Representatives of Goodwin again discussed with the Board its fiduciary duties under Delaware law in connection with a Whole-Company Sale. The Board noted Morgan Stanley’s relationships disclosure letter and determined that the relationships described in such disclosure did not present any disabling conflicts with respect to Morgan Stanley’s ability to act as Qualtrics’ financial advisor. The representatives of Morgan Stanley discussed with the Board Morgan Stanley’s financial analyses with respect to the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement. The representatives of Morgan Stanley indicated that such analyses used the Five-Year Projections. The representatives of Morgan Stanley again noted that since the Board’s last discussion no other third party had reached out to the Company or any of its representatives in connection with a potential transaction, but did not yet formally deliver its fairness opinion due to SAP’s requirement that it must first approve the Transactions before the Board did so later in the day. Freshfields, on behalf of the Independent Committee, presented the formal recommendation of the Independent Committee in favor of the Transactions and the reasons therefor. The Board discussed the evolving situation involving Silicon Valley Bank.
Over the course of the ensuing hours on March 12, 2023, all parties continued to actively monitor the evolving situation involving Silicon Valley Bank, the banking industry and potential implications for the Transactions.
Later on March 12, 2023, the Finance and Investment Committee of the SAP Supervisory Board and the SAP Supervisory Board each met and approved SAP America, Inc. as holder of (i) a majority of the outstanding shares of Company Common Stock with the right to vote thereon and (ii) all outstanding shares of Company Class B Common Stock (voting separately as a class), constituting the necessary votes for the Company Stockholder Approval to effect the Merger Agreement with Silver Lake, to consent via the Written Consent to adopt the Merger Agreement with Silver Lake, following the recommendation of the same by the Board, and SAP’s entry into the Separation Agreement.
Later on March 12, 2023, the Board held another meeting with members of Qualtrics management and SAP management and representatives of each of Morgan Stanley, Goodwin, Shearman, Goldman Sachs and Freshfields also in attendance, and Mr. Durban recused and not in attendance in light of the subject matter to be discussed. The representatives of Morgan Stanley reported that, in light of the evolving situation involving Silicon Valley Bank, Silver Lake was requesting additional time to assess the situation before signing the Transactions. Following discussion, the Board and members of SAP management determined, based on a variety of factors, that they were comfortable at that time approving the signing of the Transactions at any time prior to 8:30 a.m. Eastern Time on March 14, 2023, provided that there was no change in the terms of the Transaction Documents previously reviewed by the Board on March 10, 2023. Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 12, 2023, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock. For a detailed discussion of Morgan Stanley’s opinion, please see the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 45. Following additional discussion, the Board unanimously (with the exception of Mr. Durban who was recused and not in attendance at the meeting in light of the subject matter to be discussed) (i) determined that the Merger Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable the Merger Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth therein and (iv) resolved, subject to the terms of the Merger Agreement, to recommend the adoption of the Merger Agreement by the stockholders of the Company, with such approvals and authorizations being effective until 8:30 a.m. Eastern Time on March 14, 2023, provided that there was no change in the terms of the Transaction Documents previously reviewed by the Board on March 10, 2023.
Later in the evening on March 12, 2023, Qualtrics and Silver Lake executed and delivered the Merger Agreement and Qualtrics and SAP executed and delivered the Separation Agreement contemplating the agreed-upon modifications of the Existing Intercompany Agreements. Within one hour after the execution of the Merger Agreement, SAP delivered the Written Consent constituting the requisite Company Stockholder Approval for the transaction with Silver Lake.
Early in the morning Central European Time on March 13, 2023, the parties issued a press release publicly announcing the Transactions.
Recommendation of the Board; Reasons for the Merger
On March 12, 2023, after careful consideration, the Board:
•	determined that that the Merger Agreement and the Transactions are fair to and in the best interests of, the Company and its stockholders;
•	approved and declared advisable the Merger Agreement and the Transactions;
•
authorized and approved the execution, delivery and performance by the Company of the Merger Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in the Merger Agreement; and

•	subject to the terms of the Merger Agreement, recommended the adoption of the Merger Agreement by the stockholders of the Company.
In the course of the Board making such determinations, the Board consulted with the management of the Company, as well as the Company’s legal and financial advisors, and considered the following potentially positive factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•	the Board considered the fact that the price of $18.15 per share in cash payable in the Transactions provides certainty, immediate value and liquidity to the Company’s stockholders;
•
the Board considered the historical market prices, volatility and trading information with respect to the Company’s shares, including the market performance of Company Common Stock relative to those of other participants in the experience management industry and general market indices, and the fact that the $18.15 per share to be received by the Company’s stockholders in the Transactions unlocks value for the Company’s stockholders by representing a premium of 73% to the unaffected average of the daily volume weighted average prices of Company Class A Common Stock for the 30 days ending January 25, 2023 immediately prior to the public announcement by SAP of its exploration of a sale of its stake in the Company;

•
the Board considered the current and prospective business environment in which the Company operates, including international, national and local economic conditions (including financial market instability or disruptions to the banking system due to bank failures, particularly in light of the recent events that have occurred with respect to Silicon Valley Bank and Signature Bank), the competitive environment and the likely effect of these factors on the Company and the execution of the Company’s plans as a standalone publicly traded company;

•
the Board considered its belief that, after negotiations with Silver Lake and their representatives, $18.15 per share was the highest price that Silver Lake was willing to pay as of the date of execution of the Merger Agreement, that the terms of the Merger Agreement include the most favorable terms to the Company, in the aggregate, to which Silver Lake was willing to agree and that Silver Lake would cease its efforts to acquire the Company if the $18.15 per share price were not accepted;

•
the Board considered the support of SAP for the Merger, which held approximately 95.9% of the combined voting power of the outstanding shares of Company Common Stock as of March 12, 2023, and will be receiving the same form and amount per share of Merger Consideration for its shares as all other Company stockholders;

•
the Board considered its view that the $18.15 per share in cash payable in the Transactions was more favorable to all of the Company’s stockholders on a risk-adjusted basis than the potential value that might result from other alternatives reasonably available to the Company, based upon the directors’ extensive knowledge of the Company’s business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance, and the belief that the Transactions represented an attractive and comparatively certain value for all of the Company’s stockholders relative to the risk-adjusted prospects for the Company on a standalone basis, including that:

○
by publicly announcing SAP’s evaluation of the sale of its stake in the Company 45 days prior to the execution of the Merger Agreement, any party that was interested and willing to make a proposal to acquire the Company could do so, and all indications of interest received by SAP and the Company contemplated whole-company acquisitions of the Company;

○	the Board identified and discussed possible interest in a potential transaction with 30 potential counterparties, and that the Company entered into confidentiality agreements with 22 counterparties;
○
the Board took into account the extensive strategic review and sale process undertaken by the Company, discussions with other potential strategic and financial counterparties, including discussions with Party C, and the views, recommendations and advice of management and the Company’s advisors, and the risk that Silver Lake would terminate discussions if the Company attempted to extend its strategic review and sale process, and concluded that no other actionable acquisition transaction was currently available to the Company and that the indications of interest from Party C were subject to substantial risks and uncertainties (including but not limited to certain regulatory certainty issues, financing certainty issues and/or timing impediments) and further exploration of such indications of interest or any other transaction was unlikely to result in the maximization of shareholder value;
○
after Silver Lake’s best and final offer price was received in combination with Silver Lake’s request for exclusivity, the Company publicly announced such proposal which expressly included the $18.15 per share offer price as well as the entry into exclusivity a week before executing the Merger Agreement, and no new or revised Acquisition Proposals were received during such one-week period;

○
the Board considered Silver Lake’s familiarity with the Company’s business, operations, financial condition, current business strategy and future prospects given Silver Lake’s designee currently serving on the Board;

○
the Board took into consideration the prospects of continuing as an independent company, including the business, operations, management, financial condition, earnings and prospects of, and the risks and challenges facing, the Company; and

○
the Board, with the assistance of its independent financial advisor, and based on the value, risk allocation, timing and other terms and conditions negotiated with Silver Lake, ultimately determined that the acquisition by Silver Lake is more favorable to the Company’s stockholders than any other strategic alternative reasonably available to the Company, including continuing as an independent company or engaging in further discussions with Party C or any other party regarding a potential transaction;

•
the Board considered the fact that the Independent Committee was established on February 14, 2023 and, with the assistance of its independent financial and legal advisors, continuously evaluated and monitored the Company’s sale process on behalf of the Company’s stockholders unaffiliated with SAP, Silver Lake, CPPIB and executive management, and has unanimously recommended the Board approve the Transactions;

•
the Board considered the financial presentation and oral opinion, subsequently confirmed in writing, that, as of March 12, 2023, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock (the opinion is more fully described in the section entitled “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 45 and the full text of the opinion is attached as Annex B to this information statement);

•	the Board considered the fact that the Company has sufficient operating flexibility to conduct its business in the ordinary course prior to the consummation of the Transactions;
•
the Board considered the fact that the form of the Merger Consideration will be cash, which will provide the Company’s stockholders with certainty of value and immediate liquidity, while eliminating the market and long-term business risks related to the Company’s future growth prospects;

•
the Board considered the high degree of certainty that the Closing would be achieved in a timely manner in light of the conditions and other terms set forth in the Merger Agreement (including the full, committed Equity Financing from the Equity Investors as described below), and the likelihood of the Transactions consummating without potential issues under applicable antitrust, competition or foreign investment laws;

•
the Board considered, in consultation with its outside legal counsel, the terms of the Merger Agreement, which were the product of arm’s-length negotiations and contained terms and conditions that were, in the Board’s view, advisable and favorable to the Company and its stockholders, including:

○	the fact that the Equity Investors are providing full, committed Equity Financing in respect of the full amount required to close the Transactions;

○	the fact that the Guarantors are guaranteeing the full amount of Parent’s and Merger Sub’s damages payment obligations under the Merger Agreement;
○
the fact that Parent and Merger Sub agreed to use reasonable best efforts to take all actions necessary to consummate the Transactions in the face of any regulatory challenges, including divesting up to the entirety of the Company;

○
the closing conditions contained in the Merger Agreement, which are limited in number and scope, and which, in the case of the condition related to the accuracy of the Company representations and warranties, is generally subject to a Material Adverse Effect qualification;

○	the absence of a financing condition in the Merger Agreement to Parent’s and Merger Sub’s obligations thereunder; and
○
the Company’s ability, under circumstances specified in the Merger Agreement and the Equity Commitment Letters, to specifically enforce Parent and Merger Sub’s obligations under the Merger Agreement and to cause the Equity Financing to be funded as contemplated by the Merger Agreement and the Equity Commitment Letters;

•	the Board considered the fact that appraisal rights are available to the Company’s stockholders who properly exercise their statutory rights under Section 262 of the DGCL; and
•	the Board considered the likelihood that the Transactions would be consummated, in light of the experience, reputation and financial capabilities of Silver Lake and its equity financing sources.
In the course of its deliberations, the Board also considered and balanced against the positive reasons a number of potentially negative factors concerning the Transactions, including the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•	the fact that the Company’s stockholders will not participate in any future growth potential or benefit from any future increase in the value of the Company;
•
the possibility that not all conditions to the Merger will be timely satisfied or waived and that the Transactions will not be consummated and the potential negative effects on the Company’s business, operations, financial results and stock price;

•
the potential negative effects of the public announcement of the Transactions on the Company’s ability to retain key management, sales and marketing, technical and other personnel, its sales, operating results and stock price and its relationships with customers, suppliers and partners;

•
the fact that the Transactions have a potential outside date as late as nine months from the signing date of the Merger Agreement and that there is no interest payable on the Merger Consideration or adjustment for inflation or any other purchase price adjustment, and the purchase price is fixed regardless of the performance of the Company during the pendency of the Transactions;

•
the restrictions on the conduct of the Company’s business prior to the consummation of the Transaction, requiring the Company to conduct its business in the ordinary course and preventing the Company from taking certain specified actions, subject to specific limitations, all of which may delay or prevent the Company from undertaking business opportunities pending completion of the Transactions;

•
that, as a condition to entering into the Merger Agreement at the $18.15 per share price achieved, Silver Lake required that the Merger Agreement include a provision permitting Parent to terminate the Merger Agreement if SAP failed to execute and deliver to the Company the Written Consent within one hour of the execution of the Merger Agreement and that, under the terms of the Merger Agreement required by Parent, following the execution of the Written Consent by SAP, the Company Stockholder Approval would be obtained and the Board would no longer be able to engage in discussions regarding alternative transactions or to terminate the Merger Agreement in connection with a transaction that is more favorable to the Company’s stockholders;

•
the possible alternatives to the acquisition by Parent, including, in particular, Party C’s indications of interest in an all-cash acquisition of the Company for $21.00 per share, against which the Board considered probable risks of those alternatives (including but not limited to certain regulatory certainty issues, financing certainty issues and/or timing impediments), the range of potential benefits to stockholders of these alternatives and the timing and the likelihood of accomplishing the goals of such alternatives, as well as the Board’s assessment that none of these alternatives were reasonably likely to create greater value for stockholders;
•
the significant costs involved in connection with entering into the Merger Agreement and consummating the Transactions (many of which are payable whether or not the Transactions are consummated) and the substantial time and effort of the Company’s management required to complete the Transactions, which may disrupt its business operations and have a negative effect on its financial results;

•	the conditions to the obligations of Parent to complete the Transactions and the right of Parent to terminate the Merger Agreement under certain circumstances;
•	the possibility that the Company may be obligated to pay Parent a termination fee of $311,514,031 if the Merger Agreement is terminated under certain circumstances;
•
the fact that the collective monetary damages payable by Parent and Merger Sub for any breaches under the Merger Agreement or the Equity Commitment Letters may not exceed the Parent Damages Limitation;

•	the fact that completion of the Merger requires certain regulatory clearances and consents, including under the HSR Act and certain foreign antitrust and foreign investment laws;
•	the risk of litigation arising from stockholders of the Company in respect of the Merger Agreement or the Transactions;
•	the fact that the Merger Consideration consists of cash and will therefore be taxable to the Company’s stockholders who are subject to taxation for U.S. federal income tax purposes; and
•
the interests that certain Company directors and executive officers may have with respect to the Transactions, in addition to their interests as Company stockholders generally as described in the section entitled “The Merger—Interests of Our Directors and Executive Officers in the Merger” beginning on page 66.

After taking into account all of the factors set forth above, as well as others, the Board determined that the potentially positive factors outweighed the potentially negative factors. The preceding discussion of the information and factors considered by the Board is not, and is not intended to be, exhaustive, but summarized the material information and factors considered by the Board in its consideration of the Transactions. The Board reached the decision to recommend and approve the Merger Agreement and the Transactions, in light of the factors described above and other factors the Board felt were appropriate. In light of the variety of factors considered in connection with their evaluation of the Transactions and the complexity of these matters, the Board did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Board applied his or her own personal business judgment to the strategic alternative process and may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Board, but rather the Board conducted an overall review of the factors described above, including discussions with the Company’s senior management and legal and financial advisors. This explanation of the reasoning of the Board and certain information presented in this section is forward-looking in nature and should be read in light of the factors set forth in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.
Recommendation of the Independent Committee; Reasons for the Recommendation
On March 11, 2023, the Independent Committee, after considering various factors, including those described herein, and after consultation with Freshfields, its legal advisor, and Goldman Sachs, its financial advisor, unanimously resolved (i) that the Merger Agreement and the Transactions were fair to and in the best interests of the Company and its stockholders (other than the Excluded Parties), (ii) to recommend that the Board approve and declare advisable the Merger Agreement and the Transactions and (iii) subject to the terms of the Merger Agreement, to recommend the adoption of the Merger Agreement by the stockholders of the Company (other than the Excluded

Parties). In addition, on March 11, 2023, the Independent Committee, acting in its capacity as the Audit Committee (with Egon Durban recused), determined that the Separation Agreement and the transactions contemplated thereby were in the best interests of the Company and its stockholders, and approved the Separation Agreement for purposes of the Company’s related party transactions policy.
In reaching its determination and recommendations, in addition to the factors the members of the Independent Committee considered in their capacity as members of the Board, the Independent Committee also considered a number of additional or different factors viewed as being generally positive or favorable, including the following factors, which are not intended to be exhaustive and are not presented in any relative order of importance:
•
the fact that SAP confirmed on several occasions during the sale process, at the Independent Committee’s request, that, at such time, it (i) had suspended any pursuit of a sale of only its shares in favor of pursuing a sale of the entire Company, (ii) intended to support a sale of the Company only if, in connection with such sale, it would receive the same form and amount of transaction consideration per share of Company Common Stock as the public stockholders of the Company, (iii) did not intend to purchase any additional equity of the Company or otherwise invest further in equity of the Company, including that it was not considering a purchase of all of the Company and (iv) would treat any new contracts or other arrangements between SAP and the Company (including modifications to any such existing contracts or arrangements) requested by a counterparty in connection with a potential transaction as related party transactions requiring the pre-approval of the members of the Independent Committee, in their capacity as members of the Audit Committee of the Board, in accordance with the Company’s related-party transactions policy, and that, other than such contracts or arrangements, it would not pursue any special or unique arrangements in connection with a potential transaction that were not also available to the public stockholders of the Company on a pro rata basis;

•
the fact that the Independent Committee was composed during the entire process solely of non-management members of the Board who were determined to be, after review by the Board and the Independent Committee, unaffiliated with and disinterested relative to the interests of SAP, the personal interests of members of management of the Company, and Silver Lake, respectively;

•
the fact the members of the Independent Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Merger Agreement, the Separation Agreement or any other transition and separation arrangements between the Company and SAP contemplated to be in place following the Closing;

•
the fact that the Independent Committee was authorized to engage, and did engage, its own advisors and was authorized to communicate directly with the Company’s stockholders, management and other directors, including by changing its recommendation to the Company’s stockholders following the execution of the Merger Agreement;

•
the fact that the Independent Committee had no obligation to recommend in favor of any potential transaction, including a transaction with Parent, and was authorized to recommend against any potential transaction, including the Merger;

•
the fact that the Independent Committee and its advisors were actively engaged in the Company’s sale process, including by participating in meetings with counterparties for a potential transaction, participating in meetings with the Board and SAP and reviewing and providing its views on proposed arrangements between any counterparty for a potential transaction, on the one hand, and SAP, on the other hand;

•
the fact that the Separation Agreement and all other transition and separation arrangements between the Company and SAP contemplated to be in place following the Closing were thoroughly negotiated by Silver Lake, and the Independent Committee’s belief that such arrangements were, in the aggregate, either (i) more favorable to the Company (and therefore enhancing the ability of the Equity Investors to deliver value to the public stockholders) than terminating or maintaining the existing arrangements or (ii) were neutral in their impact relative to terminating or maintaining the existing arrangements;

•
the fact that the non-binding proposal by Party C, although for a higher per share value, was subject to material execution risks that the independent directors had assessed in consultation with its legal advisor and that Party C had failed to make any proposals to address those risks, including after the public announcement by Silver Lake of its $18.15 per share proposal on March 6, 2023, several days before the execution of the definitive Merger Agreement; and

•
the financial presentation of Goldman Sachs to the Independent Committee as well as the oral opinion to the Independent Committee rendered by Goldman Sachs, subsequently confirmed by delivery of its written opinion dated March 12, 2023, to the Independent Committee that, as of the date of such written opinion and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be paid to the holders (other than the Excluded Parties) of Company Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of Company Class A Common Stock (the opinion is more fully described in the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 52 and the full text of the opinion is attached as Annex C to this information statement).

In reaching its determination and recommendations, in addition to the factors the members of the Independent Committee considered in their capacity as members of the Board, the Independent Committee also considered and balanced against the positive factors: (i) the fact that the face value of Party C’s non-binding proposal was $21.00 per share and (ii) the fact that Silver Lake knew that it needed the support of SAP, as the controlling stockholder of the Company, for the Merger and that such knowledge by Silver Lake could have impacted Silver Lake’s parallel negotiations of the post-Closing agreements between the Company and SAP and of the Merger Consideration.
The preceding discussion of the information and factors considered by the Independent Committee is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with their evaluation of the Merger, including those considered in their capacities of Board members as described in the section entitled “The Merger—Recommendation of the Board; Reasons for the Merger” beginning on page 38, and the complexity of these matters, the Independent Committee did not find it practicable to, and did not, quantify or otherwise attempt to rank or assign relative weights to the various factors considered in reaching their respective determinations. In considering the factors described above and any other factors, individual members of the Independent Committee may have viewed factors differently or given different weight, merit or consideration to different factors. In addition, the Independent Committee did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Independent Committee, but rather the Independent Committee conducted an overall review of the factors described above, including discussions with its independent legal and financial advisors.
Required Stockholder Approval for the Merger
Under Delaware law and the Company Charter, the adoption of the Merger Agreement by our stockholders required the Company Stockholder Approval. As of March 12, 2023, the record date for determining the stockholders of the Company entitled to vote on the adoption of the Merger Agreement, there were 605,769,288 shares of Company Common Stock and 423,170,610 shares of Company Class B Common Stock outstanding. Holders of Company Class A Common Stock and Company Class B Common Stock are entitled to one vote and ten votes, respectively, for each share held of record on all matters on which stockholders are entitled to vote generally, including adoption of the Merger Agreement.
On March 12, 2023, following the execution of the Merger Agreement, SAP, which as of March 12, 2023, owned 423,170,610 shares of Company Class B Common Stock representing 100% of the outstanding shares of Company Class B Common Stock and approximately 95.9% of the aggregate voting power of the issued and outstanding shares of the Company Common Stock, delivered the Written Consent. As permitted by the Company Charter and stated in the Company’s filings with the SEC (including the Company’s most recent Annual Report on Form 10-K, filed with the SEC on February 24, 2023), for so long as SAP beneficially owns shares of Company Common Stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock of the Company, SAP has the ability to take stockholder action, including any determinations with respect to mergers and other business combinations, without the vote of any other stockholder of the Company and without having to call a stockholder meeting. As a result of the delivery of the Written Consent, the Company Stockholder Approval was received and no further action by any other Company stockholder is required under applicable law or the Merger Agreement (or otherwise) in connection with the adoption of the Merger Agreement. Therefore, the Company is not

soliciting your vote for the adoption of the Merger Agreement and will not call a stockholders’ meeting for purposes of voting on the adoption of the Merger Agreement. No action by the members of Parent is required to complete the Merger, and all requisite corporate action by and on behalf of Merger Sub required to complete the Merger has been taken.
When actions are taken by the written consent of less than all of the stockholders entitled to vote on a matter, Delaware law requires notice of the action be given to those stockholders who did not consent in writing to the action and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that consents signed by a sufficient number of holders to take the action were delivered to the corporation in accordance with Section 228 of the DGCL. This information statement and the notice attached hereto constitute notice to you from the Company of the Written Consent as required by Delaware law.
Opinion of Morgan Stanley & Co. LLC
Qualtrics retained Morgan Stanley to provide it with financial advisory services and a financial opinion in connection with the possible sale of Qualtrics. The Board selected Morgan Stanley to act as Qualtrics’ financial advisor based on, among other things, Morgan Stanley’s qualifications, extensive expertise and international reputation, its knowledge of and involvement in recent transactions in Qualtrics’ industry, and its knowledge of Qualtrics’ business and affairs given Morgan Stanley’s role as an underwriter in Qualtrics’ initial public offering. At the meeting of the Board on March 12, 2023, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that, as of March 12, 2023, and based upon and subject to the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Morgan Stanley as set forth in its written opinion, the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Common Stock.
The full text of the written opinion of Morgan Stanley, dated as of March 12, 2023, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this information statement as Annex B and incorporated by reference in this information statement in its entirety. The summary of the opinion of Morgan Stanley in this information statement is qualified in its entirety by reference to the full text of the opinion. You are encouraged to read Morgan Stanley’s opinion carefully and in its entirety. Morgan Stanley’s opinion was directed to the Board, in its capacity as such, and addresses only the fairness from a financial point of view of the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement as of the date of the opinion and does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
In connection with rendering its opinion, Morgan Stanley, among other things:
•	reviewed certain publicly available financial statements and other business and financial information of Qualtrics;
•	reviewed certain internal financial statements and other financial and operating data concerning Qualtrics;
•	reviewed the Five-Year Projections;
•	discussed the past and current operations and financial condition and the prospects of Qualtrics with senior executives of Qualtrics;
•	reviewed the reported prices and trading activity of Company Class A Common Stock;
•
compared the financial performance of Qualtrics and the prices and trading activity of Company Class A Common Stock with that of certain other publicly traded companies comparable with Qualtrics, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of Qualtrics, Silver Lake, certain other parties and their respective financial and legal advisors;
•	reviewed the Merger Agreement, the Debt Commitment Letter, substantially in the form of the draft dated March 10, 2023, the final Equity Commitment Letters and the final Limited Guarantees; and
•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.
In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to Morgan Stanley by Qualtrics and formed a substantial basis for its opinion. With respect to the Five-Year Projections, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Qualtrics management of the future financial performance of Qualtrics. Morgan Stanley expressed no view as to the Five-Year Projections or the assumptions on which they were based. In addition, Morgan Stanley assumed that the Transactions will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions (the effect of which would be material to Morgan Stanley’s analysis or its opinion), including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Equity Commitment Letters and the Debt Commitment Letter. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the Transactions, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the Transactions. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Qualtrics and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley also expressed no opinion with respect to the allocation of the Merger Consideration to be paid to all holders of shares of Company Common Stock between the holders of shares of Company Class A Common Stock and Company Class B Common Stock, or the relative fairness of the Merger Consideration to the holders of any shares of Company Common Stock. Morgan Stanley also did not express any opinion as to the voting rights associated with the Company Class B Common Stock or any governance or other rights of the holders thereof (and have not taken any such rights into account in its analysis). Morgan Stanley’s opinion does not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any of Qualtrics’ officers, directors or employees, or any class of such persons, relative to the Merger Consideration to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) in the Transactions. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Qualtrics, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, March 12, 2023. Events occurring after March 12, 2023, may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley has not assumed any obligation to update, revise or reaffirm its opinion.
Summary of Financial Analyses
The following is a summary of the material analyses performed by Morgan Stanley in connection with its oral opinion as of March 12, 2023, subsequently confirmed in writing as of such date, to the Board. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. The analyses listed in the tables and described below must be considered as a whole; considering any portion of such analyses and the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion.
In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and was directed by the Board to rely upon, among other matters, (i) the Five-Year Projections and (ii) certain unaudited projections of Qualtrics’ financial results based on publicly available estimates of Morgan Stanley Equity

Research for calendar years 2023, 2024, and 2025, as well as extrapolations for calendar years 2026 and 2027 prepared by Morgan Stanley that were reviewed and approved for Morgan Stanley’s use by Qualtrics management (the “Street Case”). The Five-Year Projections are more fully described below in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61. In accordance with direction from the Board, Morgan Stanley utilized the Five-Year Projections and the Street Case in its financial analyses described below.
Public Trading Comparables Analysis
Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for Qualtrics with comparable publicly available consensus equity analyst research estimates for companies, selected based on Morgan Stanley’s professional judgment and experience, that share similar business characteristics and have certain comparable operating characteristics including, among other things, similarly sized revenue and/or revenue growth rates, market capitalizations, profitability, scale and/or other similar operating characteristics (these companies, the “Comparable Companies”).
Morgan Stanley analyzed the ratio of aggregate value (“AV”) for each of the Comparable Companies utilizing publicly available financial information as of March 10, 2023 to estimated revenue for calendar year 2023 (“CY23”). Morgan Stanley referred to these ratios as “AV/CY2023E Revenue.” For purposes of its analyses, Morgan Stanley defined “aggregate value” as a company’s fully diluted equity value plus total debt, less cash and cash equivalents. The following is the list of the Comparable Companies along with their respective AV/CY2023E Revenues:
Comparable Company Name	AV / CY2023E REVENUE
Adobe Inc.	7.9x
Atlassian Corporation	10.7x
Cloudflare, Inc.	13.5x
Five9 Inc.	5.3x
HubSpot, Inc.	8.7x
Momentive Inc.	2.4x
MongoDB, Inc.	9.2x
Okta, Inc.	6.3x
Salesforce, Inc.	5.1x
ServiceNow, Inc.	9.2x
Smartsheet Inc.	5.4x
Snowflake Inc.	15.2x
Sprinklr, Inc.	3.3x
Sprout Social, Inc.	9.4x
Workday, Inc.	6.4x
Zoom Video Communications, Inc.	3.6x
Based on its analysis of the relevant metrics for each of the Comparable Companies and upon the application of its professional judgment and experience, Morgan Stanley selected a representative range of AV/CY2023E Revenue of 4.0x – 7.0x and applied this range to the estimated revenue for Qualtrics for calendar year 2023 based on each of the Five-Year Projections and the Street Case, respectively. For purposes of this analysis, Morgan Stanley utilized publicly available financial information, available as of March 10, 2023.
Based on the outstanding shares of Company Common Stock on a fully diluted basis, as provided by Qualtrics management on March 9, 2023, and Qualtrics’ net cash as of December 31, 2022, Morgan Stanley calculated the estimated implied value per share of Company Common Stock as follows:
Forecast Scenario	Selected AV / CY2023E Multiple Range	Implied Value per Share Range of Company Common Stock ($)
Street Case	4.0x-7.0x	10.76 – 18.03
Five-Year Projections	4.0x-7.0x	11.27 – 18.93

No company utilized in the public trading comparables analysis is identical to Qualtrics. In evaluating the Comparable Companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qualtrics’ control. These include, among other things, the impact of competition on Qualtrics’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qualtrics and the industry, and in the financial markets in general. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable company data.
Discounted Equity Value Analysis
Morgan Stanley performed a discounted equity value analysis, which is designed to provide insight into a theoretical estimate of the potential future equity value of a company’s common stock as a function of such company’s estimated future revenue and a range of trading multiples. The resulting estimated future implied equity value is subsequently discounted back to the present day to arrive at an illustrative estimate of the implied present value for the company’s theoretical future implied stock price. In connection with this analysis, Morgan Stanley calculated a range of implied present equity values per share of Company Common Stock on a standalone basis for each of the Five-Year Projections and the Street Case, respectively.
Morgan Stanley calculated ranges of implied equity values per share of Company Common Stock as of March 10, 2023. To calculate these discounted fully diluted equity values, Morgan Stanley utilized calendar year 2025 revenue estimates under each of the Street Case and the Five-Year Projections, respectively. Based upon the application of its professional judgment and experience, Morgan Stanley applied a forward range of aggregate value to estimated revenue multiples (based on such multiples for the Comparable Companies) to the revenue estimates, in order to reach a future-implied fully diluted aggregate value and equity value, respectively. For each of the Street Case and the Five-Year Projections, Morgan Stanley applied an aggregate value to estimated revenue multiple range of 4.0x to 7.0x.
In each case, Morgan Stanley then discounted the resulting implied future fully diluted equity value to March 10, 2023, at a discount rate of 14.3%, which rate was selected by Morgan Stanley based on Qualtrics’ estimated cost of equity, estimated using the capital asset pricing model method and utilizing a 6.0% market risk premium, a risk-free rate of 3.5% based on the 10-year U.S. Treasury yield as of January 25, 2023, and a 1.8 predicted beta per Barra. The results of these analyses are listed below:
Forecast Scenario	Selected AV / Estimated Revenue Multiple Range	Implied Value per Share Range of Company Common Stock ($)
Street Case	4.0x – 7.0x	11.05 – 18.42
Five-Year Projections	4.0x – 7.0x	12.87 – 21.37
Discounted Cash Flow Analysis
Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future cash flows and terminal value of such company. Morgan Stanley calculated a range of fully diluted equity values per share for Company Common Stock based on a discounted cash flow analysis to value Qualtrics as a stand-alone public company. Morgan Stanley utilized estimates from the Five-Year Projections for purposes of its discounted cash flow analysis, as more fully described below.
Morgan Stanley first calculated the estimated unlevered free cash flow, which is defined as non-GAAP adjusted earnings before interest, taxes, depreciation and amortization, (i) less stock-based compensation expense; (ii) less taxes; (iii) less capital expenditures; and (iv) plus or minus changes in net working capital, for calendar years 2023 through 2027, which estimated unlevered free cash flows were reviewed and approved by Qualtrics management for Morgan Stanley’s use. Morgan Stanley then estimated the terminal value of Qualtrics at the end of the forecast period by using a range of terminal free cash flow multiples of 15.0x to 25.0x (applied to free cash flow unburdened by stock-based compensation), which terminal free cash flow multiples were selected upon the application of Morgan Stanley’s professional judgment and experience. The free cash flows and terminal value were then discounted, using a mid-year convention, to present values as of March 10, 2023, at a discount rate ranging from 13.3% to 15.3%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment and experience, to reflect an estimate of Qualtrics’ weighted average cost of capital. The resulting aggregate value was then adjusted to add Qualtrics’ net cash of approximately $719,892,000 as of December 31, 2022.
Based on the outstanding shares of Company Common Stock on a fully diluted basis as provided by Qualtrics management on March 9, 2023, Morgan Stanley calculated the estimated implied value per share of Company Common Stock as follows:
Forecast Scenario	Implied Value Per Share Range of Company Common Stock ($)
Street Case	11.15 – 19.70
Five-Year Projections	15.25 – 26.24
Precedent Transactions Multiples Analysis
Morgan Stanley performed a precedent transactions multiples analysis, which is designed to imply a value of a company based on publicly available financial terms, by reviewing publicly available statistics for selected comparable transactions. Such comparable transactions were selected based on Morgan Stanley’s professional judgment and experience, including because they shared certain characteristics with the Transactions, most notably because they were similar software transactions since January 1, 2022. For each such transaction, Morgan Stanley noted the ratio of aggregate value of the transaction to each of the target company’s estimated revenue for the next 12-month period following the announcement date of the applicable transaction (“NTM Revenue”).
The following is the list of such reviewed transactions:
Selected Precedent Transactions (Target/Acquiror)	AV / NTM REVENUE
Anaplan, Inc. / Thoma Bravo	12.9x
Avalara, Inc. / Vista Equity Partners	9.1x
CDK Global, Inc. / Brookfield	4.5x
Citrix Systems, Inc. / Evergreen Coast Capital	5.0x
Coupa Software Inc. / Thoma Bravo	8.4x
Duck Creek Technologies LLC / Vista Equity Partners	6.6x
ForgeRock, Inc. / Thoma Bravo	8.3x
KnowBe4, Inc. / Vista Equity Partners	10.9x
Magnet Forensics Inc. / Thoma Bravo	10.3x
Medallia, Inc. / Thoma Bravo	10.8x
Ping Identity Corporation / Thoma Bravo	7.6x
SailPoint Technologies Holdings, Inc. / Thoma Bravo	13.2x
Sumo Logic, Inc. / Francisco Partners	4.0x
UserTesting, Inc. / Thoma Bravo	5.3x
Zendesk, Inc. / Hellman & Friedman	5.4x
Based on its analysis of the relevant metrics and timeframe for each of the comparable transactions and upon the application of its professional judgment and experience, Morgan Stanley selected representative ranges for the ratio of aggregate value to the estimated NTM Revenue of 5.5x to 9.0x and applied these ranges to Qualtrics’ estimated NTM Revenue (which is equivalent to the estimated calendar year 2023 revenue as of March 10, 2023), based on the Street Case to calculate a range of implied equity values per share of Company Common Stock. The results of the analysis were as follows:
Forecast Scenario	Selected AV / Estimated NTM Revenue Range	Implied Value per Share Range of Company Common Stock ($)
Street Case	5.5x – 9.0x	14.39 – 22.88
Five-Year Projections	5.5x – 9.0x	15.10 – 24.03

No company or transaction utilized in the precedent transactions analysis is identical to Qualtrics or the Transactions. In evaluating the precedent transactions, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qualtrics’ control. These include, among other things, the impact of competition on Qualtrics’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qualtrics and the industry, and in the financial markets in general, which could affect the public trading value of the companies and the aggregate value and fully diluted equity value of the transactions to which the Transactions are being compared. The fact that points in the range of implied present value per share of Company Common Stock derived from the valuation of precedent transactions were less than or greater than the $18.15 per share in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) is not necessarily dispositive in connection with Morgan Stanley’s analysis of the Merger Consideration, but is one of many factors that Morgan Stanley considered.
Other Information
Morgan Stanley observed additional factors that were not considered as part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Board.
Illustrative Precedent Transaction Premiums
Morgan Stanley reviewed the premiums paid by acquirers in selected public company technology transactions occurring between January 2022 and March 2023, with aggregate values greater than $1,000,000,000. Morgan Stanley selected such public company technology transactions because of certain shared characteristics with the Transactions based on Morgan Stanley’s professional judgment and experience. For each transaction in the analyses, Morgan Stanley noted, where available: (i) the implied premium to the acquired company’s closing share price on the last trading day prior to announcement (or, as applicable, on the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news); and (ii) the implied premium to the acquired company’s 30-day volume weighted average closing share price prior to announcement (or, as applicable, the last trading day prior to the share price being affected by acquisition rumors or similar merger-related news).
Based on its analysis of the premia for such transactions and based upon the application of its professional judgment and experience, Morgan Stanley selected (i) a representative range of premia based on the selected transactions occurring between January 2022 and March 2023 and applied such range to Qualtrics’ closing share price on January 25, 2023 (the last trading day prior to SAP’s announcement of its exploration of a stake sale); and (ii) a representative range of premia based on the selected transactions occurring between January 2022 and March 2023 and applied such range to Qualtrics’ closing share price during the 30 trading days prior to and including January 25, 2023.
The following table summarizes such calculations:
Precedent Transaction Premium Scenario	Representative Premium Ranges	Implied Value per Share Range of Company Common Stock ($)
Premia to 1-Day Unaffected Share Price	40%–80%	15.69 – 20.18
Premia to 30-Day Volume Weighted Average Unaffected Share Price	40%–80%	14.69 – 18.88
Historical Trading Ranges
Morgan Stanley reviewed the historical trading range of Company Class A Common Stock for the 30-, 90- and 180-day periods ending on January 25, 2023. The ranges were as follows:
Historical Trading Periods	Historical Per Share Range of Company Class A Common Stock ($)
Last 30 Days ending on January 25, 2023	9.68 – 11.59
Last 90 Days ending on January 25, 2023	9.65 – 12.33
Last 180 Days ending on January 25, 2023	9.65 – 15.37

Equity Research Analysts’ Future Price Targets
Morgan Stanley reviewed publicly available equity research analysts’ future share price targets for Company Class A Common Stock as of March 10, 2023. Morgan Stanley used the lowest and highest undiscounted price targets issued by those research analysts with publicly available price targets for shares of Qualtrics (excluding the highest and lowest outliers), resulting in a range of $15.00 to $21.00 per share of Company Common Stock, with a median of $17.00 per share.
Morgan Stanley then calculated the range of discounted price targets for Qualtrics by discounting such targets for one year. Based on an estimated cost of equity of 14.3% for Qualtrics, Morgan Stanley calculated a range of discounted price targets of $13.13 to $18.38 per share of Company Common Stock, with a median of $14.88 per share.
The public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for Company Common Stock, and these estimates are subject to uncertainties, including the future financial performance of Qualtrics and future financial market conditions.
General
In connection with the review of the Transactions by the Board, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Qualtrics.
In performing its analyses, Morgan Stanley made numerous judgments and assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond Qualtrics’ control. These include, among other things, the impact of competition on Qualtrics’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Qualtrics and the industry, and in the financial markets in general. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.
Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the per share price of $18.15 in cash to be received by the holders of shares of Company Common Stock (other than the holders of the Excluded Shares and the Dissenting Shares) pursuant to the Merger Agreement and in connection with the delivery of its opinion dated as of March 12, 2023, to the Board. These analyses do not purport to be appraisals or to reflect the prices at which shares of Company Common Stock might actually trade.
The aggregate Merger Consideration to be received by the holders of shares of Company Common Stock (other than as specified in the Merger Agreement) pursuant to the Merger Agreement was determined through arm’s-length negotiations between Qualtrics and Silver Lake and was approved by the Board. Morgan Stanley provided financial advice to the Board during these negotiations but did not, however, recommend any specific consideration to Qualtrics or the Board, nor did Morgan Stanley opine that any specific consideration constituted the only appropriate consideration for the Transactions. Morgan Stanley’s opinion did not address the relative merits of the Transactions as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available.
Morgan Stanley’s opinion and its presentation to the Board were among the many factors taken into consideration by the Board to recommend that the Board approve and adopt the Merger Agreement. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Board with respect to the consideration pursuant to the Merger Agreement or of whether the Board would have been willing to agree to a different consideration. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

The Board retained Morgan Stanley based upon, among other things, Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of their customers, in debt or equity securities or loans of SAP SE, Silver Lake, CPPIB, Parent, Qualtrics and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Transactions, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with Qualtrics in connection with the Transactions, may have committed and may commit in the future to invest in private equity funds managed by Silver Lake, CPPIB or their respective affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in investment vehicles, including private equity funds and/or pension funds, managed by Silver Lake, CPPIB or their respective affiliates.
Under the terms of its engagement letter, Morgan Stanley provided the Board financial advisory services and an opinion, described in this section and attached to this information statement as Annex B, in connection with the Transactions, and Qualtrics has agreed to pay Morgan Stanley a fee of approximately $71,000,000 for its services, approximately $7,000,000 of which was earned following delivery of the opinion described in this section and attached to this information statement as Annex B and the remainder of which is contingent upon the consummation of the Transactions. Qualtrics has also agreed to reimburse Morgan Stanley for its expenses, including fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Qualtrics has agreed to indemnify Morgan Stanley and its affiliates, its and their respective officers, directors, employees and agents and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain losses, claims, damages, liabilities and expenses related to, arising out of or in connection with Morgan Stanley’s engagement, including certain liabilities under the federal securities laws.
In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and certain of its affiliates have provided financing services for SAP SE and certain of its controlled affiliates (collectively, the “SAP Related Entities”) and received aggregate fees of approximately $1,000,000 in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and certain of its affiliates have provided financial advisory and financing services for Qualtrics and certain affiliates of Qualtrics and received aggregate fees of approximately $25,000,000 – $50,000,000 in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and certain of its affiliates have provided financial advisory and financing services for Silver Lake and certain majority-controlled affiliates and portfolio companies of Silver Lake (collectively, the “Silver Lake Related Entities”) and received aggregate fees of approximately $20,000,000 – $35,000,000 in connection with such services. In the two years prior to the date of Morgan Stanley’s opinion, Morgan Stanley and certain of its affiliates have provided financial advisory and financing services for CPPIB and certain majority-controlled affiliates of CPPIB (collectively, the “CPPIB Related Entities”) and received aggregate fees of approximately $20,000,000 – $40,000,000 in connection with such services. Morgan Stanley and its affiliates may also seek to provide financial advisory and financing services to SAP, the SAP Related Entities, Parent, Silver Lake, the Silver Lake Related Entities, CPPIB, the CPPIB Related Entities, Qualtrics and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Opinion of Goldman Sachs & Co. LLC
Goldman Sachs rendered its oral opinion, subsequently confirmed by delivery of its written opinion, dated March 12, 2023, to the Independent Committee that, as of the date of the written opinion and based upon and subject to the factors and assumptions set forth therein, the $18.15 in cash per share of Company Class A Common Stock to be paid to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock pursuant to the Merger Agreement was fair from a financial point of view to such holders of shares of Company Class A Common Stock.
The full text of the written opinion of Goldman Sachs, dated March 12, 2023, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex C to this information statement. The summary of Goldman Sachs’ opinion contained in this information statement is qualified in its entirety by reference to the full text of Goldman

Sachs’ written opinion. Goldman Sachs provided advisory services and its opinion for the information and assistance of the Independent Committee in connection with its consideration of the Transactions. Goldman Sachs’ opinion is not a recommendation as to how any holder of Company Common Stock should vote or provide its consent with respect to the Transactions or any other matter.
In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:
•	the Merger Agreement;
•
annual reports to stockholders and Annual Reports on Form 10-K of Qualtrics for the three years ended December 31, 2022, and the registration statement on Form S-1 of Qualtrics, including the prospectus contained therein, dated January 29, 2021, relating to the initial public offering of Company Class A Common Stock;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Qualtrics;
•	certain other communications from Qualtrics to its stockholders;
•	certain publicly available research analyst reports for Qualtrics; and
•
certain internal financial analyses and forecasts for Qualtrics prepared by its management and approved for Goldman Sachs’ use by the Independent Committee (for purposes of this section of the information statement, the “Forecasts”), which are summarized in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61.

Goldman Sachs also held discussions with members of the senior management of Qualtrics regarding their assessment of the past and current business operations, financial condition and future prospects of Qualtrics; reviewed the reported price and trading activity for shares of Company Class A Common Stock; compared certain financial and stock market information for Qualtrics with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and other recent business combinations in the technology, media and telecom industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.
For purposes of rendering its opinion, Goldman Sachs, with the Independent Committee’s consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, it, without assuming any responsibility for independent verification thereof. In that regard, Goldman Sachs assumed with the Independent Committee’s consent that the Forecasts were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Independent Committee. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of Qualtrics or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions would be obtained without any adverse effect on the expected benefits of the Transactions in any way meaningful to its analysis. Goldman Sachs also assumed that the Transactions would be consummated on the terms set forth in the Merger Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.
Goldman Sachs’ opinion does not address the underlying business decision of Qualtrics to engage in the Transactions, or the relative merits of the Transactions as compared to any strategic alternatives that may be available to Qualtrics, including a non-binding indication of interest for a potential alternative transaction proposed by a third party at a higher price per share of Company Class A Common Stock in cash than in the Transactions, which indication of interest the Independent Committee advised Goldman Sachs, among other facts and circumstances relating to such indication of interest, raised certain issues relating to the certainty of consummation of such potential alternative transaction; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock, as of the date of the written opinion, of the $18.15 in cash per share of Company Class A Common Stock to be paid to such holders pursuant to the Merger Agreement. Goldman Sachs’ opinion does not express any view on, and does not address, any other term or aspect of the Merger Agreement or the Transactions or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Transactions, including any allocation of the aggregate consideration payable pursuant to the Merger Agreement, including among the holders of shares of Company Class A Common Stock and holders of shares of Company Class B Common Stock, the fairness of the Transactions to, or any consideration received in connection therewith by, the holders of shares of Company Class B Common Stock or any other class of securities, creditors, or other constituencies of Qualtrics; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Qualtrics, or class of such persons, in connection with the Transactions, whether relative to the $18.15 in cash per share of Company Class A Common Stock to be paid to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of its written opinion and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its written opinion. In addition, Goldman Sachs does not express any opinion as to the prices at which shares of Company Class A Common Stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on Qualtrics or Parent, or the Transactions, or as to the impact of the Transactions on the solvency or viability of Qualtrics or Parent or the ability of Qualtrics or Parent to pay their respective obligations when they come due. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.
The following is a summary of the material financial analyses delivered by Goldman Sachs to the Independent Committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 10, 2023, the last completed trading day before the public announcement of the Transactions, and is not necessarily indicative of current or future market conditions.
Implied Premia Analysis
Goldman Sachs calculated and compared certain implied premia described below based on the $18.15 in cash per share of Company Class A Common Stock to be paid to the holders (other than the Excluded Parties) of such shares pursuant to the Merger Agreement.
Goldman Sachs calculated the implied premia represented by the $18.15 in cash per share of Company Class A Common Stock relative to:
•
$11.21, the undisturbed closing price for Company Class A Common Stock on January 25, 2023, the last trading day prior to SAP’s announcement of the potential sale of its stake in Qualtrics (the “Undisturbed Share Price”);

•	$10.53, the volume weighted average price of Company Class A Common Stock over the 30-trading-day period ended January 25, 2023 (the “30-day Undisturbed VWAP”);
•	$16.55, the closing price for Company Class A Common Stock on March 10, 2023, the last full trading day prior to the signing of the Merger Agreement (the “Current Share Price”);
•	$31.51, the highest closing trading price of the shares of Company Class A Common Stock over the 52-week period ended January 25, 2023 (the “Undisturbed 52-Week High”); and
•	$9.65, the lowest closing trading price of the shares of Company Class A Common Stock over the 52-week period ended January 25, 2023 (the “Undisturbed 52-Week Low”).

The results of these calculations and comparisons were as follows:
Company Class A Common Stock Reference Price	Implied Premium Represented by $18.15 in Cash per Share of Company Class A Common Stock
Undisturbed Share Price of $11.21	62%
30-day Undisturbed VWAP $10.53	72%
Current Share Price of $16.55	10%
Undisturbed 52-Week High of $31.51	(42)%
Undisturbed 52-Week Low of $9.65	88%
Illustrative Discounted Cash Flow Analysis
Using the Forecasts, Goldman Sachs performed an illustrative discounted cash flow analysis on Qualtrics to derive a range of illustrative present values per share of Company Class A Common Stock. Using the mid-year convention for discounting cash flows and discount rates ranging from 13% to 15%, reflecting estimates of Qualtrics’ weighted average cost of capital, Goldman Sachs discounted to present value as of December 31, 2022 (i) estimates of unlevered free cash flow (“uFCF”) for Qualtrics for the fiscal years 2023 through 2032 as reflected in the Forecasts and referred to as “Unlevered Free Cash Flow Burdened by Stock Based Compensation” in the section entitled “The Merger—Certain Company Financial Forecasts” beginning on page 61 and (ii) a range of illustrative terminal values for Qualtrics, which were calculated by applying terminal year, next twelve months (“NTM”) uFCF multiples ranging from 15.0x to 20.0x, to a terminal year estimate of NTM uFCF to be generated by Qualtrics, as reflected in the Forecasts and referred to as “Unlevered Free Cash Flow Burdened by Stock Based Compensation” in the section entitled “The Merger—Certain Company Financial Forecasts” (which analysis implied perpetuity growth rates ranging from 6% to 10%). The illustrative terminal year NTM uFCF multiple range for Qualtrics was estimated by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical enterprise value to NTM uFCF multiples of certain publicly traded companies. Goldman Sachs derived the discount rates referenced above by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including Qualtrics’ target capital structure weightings, the cost of long-term debt, after-tax yield on permanent excess cash, if any, future applicable marginal cash tax rate and a beta for Qualtrics, as well as certain financial metrics for the United States financial markets generally.
Goldman Sachs derived a range of illustrative enterprise values for Qualtrics by adding the ranges of present values it derived as described above. Goldman Sachs then added to the range of illustrative enterprise values it derived for Qualtrics, the amount of Qualtrics’ net cash as of December 31, 2022, as provided by management of Qualtrics and approved for Goldman Sachs’ use by the Independent Committee, to derive a range of illustrative equity values for Qualtrics. Goldman Sachs then divided the range of illustrative equity values it derived by the number of fully diluted outstanding shares of Company Common Stock as of March 9, 2023, calculated using the treasury stock method, as provided by and approved for Goldman Sachs’ use by management of Qualtrics, to derive a range of illustrative present values per share of Company Common Stock ranging from $14 to $20, rounded to the nearest dollar.
Illustrative Present Value of Future Share Price Analysis
Goldman Sachs performed an illustrative analysis of the implied present value of an illustrative future value per share of Company Class A Common Stock. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2023 through 2026. Goldman Sachs first calculated the implied future enterprise values for Qualtrics as of December 31 for each of the fiscal years 2023 through 2025, by applying a range of illustrative enterprise value to NTM revenue (“EV/NTM revenue”) multiples of 4.50x to 7.00x to estimates of Qualtrics’ revenue for each of the fiscal years 2024 through 2026. This illustrative range of EV/NTM revenue multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical EV/NTM revenue multiples for Qualtrics and certain publicly traded companies, each as described below in the section entitled “Opinion of Goldman Sachs & Co. LLC—Selected Public Company Comparables Analysis” beginning on page 58.
Goldman Sachs then added the amount of Qualtrics’ projected net cash as of December 31, 2023, 2024 and 2025, respectively, each as provided by management of Qualtrics and approved for Goldman Sachs’ use by the Independent

Committee, to the respective implied future enterprise values in order to derive a range of illustrative equity values for Qualtrics as of December 31, 2023, 2024 and 2025. Goldman Sachs then divided these implied equity values by the projected number of fully diluted outstanding shares of Company Common Stock as of December 31, 2023, 2024 and 2025, respectively, each as provided by and approved for Goldman Sachs’ use by management of Qualtrics, to derive a range of implied future equity values per share of Company Common Stock. Goldman Sachs then discounted these implied future equity values per share of Company Common Stock to December 31, 2022, using an illustrative discount rate of 14.9%, reflecting an estimate of Qualtrics’ cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for Qualtrics, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Qualtrics Common Stock of $13 to $23, rounded to the nearest dollar.
Goldman Sachs also performed an illustrative present value of future share price analysis, by calculating the implied enterprise value for Qualtrics as of December 31, 2023, 2024 and 2025, by applying a range of illustrative enterprise value to NTM revenue multiples adjusted using NTM revenue growth (“growth-adjusted EV/NTM revenue”) of 0.20x to 0.30x to NTM revenue estimates and NTM revenue growth estimates for Qualtrics for each of the fiscal years 2024 through 2026. For this analysis, Goldman Sachs used the Forecasts for each of the fiscal years 2023 through 2026. This illustrative range of growth-adjusted EV/NTM revenue multiple estimates was derived by Goldman Sachs utilizing its professional judgment and experience, taking into account, among other things, current and historical growth-adjusted EV/NTM revenue multiples for Qualtrics and certain publicly traded companies, each as described below in the section entitled “Opinion of Goldman Sachs & Co. LLC—Selected Public Company Comparables Analysis” beginning on page 58.
Goldman Sachs then added the amount of Qualtrics’ net cash as of December 31, 2023, 2024 and 2025, each as provided by management of Qualtrics and approved for Goldman Sachs’ use by the Independent Committee, to the respective implied forward enterprise values in order to derive a range of illustrative equity values for Qualtrics as of December 31, for 2023, 2024 and 2025. Goldman Sachs then divided these implied equity values by the projected year-end number of fully diluted outstanding shares of Company Common Stock as of December 31, 2023, 2024 and 2025, each as provided by and approved for Goldman Sachs’ use by management of Qualtrics, to derive a range of implied future values per share of Company Common Stock. Goldman Sachs then discounted these implied future equity values per share of Company Common Stock to December 31, 2022, using an illustrative discount rate of 14.9%, reflecting an estimate of Qualtrics’ cost of equity. Goldman Sachs derived such discount rate by application of the Capital Asset Pricing Model, which requires certain company-specific inputs, including a beta for the company, as well as certain financial metrics for the United States financial markets generally. This analysis resulted in a range of implied present values per share of Company Common Stock of $14 to $24, rounded to the nearest dollar.
Selected Precedent Transactions Analysis
Goldman Sachs analyzed certain publicly available information relating to the following selected transactions in the software industry since 2018. For each of the selected transactions, where information was publicly available, Goldman Sachs calculated and compared the implied EV/NTM revenue multiple of the applicable target company based on the total consideration paid in the transaction as a multiple of the target company’s median consensus estimates of NTM revenue, based on information obtained from public filings and FactSet at the time each such selected transaction was announced.

The following table identifies the transactions reviewed by Goldman Sachs as part of this analysis:
Announcement Date	Target	Acquiror	EV/NTM Revenue
Jan 2018	Callidus Software Inc.	SAP SE	7.7x
Nov 2018	Apptio, Inc.	Vista Equity Partners Management, LLC	7.1x
Dec 2018	MINDBODY, Inc.	Vista Equity Partners Management, LLC	6.7x
Feb 2019	The Ultimate Software Group, Inc.	Hellman & Friedman	8.0x
Feb 2020	Instructure, Inc.	Thoma Bravo, L.P.	6.2x
Mar 2021	Pluralsight, Inc.	Vista Equity Partners Management, LLC	8.3x
Apr 2021	Proofpoint, Inc.	Thoma Bravo, L.P.	9.1x
Jul 2021	Medallia, Inc.	Thoma Bravo, L.P.	10.8x
Mar 2022	Mandiant Inc.	Google LLC	9.7x
Apr 2022	SailPoint Technologies Holdings, Inc.	Thoma Bravo, L.P.	12.9x
Apr 2022	Datto Holding Corp.	Kaseya Holdings Inc.	8.0x
Jun 2022	Anaplan, Inc.	Thoma Bravo, L.P.	12.8x
Jun 2022	Zendesk, Inc.	Investor Group	5.5x
Aug 2022	Ping Identity Holding Corp.	Thoma Bravo, L.P.	7.7x
Aug 2022	Avalara, Inc.	Vista Equity Partners Management, LLC	8.8x
Oct 2022	KnowBe4, Inc.	Vista Equity Partners Management, LLC	11.4x
Oct 2022	ForgeRock, Inc.	Thoma Bravo, L.P.	8.4x
Oct 2022	UserTesting, Inc.	Thoma Bravo, L.P.	5.1x
Dec 2022	Coupa Software Incorporated	Thoma Bravo, L.P.	8.6x
Jan 2023	Duck Creek Technologies, Inc.	Vista Equity Partners Management, LLC	6.8x
Feb 2023	Sumo Logic, Inc.	Francisco Partners Management LLC	4.2x
While none of the selected transactions or companies that participated in the selected transactions is directly comparable to the Transactions or Qualtrics, the transactions included as selected transactions were chosen because the target companies that participated in the selected transactions are companies with operations, results, market size and product profiles that, for the purpose of this analysis, may be considered similar to certain of Qualtrics’ results, market sizes and product profile.
The foregoing analysis informed the illustrative range of EV/NTM revenue multiple estimates that was derived by Goldman Sachs utilizing its professional judgment and experience. Using this analysis and Goldman Sachs’ professional judgment and experience, Goldman Sachs applied a reference range of EV/NTM revenue multiples of 5.5x to 9.1x to an estimate of Qualtrics’ NTM revenue as of March 10, 2023, as provided by management of Qualtrics and approved for Goldman Sachs’ use by the Independent Committee, to derive a range of implied enterprise values for Qualtrics. Goldman Sachs then added to the range of implied enterprise values the amount of Qualtrics’ net cash as of December 31, 2022, as provided by management of Qualtrics and approved for Goldman Sachs’ use by the Independent Committee, to derive a range of illustrative equity values for Qualtrics. Goldman Sachs then divided the range of illustrative equity values by the number of fully diluted outstanding shares of Company Common Stock as of March 9, 2023, calculated using the treasury stock method, as provided by and approved for Goldman Sachs’ use by management of Qualtrics, to derive a reference range of implied equity values per share of Company Common Stock of $16 to $25, rounded to the nearest dollar.
Premia Paid Analysis
Goldman Sachs reviewed and analyzed, using information obtained from FactSet, the acquisition premia for 111 all-cash acquisition transactions announced during the time period from January 1, 2013 through March 10, 2023, involving a public technology, media or telecommunication company in the commercial services, communications, consumer services, electronic technology or technology services sectors based in the United States as the target where the disclosed enterprise value for the transaction was greater than $1,000,000,000. For the entire period, using publicly available information, Goldman Sachs calculated the median, 25th percentile and 75th percentile premia of the price paid in each of the transactions relative to the target’s last undisturbed closing stock price prior to announcement of the transaction. This analysis indicated a median premium of 30%, a 25th percentile premium of 18% and a 75th percentile premium of 51% across the period. Using this analysis and its professional judgment and experience, Goldman Sachs applied a range of illustrative premia of 18% to 51% to the undisturbed closing price per share of Company Common Stock of $11.21 as of January 25, 2023 and calculated a range of implied equity values per share of Company Common Stock of $13 to $17, rounded to the nearest dollar.
Selected Public Company Comparables Analysis
Using publicly available information, Goldman Sachs reviewed and compared EV/NTM revenue and growth-adjusted EV/NTM revenue multiples for Qualtrics and for the following publicly traded corporations in the software industry, which are referred to in this section as the “selected software companies”:
•	Adobe Systems Incorporated;
•	Atlassian Corporation;
•	DocuSign, Inc.;
•	Dynatrace, Inc.;
•	Five9, Inc.;
•	Freshworks Inc.;
•	HubSpot, Inc.;
•	Momentive Global Inc.;
•	Okta, Inc.;
•	RingCentral, Inc.;
•	Salesforce, Inc.;
•	ServiceNow, Inc.;
•	Smartsheet Inc.;
•	Sprinklr, Inc.;
•	Sprout Social, Inc.;
•	Twilio Inc.; and
•	ZoomInfo Technologies Inc.
Although none of the selected software companies is directly comparable to Qualtrics, the selected software companies included were chosen because they are publicly traded companies in the software industry with certain operations that, for purposes of analysis, may be considered similar to certain operations of Qualtrics.
Goldman Sachs calculated and compared the average EV/NTM revenue and growth-adjusted EV/NTM revenue multiples for (i) Qualtrics over the one-month, three-month, six-month, one-year and year-to-date periods ending January 25, 2023, and the period starting on the date of Qualtrics’ initial public offering and ending on January 25, 2023, and (ii) the selected software companies over the one-month, three-month, six-month, one-year and year-to-date periods ending March 10, 2023, and the period starting on the date of Qualtrics’ initial public offering and ending on March 10, 2023, based on financial and trading data as of March 10, 2023, and information from FactSet. The results of this analysis are summarized as follows:
EV/NTM Revenue
Averages Over Historical Periods
	Since IPO	1-Year	6-Months	3-Months	1-Month	Year-to-Date
Qualtrics(1)	12.5x	6.1x	4.1x	3.8x	3.7x	3.8x
Selected software companies(2)	12.3x	7.0x	5.8x	6.2x	6.3x	6.3x
(1)	Since IPO, 1-year, 6-months, 3-months, 1-month and year-to-date periods ended January 25, 2025.
(2)	Since IPO, 1-year, 6-months, 3-months, 1-month and year-to-date periods ended March 10, 2023.

Growth-Adjusted EV/NTM Revenue
Averages Over Historical Periods
	Since IPO	1-Year	6-Months	3-Months	1-Month	Year-to-Date
Qualtrics(1)	0.51x	0.25x	0.20x	0.21x	0.22x	0.22x
Selected software companies(2)	0.49x	0.34x	0.33x	0.35x	0.38x	0.39x
(1)	Since IPO, 1-year, 6-months, 3-months, 1-month and year-to-date periods ended January 25, 2025.
(2)	Since IPO, 1-year, 6-months, 3-months, 1-month and year-to-date periods ended March 10, 2023.
Goldman Sachs also calculated and compared the current EV/NTM revenue and growth-adjusted EV/NTM revenue multiples for (i) Qualtrics, based on the Forecasts and based on FactSet estimates as of January 25, 2023, and (ii) each of the selected software companies, based on financial and trading data as of March 10, 2023 and information obtained from FactSet. The results of this analysis are summarized as follows:
	EV/NTM Revenue	Growth- Adjusted EV/NTM Revenue
Qualtrics (based on the Forecasts)	3.8x	0.18x
Qualtrics (based on FactSet consensus estimates)	4.0x	0.24x
Adobe Systems Incorporated	7.6x	0.83x
Atlassian Corporation	10.1x	0.49x
DocuSign, Inc	3.8x	0.51x
Dynatrace, Inc.	8.2x	0.43x
Five9, Inc.	5.1x	0.33x
Freshworks Inc.	5.4x	0.32x
HubSpot, Inc.	8.3x	0.44x
Momentive Global Inc.	2.4x	0.78x
Okta, Inc.	6.2x	0.37x
RingCentral, Inc.	2.2x	0.21x
Salesforce, Inc.	4.9x	0.47x
ServiceNow, Inc.	8.8x	0.40x
Smartsheet Inc.	5.2x	0.19x
Sprinklr, Inc.	3.3x	0.20x
Sprout Social, Inc.	8.8x	0.29x
Twilio Inc.	2.1x	0.17x
ZoomInfo Technologies Inc.	7.4x	0.44x
General
The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Qualtrics or the Transactions.
Goldman Sachs prepared these analyses for purposes of Goldman Sachs' providing its opinion to the Independent Committee as to the fairness from a financial point of view to the holders (other than the Excluded Parties) of shares of Company Class A Common Stock, as of the date of the written opinion, of the $18.15 in cash per share of Company Class A Common Stock to be paid to such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Qualtrics, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.
The Merger Consideration was determined through arm’s-length negotiations between Qualtrics and Parent and was approved by the Board upon the recommendation of the Independent Committee. Goldman Sachs provided advice to the Independent Committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration, including any allocation of the consideration payable pursuant to the Merger Agreement, including among the holders of shares of Company Class A Common Stock and the holders of shares of Company Class B Common Stock, to Qualtrics or the Independent Committee or that any specific amount or allocation of consideration constituted the only appropriate amount or allocation of consideration for the Transactions.
As described in the section entitled “The Merger—Recommendation of the Independent Committee; Reasons for the Recommendation” beginning on page 42, Goldman Sachs’ opinion to the Independent Committee was one of many factors taken into consideration by the Independent Committee in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex C.
Goldman Sachs and its affiliates are engaged in advisory, underwriting, lending and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of Qualtrics, Parent, any of their respective affiliates and third parties, including SAP, Silver Lake and CPPIB or any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the Transactions. Goldman Sachs acted as financial advisor to the Independent Committee in connection with, and participated in certain of the negotiations leading to, the Transactions. Goldman Sachs has provided certain financial advisory and/or underwriting services to Qualtrics and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as lead left bookrunner with respect to a follow-on public offering of shares of Company Class A Common Stock in November 2021. During the two-year period ended March 12, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking to Qualtrics and/or its affiliates of approximately $10,000,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as joint lead bookrunner with respect to the initial public offering of Endeavor Group Holdings Inc., a portfolio company of a fund associated with Silver Lake, in April 2021; as financial advisor to Social Finance, Inc., a portfolio company of a fund associated with Silver Lake, with respect to its business combination with Social Capital Hedosophia Holdings Corp. V, a special purpose acquisition company, in May 2021; as bookrunner with respect to the public offering of investment grade bonds of Motorola Solutions Inc., a portfolio company of a fund associated with Silver Lake, in May 2021; as lead left bookrunner with respect to the private offering of convertible senior notes of Unity Software Inc. (“Unity Software”), a portfolio company of a fund associated with Silver Lake, in November 2021; as financial advisor to Unity Software in connection with its acquisition of ironSource Ltd. in November 2022; as joint lead arranger and joint bookrunner with respect to the refinancing and amendment of the First Lien Credit Agreement of a wholly-owned subsidiary of SolarWinds Corporation, a portfolio company of a fund associated with Silver Lake, in November 2022; and as bookrunner with respect to the public offering of investment grade senior notes of wholly-owned subsidiaries of Dell Technologies, Inc., a portfolio company of a fund associated with Silver Lake, in January 2023. During the two-year period ended March 12, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to Silver Lake and/or its affiliates and portfolio companies (which may include companies that are not controlled by Silver Lake) of approximately $104,000,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as lead left bookrunner with respect to the equity follow-on public offering of Petco Health and Wellness Company Inc., a portfolio company of CPPIB, in May 2021; as financial advisor to GlobalLogic Inc., a portfolio company of CPPIB, with respect to its sale in July 2021; as lead left bookrunner with respect to the initial public offering of Informatica LLC, a portfolio company of CPPIB, in October 2021; as lead left bookrunner in connection with a bank loan to Ultimate Fighting Championship Ltd., a subsidiary of Endeavor Group Holdings Inc., a portfolio company of CPPIB, in connection with its acquisition of OpenBet Technologies Company in October 2021; and as lead left bookrunner with respect to a second-lien term loan and dividend recapitalization of Ascend Learning LLC, a portfolio company of CPPIB, in November 2021. During the two-year period ended March 12, 2023, Goldman Sachs has recognized compensation for financial advisory and/or underwriting services provided by Goldman Sachs Investment Banking directly to CPPIB and/or its affiliates and portfolio companies (which may include companies that are not controlled by CPPIB) of approximately $100,000,000. Goldman Sachs also has provided certain financial advisory and/or underwriting services to the Government of Canada1 and/or its agencies, and instrumentalities and their respective affiliates from time to time for which Goldman Sachs Investment Banking Division has received, and may receive, compensation. During the two-year period ended March 12, 2023, Goldman Sachs Investment Banking has not been engaged by SAP or its affiliates, other than Qualtrics, to provide financial advisory or underwriting services for which Goldman Sachs has recognized compensation. Goldman Sachs may also in the future provide financial advisory and/or underwriting services to Qualtrics, SAP, Silver Lake, CPPIB, the Government of Canada and/or its agencies and instrumentalities, and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs also may have co-invested with Silver Lake and CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver Lake and/or CPPIB from time to time and may do so in the future.
The Independent Committee selected Goldman Sachs as its financial advisor, in part, because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Transactions. Pursuant to a letter agreement dated February 23, 2023, the Independent Committee engaged Goldman Sachs to act as its financial advisor in connection with the Transactions. The engagement letter between the Independent Committee and Goldman Sachs provides for a transaction fee that is estimated, based on the information available as of the date of announcement, at approximately $10,000,000, $2,500,000 of which became payable at the announcement of the Transactions on March 13, 2023, and the remainder of which is contingent upon consummation of the Transactions. In addition, the Independent Committee has agreed to reimburse Goldman Sachs for certain of its expenses, including reasonable attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.
Certain Company Financial Forecasts
The Company does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than by providing, from time to time, estimates of certain expected financial results and operational metrics in its regular annual and quarterly earnings press releases and related investor materials.
The Company is especially wary of making financial forecasts for extended earnings periods because of the unpredictability of the underlying assumptions and estimates, and does not prepare five-year forecasts, or forecasts or extrapolations for longer periods, in the ordinary course of business. However, in connection with its evaluation of the Merger and other strategic alternatives available to the Company, the Board reviewed, among other things, certain unaudited, preliminary financial forecasts developed by the Company’s management with respect to fiscal years 2023 through 2027 (the “Five-Year Projections”), and the Independent Committee reviewed, among other things, the Five-Year Projections as well as certain extrapolations based on the Five-Year Projections made by the Company’s management in consultation with Morgan Stanley with respect to fiscal years 2028 to 2032 (such extrapolations and the Five-Year Projections, collectively, the “Ten-Year Projections”). The Five-Year Projections were made available to Morgan Stanley and to bidders, including Parent, and the Ten-Year Projections were made available to Goldman Sachs. The Five-Year Projections were approved by the Board and the Company’s management for use in connection with Morgan Stanley’s financial analyses and Morgan Stanley’s opinion, as described in the sections entitled “The Merger—Background of the Merger” beginning on page 20 and “The Merger—Opinion of Morgan Stanley & Co. LLC” beginning on page 45. The Ten-Year Projections were approved by the Independent Committee and the Company’s management for Goldman Sachs’ use for purposes of performing its financial analyses in connection with its fairness opinion to the Independent Committee, as described in the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 52.
[1]
The shares of CPPIB are held in the name of the Canadian Minister of Finance on behalf of His Majesty in right of Canada; however, CPPIB is a professional investment management organization that operates at arm's length from the Canadian federal and provincial governments.

The Ten-Year Projections included in this information statement have been prepared by the Company’s management and are subjective in many respects. The Ten-Year Projections were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to the Board and the Independent Committee as described above. The Ten-Year Projections were not prepared with a view to compliance with generally accepted accounting principles as applied in the United States, which we refer to herein as “GAAP,” the published guidelines of the SEC regarding projections and forward-looking statements or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Furthermore, the Ten-Year Projections do not take into account any circumstances or events occurring after the date they were prepared, including the Merger. The Ten-Year Projections are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this information statement are cautioned not to place undue reliance on this information. Although this summary of the Ten-Year Projections is presented with numerical specificity, the forecasts reflect numerous variables, assumptions and estimates as to future events made by our management that our management believed were reasonable at the time that the Ten-Year Projections were prepared, taking into account the relevant information available to our management at the time. However, such variables, assumptions and estimates are inherently uncertain and many are beyond the control of our management. Because the Ten-Year Projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. The Ten-Year Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are difficult to predict and many of which are beyond the Company’s control. As a result, the Ten-Year Projections may not be realized and actual results may be significantly higher or lower than projected. The Ten-Year Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. Neither BDO USA, LLP nor KPMG LLP has audited, reviewed, examined, compiled or applied agreed-upon procedures with respect to the Ten-Year Projections and, accordingly, neither such firm expresses an opinion or any other form of assurance with respect thereto. The KPMG LLP report incorporated by reference into this information statement relates to the Company’s previously issued financial statements. It does not extend to the Ten-Year Projections and should not be read to do so.
The Ten-Year Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 and the other reports filed by the Company with the SEC, as well as the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 17.
The inclusion of the Ten-Year Projections should not be regarded as an indication that the Board, the Independent Committee, the Company’s management, Morgan Stanley, Goldman Sachs, Silver Lake, CPPIB, representatives and affiliates of Silver Lake or CPPIB or any other recipient of this information considered, or now considers, the Ten-Year Projections to be predictive of actual future results.
Except to the extent required by applicable federal securities laws, we do not intend, and expressly disclaim any responsibility, to update or otherwise revise the Ten-Year Projections to reflect circumstances existing after the date when management prepared the Ten-Year Projections or to reflect the occurrence of future events or changes in general economic or industry conditions, even in the event that any of the assumptions underlying the Ten-Year Projections are shown to be in error.
In preparing the Ten-Year Projections, the Company’s management utilized the following material assumptions:
•
Revenue growth rates ranging from 20% to 25% were applied to years 2023 through 2027 and reflect the Company’s management’s expectations of future growth in consideration of historical experience. These growth rates assume renewals of existing customer contracts consistent with the Company’s historical retention rates. Additionally, the growth rates reflect expectations of growth in new customer contracts consistent with historical performance. Revenue forecasts for calendar years 2028 through 2032 were based on growth declining to a long-term growth rate of 10%.

•
Non-GAAP Operating Income growth is consistent with the expectation of realizing future efficiencies as the business continues to scale and ranges from Non-GAAP Operating Income margins of 12.5% in calendar year 2023 up to 26.7% in calendar year 2027. This growth is reflective of the Company’s management’s expectations of certain efficiencies across sales organization and general and administrative costs and future realization of the Company’s current product offerings and product development initiatives. Non-GAAP Operating Income for calendar years 2028 through 2032 were based on steadily increasing Non-GAAP Operating Income margins to a long-term rate of 33%.
•
Unlevered free cash flow margin (unburdened by stock-based compensation) is anticipated to improve from 13% in calendar year 2023 to 28% in calendar year 2027. These increases are the result of revenue growth in excess of 20% for each of these years combined with reductions in the Company’s overall cost structure. Unlevered free cash flow margin (unburdened by stock-based compensation) is expected to range between 27% and 28% in calendar years 2028 through 2032 as certain tax attributes beneficial to the Company expire.

•	No material acquisitions or divestitures by the Company are anticipated.
The Five-Year Projections and the Ten-Year Projections were prepared and/or approved by, and are the sole responsibility of, the Company’s management. At the direction of the Board and the Company's management, Morgan Stanley relied on the accuracy and completeness of the Five-Year Projections utilized in its financial analyses and its advice to the Board, as well as the assurances of the Company’s management that (i) it was not aware of any facts or circumstances that would make such information inaccurate or misleading, and (ii) the Five-Year Projections were reasonably prepared and/or approved based on the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company.
At the direction of the Independent Committee and the Company’s management, Goldman Sachs relied on the accuracy and completeness of the Ten-Year Projections utilized in its financial analyses and its advice to the Independent Committee, as well as the assurances of the Company’s management that (i) it was not aware of any facts or circumstances that would make such information inaccurate or misleading, and (ii) the Ten-Year Projections were reasonably prepared and/or approved based on the best currently available estimates and judgments of the Company’s management of the future financial performance of the Company.
The following table sets forth a summary of the Ten-Year Projections:
(in millions)	Fiscal Year Ending December 31
	Five-Year Projections					Extrapolations
	2023E	2024E	2025E	2026E	2027E	2028E	2029E	2030E	2031E	2032E
Revenue	$1,754	$2,173	$2,700	$3,364	$4,201	$5,121	$6,091	$7,063	$7,979	$8,777
Non-GAAP Operating Income(1)	$219	$373	$556	$812	$1,121	$1,435	$1,787	$2,167	$2,554	$2,926
Unlevered Free Cash Flow(2)(3) (Unburdened by Stock-based compensation)	$224	$400	$602	$860	$1,189	$1,458	$1,728	$1,981	$2,192	$2,340
Unlevered Free Cash Flow(2)(3)(4) (Burdened by Stock-based compensation)	$(165)	$(47)	$70	$407	$710	$908	$1,116	$1,319	$1,499	$1,638
(1)
Non-GAAP Operating Income is defined as net income, before interest expense and income taxes, and excluding the impact of amortization of intangibles, stock-based compensation expense and transaction related expenses.

(2)
Unlevered Free Cash Flow, a non-GAAP financial measure, is defined as Non-GAAP Operating Income (i) plus depreciation expense, amortization of internal use software, lease expense (right-of-use asset depreciation), and the impact of changes in net working capital and (ii) less cash income taxes, capital expenditures, capitalized internal use software, lease payment against liability, and settlement of cash-settled stock-based compensation awards.

(3)	Certain total amounts do not sum due to rounding.
(4)
Unlevered Free Cash Flow (Burdened by Stock-based compensation) was approved by the Independent Committee and the Company’s management for use by Goldman Sachs in performing its financial analyses in connection with its fairness opinion to the Independent Committee, as described in the section entitled “The Merger—Opinion of Goldman Sachs & Co. LLC” beginning on page 52.

Certain of the measures included in the Ten-Year Projections may be considered non-GAAP financial measures, including Non-GAAP Operating Income and Unlevered Free Cash Flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. The Company has not prepared, and the Board, the Independent Committee, Morgan Stanley and Goldman Sachs have not considered, a reconciliation of these non-GAAP financial measures to applicable GAAP financial measures. Financial measures included in forecasts provided to a financial advisor and a board of directors in connection with a business combination transaction, such as the Ten-Year Projections, are excluded from the definition of “non-GAAP financial measures” under applicable SEC rules and regulations. As a result, the Ten-Year Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Accordingly, no reconciliation of the financial measures included in Ten-Year Projections is provided in this information statement.
The Ten-Year Projections do not give effect to the Merger, including any impact of the negotiation or execution of the Merger Agreement, the expenses that have and will be incurred in connection with completing the Merger, or any changes to the Company’s operations or strategy that may be implemented in connection with the pendency of, or following the consummation of, the Merger. The Ten-Year Projections also do not consider the effect of any failure of the Merger to be completed; the Ten-Year Projections should not be viewed as accurate or continuing in that context.
Financing of the Merger
The obligation of Parent and Merger Sub to consummate the Transactions is not subject to a financing condition. We estimate that the total amount of funds necessary to complete the Transactions and the related financings, including the payment of related fees and expenses, will be approximately $13,180,000,000, including the funds needed to:
•	pay our stockholders (and holders of our other equity-based interests) the amounts due to them under the Merger Agreement; and
•	pay fees and expenses related to the Merger and the debt that will finance the Merger.
We expect this amount to be funded through a combination of the following:
•	equity financing of up to $10,970,000,000 to be provided or secured by the Equity Investors, or other parties to whom the Equity Investors assign a portion of their commitments;
•	a $1,000,000,000 senior secured term loan facility and borrowings under a $200,000,000 senior secured revolving credit facility; and
•	cash on hand of the Company, including cash obtained from the disposition of marketable securities.
Parent has obtained the equity and debt financing commitments described below. The funding of the proceeds under each of the financing commitments is contingent on the satisfaction of customary conditions, including (i) the execution and delivery of definitive documentation with respect to each proposed financing in accordance with the terms set forth in the applicable commitment letter, and (ii) the consummation of the Merger in accordance with the Merger Agreement. Parent has represented to the Company that it has sufficient committed equity financing to complete the Transactions.
Parent also obtained Limited Guarantees from the Guarantors pursuant to which each Guarantor has agreed to, among other things, unconditionally and irrevocably guarantee to the Company, on the terms and conditions set forth in each Limited Guarantee, the due and punctual observance, performance and discharge a portion of the Guaranteed Obligations, which guarantee is subject to an aggregate upper limit of the Parent Damages Limitation and the other terms and conditions of the Merger Agreement if, as and when due and subject to the limitations set forth in Section 9.02(c) of the Merger Agreement.
Equity Financing
In connection with the Merger Agreement, Parent has entered into the Equity Commitment Letters with the SLP Equity Investors and CPPIB Equity Investor, respectively. Pursuant to the Equity Commitment Letters, the Equity Investors have committed, severally but not jointly, upon the terms and subject to conditions set forth in the

Equity Commitment Letters, to, directly or indirectly, purchase or cause the purchase by a permitted assign of equity or debt securities of Parent for an aggregate purchase price of, or otherwise make contributions to or invest funds in Parent in an aggregate amount in cash in immediately available funds up to $10,970,000,000, consisting of an aggregate commitment of $9,220,000,000 by the SLP Equity Investors and an aggregate commitment of up to $1,750,000,000 by the CPPIB Equity Investor.
The Equity Investors’ equity commitments are generally subject to the satisfaction of the conditions to Parent and Merger Sub’s obligations to effect the consummation of the Transactions as set forth in the Merger Agreement, the substantially concurrent satisfaction of the other Equity Investor’s obligations to fund the substantially concurrent consummation of the Closing in accordance with the Merger Agreement. The Company is an express third-party beneficiary of the Equity Commitment Letters and is entitled to, directly or indirectly, enforce Parent’s right to cause the commitment under the Equity Commitment Letters by the applicable Equity Investors to be funded to Parent in accordance with the Equity Commitment Letters subject to the (i) limitations and conditions set forth in the Equity Commitment Letters and (ii) terms and conditions of the Merger Agreement.
The equity financing contemplated by the Equity Commitment Letters will terminate upon the earliest to occur of (i) the valid termination of the Merger Agreement in accordance with its terms, (ii) the consummation of the Closing, (iii) with respect to each of the Equity Investors, at such time as such Equity Investor (together with its permitted assigns) has funded to Parent its equity commitment in accordance with and subject to the terms and conditions of the Equity Commitment Letters, (iv) at such time as Parent has received an amount of up to $9,220,000,000 from the SLP Equity Investors, and an amount of up to $1,750,000,000 from the CPPIB Equity Investor, in each case, in accordance with and subject to the terms and conditions of the Equity Commitment Letters, (v) the payment from one or more of the Equity Investors as Guarantors of any amount required to be paid pursuant to its respective Limited Guarantee and (vi) the assertion by or on behalf of the Company, its affiliates and any of their related parties of certain claims and legal actions prohibited by the Equity Commitment Letters against the Equity Investors, Parent or any of their related parties, in each case, other than claims and legal actions expressly permitted by the Equity Commitment Letters or the Merger Agreement or any claim under the confidentiality agreement relating to the Merger.
Debt Financing
In connection with the execution and delivery of the Merger Agreement, Parent entered into the Debt Commitment Letter, with the Debt Financing Sources, pursuant to which, subject to the terms and conditions set forth in the Debt Commitment Letter, the Debt Financing Sources committed to provide debt financing in an aggregate principal amount of up to $1,200,000,000, consisting of (i) a $1,000,000,000 senior secured term loan facility and (ii) a $200,000,000 senior secured revolving credit facility, each of which will, as applicable, be used in part to finance a portion of the consideration for the Merger. The commitments under the Debt Commitment Letter expire on the date that is five business days after the Outside Date, as such date may be extended pursuant to the terms of the Merger Agreement (as in effect on the date of the Debt Commitment Letter), including for regulatory approvals and in the event of litigation.
During the Pre-Closing Period, the Company will and will use its commercially reasonable efforts to cause each of its representatives to provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the Debt Financing, as further described in the section entitled “The Merger Agreement—Financing Covenant; Qualtrics Cooperation” beginning on page 89.
Limited Guarantees
Concurrently with the execution of the Merger Agreement, the Guarantors have each executed and delivered a Limited Guarantee, respectively, in favor of the Company. The Guarantors have unconditionally and irrevocably guaranteed, on the terms and conditions set forth therein, the due and punctual observance, performance and discharge of the Guaranteed Obligations. In no event will the maximum aggregate liability of the Guarantors under the Limited Guarantees exceed the Parent Damages Limitation.
Each of the Limited Guarantees will terminate upon the earliest to occur of (i) the consummation of the Closing, (ii) payment in full by the applicable Guarantor of the applicable percentage of the Guaranteed Obligations, (iii) the valid termination of the Merger Agreement in accordance with its terms (A) by mutual consent of Parent and the Company or (B) under circumstances in which Parent is not be permitted to seek monetary damages for breach of the Merger Agreement (if any), or (iv) 60 days following the valid termination of the Merger Agreement in accordance with its terms under circumstances in which Parent is permitted to seek monetary damages for breach of the Merger Agreement (if any), unless by such date the Company (A) has made a claim in writing with respect to the applicable Guaranteed Obligations under the Limited Guarantee and (B) has commenced an action in accordance with the Limited Guarantee during such 60 day period against the applicable guarantor alleging that Parent is liable for the applicable Guaranteed Obligations under the Limited Guarantee, in which case, the Limited Guarantee will survive with respect to the amounts claimed to be owed.
Interests of Our Directors and Executive Officers in the Merger
Qualtrics’ executive officers and non-employee directors have interests in the Merger that may be different from, or in addition to, the interests of Qualtrics’ stockholders generally. The Board was aware of these interests and considered them, among other matters, in approving the Merger Agreement. These interests are described below.
For purposes of the discussion below, Qualtrics’ executive officers and non-employee directors are the following individuals who have served as executive officers and non-employee directors of Qualtrics at any point since the beginning of the last fiscal year:
Name	Position
Executive Officers:
Ryan Smith	Founder, Executive Chair and Director
Zig Serafin	Chief Executive Officer and Director
Chris Beckstead	President and Board Observer
Brad Anderson	President, Products and Services
Rob Bachman	Chief Financial Officer
DePorres (DP) Brightful	President, Worldwide Field Operations
Bill McMurray	Chief Revenue Officer
Brian Stucki	President and Chief Operating Officer
John Thimsen(1)	Former Chief Technology Officer
Non-Employee Directors:
Ritu Bhargava	Director
Egon Durban	Director
Sindhu Gangadharan	Director
Omar Johnson	Director
Christian Klein	Director
Donald (DJ) Paoni(2)	Former Director
Robin Manherz	Director
Scott Russell	Director
Kelly Steckelberg	Director
Luka Mucic	Director
(1)	Mr. Thimsen retired as Qualtrics’ Chief Technology Officer, effective July 15, 2022, but remains with Qualtrics as an advisor to the Chief Executive Officer and executive team.
(2)	Mr. Paoni resigned from the Board effective August 15, 2022.
Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger
Restricted Stock Units and Performance Stock Units
Each restricted stock unit subject only to service-based vesting restrictions (each a “Restricted Stock Unit”) that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions but has not yet been settled (each, a “Vested Restricted Stock Unit”) and each restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “Performance Stock Unit”) that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions but has not yet been settled (each, a “Vested Performance Stock Unit”) will be canceled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time) an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Vested Restricted Stock Unit or Vested Performance Stock Unit, as applicable, less applicable taxes and authorized deductions. All Restricted Stock Units held by non-employee members of the Board will accelerate and vest effective as of immediately prior to the Effective Time and be treated as Vested Restricted Stock Units in the Merger.
Each Restricted Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Restricted Stock Unit (each, an “Unvested Restricted Stock Unit”) will be converted into the contingent right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Restricted Stock Unit (the “Unvested Restricted Stock Unit Consideration”). Subject to the holder’s continued service with Qualtrics and its subsidiaries through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Restricted Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time.
Each Performance Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Performance Stock Unit (each, an “Unvested Performance Stock Unit”) will be converted into the contingent right to receive an amount in cash equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Unvested Performance Stock Unit based on the attainment of the applicable performance metrics at the target level of performance (the “Unvested Performance Stock Unit Consideration”). Subject to the holder’s continued service with Qualtrics and its subsidiaries through the applicable time-based vesting dates, such Unvested Performance Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Performance Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time except that no performance-based vesting metrics or criteria will apply from and after the Effective Time.
Options
At the Effective Time, each Option (other than any Option granted under the ESPP (as defined below)) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be canceled and converted into the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, less applicable taxes and authorized deductions. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled at the Effective Time for no consideration.
ESPP
Prior to the Effective Time, Qualtrics will take all actions necessary to ensure that (i) no new offering or purchase periods under the Qualtrics International Inc. 2021 Employee Stock Purchase Plan, as amended from time to time (the “ESPP”) will commence after the date of the Merger Agreement, (ii) no new participants will be permitted to participate in the ESPP after the date of the Merger Agreement, and (iii) the existing participants in the ESPP may not increase their elections with respect to the offering or purchase periods in effect on the date of the Merger Agreement. In addition, Qualtrics will take all actions necessary to terminate the ESPP and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing, effective immediately prior to the Effective Time. To the extent that any purchase period that is in effect on the date of the Merger Agreement is scheduled to remain in effect as of the Effective Time (the “Final Offering Period”), Qualtrics will provide at least ten days’ prior written notice of the occurrence of the Closing Date and participants in the ESPP with respect to such purchase period will, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the automatic exercise date contemplated by the following sentence. Each purchase right under the ESPP that is outstanding as of the date immediately prior to the Closing Date, and has not been terminated at the participant’s election, as provided in the preceding sentence, will automatically be exercised on such date by applying the payroll deductions of each participant holding such rights for the purchase period in which the Closing Date occurs to the purchase of Company Common Shares at the option price applicable to such purchase right. Prior to the Effective Time, Qualtrics will take all actions necessary to terminate the ESPP no later than the day immediately prior to the Effective Time, and will cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the ESPP with respect to any then-outstanding purchase rights.
Unvested Equity Awards Held by Executive Officers and Non-Employee Directors
The table below sets forth (i) the number of Company Common Shares underlying Unvested Restricted Stock Units and Unvested Performance Stock Units as of April 5, 2023, the assumed date of the Merger solely for the purposes of this disclosure, held by each Qualtrics executive officer and non-employee director listed above, and (ii) the estimated value of those awards (on a pre-tax basis) in the Merger. These values have been calculated assuming the price of a share of Company Common Stock is $18.15, which is the consideration payable per share of Company Common Stock in the Merger. None of the Qualtrics executive officers or non-employee directors has any outstanding Options.
	Number of Unvested Restricted Stock Units (#)(1)	Value of Unvested Restricted Stock Units ($)	Number of Unvested Performance Stock Units (#)(2)	Value of Unvested Performance Stock Units($)	Total Value of Unvested Restricted Stock Units and Performance Stock Units ($)
Qualtrics Executive Officer
Ryan Smith	6,324,326	114,786,517	3,000,000	54,450,000	169,236,517
Zig Serafin	6,000,000	108,900,000	3,000,000	54,450,000	163,350,000
Chris Beckstead	3,000,000	54,450,000	1,500,000	27,225,000	81,675,000
Brad Anderson	485,951	8,820,011	242,975	4,409,996	13,230,007
Rob Bachman	518,233	9,405,929	250,783	4,551,711	13,957,640
DePorres (DP) Brightful	515,147	9,349,918	268,353	4,870,607	14,220,525
Bill McMurray	354,959	6,442,506	83,334	1,512,512	7,955,018
Brian Stucki	491,352	8,918,039	236,607	4,294,417	13,212,456
John Thimsen(3)	35,183	638,571	—	—	638,571
Non-Employee Directors
Ritu Bhargava	—	—	—	—	—
Egon Durban	—	—	—	—	—
Sindhu Gangadharan	—	—	—	—	—
Omar Johnson	21,658	393,091	—	—	393,091
Christian Klein	—	—	—	—	—
Robin Manherz	—	—	—	—	—
Luka Mucic	—	—	—	—	—
Donald (DJ) Paoni(4)	—	—	—	—	—
Scott Russell	—	—	—	—	—
Kelly Steckelberg	24,694	448,196	—	—	448,196
(1)
Consists of all Unvested Restricted Stock Units held by the executive officers and non-employee directors. All Restricted Stock Units held by non-employee directors will accelerate and vest effective as of immediately prior to the Effective Time and, pursuant to the Qualtrics International Inc. Executive Change in Control Severance Plan (the “Change in Control Plan”), Unvested Restricted Stock Unit Consideration payable to current executive officers of Qualtrics will accelerate and become fully payable in the event that an executive officer incurs a “separation from service without cause” or resigns for “good reason” during the period commencing on the Closing Date and ending on the last day of the month in which the second anniversary of the Closing Date occurs (each, a “Qualifying Termination”).

(2)
Consists of all Unvested Performance Stock Units held by the executive officers, calculated at target, which will cease to be subject to performance metrics or criteria as of the Effective Time. Pursuant to the Change in Control Plan, Unvested Performance Stock Unit Consideration payable to current executive officers of Qualtrics will accelerate and become payable in the event that an executive officer incurs a Qualifying Termination. None of the Qualtrics non-employee directors holds any Performance Stock Units.

(3)	Mr. Thimsen retired as Qualtrics’ Chief Technology Officer, effective July 15, 2022, but remains with Qualtrics as an advisor to the Chief Executive Officer and executive team.
(4)	Mr. Paoni resigned from the Board effective August 15, 2022.
Qualtrics Executive Officer Severance Arrangements
The Company maintains the Change in Control Plan, which was adopted by the Board on January 5, 2021. All current executive officers of Qualtrics are eligible to participate in the Change in Control Plan. In the event of a Qualifying Termination on or following the Closing Date, participants in the Change in Control Plan are eligible to receive a lump sum cash severance payment equal to the sum of the participant’s base salary for a 12-month period, calculated as the higher of an eligible executive’s annual base salary immediately prior to (i) the date of the Qualifying Termination or (ii) the Closing Date, and target annual cash incentive opportunity for the year in which the Qualifying Termination occurs, accelerated vesting of all outstanding and unvested equity awards held as of the date of termination of employment and reimbursement for COBRA health premiums for the executive officer and the participant’s eligible dependents for up to 12 months, in exchange for the execution and non-revocation of a separation agreement and release of claims (containing the Company’s standard restrictive covenants and incorporating any restrictive covenants from the executive officer’s employment agreement) that becomes non-revocable.
For an estimate of the amounts that would be payable to each of the Company’s 2022 named executive officers assuming that each named executive officer incurs a Qualifying Termination immediately following the Merger, see the section entitled “The Merger—Quantification of Potential Payments and Benefits to Qualtrics Named Executive Officers in Connection with the Merger” beginning on page 69. The estimated aggregate value of cash severance payments that would be payable to the Company’s executive officers who are not 2022 named executive officers pursuant to the Change in Control Plan upon a Qualifying Termination immediately following the Merger would be approximately $1,445,000.
Qualtrics Non-Employee Director Compensation
Under the Merger Agreement, Qualtrics is permitted to continue to compensate non-employee members of the Board in the ordinary course of business consistent with the Qualtrics International Non-Employee Director Compensation Policy. As described above in the section entitled “Interests of Our Directors and Executive Officers in the Merger” beginning on page 66, all Restricted Stock Units held by non-employee directors will accelerate and fully vest as of immediately prior to the Effective Time. For an estimate of the value of accelerated equity held by the Company’s non-employee directors as of the Effective Time, see the section entitled “Treatment of Qualtrics Equity Awards and the Qualtrics ESPP in the Merger—Unvested Equity Awards Held by Executive Officers and Non-Employee Directors” beginning on page 68.
Other Interests
As of the date of this information statement, none of our executive officers or directors has entered into any agreement, arrangement or understanding with Parent regarding employment or service, compensation or the right to purchase or participate in the equity of Parent or one or more of its affiliates following the Merger. Subject to the terms of the Merger Agreement, prior to the Closing, however, our executive officers or directors may discuss or enter into agreements, arrangements or understandings with Parent regarding employment or service, compensation or the right to purchase or participate in the equity of Parent or one or more of its affiliates following the Merger. For a description of the treatment of Restricted Stock Units and Performance Stock Units in the Merger, see the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 75.
Quantification of Potential Payments and Benefits to Qualtrics Named Executive Officers in Connection with the Merger
This section sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation that is based on or otherwise relates to the Merger and that will or may become payable to Qualtrics’ executive officers who will be designated as “named executive officers” in the Company’s definitive proxy statement that the Company expects to file shortly after the date of this Preliminary Information Statement on Schedule 14C and prior to filing the Definitive Information Statement on Schedule 14C. This compensation is referred to as “golden parachute” compensation by the applicable SEC disclosure rules, and in this section we use this term to describe the Merger-related compensation that will or may be payable to the named executive officers. The amounts set forth in the table below are based on multiple assumptions that may or may not actually prove correct, including assumptions described in the footnotes to the table below. As a result, the actual amounts, if any, to be received by a 2022 named executive officer in connection with the Merger may differ materially from the amounts set forth below.
The table below sets forth, for the purposes of this golden parachute disclosure, the amount of payments and benefits that each of Qualtrics’ 2022 named executive officers would receive assuming (i) the Closing Date occurs on April 5, 2023 (which is the assumed date solely for purposes of this golden parachute compensation disclosure) (ii) the number of unvested Qualtrics equity awards held by the named executive officers is as of April 5, 2023, the latest practicable date to determine such amounts before the filing of this information statement, and excludes any additional grants that may occur following this date or forfeiture of any grants in the ordinary course prior this date; (iii) each of the named executive officers experiences a Qualifying Termination immediately after such date, (iv) for purposes of determining the value of Unvested Restricted Stock Units and Unvested Performance Stock Units, the value of a share of Company Common Stock is equal to $18.15, (v) the named executive officers’ respective base salaries and target annual bonuses remain unchanged from those that were in effect as of April 5, 2023 and (vi) no named executive officer enters into any new agreement with Qualtrics or Parent or becomes entitled to, prior to the Effective Time, additional compensation or benefits.
	Cash ($)(1)	Equity ($)(2)	Perquisites/Benefits ($)(3)	Total ($)
Named Executive Officer
Zig Serafin (Chief Executive Officer)	500,000	163,350,000	28,452	163,878,452
Rob Bachman (Chief Financial Officer)	450,000	13,957,640	23,999	14,431,639
Brad Anderson (President, Products and Services)	600,000	13,230,007	23,999	13,854,006
DP Brightful (President, Worldwide Field Operations)	1,000,000	14,220,525	29,416	15,249,941
Bill McMurray (Chief Revenue Officer)(4)	1,103,732	7,955,018	5,360	9,064,110
(1)
Amounts shown reflect the cash severance payments each named executive officer who is eligible to receive pursuant to the Change in Control Plan as described above in the section entitled “Qualtrics Executive Officer Severance Arrangements” beginning on page 68. Such amounts consist of an amount equal to (i) one times the named executive officer’s annual base salary plus (ii) one times the named executive officer’s target bonus for the year of termination. These severance payments are “double-trigger” benefits as they will be paid to the named executive officer only if the named executive officer experiences a Qualifying Termination, subject to the execution and non-revocation of a separation agreement and release of claims (containing Qualtrics’ standard restrictive covenants/incorporating any restrictive covenants from the named executive officer’s employment agreement) by the named executive officer, and such separation agreement and release of claims becoming non-revocable (the “Release Requirement”).

(2)
Amounts shown reflect the value of accelerated vesting of Unvested Restricted Stock Units and Unvested Performance Stock Units held by the named executive officers. Pursuant to the Change in Control Plan, each of our named executive officers is entitled to “double-trigger” accelerated vesting of all outstanding and unvested equity awards upon a Qualifying Termination, subject to the Release Requirement. For a description of the treatment of Restricted Stock Units and Performance Stock Units in the Merger, see the section entitled “The Merger Agreement—Consideration to be Received in the Merger” beginning on page 75.

(3)
Amounts shown reflect the current estimated cost of 12 months of COBRA premiums for the named executive officers and their eligible dependents. These amounts are “double-trigger” benefits as they will be paid to the named executive officer only if the named executive officer experiences a Qualifying Termination, subject to the Release Requirement.

(4)
Mr. McMurray’s cash compensation is paid in Australian dollars and the cash severance and perquisites/benefits reported in the table above were converted into U.S. dollars using the exchange rate of USD $0.6720 per AUD $1 as reported on Bloomberg on April 5, 2023.

Delisting and Deregistration of Company Class A Common Stock
If the Merger is completed, Company Class A Common Stock will be delisted from Nasdaq and deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC on account of Company Class A Common Stock.
Transaction Litigation
As of the filing of this information statement, the Company is not aware of any complaints filed or litigation pending related to the Merger.
Material United States Federal Income Tax Consequences of the Merger
The following is a summary of the material United States federal income tax consequences of the Merger generally applicable to holders of Company Common Stock who exchange their shares of Company Common Stock for cash pursuant to the Merger. The summary is based on the United States Internal Revenue Code of 1986, as amended (the “Code”), applicable United States Treasury Regulations issued thereunder, judicial authority and administrative rulings and pronouncements, all of which are subject to change, possibly with retroactive effect. No opinion of counsel or ruling from the Internal Revenue Service (the “IRS”) has been or will be obtained regarding the United States federal income tax consequences of the Merger. If the IRS contests a conclusion set forth herein, no assurance can be given that a holder of Company Common Stock would ultimately prevail in a final determination by the court. The discussion applies only to holders whose shares of Company Common Stock are held as capital assets (generally, property held for investment), and does not address the tax consequences that may be relevant to holders of Company Common Stock that are subject to special tax rules, such as insurance companies, United States expatriates, controlled foreign corporations, passive foreign investment companies, tax-exempt organizations, broker-dealers, banks, financial institutions, regulated investment companies, real estate investment trusts, cooperatives, traders in securities that elect the mark-to-market method of accounting, United States Holders (as defined below) whose functional currency is not the United States dollar, holders who hold Company Common Stock through pass-through entities for United States federal income tax purposes or as part of a hedge, straddle or conversion transaction, holders deemed to sell Company Common Stock under the constructive sale provisions of the Code, holders who exercise appraisal rights, or holders who acquired Company Common Stock pursuant to the exercise of employee stock options or otherwise as compensation. This summary does not address any Medicare tax or alternative minimum tax considerations or any aspect of state, local or non-United States taxation, and does not address any United States federal taxation other than income taxation.
For purposes of this information statement, a “United States Holder” means a beneficial owner of Company Common Stock that is:
•	a citizen or individual resident of the United States,
•
a corporation (or any entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia),

•	an estate, the income of which is subject to United States federal income tax regardless of its source, or
•
a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a United States person.

The term “Non-United States Holder” refers to any beneficial owner of Company Common Stock, other than a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes, that is not a United States Holder.
If a partnership or other entity or arrangement treated as a partnership for United States federal income tax purposes is a holder of Company Common Stock, the United States federal income tax treatment of a partner in that partnership will generally depend upon the status of the partner and the activities of the partnership. Partners of a holder of Company Common Stock should consult their own tax advisors as to the particular United States federal income tax consequences of the Merger to them.
The United States federal income tax consequences set forth below are included for general informational purposes only and are based upon current law as of the date hereof. Because individual circumstances may differ, each holder of Company Common Stock should consult such holder’s own tax advisor to determine the applicability of the rules discussed below to such holder and the particular tax effects of the Merger, including the application and effect of United States federal, state, local and non-United States tax laws or under any applicable income tax treaty.
United States Holders
The receipt of the Merger Consideration by a United States Holder in exchange for shares of Company Common Stock pursuant to the Merger will be a taxable transaction for United States federal income tax purposes. In general, for United States federal income tax purposes, a United States Holder who receives the Merger Consideration will recognize gain or loss in an amount equal to the difference between (x) the amount of cash the United States Holder receives (determined before deduction of any applicable withholding taxes) and (y) such United States Holder’s adjusted tax basis of the surrendered shares of Company Common Stock. A United States Holder’s adjusted tax basis will generally equal the price the United States Holder paid for such shares, and if applicable, will have been reduced by return of capital distributions. Gain or loss will be calculated separately for each block of Company Common Stock converted in the Merger (generally shares acquired at the same cost in a single transaction). Such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if Company Common Stock has been held for more than one year as of the Effective Time. Long-term capital gains of non-corporate United States Holders may be eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Non-United States Holders
Subject to the discussion below regarding backup withholding, a Non-United States Holder that receives cash for shares of Company Common Stock pursuant to the Merger will generally not be subject to United States federal income tax on any gain realized on the disposition, unless (i) such holder is an individual who is present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are met, (ii) the gain, if any, recognized is effectively connected with the conduct of a trade or business in the United States by the Non-United States Holder (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States) or (iii) such holder owned, directly or under certain constructive ownership rules of the Code, more than 5% of the outstanding Company Common Stock at any time during the five-year period preceding the Merger, and the Company is or has been a “United States real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-United States Holder held Company Common Stock. The Company believes it has not been, and does not anticipate becoming, a “United States real property holding corporation” for United States federal income tax purposes at any time during the five-year period preceding the Merger.
If you are a Non-United States Holder who is an individual and has been present in the United States for 183 or more days during the taxable year of the Merger and certain other conditions are satisfied, you will be subject to tax at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty) on any gain realized, which generally may be offset by certain United States source capital losses recognized by the Non-United States Holder in the same taxable year as the Merger.
If you are a Non-United States Holder and your gain is effectively connected with a United States trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base within the United States), you will be subject to United States federal income tax on any gain recognized on a net basis and at generally applicable U.S. federal income tax rates in the same manner as United States Holders. Non-United States Holders that are corporations may also be subject to a branch profits tax on their effectively connected income at a rate of 30% (or such lower rate as may be specified in an applicable income tax treaty), subject to adjustments.
Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”) impose a 30% withholding tax on certain types of payments to “foreign financial institutions” and certain other non-U.S. entities unless certain due diligence, reporting, withholding, and certification obligation requirements are satisfied. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of shares of Company Common Stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Information Reporting and Backup Withholding
Cash consideration received by a United States Holder or a Non-United States Holder pursuant to the Merger may be subject, under certain circumstances, to information reporting and United States federal backup withholding (currently at a rate of 24%). To avoid backup withholding, a United States Holder that does not otherwise establish an exemption should complete and return to the applicable paying agent an IRS Form W-9 (or applicable successor form), certifying under penalties of perjury that such United States Holder is a “United States person” within the meaning of the Code, that the taxpayer identification number provided is correct and that such United States Holder is not subject to backup withholding. A Non-United States Holder generally may establish an exemption from backup withholding by certifying its status as a non-United States person under penalties of perjury on an IRS Form W-8BEN, IRS Form W-8BEN-E or other applicable IRS Form W-8 (or applicable successor form). Backup withholding is not an additional tax. Amounts so withheld can be credited against such holder’s federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
Holders should consult their tax advisors regarding the application of United States federal income tax laws and non-United States tax laws, including information reporting and backup withholding, to their particular situations.
Regulatory Approvals
Under the Merger Agreement, we and the other parties to the Merger Agreement have agreed to use our respective reasonable best efforts to complete the transactions contemplated by the Merger Agreement, including to obtain all necessary governmental approvals as promptly as reasonably practicable. In addition, the parties to the

Merger Agreement have agreed to use our respective reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission to any governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a governmental authority relating thereto; and (ii) provide such other information to any governmental authority as such governmental authority may lawfully request in connection with the Transactions. The parties to the Merger Agreement have further agreed to coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with such filings or submissions.
In order to enable the parties to the Merger Agreement to complete the Transactions as promptly as practicable and in any event prior to the Outside Date, Parent and Merger Sub have agreed to, and to cause each of their respective subsidiaries to, take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust laws or foreign investment laws that may be asserted by any governmental authority or any other person including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that any such sale, divestiture, license or other disposition referred to above is conditioned upon clearance under the HSR Act and any applicable foreign antitrust law or foreign investment law. In addition, Parent and Merger Sub shall defend any action, including by defending through litigation, in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date.
Under the HSR Act, certain transactions, including the Merger, may not be completed until notification and report forms have been filed with the Antitrust Division and the FTC and all statutory waiting periods have expired or early termination has been granted by the applicable agencies. On March 24, 2023, both the Company and Parent filed their respective notification and report forms under the HSR Act, which filing initiated an initial 30-day waiting period under the HSR Act.
Under other applicable foreign antitrust laws and foreign investment laws, certain transactions, including the Merger, may not be completed until any requisite consent, non-action or expiration of any applicable waiting period is obtained. All filings required under applicable foreign antitrust laws and foreign investment laws in respect of the Merger were made as of April 4, 2023. There can be no assurances that all of the required regulatory approvals will be obtained and, if obtained, there can be no assurances as to the timing of any approvals, the Company’s or Parent’s ability to obtain the approvals on satisfactory terms or the absence of any litigation challenging such approvals.
As of the date of this information statement, the parties have not received all of the consents (including non-action or expiration or termination of any applicable waiting period) under the antitrust laws and foreign investment laws required by the Merger Agreement.
At any time before or after the Effective Time, the Antitrust Division, the FTC or any other applicable governmental authority could take action under the antitrust laws, including seeking to prevent the Merger, to unwind the Merger or to conditionally approve the Merger upon the divestiture of assets of the Company or Parent or subject to regulatory conditions or other remedies. In addition, U.S. state attorneys general could take legal action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the Merger or permitting completion subject to regulatory conditions. Private parties may also seek to take legal action under the antitrust laws in some circumstances. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

THE MERGER AGREEMENT
This section describes the material terms and conditions of the Merger Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety. This section is not intended to provide you with factual information about Qualtrics. Such information can be found elsewhere in this information statement and in the public filings Qualtrics makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 109.
Explanatory Note Regarding the Merger Agreement
The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement attached hereto as Annex A. The Merger Agreement has been included to provide you with information regarding its terms and is not intended to provide any other factual information about Qualtrics, Parent, Merger Sub or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made by the parties thereto only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; are not intended as statements of fact to be relied upon by you, but rather as a way of allocating the risk between the parties in the event statements therein prove to be inaccurate; have been modified or qualified by certain confidential disclosures that were made between the parties in connection with the negotiation of the Merger Agreement, which disclosures are not reflected in the Merger Agreement itself; may no longer be true as of a given date; and may apply standards of materiality in a way that is different from what may be viewed as material by you. You are not a third-party beneficiary under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Qualtrics, Parent, Merger Sub or any of their respective subsidiaries or affiliates. Additionally, the representations, warranties, covenants, conditions and other terms of the Merger Agreement may be subject to subsequent waiver or modification. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Qualtrics’ public disclosures. The Company acknowledges that, notwithstanding the inclusion of the foregoing cautionary statements, it is responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in this information statement not misleading.
Form of Merger
Upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the DGCL, on the Closing Date, Merger Sub will be merged with and into Qualtrics, whereupon the separate corporate existence of Merger Sub will cease, and Qualtrics will continue as the Surviving Company.
Consummation and Effectiveness of the Merger
The Merger will become effective at such time as the certificate of merger (the “Certificate of Merger”) has been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger. At the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub will vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions and duties of the Surviving Company, all as provided under the DGCL.
Subject to the provisions of the Merger Agreement and pursuant to the DGCL, the Closing will take place (i) at 10:00 a.m., New York time, on the third business day after the satisfaction or, to the extent permitted by law, waiver of the conditions to Closing set forth in the Merger Agreement as described in the section entitled “The Merger Agreement—Conditions to Consummation of the Merger” beginning on page 93 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by law, waiver at the Closing), remotely by telephone and electronic communication and exchange of documents; provided, that notwithstanding the foregoing, the Closing will not occur prior to May 11, 2023, without the prior written consent of Parent, or (ii) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing.

Consideration to be Received in the Merger
At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than any Excluded Shares and any Dissenting Shares, will be cancelled, will cease to exist and will be and converted automatically into the right to receive the Merger Consideration. The Merger Consideration will not be paid, nor any distribution will be made, in respect of (i) Excluded Shares, which are any shares of Company Common Stock held in the treasury of the Company or owned by any direct or indirect wholly owned subsidiary of the Company and any shares of Company Common Stock owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent immediately prior to the Effective Time, which at the Effective Time will automatically be cancelled without any conversion thereof and (ii) Dissenting Shares, which are any shares of Company Common Stock outstanding as of immediately prior to the Effective Time that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded, properly in writing, appraisal for such shares in accordance with Section 262 of the DGCL, which at the Effective Time will automatically be cancelled without any conversion thereof unless such stockholder fails to perfect, withdraws or otherwise loses the right to appraisal.
Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.
Each Vested Restricted Stock Unit and each Vested Performance Stock Unit will be canceled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time) an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of shares of Company Common Stock subject to such Vested Restricted Stock Unit or Vested Performance Stock Unit, as applicable, less applicable taxes and authorized deductions. All Restricted Stock Units held by non-employee members of the Board will accelerate and vest effective as of immediately prior to the Effective Time and be treated as Vested Restricted Stock Units in the Merger.
Each Unvested Restricted Stock Unit will be converted into the contingent right to receive the Unvested Restricted Stock Unit Consideration. Subject to the holder’s continued service with Qualtrics and its subsidiaries (including the Surviving Company and its subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Restricted Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time.
Each Unvested Performance Stock Unit will be converted into the contingent right to receive the Unvested Performance Stock Unit Consideration. Subject to the holder’s continued service with Qualtrics and its subsidiaries (including the Surviving Company and its subsidiaries) through the applicable time-based vesting dates, such Unvested Performance Stock Unit Consideration will vest and become payable at the same time as the underlying Unvested Performance Stock Unit would have vested and become payable pursuant to its terms and will otherwise generally remain subject to the same terms and conditions as applied to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time except that no performance-based vesting metrics or criteria will apply from and after the Effective Time.
At the Effective Time, each Option (other than any Option granted under the ESPP) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested, will automatically be cancelled and converted into the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time), without interest, equal to the product of (i) the number of shares of Company Common Stock subject to such Option as of immediately prior to the Effective Time multiplied by (ii) the excess, if any, of the Merger Consideration over the per share exercise price of such Option, less applicable taxes and authorized deductions. Each Option with an exercise price per share equal to or greater than the Merger Consideration will be canceled at the Effective Time for no consideration.
Appraisal Shares
Notwithstanding any provision of the Merger Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by stockholders who have neither voted in favor of the Merger nor consented thereto in writing and who have demanded, properly in writing, appraisal for such shares in accordance with Section 262 of the DGCL will not be converted into, or represent the right to receive, the

Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding, will automatically be cancelled and will cease to exist, and, except as otherwise provided by applicable laws, each holder of Dissenting Shares will cease to have any rights with respect to Dissenting Shares, other than such rights as are granted under such Section 262. Such dissenting stockholders will be entitled to receive payment of the appraised value of such shares of Company Common Stock held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such shares under such Section 262 will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in the Merger Agreement, of such shares. Qualtrics is obligated to give Parent prompt notice and copies of any demands for appraisal received by Qualtrics, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by Qualtrics. The Company will not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.
Procedures for Receiving Merger Consideration
Prior to the Effective Time, Parent will (i) appoint the Paying Agent for the purpose of effecting payments to the holders of Company Common Stock entitled to receive the Merger Consideration and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with the Merger Agreement. On or prior to the Effective Time, Parent will have deposited, or will cause to have been deposited, with the Paying Agent, for the benefit of the holders of Company Common Stock issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to the Merger Agreement.
Promptly after the Effective Time (and in any event no later than two business days), Parent will direct the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Company Common Stock entitled to receive the Merger Consideration pursuant to the Merger Agreement, instructions for use in effecting the surrender of the non-certificated shares of Company Common Stock represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration.
In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration may be paid to a person other than the person in whose name the Book-Entry Share is registered if the Book-Entry Share representing such Company Common Stock is presented to the Paying Agent accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment is required to pay any transfer or other taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Book-Entry Share or establish to the reasonable satisfaction of Parent that such tax has been paid or is not applicable.
Until surrendered as contemplated by the Merger Agreement, each Book-Entry Share will be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Book-Entry Share is entitled pursuant to the Merger Agreement.
No interest will be paid or will accrue on any cash payable to holders of Book-Entry Shares. Each registered holder of one or more Book-Entry Shares will, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be entitled to receive and Parent will cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger Consideration for each Book-Entry Share.
Prior to the Effective Time, Parent and the Company will cooperate to establish procedures with the Paying Agent and Depository Trust Company (“DTC”) with the objective that the Paying Agent will transmit to DTC or its nominee, on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than the Excluded Shares and any Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.
Any portion of the aggregate Merger Consideration that remains undistributed to the former holders of shares of Company Common Stock as of the 12-month anniversary of the Effective Time will be delivered to the Surviving Company, upon demand, and any former holders of shares of Company Common Stock entitled to payment of

Merger Consideration who have not complied with the exchange provisions in the Merger Agreement will thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company will remain liable for, payment of their claim for the Merger Consideration.
Certificate of Incorporation; Bylaws
At the Effective Time, (i) the Company Charter will be amended as a result of the Merger so as to read in its entirety as set forth in the applicable exhibit attached to the Merger Agreement and will be the certificate of incorporation of the Surviving Company and (ii) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, will be the bylaws of the Surviving Company (except that all references to Merger Sub will be automatically amended and will become references to the Surviving Company).
Representations and Warranties
The Merger Agreement contains representations and warranties of the Company and of Parent and Merger Sub.
Subject to certain exceptions in the Merger Agreement, in the confidential disclosure letter prepared by the Company and delivered to Parent and Merger Sub in connection with the Merger Agreement (the “Company Disclosure Letter”) and as disclosed in the Company’s public filings with the SEC on or after January 28, 2021, the Merger Agreement contains representations and warranties of the Company relating to, among other things:
•	organization, good standing, qualification to do business, except (other than with respect to the Company's due organization and valid existence) as would not have a Material Adverse Effect;
•	the Company’s subsidiaries;
•
the Company’s organizational documents and absence of violation of the Company's organizational documents except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger;

•	authorized share capital of the Company, issued and outstanding equity of the Company as of March 9, 2023, and other matters regarding the Company’s capital structure;
•	corporate authority and approvals relating to the execution, delivery and enforceability of the Merger Agreement;
•	absence of conflicts with, violation or breach of or defaults under certain contracts in connection with the execution, delivery and performance of the Merger Agreement;
•	governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement;
•	documents filed with the SEC, compliance with applicable SEC filing requirements and accuracy of information contained in such documents;
•	compliance of financial statements with applicable accounting requirements and SEC rules and regulations and preparation in accordance with GAAP, and the absence of certain undisclosed liabilities;
•	internal controls;
•	undisclosed liabilities;
•	absence of certain changes or events and the conduct of business in the ordinary course since December 31, 2022, including an absence of a Material Adverse Effect;
•	absence of pending or, to the knowledge of the Company, threatened litigation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
•	material contracts;
•	compliance with applicable laws, court orders, and regulatory matters;
•
maintenance of necessary permits, government licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a governmental authority;

•	compliance with the provisions of anti-bribery, anti-corruption and anti-money laundering laws;
•	compliance with anti-money laundering laws;

•	employee benefits plans and other agreements, plans and policies with or concerning employees;
•	employee relations and related labor matters;
•	real property matters;
•	filing of tax returns, payment of taxes and other tax matters;
•	compliance with environmental laws and related environmental matters;
•	insurance matters;
•	intellectual property matters;
•	data privacy matters;
•	affiliate transactions;
•	approval by the Board and the requisite Company Stockholder Approval and related Written Consent;
•	inapplicability of certain takeover laws;
•	receipt by the Board of an opinion from the Company’s financial advisor; and
•	brokers’, finder’s and similar fees or commissions.
Certain of the representations and warranties of Company in the Merger Agreement are qualified as to “materiality” or “Material Adverse Effect.” The Merger Agreement provides that a Material Adverse Effect means any change, effects, event, occurrence, development, condition or fact that, individually or in the aggregate, with all other changes, effects, events, occurrences, developments, conditions or facts that (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company’s subsidiaries, taken as a whole, or (ii) would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger by the Company, excluding, for the purposes of determining a Material Adverse Effect under clause (i) only, any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination:
•	general political, social, geopolitical or regulatory conditions, whether globally or in the United States;
•
economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, supply chain disruptions, labor shortages, interest, foreign exchange or exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market;

•	generally affecting the industries, jurisdictions or geographic areas in which the Company and the Company’s subsidiaries operate;
•	change or proposed change, in each case, after the date hereof, in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof);
•	adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any law, in each case, after the date of the Merger Agreement;
•
social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, power outages or electrical blackouts, fire, earthquake, hurricane, flood or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease, including in relation to COVID-19 or any laws, directives, protocols or guidelines promulgated by a governmental authority in connection with or in response to COVID-19 (“COVID-19 Measures”) or other public health event or any other force majeure event, whether or not caused by any person (other than the Company or any of its affiliates or representatives) or acts of God or other national or intentional calamity or the worsening of any of these occurrences or conditions;

•
market price or trading volume of the shares of Company Common Stock or any change affecting the credit rating or the ratings outlook for the Company or any of the Company’s subsidiaries (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account, in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition);

•
for certain of the representations and warranties, the announcement of the Merger Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company’s subsidiaries’ relationships with employees, customers, suppliers, governmental authorities or any other person (including pursuant to contractual relationships);

•
compliance with the terms of, or the taking of any action expressly required by the Merger Agreement or requested in writing by Parent, in each case, other than as required or contemplated by the terms of the Merger Agreement pertaining to conduct of the business by the Company pending the Merger;

•
any failure to meet internal or published projections, forecasts, budgets, plans, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition);

•	for certain of the representations and warranties, the identity of, or any facts relating to, Parent, Merger Sub or any of their affiliates; and
•
for certain of the representations and warranties, any actions relating to the Merger Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (whether on their own behalf or on behalf of the Company) or any other person (it being understood that the underlying facts or occurrences giving rise to such action may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent (i) not otherwise excluded from this bulleted list and (ii) that such action does not arise from facts or occurrences for which Parent, any of its affiliates or any of their respective representatives are directly responsible);

provided that the first six bullets above will only apply to the extent that such change, effect, event, occurrence, development, condition or fact does not have a materially disproportionate adverse impact on the Company and the Company’s subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and the Company’s subsidiaries operate in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
Subject to certain exceptions in the Merger Agreement, the Merger Agreement also contains a number of representations and warranties of Parent and Merger Sub, including representations and warranties relating to, among other things:
•	organization, good standing, qualification to do business and similar matters;
•	corporate authority and approvals relating to the execution, delivery and enforceability of the Merger Agreement;
•
absence of conflicts with, violation or breach of or defaults under their organizational documents and certain contracts in connection with the execution, delivery and performance of the Merger Agreement;

•	governmental filings and consents and absence of violation of applicable laws in connection with the execution, delivery and performance of the Merger Agreement;
•	ownership of Company Common Stock;
•	absence of pending or, to the knowledge of Parent, threatened litigation that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
•	the operations of Parent and Merger Sub;
•
the provision by Parent to the Company of the Equity Commitment Letters pursuant to which the Equity Investors have committed, subject to the terms and conditions thereof, to provide the Equity Financing, and a Debt Commitment Letter from certain lenders pursuant to which such lenders have committed, subject to the terms and conditions thereof, to provide the Debt Financing, and that the Equity Financing, when funded in full, is sufficient to provide Parent and Merger Sub with immediately available cash to pay the Required Amount;
•	solvency of the Surviving Company;
•	absence of brokers’, finders and investment bankers’ fees or commissions;
•	stockholder and management arrangements;
•	no Parent vote or approval requirement;
•	national security matters;
•	accuracy of information supplied to the Company for inclusion in this information statement;
•	non-reliance on estimates, projections, forecasts, forward-looking statements and business plans of the Company;
•	provision by Parent to the Company of the Limited Guarantees in favor of the Company relating to certain damages payment obligations of Parent and Merger Sub under the Merger Agreement; and
•	tax classification of Parent.
Certain of the representations and warranties of Parent and Merger Sub in the Merger Agreement are qualified as to “materiality” or “Parent Material Adverse Effect.” The Merger Agreement provides that a Parent Material Adverse Effect means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, prevents, materially delays or impedes the consummation of the Transactions by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing its obligations under the Merger Agreement.
Conduct of Business by Qualtrics Prior to Consummation of the Merger
The Company has agreed that, except as otherwise expressly set forth in the Company Disclosure Letter, expressly provided by the Merger Agreement, required by law or consented to in writing by Parent (which consent will not be unreasonably withheld, conditioned or delayed), during the period from the date of the Merger Agreement to the Effective Time, the Company will, and will cause each of the Company’s subsidiaries to, (i) conduct the businesses of the Company and the Company’s subsidiaries in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with the Company or any subsidiary of the Company and (iii) comply with applicable law, in each case in a manner consistent with past practice; provided that, so long as the Company uses commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions, the Company and the Company’s subsidiaries may make any necessary or advisable changes in their respective business practices taken reasonably and in good faith in response to COVID-19 and any COVID-19 Measures.
In addition, without limiting the generality of the foregoing, except for matters set forth on the Company Disclosure Letter or as otherwise expressly contemplated by the Merger Agreement or required by applicable law (including actions reasonably taken and in good faith in response to COVID-19 and any COVID-19 Measures) during the Pre-Closing Period, the Company will not, and will not permit any of its subsidiaries to do, any of the following without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned, except for the matters set forth in the fourth bullet, in clauses (ii), (iv), (v) and (vi) of the ninth bullet and in the sixteenth bullet in respect of which Parent may withhold or condition its consent in its sole discretion):
•
declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a subsidiary of the Company to the Company or another subsidiary of the Company;

•
split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock (other than (i) upon the exercise or settlement of awards under any equity or employee incentive plans of the Company outstanding on the date of the Merger Agreement (or granted following the date of the Merger Agreement) in accordance with their present terms, and (ii) as required to comply with any employee benefit plan as in effect on the date of the Merger Agreement);
•
repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of shares of Company Common Stock to satisfy tax obligations with respect to awards granted pursuant to any equity or employee incentive plans of the Company, (ii) the acquisition of shares in connection with a cashless exercise of Options, (iii) the acquisition by the Company of shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iv) the acquisition by the Company of Restricted Stock Units or Performance Stock Units in connection with the forfeiture of such awards;

•
issue, pledge, dispose of, grant, transfer, encumber, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under any equity or employee incentive plans of the Company outstanding on the date of the Merger Agreement (or granted following the date of the Merger Agreement) in accordance with their present terms, and (ii) as required to comply with any employee benefit plan as in effect on the date of the Merger Agreement;

•	amend the organizational documents of the Company or any subsidiary of the Company;
•
acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person (or all or substantially all of the assets of any person) or (ii) any assets, properties or businesses, in each case, that are material to the Company and the Company’s subsidiaries (taken as a whole), other than (A) transactions solely among the Company and the Company’s subsidiaries or solely between the Company’s subsidiaries, and (B) purchases of assets and properties in the ordinary course of business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the ordinary course of business);

•
sell, transfer, lease, license, sublicense, abandon or otherwise dispose of, any of its material properties or assets (including capital stock of any subsidiary of the Company and intangible property), other than (i) sales, abandonments or other dispositions in the ordinary course of business (other than intellectual property assets), (ii) sales, abandonments or other dispositions of intellectual property that is no longer used or useful in the operations of the Company or any subsidiary of the Company, (iii) the non-exclusive licensing or sublicensing of intellectual property in the ordinary course of business consistent with past practice (other than any licenses to patents), or (iv) with value or purchase price less than $5,000,000 in the aggregate (other than intellectual property assets);

•
(i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any subsidiary of the Company or guarantee any such indebtedness or any debt securities of another person or enter into any agreement requiring the Company or the Company’s subsidiaries to guarantee any financial statement condition of another person (other than the Company or any subsidiary of the Company), other than (A) indebtedness solely between the Company and a subsidiary of the Company or solely among Company’s subsidiaries, and (B) additional indebtedness in a principal amount not to exceed $5,000,000 in the aggregate or (ii) make any loans, advances or capital contributions to, or investments in, any other person, including guarantees of the obligations of such person (in each case other than the Company or any of the Company’s subsidiaries) in an aggregate amount of $5,000,000 or more for all such investments, other than to or in any subsidiary of the Company;

•
(i) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company’s subsidiaries to any employee, officer, director or independent contractor of the Company or any of the Company’s subsidiaries, (ii) enter into, amend or terminate (other than for cause) any employment, consulting, change in control, severance, retention or termination agreement or arrangement, (iii) establish, adopt or enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) establish, adopt, enter into, modify or terminate any benefit plan of the Company or any agreement or arrangement that would have been a benefit plan of the Company had it been entered into prior to the Merger Agreement (other than any ordinary course changes to any benefit plan of the Company that is a group health plan that does not materially increase the Company’s or a subsidiary of the Company’s cost with respect to such benefits), (v) grant any new awards, or amend or modify the terms of any outstanding awards (including any Options, Restricted Stock Units and Performance Stock Units), (vi) act to accelerate the vesting, lapsing of restrictions or payment, or to or fund or in any other way secure any rights or benefits under any benefit plan of the Company with respect to any employee, officer, director or independent contractor of the Company or any of the Company’s subsidiaries, (vii) forgive any loans or issue any loans to directors, officers or employees of the Company or any Company’s subsidiaries or (viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions reasonably be expected to trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable laws, (ix) hire or promote any employee or engage any independent contractor (who is a natural person) with an annual salary in excess of $250,000 (in the case of employees), or an hourly wage rate in excess of $40.00 or annual consulting fees in excess of $100,000 (in the case of independent contractors), (x) terminate the employment of any employee with a title of L9 / Senior Director or higher other than for cause or (xi) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of the subsidiaries, or enter into or negotiate any collective bargaining agreement or other contract with any labor organization, union or association, in each case, except as required by applicable law, by the terms of any benefit plan of the Company set forth in the Company Disclosure Letter or by the terms of the Merger Agreement;
•
settle any action, in each case involving or against the Company or any subsidiary of the Company, other than (i) the settlement of actions that require payments by the Company or any subsidiary of the Company (net of insurance proceeds) in an amount not to exceed, in the aggregate, (A) $5,000,000 on or before September 8, 2023 or (B) $10,000,000 after September 8, 2023, (ii) the settlement of actions disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in any report, schedule, form, statement or other document filed with the SEC by the Company or incorporated by reference therein (the “SEC Documents”) for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (i) and (ii), that do not involve (x) the imposition of restrictions on the business or operations of the Company or any subsidiaries of the Company that, in each case, materially interfere with the operations of the Company or the subsidiaries of the Company taken as a whole, and (y) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or the Company’s subsidiaries, and (iii) settlements of actions as a result of any stockholder litigation brought or threatened in writing against the Company, any subsidiaries of the Company or any of their respective directors or officers relating to the Transactions;

•
make any material change in accounting methods, principles or practices by the Company or any subsidiary of the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by law;

•
(i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any subsidiary of the Company (other than reorganizations solely by or among the Company’s subsidiaries) or (ii) enter into a material new line of business;

•
make, change, revoke or rescind any material election relating to taxes, make any material amendment with respect to any material tax return, agree to an extension or waiver of the statute of limitations with respect to the assessment of any material tax, settle or compromise any material tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, execute any closing agreement relating to a material amount of tax with any governmental authority (except in connection with a settlement of a tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents) or surrender any right to claim a material tax refund, except, in each case, for actions required by law;
•	make any capital expenditures in an amount exceeding $2,000,000 in the aggregate other than in accordance with the Company’s capital expenditure budget as set forth in the Company Disclosure Letter;
•
(i) enter into any contract that (A) is set forth on Section 4.08 of the Company Disclosure Letter or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (each, a “Selected Contract”), (B) any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any other contract relating to disposition, pledges, voting or dividends with respect to any equity securities of the Company or (C) would have been required to be disclosed in the Company Disclosure Letter had it been entered into prior to the Merger Agreement other than, with respect to clause (A) only and subject to clause (ii), contracts with customers or suppliers entered into in the ordinary course of business consistent with past practice or (ii) voluntarily terminate, amend, modify or waive material rights or material claims under any Selected Contract or any contract entered into on or after the date of the Merger Agreement that would have been considered a Selected Contract if it had been entered into prior to the date of the Merger Agreement, in each case, other than in the ordinary course of business;

•
(i) enter into any new contract with any person, which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act, (ii) enter into any contract, transaction, arrangement, or understanding that, had it been entered into prior to the Merger Agreement, would have been required to have been disclosed on the Company Disclosure Letter, (iii) amend, modify, terminate or waive any right or obligation under any contract, in each case, with SAP or any of its affiliates, (iv) settle or compromise any pending or threatened action or any other dispute with SAP or any of its affiliates or (v) make any payment to SAP or any of its affiliates, other than payments in the ordinary course of business consistent with past practice that are strictly required under contracts between the Company and any of its subsidiaries, on the one hand, and SAP and any of its affiliates, on the other hand, in existence on March 12, 2023;

•	amend any material license necessary to conduct the business of the Company and the Company’s subsidiaries in any material respect, or allow any such material license to lapse, expire or terminate;
•
except as pursuant to the Merger Agreement, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or any of the Company’s subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;

•
create or incur any lien material to the Company or any of the Company’s subsidiaries on any assets, rights or properties of the Company or any of the Company’s subsidiaries, other than certain liens permitted under the Merger Agreement;

•
amend any privacy policies or the operation or security of any material assets used in their businesses other than in the ordinary course of business consistent with past practice and in a manner that does not, on a net basis, when taking into account the potential benefits of such change, adversely affect the Company, any subsidiary of the Company or its material assets, as applicable;

•
file any registration statement (other than on Form S-8 and other than prospectus supplements to existing registration statements) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; or

•	authorize any of, or commit or agree to take any of, the foregoing actions.

Regulatory Filings; Efforts
The parties to the Merger Agreement have agreed to use their respective reasonable best efforts to take (or cause to be taken) (including by causing their respective subsidiaries to take) all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, orders, approvals, licenses, permits and waivers of, and giving all necessary notices, reports and other filings to, all governmental authorities that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, the Merger Agreement and the consummation of the Transactions; and (ii) provide such other information to any governmental authority as such governmental authority may lawfully request in connection with those efforts.
Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than ten business days, following the date of the Merger Agreement and execute and deliver any additional instruments necessary or advisable to promptly obtain such authorizations, consents, orders, approvals, licenses, permits and waivers to consummate the Transactions. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable, and in any event no later than 20 business days following the date of the Merger Agreement, appropriate filings, and notifications or draft submissions, pursuant to any other foreign antitrust law or foreign investment law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate governmental authorities any additional information and documentary material that may be requested related to the Transactions. Parent will pay all fees or make other payments to any governmental authority in order to make such filings or obtain any such authorizations, consents, orders, or approvals.
Parent and Merger Sub shall, and shall cause each of their respective subsidiaries to take any and all steps necessary to avoid or eliminate each and every impediment under any antitrust law or foreign investment law that may be asserted by any governmental authority or any other person so as to enable the parties to the Merger Agreement to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that any such sale, divestiture, license or other disposition referred to above is conditioned upon clearance under the HSR Act and any applicable foreign antitrust law or foreign investment laws and consummation of the Merger and the other Transactions. In addition, Parent and Merger Sub shall defend any action (including by defending through litigation) in order to avoid entry of, or to have vacated or terminated, any order (whether temporary, preliminary, or permanent) that would prevent or materially impede, interfere with, hinder, or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date. Notwithstanding the foregoing or any other provision of the Merger Agreement, nothing shall require or obligate Parent, Merger Sub, the Equity Investors, or any of their investments, affiliates or subsidiaries (other than the Company and its subsidiaries) to commit to or effect any of the actions contemplated with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Investors or any of their respective investments, affiliates or subsidiaries (other than the Company and its subsidiaries), or any interests therein.
Under the Merger Agreement, the Company and Parent shall each use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a governmental authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any governmental authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its affiliates receives from any governmental authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any governmental authority relating to such matters. None of the parties to the Merger Agreement shall agree to participate in any meeting, telephone call or discussion with any governmental authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of the Merger

Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such governmental authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties to the Merger Agreement will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, if available. The parties to the Merger Agreement shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to the Merger Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.
None of Parent, Merger Sub or any of their respective affiliates (other than any portfolio company of Parent, Merger Sub or any of their respective affiliates) shall take any action or enter into any agreement, transaction or agreement to effect any transaction (including any acquisition, purchase, merger, consolidation or other transaction) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Merger and the Closing; (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, orders and approvals required under any other antitrust law applicable to the Transactions; (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other order that would materially delay or prevent the consummation of the Transactions; or (iv) obtain all authorizations, consents, orders and approvals of governmental authorities necessary for the consummation of the Transactions.
Written Consent
Per the terms of the Merger Agreement, the Written Consent was delivered to Qualtrics on March 12, 2023 shortly after the execution of the Merger Agreement, and Qualtrics provided a copy of the Written Consent to Parent shortly after its receipt of the Written Consent.
No Solicitation
Under the Merger Agreement, during the Pre-Closing Period, the Company will, and will cause the Company’s subsidiaries and SAP and its affiliates to, and will instruct (and use its commercially reasonable efforts to cause) their respective representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with any person or its representatives with respect to an Acquisition Proposal (as defined in the Merger Agreement), and will promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such person or its Representatives. The Company and its subsidiaries will, and will cause SAP and its affiliates to, not modify, amend, terminate, waive, release, or fail to enforce any provisions of any confidentiality agreement or any standstill provisions of any confidentiality agreement (or any similar provisions in any agreement) to which the Company or any of its subsidiaries is a party relating to an Acquisition Proposal, except that prior to the Company’s receipt of the Written Consent, which was obtained on March 12, 2023, the Company and its subsidiaries were permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any such confidentiality agreement or standstill provisions, if the Board had determined (after consultation with its outside legal counsel) that the failure to take such action would have been reasonably likely to be inconsistent with its fiduciary duties under applicable law.
Under the Merger Agreement, during the Pre-Closing Period, neither the Company nor any of its subsidiaries nor SAP and its affiliates will and the Company will instruct (and use its commercially reasonable efforts to cause) their respective representatives not to (nor resolve or agree to):
•	solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to or which would reasonably be expected to lead to the submission of, any Acquisition Proposal;
•
engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of its non-solicitation obligations;

•	except for an Acceptable Confidentiality Agreement, enter into any Acquisition Agreement; or

•	approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal.
According to the terms of the Merger Agreement, during the Pre-Closing Period, the Company will promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal received by the Company, any subsidiary of the Company, SAP or any of their respective affiliates, and the identity of the person or “group” making such Acquisition Proposal and will provide Parent with unredacted copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). During the Pre-Closing Period, the Company will, and will cause the Company’s subsidiaries, SAP and their respective affiliates to, keep Parent reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal.
Under the Merger Agreement, the Board and each committee of the Board (including the Independent Committee) must not, and must not publicly propose to (and, as applicable, must cause SAP not to and not publicly propose to):
•	withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Board Recommendation;
•	authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal;
•
take any action or make any recommendation or public statement in connection with any Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Board of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Board or the Company indicates that the Board has not changed the Company Board Recommendation (any of the foregoing actions, an “Adverse Recommendation Change”); or

•	cause or permit the Company, any of the Company’s subsidiaries or SAP or any of its affiliates to enter into any Acquisition Agreement or otherwise resolve or agree to do so.
Notwithstanding anything in the Merger Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), if in response to an Acquisition Proposal made after the date of the Merger Agreement that had not been withdrawn and that did not result from a material breach of the Company’s non-solicitation obligations under the Merger Agreement, and if the Board had determined in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal was, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (i) or (ii) would have been reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable law, the Company and its subsidiaries and their respective representatives could have (i) engaged in discussions or negotiations regarding such Acquisition Proposal (or contact such person to clarify the terms and conditions thereof and otherwise facilitate such Acquisition Proposal or assist such person and such person’s representatives and financing sources) and (ii) furnished information to, or afforded access to the business, properties, assets, books, records or personnel, of the Company or any of its subsidiaries, in each case, with the person making or renewing such Acquisition Proposal and its representatives, so long as the Company and such person executed an Acceptable Confidentiality Agreement.
Further, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), if the Board had determined (after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal was a Superior Proposal, then (i) the Board could have made an Adverse Recommendation Change and/or (ii) only in the case of such a determination by the Board, the Company could have terminated the Merger Agreement in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Board and any committee thereof could not have taken any action set forth above unless, prior to taking such action:
•
the Company had notified Parent in writing that it intends to effect an Adverse Recommendation Change or terminate the Merger Agreement due to entering into an Acquisition Agreement with respect to such Superior Proposal;

•
the Company had provided Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement;

•
if requested to do so by Parent, for a period of four business days following delivery of such notice, the Company had discussed and negotiated in good faith, and made its representatives available to discuss and negotiate, with Parent and Parent’s representatives, any proposed modifications to the terms and conditions of the Merger Agreement in such a manner that would have obviated the need to effect an Adverse Recommendation Change or terminate the Merger Agreement; and

•
no earlier than the end of such four business day period, the Board had determined, after considering the terms of any such proposed amendment or modification to the Merger Agreement in consultation with its outside legal counsel and financial advisors, that such Superior Proposal would have still constituted a Superior Proposal.

Notwithstanding anything in the Merger Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), the Board could have made an Adverse Recommendation Change in response to an Intervening Event if the Board had determined (after consultation with its respective outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided, however, that the Board and any committee thereof could not have taken any action set forth above unless, prior to taking such action:
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the Company had notified Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event;

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if requested to do so by Parent, for a period of four business days following delivery of such notice, the Company had discussed and negotiated in good faith, and had made its representatives available to discuss and negotiate, with Parent’s representatives, any proposed modifications to the terms and conditions of the Merger Agreement in such a manner that would have obviated the need to effect such Adverse Recommendation Change; and

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no earlier than the end of such four business day period, the Board had determined, after considering the terms of any such proposed amendment or modification to the Merger Agreement and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would have still been reasonably likely to be inconsistent with the Board’s fiduciary duties under applicable law.

The terms of the Merger Agreement provide that, until the Company’s receipt of the Company Stockholder Approval via the Written Consent (which was received on March 12, 2023), the Independent Committee was entitled to (i) make an Independent Committee Adverse Recommendation Change, and (ii) make any disclosure (including of such Independent Committee Adverse Recommendation Change) to the Company’s stockholders, whether through an SEC filing by the Company, this information statement or otherwise, if the Independent Committee had determined (after consultation with its advisors) that its failure to do so would have been reasonably likely to be inconsistent with its fiduciary duties under applicable law. No such actions were taken by the Independent Committee prior to the delivery of the Written Consent to the Company.
Nothing contained in the Merger Agreement will prevent the Company or the Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal.
Continuing Employment Matters
The Merger Agreement provides that, for the period from the Effective Time through the first anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Effective Time), Parent will provide, or will cause the Surviving Company and the subsidiaries of Qualtrics to provide, each employee of Qualtrics, the Surviving Company or the subsidiaries of Qualtrics (each, a “Continuing Employee”) with (i) the same or greater base salary or wage rate as in effect for such Continuing Employee immediately prior to the Closing, (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for such

Continuing Employee immediately prior to the Closing (provided, that Parent and its subsidiaries are not restricted from setting and determining attainment of the metrics (including individual and group performance metrics or commission rate components of any metrics) relevant to determining attainment of such target cash incentive or bonus opportunities), (iii) employee benefits (including vacation and sick or other paid leave) that are no less favorable in the aggregate to such benefits provided to such Continuing Employees and their covered dependents immediately prior to the Closing, and (iv) to the extent a Continuing Employee is not primarily working remotely as of immediately prior to the Effective Time, a principal place of employment that is not more than 25 miles from the Continuing Employee’s principal place of employment as of immediately prior to the Effective Time.
The Merger Agreement also provides that Continuing Employees will receive credit for all years of service and level of seniority with Qualtrics and its subsidiaries and their respective predecessors under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company, or any of their subsidiaries under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by Qualtrics or its subsidiaries under the applicable benefit plans of Qualtrics and its subsidiaries immediately prior to the Effective Time. Each Continuing Employee’s vacation and sick time accruals, as of the Effective Time, will carry over to Parent, the Surviving Company or any of their respective subsidiaries. However, such service need not be recognized if it would result in (i) duplication of benefits for the same period of service, or (ii) service credit for benefit accruals under any defined benefit pension plan, retiree welfare plan or any grandfathered or frozen benefit plan of Parent. In addition, with respect to welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company in which a Continuing Employee is eligible to participate on or after the Effective Time, Parent and the Surviving Company will (x) waive, or cause the insurance carrier to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee and any covered dependent under any Parent welfare benefit plan to the same extent waived under a comparable employee benefit plan, and (y) provide credit to each Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee or covered dependent under the employee benefits plans of Qualtrics and its subsidiaries during the relevant plan year of such Parent welfare benefit plan in which the Effective Time occurs.
Indemnification and Insurance
From and after the Effective Time, the Surviving Company and its subsidiaries will, and Parent will cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and subsidiaries of the Company under all indemnification agreements between the Company or subsidiary of the Company and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws (or similar organizational documents) of the Surviving Company must contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the bylaws of the Company on the date of the Merger Agreement, which provisions must not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any subsidiary of the Company. For a period of six years after the Effective Time, the Surviving Company will, and Parent will cause the Surviving Company to, to the fullest extent permitted under applicable law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer or director of the Company or one of the subsidiaries of the Company, whether occurring on or before the Effective Time; provided, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim will continue until the disposition of such claim. To the fullest extent permitted by law, the Surviving Company will, and Parent will cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable law that such Indemnified Party is not entitled to indemnification. In the event of any such action, Parent has acknowledged, and will cause the Surviving Company to acknowledge, that to the extent consistent with the provisions in the Indemnified Parties’ indemnification agreements with the Company as of the date of the Merger Agreement that prevent the Company from assuming the defense of the Indemnified Parties where there may exist a conflict of interest between the relevant Indemnified Party and any other party or parties being jointly represented, the

Indemnified Parties will be entitled to continue to retain the respective outside counsel representing such Indemnified Parties as of the date of the Merger Agreement, and neither Parent nor the Surviving Company will settle, compromise or consent to the entry of any judgment in any pending or threatened action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party under the Merger Agreement), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such action or such Indemnified Party otherwise consents thereto in writing.
Prior to the Effective Time, the Company will obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date of the Merger Agreement for the six year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of the Merger Agreement; provided further that in the event the annual premium of such insurance exceed such amount, the Company may obtain as much coverage as is possible for amounts not to exceed such maximum annual amount in aggregate annual premiums. The Surviving Company will (and Parent will cause the Surviving Company to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.
In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and will not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision must be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, will succeed to the indemnification and insurance obligations described herein and set forth in the Merger Agreement.
Parent will cause the Surviving Company to perform all of the indemnification and insurance obligations of the Surviving Company under the Merger Agreement. The rights of the Indemnified Parties will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and the bylaws of the Company, (ii) the organizational documents of the Company’s subsidiaries, (iii) any and all indemnification agreements entered into with the Company or any of the Company’s subsidiaries or (iv) applicable law (whether at law or in equity).
Financing Covenant; Qualtrics Cooperation
In the Merger Agreement, Parent and Merger Sub have agreed to, and have agreed to cause each of their respective affiliates to, use its reasonable best efforts to obtain and consummate the Equity Financing (as defined below) on or prior to the Effective Time on the terms described in, and subject only to the conditions expressly set forth in, the Equity Commitment Letters delivered to the Company on or prior to the date of the Merger Agreement, including using its reasonable best efforts to maintain in full force and effect each of the Equity Commitment Letters, pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to contribute to or invest in Parent the respective amounts set forth therein (the “Equity Financing”). In the event that all conditions contained in the Equity Commitment Letters have been satisfied (or upon funding will be satisfied), Parent and Merger Sub will, and will cause the Equity Investors to, fund at, prior to or concurrently with the Effective Time the Equity Financing required to consummate the Transactions and to pay an amount sufficient for Merger Sub and Parent to pay the aggregate Merger Consideration, any other amounts required to be paid in connection with the consummation of the Transactions and any fees, costs and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the financing of the Transactions (collectively, the “Required Amount”) at, prior to or concurrently with the Effective Time. Parent and Merger Sub have agreed to use their reasonable best efforts to comply with their respective obligations, and enforce their rights, under the Equity Commitment Letters in a timely and diligent manner. Parent and Merger Sub have agreed not to, without the prior written consent of the Company, (i) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, restate, substitute or replace, any of the Equity Commitment Letters if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement would reasonably be expected to (A) (1) adversely impact the ability of either Parent or Merger Sub to enforce their respective rights against any other parties to the Equity Commitment Letters in any respect as so amended, assigned, replaced, restated, substituted, supplemented or otherwise modified, relative to the ability of Merger Sub to enforce its rights against any of such other parties to the Equity Commitment Letters as in effect on the date of the Merger Agreement, (2) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of any Equity Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions or (3) make the timely funding of any Equity Financing or satisfaction of the conditions to obtaining the Equity Financing less likely to occur, (B) reduce the amount of the Equity Financing or (C) prevent, impede, impair or delay the consummation of the Transactions or obtaining an amount of the Equity Financing at least equal to the Required Amount, (ii) terminate any Equity Commitment Letter, (iii) take or fail to take any action or enter into any transaction that would reasonably be expected to impede, impair, delay or prevent the timely consummation of the Equity Financing contemplated by the Equity Commitment Letters or (iv) adversely affect the ability of Parent and Merger Sub to enforce its rights against the other parties to any of the Equity Commitment Letters. The Company is a third party beneficiary of the rights granted to Parent under the Equity Commitment Letters for the purpose of specifically enforcing (subject to the limitations set forth in the Merger Agreement and the Equity Commitment Letters) each Equity Investor’s obligations to fund the Required Amount.
Under the Merger Agreement, prior to the Closing, Qualtrics is obligated to, and is obligated to use its commercially reasonable efforts to cause its representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the debt financing for the purpose of funding a portion of the Required Amount (the “Debt Financing”). Such reasonable efforts include but are not limited to:
•	participating in a reasonable number of meetings, presentations, due diligence sessions, and rating agency sessions;
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to the extent required by the Debt Commitment Letter, facilitating the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time, provided that the Effective Time will not occur prior to May 11, 2023 (unless otherwise consented to in writing by Parent);

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furnishing Parent and the Debt Financing Sources with financial and other pertinent and customary information regarding Qualtrics and its subsidiaries as is customarily required in connection with the execution of financings of a type similar to the Debt Financing;

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assisting Parent and Merger Sub in the preparation of confidential information memoranda and other customary marketing materials, required in connection with financings similar to the Debt Financing, and materials for rating agency presentations, in each case upon Parent’s reasonable request;

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using commercially reasonable efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute and provide to be held in escrow, resolutions or consents of the Company and its subsidiaries with respect to entering into the Definitive Financing Agreements (as defined below), and otherwise as necessary to authorize consummation of the Debt Financing upon Parent’s reasonable request;

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providing customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company, to the extent required in the Debt Commitment Letter (the “Debt Representation Letters”) and a certificate of the chief financial officer of the Company with respect to solvency matters (the “Solvency Certificate”);

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if requested by Parent, providing (i) all documentation and other information regarding the Company and its subsidiaries as required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act and (ii) certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Debt Financing Source that has requested such certification;

•	assisting in the preparation and execution of necessary and customary Definitive Financing Agreements or other certificates or documents as may reasonably be requested by Parent; and
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ensuring that the syndication efforts with respect to the Debt Financing benefit materially from the existing lending and investment banking relationships of the Company, to the extent required in the Debt Commitment Letter.

The parties have agreed that the cooperation described above must not unreasonably interfere with the ongoing operations of the Company or any of its affiliates.

Notwithstanding anything in the Merger Agreement to the contrary, the parties have agreed that (i) no directors or managers of the Company or its affiliates (other than any director or manager who is continuing as a director or manager of any the Company or its subsidiaries following the consummation of the Transactions) are required to pass resolutions or consents to approve or authorize the execution or delivery of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument with respect to the Debt Financing (other than the Debt Representation Letters and the Solvency Certificate), including any definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”), (ii) no obligation of the Company, its affiliates or any of their respective representatives undertaken pursuant to the foregoing will be effective until the Closing (other than Debt Representation Letters), and (iii) none of the Company, its affiliates or any of their respective representatives are required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its affiliates, (C) take any actions that would conflict with or violate the Company’s or its affiliates’ organizational documents or any laws, or that would reasonably be expected to result in a violation or breach of, or default under, any material contract to which any of them are a party or by which any of their assets are bound, (D) give to any other person any indemnities in connection with the financing that are effective prior to the Closing or (E) take any actions that would cause any representation or warranty in the Merger Agreement to be breached or that would cause any closing condition of the Merger to fail to be satisfied or that would otherwise cause a breach of the Merger Agreement. The Company or its affiliates are not required to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. Notwithstanding anything to the contrary, the Company will be deemed to have performed or complied with, in all material respects, its obligations with respect to the financing unless the Debt Financing has not been obtained as a direct result of the Company’s willful and material breach of its obligations with respect to the financing.
In addition, each of Parent and Merger Sub has agreed that it is not a condition to the Closing or to any of the other obligations under the Merger Agreement that Parent and Merger Sub obtain the Equity Financing, the Debt Financing or any other financing. If the Equity Financing, Debt Financing or any other financing has not been obtained, Parent and Merger Sub will continue to be obligated to complete the Merger, pay the Required Amount and consummate the Transactions.
Other Covenants and Agreements
The Merger Agreement contains other covenants and agreements, in which each of Parent, and the Company covenants or agrees to:
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cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar taxes and any transfer, recording, registration or other similar fees or charges which become payable in connection with the Transactions; and

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consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger Agreement or any of the Transactions, except to the extent public disclosure is required by applicable law or the rules or regulations of Nasdaq or any United States national securities exchange on which shares of Company Common Stock are then traded, in which case the issuing party is required to use its commercially reasonable efforts to consult with the other party before issuing any press release or making any such public statements.

In addition, Parent will use commercially reasonable efforts to cause Qualtrics’ securities to be de-listed from Nasdaq and deregistered under the Exchange Act as soon as practicable following the Effective Time.
Further, Qualtrics will:
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solely for purposes that are, in good faith, related to the consummation of the Merger (or the financing of the Transactions) or the post-Closing operations, financing or integration of the Surviving Company and its subsidiaries with Parent and its affiliates, and at Parent’s expense (and will cause Qualtrics’ subsidiaries to): (i) provide to Parent and its representatives reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and the Company’s subsidiaries, and to the material books and records thereof, and (ii) furnish promptly to Parent such information concerning the business, properties, contracts, assets, liabilities and personnel of the Company and the Company’s subsidiaries as Parent or its representatives may reasonably request. In the event that the Company or the Company’s subsidiaries are withholding access or information requested by Parent or its representatives in accordance with the Merger Agreement, the Company is required to give notice to Parent of such fact and use commercially reasonable efforts to effect reasonable substitute virtual access or disclosure arrangements;
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prepare and file (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) with the SEC, as promptly as practicable after the Written Consent has been obtained (but in no event will such filing be made later than the 30th day following the date of the Merger Agreement), a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto or any additional filing required in accordance with the Merger Agreement);

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reasonably cooperate with Parent to de-list Qualtrics’ securities from Nasdaq and will use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable law and rules and policies of Nasdaq to enable the delisting by Qualtrics of Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time;

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notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing against Qualtrics, any of its subsidiaries or any of their respective directors or officers relating to the Transactions (“Transaction Litigation”) and will promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company will give Parent the right to participate in the defense of any Transaction Litigation and in the negotiation or settlement of any Transaction Litigation and the Company will give reasonable consideration to Parent’s advice with respect to such Transaction Litigation. The Company will not, and will cause its representatives not to, settle any Transaction Litigation without Parent’s prior written consent (which must not be unreasonably withheld, delayed or conditioned);

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take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of Qualtrics (including any derivative securities) pursuant to the Merger and the Transactions by any officer or director of Qualtrics who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act;

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prior to or at the Closing, use (and cause its subsidiaries to use) commercially reasonable efforts to take certain actions set forth in the Separation Agreement and during the Pre-Closing Period, (a) upon receipt of a request from Parent, provide Parent and its representatives with reasonably detailed updates regarding the progress and status of the transactions contemplated by the Separation Agreement and (b) reasonably consult with Parent regarding such transactions and such steps or actions and will consider in good faith Parent’s reasonable requests with respect thereto. Notwithstanding anything in the Merger Agreement to the contrary, in no event will any breach of, or failure to perform or delay in performing, any covenant or agreement described above result in or be deemed to result in a failure of the conditions to the obligations of Parent and Merger Sub to be satisfied; and

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deliver to Parent at or prior to the Closing a certification of Qualtrics, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than 30 days prior to the Closing Date and signed by a responsible corporate officer of Qualtrics, certifying that no interest in Qualtrics is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that Parent’s sole recourse with respect to the failure to provide such certification will be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the Merger Consideration in accordance with the Merger Agreement.

Conditions to Consummation of the Merger
The obligation of the Company, Parent and Merger Sub to consummate the Merger is subject to the satisfaction (or written waiver by each of the Company, Parent and Merger Sub, if permissible by law), on or prior to the Effective Time, of the following conditions:
•	the receipt of the Company Stockholder Approval, which occurred when SAP delivered the Written Consent on March 12, 2023, shortly after execution of the Merger Agreement;
•	this information statement having been mailed to Qualtrics’ stockholders and at least 20 calendar days having elapsed since the completion of such mailing;
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no governmental authority of competent jurisdiction having enacted, issued, promulgated, enforced or entered any law, whether temporary, preliminary or permanent, that is in effect that restrains, enjoins, renders illegal or otherwise prohibits the consummation of the Merger; and

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the expiration or termination of any applicable waiting period under the HSR Act and clearances or approvals having been obtained or waived under certain specified foreign antitrust laws or foreign investment laws.

The obligations of Parent and Merger Sub to consummate the Merger are further subject to satisfaction (or waiver by Parent where permissible), on or prior to the Effective Time, of the following additional conditions:
•	the representations and warranties of Qualtrics related to:
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(i) the capitalization of Qualtrics (other than for inaccuracies that are individually or in the aggregate de minimis relative to the total fully diluted equity capitalization of Qualtrics) and (ii) the absence of any Material Adverse Effect between December 31, 2022, and March 12, 2023, in each case being true and correct in all respects as of the Closing Date, as if made as of such date, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date);

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(i) Qualtrics and its subsidiaries’ organization, good standing and qualification to do business, (ii) Qualtrics’ power and corporate authority to (A) execute and deliver the Merger Agreement, (B) perform its obligations and (C) consummate the Transactions; (iii) the Written Consent satisfying the Company Stockholder Approval and being the only votes of holders of Company Common Stock or any other class or series of Qualtrics’ capital stock or other securities necessary to approve the Merger Agreement and the Transactions; (iv) the inapplicability of restrictions on business combinations set forth in any applicable “anti-takeover” law (including Section 203 of the DGCL) to the Merger; (v) the absence of transactions since January 1, 2021 that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date of the Merger Agreement; and (vi) the lack of brokers, financial advisors, investment bankers, finders or agents entitled to any fee or commission in connection with the Transactions (other than Goldman Sachs and Morgan Stanley), being true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specified date (in which case at and as of such specified date); and

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each of the other representations and warranties of Qualtrics set forth in the Merger Agreement and not specified above being true and correct in all respects as of the Closing Date, as if made at such time (except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date)) and without regard to any Material Adverse Effect or other qualifications based on the word “material,” except where such failures to be true and correct would not have a Material Adverse Effect;

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Qualtrics having performed and complied with, in all material respects, each covenant, agreement and obligation required by the Merger Agreement to be performed or complied with by it on or prior to the Effective Time;

•	no Material Adverse Effect having occurred and been continuing since the date of the Merger Agreement; and
•	the receipt by Parent of a certificate, dated as of the Closing Date, signed by an executive officer of Qualtrics, certifying that each of the conditions specified above has been satisfied.

The obligations of Qualtrics to consummate the Merger are further subject to satisfaction or waiver by Qualtrics (where permissible), on or prior to the Effective Time, of the following additional conditions:
•	the representations and warranties of Parent related to:
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(i) Parent and Merger Sub’s organization, good standing and qualification to do business; (ii) Parent and Merger Sub’s power and corporate authority to (A) execute and deliver the Merger Agreement, (B) perform their obligations and (C) consummate the Transactions; and (iii) the Company not being responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub, being true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date); and all other representations and warranties of Parent and Merger Sub set forth in the Merger Agreement and not specified above being true and correct in all respects as of the Closing Date, as if made at such time (except for those that expressly relate to a specific date (in which case on and as of such specific date)) and without regard to any Parent Material Adverse Effect or other qualifications based on the word “material,” except where such failures to be true and correct would not have a Parent Material Adverse Effect; and

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Parent and Merger Sub having performed or complied in all material respects with each covenant, agreement and obligation required by the Merger Agreement to be performed or complied with by them on or prior to the Effective Time; and the receipt by Qualtrics of a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that each of the conditions specified above has been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time (notwithstanding the prior adoption of the Merger Agreement by the stockholders of the Company via the Written Consent) by the mutual written agreement of the Company and Parent.
In addition, the Merger Agreement may be terminated by either the Company or Parent, at any time prior to the Effective Time (whether prior to or after the receipt of the Written Consent) if:
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any governmental authority of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such law has become final and nonappealable; or

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the Effective Time has not occurred on or before September 8, 2023 (as such date may be extended pursuant to the terms of the Merger Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that (i) if the Closing has not occurred prior to the Outside Date and all of the closing conditions, other than the condition relating to regulatory approvals or the condition relating to the absence of a law, order or injunction prohibiting the Merger (as it relates to the HSR Act or any other antitrust law or any foreign investment law), have been satisfied or are capable of being satisfied by the Outside Date, then the Outside Date will be automatically extended until December 7, 2023, and (ii) the right to terminate the Merger Agreement by Parent or the Company if the Effective Time has not occurred on or before the Outside Date, will not be available (A) to Parent if Parent’s or Merger Sub’s breach of any representations or warranties or failure to satisfy any agreements or covenants under the Merger Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date, or (B) to the Company if the Company’s breach of any representations or warranties or failure to satisfy any agreements or covenants under the Merger Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date.

The Merger Agreement also may be terminated by Parent if:
•	the Board would have effected an Adverse Recommendation Change (i) determining that an Acquisition Proposal is a Superior Proposal or (ii) in response to an Intervening Event;
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there has been any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company, in either case which (i) would cause any of the conditions to the obligations of Parent and Merger Sub not to be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by Parent to the Company and (B) one business day prior to the Outside Date; provided that neither Parent nor Merger Sub is then in material breach of the Merger Agreement; or
•	the Written Consent would not have been executed and delivered to Parent within one hour after the execution of the Merger Agreement.
The Merger Agreement also may be terminated by the Company if:
•
there has been any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub, in either case which (i) would cause any of the conditions to the obligations of the Company not to be satisfied and (ii) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (A) 30 days after written notice thereof is given by the Company to Parent and (B) one business day prior to the Outside Date; provided that the Company is not then in material breach of the Merger Agreement; or

•
the Board would have determined to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (i) prior to, or concurrently with, such termination the Company pays the Company Termination Fee and (ii) the Company substantially contemporaneously enters into such Acquisition Agreement; provided, that the Company will not have the right to terminate if (x) the Written Consent has been obtained or (y) the Company has materially breached the non-solicitation provisions of the Merger Agreement.

Termination Fees and Expenses
Qualtrics would have been required to pay Parent (or its designee) the Company Termination Fee if the Merger Agreement would have terminated:
•	by Parent due to the Board (or a committee thereof) effecting an Adverse Recommendation Change;
•	by Parent because the Written Consent was not executed and delivered to Parent within 24 hours after the execution of the Merger Agreement; or
•	by the Company because the Board determined to enter into an Acquisition Agreement with respect to a Superior Proposal.
Qualtrics will be required to pay Parent (or its designee) the Company Termination Fee if:
•
the Merger Agreement is terminated by (i) either the Company or Parent because the Effective Time has not occurred on or before the Outside Date or (ii) Parent as result of any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in the Merger Agreement that would cause certain of the conditions to the obligations of Parent and Merger Sub not to be satisfied;

•
after the date of the Merger Agreement an Acquisition Proposal for at least 50% of the Company’s assets or the voting power of any class of equity securities of the Company has been made, and not withdrawn; and

•	within 12 months after the termination, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal.
In the event the Company Termination Fee becomes payable, such fee will be paid in a timely manner as specified in the Merger Agreement. If the Company Termination Fee becomes payable under the Merger Agreement, no additional fee will be payable by the Company under the Merger Agreement and the payment to Parent (or Parent’s designee) of the Company Termination Fee will be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by them as a result of the failure of the Transactions to be consummated without any further liability or obligation on the part of the Company.
Amendment and Waiver
The Merger Agreement may be amended only by an instrument in writing signed on behalf of each of Parent, Merger Sub and Qualtrics at any time prior to the Effective Time, provided that following the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable law without the consent of the stockholders of the Company. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance by the other party with any of the agreements or conditions contained in the Merger Agreement. Any agreement on the part of a party to any extension or waiver with respect to the Merger Agreement is valid only if set forth in an instrument in writing signed on behalf of such party.
The failure of any party to the Merger Agreement to assert any of its rights under the Merger Agreement or otherwise does not constitute a waiver of such rights.
Specific Performance; Damages; Limitations on Remedies; Jurisdiction
Subject to the conditions described below, the parties to the Merger Agreement are entitled to (i) an order of specific performance to enforce the observance and performance of a covenant or obligation that is breached or in respect of which a breach is threatened by another party and (ii) an injunction restraining such breach or threatened breach, and in each case without necessity of posting a bond or other form of security.
Furthermore, subject to the satisfaction of the conditions in the Merger Agreement and the Equity Commitment Letters as described below, the Company is entitled to (i) enforce specifically each Equity Investor’s obligations, as and when due, to fund its respective portions of the commitment under the Equity Commitment Letters to consummate the Closing and (ii) seek payment under the Limited Guarantees pursuant to which the Guarantors guarantee certain damages payment obligations of Parent and Merger Sub under the Merger Agreement (as further described below).
The Company’s right to seek specific performance in order to force Parent and Merger Sub to consummate the Closing (or the Equity Investors to fund the Equity Financing under the Equity Commitment Letters) is only available under the Merger Agreement if, and only if, each of the following conditions has been satisfied:
•
certain conditions to the obligations of the Company, Parent and Merger Sub to consummate the Merger, including all of the conditions to Parent’s and Merger Sub’s obligations having been satisfied or waived (other than conditions which, by their nature, are to be satisfied at the Closing; provided that such conditions could be satisfied if the Closing were to occur);

•
the Company having delivered to Parent a written notice stating that (i) all of the conditions to the obligations of the Company have been satisfied (other than conditions which, by their nature are to be satisfied at the Closing) or that it would be willing to waive any such conditions that are unsatisfied and (ii) it is ready, willing, and able to consummate the Closing if the Equity Financing were funded; and

•	the Merger has not been consummated.
The Merger Agreement permits the Company to seek to enforce specifically Parent or Merger Sub’s obligation to consummate the Transactions, regardless of whether or not the Equity Financing, the Debt Financing or any other financing has previously been funded (or will be funded at Closing).
In addition to any other remedies available pursuant to the Merger Agreement (including any specific performance rights) each party to the Merger Agreement may be liable to the other party for any fraud or willful and material breach of the Merger Agreement, in which case, such breaching party would be liable to the other party for damages, which damages will include, in the case of damages or liabilities payable by Parent or Merger Sub, the benefit of the Transactions lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, consideration in respect of Options, Restricted Stock Units and Performance Stock Units and damages based on any decrease in the value of the Company Common Stock or the time value of money), which shall be deemed to be damages of the Company.
The Company has entered into Limited Guarantees with each of the Guarantors, pursuant to which each Guarantor has agreed to, among other things, unconditionally and irrevocably guarantee to the Company, on the terms and conditions set forth in each Limited Guarantee, the due and punctual observance, performance and discharge of a portion of the Guaranteed Obligations. In no event will the maximum aggregate liability of the Guarantors under the Limited Guarantees exceed the Parent Damages Limitation.

Notwithstanding anything to the contrary set forth in the Merger Agreement, each of the parties to the Merger Agreement has acknowledged and agreed that the Company’s right to (i) terminate the Merger Agreement, (ii) seek a damages award solely in accordance with the provisions of, and subject to the limitations in, the Merger Agreement and the Limited Guarantees or (iii) seek specific performance solely in accordance with, and subject to the limitations in, the Merger Agreement and the Equity Commitment Letters will constitute the sole and exclusive remedy of the Company, its subsidiaries, their respective affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) and under no circumstances will the collective monetary damages payable by Parent and Merger Sub for any breaches under the Merger Agreement or the Equity Commitment Letters exceed an amount equal to the Parent Damages Limitation. While the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger subject to and in accordance with the terms of the Merger Agreement and the Equity Commitment Letters or a monetary damages award subject to and in accordance with the Merger Agreement and the Limited Guarantees, in no event will the Company or any Company Related Party be entitled to receive (x) a monetary damages award if the Company or any Company Related Party has already received a grant of specific performance or any other equitable remedy pursuant to the terms of the Merger Agreement that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under the Equity Commitment Letter or (y) a grant of specific performance or any other equitable remedy following any award of monetary damages in accordance with the Merger Agreement.
Each party to the Merger Agreement has agreed that any action seeking to enforce any provision of, or based on any matter arising out of or in connection with, the Merger Agreement or the Transactions (whether brought by any party or any of its affiliates or against any party or any of its affiliates) will be heard and determined exclusively in the Court of Chancery of the State of Delaware or, only if such court does not have jurisdiction over such action, then such action will be heard and determined in any federal or state court located in the State of Delaware. The parties to the Merger Agreement have agreed that a final trial court judgment in any such proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.
Governing Law
The Merger Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.

SEPARATION AGREEMENT
This section describes the material terms and conditions of the Separation Agreement. The description in this section and elsewhere in this information statement is qualified in its entirety by reference to the complete text of the Separation Agreement, a copy of which is attached as Annex D and is incorporated by reference into this information statement. This summary does not purport to be complete and may not contain all of the information about the Separation Agreement that is important to you. We encourage you to read the Separation Agreement carefully and in its entirety. This section is not intended to provide you with factual information about the Company. Such information can be found elsewhere in this information statement and in the public filings the Company makes with the SEC, which may be obtained by following the instructions set forth in the section entitled “Where You Can Find More Information” beginning on page 109.
Summary of the Separation Agreement
Concurrently with the execution of the Merger Agreement, the Company and SAP SE entered into the Separation Agreement, which governs, among other things, the terms of the separation of the Company’s business from SAP SE and its affiliates (other than the Company and its subsidiaries).
The Separation; Transition Services
The Separation Agreement requires the parties to use commercially reasonable efforts to take certain actions between the signing of the Merger Agreement and the Closing in respect of separating certain shared operations and resources of the Company and SAP SE so that the Company can operate on a standalone basis independent of SAP SE and its affiliates (other than the Company and its subsidiaries) following the Closing (the “Separation”). If the Separation has not been fully completed prior to the Closing, at the Closing the Company and SAP SE will enter into a customary transition services agreement under which SAP SE will continue providing certain support services and assistance to the Company on a transitional basis as necessary after the Closing.
Termination or Replacement of Existing Intercompany Agreements
The Separation Agreement also governs the treatment of the following existing intercompany agreements between the Company, on the one hand, and SAP and its affiliates (other than the Company and its subsidiaries) (the “SAP Group”), on the other hand (collectively, the “Existing Intercompany Agreements”):
•
a tax sharing agreement, dated as of February 1, 2021 (the “Tax Sharing Agreement”), which governs the SAP Group’s and the Company’s respective rights, responsibilities and obligations with respect to certain tax matters (including tax liabilities, tax attributes, tax returns and tax audits);

•
an intellectual property matters agreement, dated as of February 1, 2021 (the “Intellectual Property Matters Agreement”), which governs the Company’s relationship with the SAP Group with respect to its use of certain of the SAP Group’s intellectual property rights, as well as the SAP Group’s use of certain of the Company’s intellectual property rights. The existing Intellectual Property Matters Agreement would terminate upon a change of control of the Company, including when SAP no longer controls more than 50% of the Company’s voting shares, or when SAP ceases to have the right to elect the majority of the Board. Under the current terms of the Intellectual Property Matters Agreement, SAP SE granted the Company a covenant not to sue under the SAP Group’s patent rights for seven years following termination with respect to the sale or distribution of the Company’s products existing on the date of termination. The Company, in turn, granted to the SAP Group the right for the SAP Group to grant portfolio-wide licenses during the term that include the Company’s patents and license rights under certain of the Company’s intellectual property rights for the SAP Group to sell and distribute the SAP Group’s products that incorporate or will incorporate such intellectual property. This license, as well as any cross licenses granted by the SAP Group during the term, would survive termination of the Intellectual Property Matters Agreement under its existing terms;

•
a master transaction agreement, dated as of February 1, 2021 (the “Master Transaction Agreement”), which governed the Company’s transition to becoming a public company as well as governing its ongoing relationship with the SAP Group following the Company’s initial public offering. Among other obligations, it (i) requires the Company and all software and services provided or distributed by the Company to comply with certain of the SAP Group’s policies or equivalent policies approved by SAP SE, (ii) requires the

Company, subject to applicable law, to use the same independent certified public accountants selected by SAP SE and not to change its fiscal year during the term of the Master Transaction Agreement and (iii) requires the Company to obtain the consent of the holders of Company Class B Common Stock prior to taking certain actions. Under its existing terms, the Master Transaction Agreement will generally terminate three years after the SAP Group ceases to own at least 50% of the total voting power of the Company Common Stock;
•
a distribution agreement, dated as of February 1, 2021 (the “Distribution Agreement”), which formalized the Company’s relationship with SAP SE with respect to how the SAP Group may resell the Company’s products under the Company’s brands, how the SAP Group may license the Company’s products and intellectual property that are embedded within an SAP Group product offering, and how the Company may license SAP Group products and intellectual property that are embedded within the Company’s product offerings. Under the Distribution Agreement, the Company granted the SAP Group licenses to test, customize, provide and support those of the Company’s products that the SAP Group is authorized to distribute under the agreement, and SAP SE granted the Company licenses to test, customize, provide and support those of SAP Group products that the Company is authorized to distribute under the agreement. On its current terms, the Distribution Agreement will expire on the later of February 1, 2026 or when the SAP Group ceases to own at least 50% of the total voting power of Company Common Stock, except with respect to each party’s obligations with respect to customer contracts entered into prior to termination or expiration of the Distribution Agreement;

•
an administrative services agreement, dated as of February 1, 2021 (the “Administrative Services Agreement”), under which the SAP Group and the Company provide each other with certain services. Each of SAP SE and the Company pays for the services rendered based on the average realized market rate, cost or a cost plus basis, dependent upon the service or expense, or as otherwise may be agreed. On its current terms, the Administrative Services Agreement automatically terminates 90 days after the SAP Group ceases to own at least 50% of the total voting power of Company Common Stock;

•
a real estate matters agreement, dated as of February 1, 2021 (the “Real Estate Matters Agreement”), which governs the Company’s right to use and occupy certain spaces at SAP Group facilities. On its current terms, the Real Estate Matters Agreement automatically terminates 60 days after the SAP Group ceases to own at least 50% of the total voting power of the Company Common Stock;

•
an insurance matters agreement, dated as of February 1, 2021 (the “Insurance Matters Agreement”), under which SAP SE maintains insurance policies covering, and for the benefit of, the Company and its business. Under the Insurance Matters Agreement, SAP SE allocates a portion of its insurance costs to the Company that is commensurate with the coverage the Company receives and SAP SE’s historical practice with its subsidiaries and the Company pays or reimburses SAP SE, as the case may be, for premium expenses, deductibles or retention amounts, amounts for fronted policies, retrospective premium adjustments and all other costs and expenses that SAP SE may incur in connection with the insurance coverage SAP SE maintains for the Company. On its current terms, the Insurance Matters Agreement automatically terminates when the SAP Group ceases to own at least 50% of the total voting power of the Company Common Stock; and

•
an employee matters agreement, dated as of February 1, 2021 (the “Employee Matters Agreement”), which, among other things, allocates liabilities, costs and responsibilities relating to employee compensation, benefit plans and programs and other related matters for the Company’s employees, as well as for employees who are aligned with the Company’s business but who remained employed by SAP Group legal entities following the Company’s initial public offering. The Employee Matters Agreement also addresses other arrangements relating to those Company-aligned employees, such as shared service agreements and leasing arrangements. On its current terms, the Employee Matters Agreement automatically terminates when the SAP Group ceases to own at least 50% of the total voting power of the Company Common Stock.

A more detailed description of the material terms of each Existing Intercompany Agreement between SAP SE and the Company is included in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 15, 2022.

The Separation Agreement provides that the Existing Intercompany Agreements will terminate contingent upon and subject to the consummation of the Closing, except with respect to certain specified agreements or limited terms of such Existing Intercompany Agreements that the parties have agreed will survive after the Closing, including as follows:
•
the Tax Sharing Agreement will survive and continue in full effect after the Closing, subject to a minor amendment that will result in the Company no longer being required to gross-up certain payments to ensure they are made on an after-tax basis. The Tax Sharing Agreement will therefore continue to govern tax sharing payments and related matters, including cooperation and the preparation and filing of relevant tax returns, with respect to any taxable period in which the Company was a part of the SAP Group;

•
the Intellectual Property Matters Agreement will be amended and restated in connection with the Closing to put in place arm’s length terms governing the Company’s and SAP SE’s relationship with respect to each party’s and its subsidiaries’ use of the other party’s intellectual property rights after the Closing, including cross-licenses that will survive the Closing. As a result, following the amendment and restatement, the Company will benefit from a perpetual field-restricted, royalty-free license to certain SAP Group intellectual property rights, instead of the more limited covenant not to sue that SAP SE granted to the Company under the existing agreement. SAP SE’s rights under the amended and restated Intellectual Property Matters Agreement are generally unchanged from those in the existing agreement; provided, however, that SAP SE shall no longer have the right to grant new licenses to the Company’s patents as part of SAP SE’s patent portfolio licensing. Neither party has any obligation to disclose or provide any technology or other embodiments of its intellectual property to the other under the amended and restated Intellectual Property Matters Agreement;

•
the Master Transaction Agreement will terminate in connection with the Closing, except for certain provisions governing specific obligations of the Company and SAP SE with respect to accounting, financial reporting, records, cooperation and related matters, which will survive for various periods after the Closing;

•
the Distribution Agreement will terminate in connection with the Closing, except with respect to each party’s obligations for provision of service and support for existing customers with respect to customer contracts entered into prior to the Closing. As described below in the section entitled “Separation Agreement—Future Commercial Relationship; Transitional Trademark License” beginning on page 101, the Company and SAP SE have agreed to undertake good faith, diligent efforts to negotiate and enter into a new distribution agreement on arm’s length terms. Entry into a new distribution agreement is not a closing condition for the Transactions, and the Distribution Agreement will terminate in connection with the Closing regardless of whether a new distribution agreement has been entered into;

•
the Administrative Services Agreement will terminate in connection with the Closing, except (i) for any outstanding payment obligations of either the Company or the SAP Group to pay the other party and (ii) to the extent necessary and applicable, to govern the provision of service and support for Company products for existing customers under customer contracts entered into prior to the Closing. As noted above in the section entitled “Separation Agreement—The Separation; Transition Services” beginning on page 98, if the Separation has not been fully completed prior to the Closing, at the Closing the Company and SAP SE will enter into a customary transition services agreement under which SAP SE will continue providing certain support services and assistance to the Company on a transitional basis as necessary for a defined period of time after the Closing. Where relevant, such support services and assistance may include services that are currently provided to the Company under the Administrative Services Agreement;

•
the Real Estate Matters Agreement will terminate in connection with the Closing, except for the obligations of the Company to pay SAP SE in full for any services performed prior to the Closing. If the Separation has not been fully completed prior to the Closing, SAP SE will, pursuant to a transition services agreement, continue to provide certain real estate services that are currently provided under the Real Estate Matters Agreement to the Company on a transitional basis as necessary after the Closing;

•
the Insurance Matters Agreement will terminate in connection with the Closing, except for the provisions that expressly survive termination which shall continue in full effect in accordance with their terms. As a result, following the Closing, the Company will no longer benefit from SAP Group insurance coverage and the Company will need to arrange its own insurance; and

•
the Employee Matters Agreement will terminate in connection with the Closing, except for specific rights and obligations of the Company and the SAP Group under applicable labor agreements to inform or consult with certain works councils in connection with the Merger and the Separation Agreement. If the Separation has not been fully completed prior to the Closing, SAP SE will, pursuant to a transition services agreement, continue to provide certain employee-related services that are currently provided to the Company on a transitional basis as necessary after the Closing.
Future Commercial Relationship; Transitional Trademark License
The Separation Agreement provides that the Company and SAP SE will undertake good faith, diligent efforts after signing of the Merger Agreement to negotiate and enter into a new distribution agreement, based on mutually agreed non-binding terms, to govern SAP SE’s distribution of certain mutually agreed products and services of the Company following the Closing. The completion of such negotiations and entry into any such agreement is expressly not a condition to Closing.
The Separation Agreement also sets forth the terms pursuant to which the Company and SAP SE may continue using the other party’s trademarks, service marks, brand names, trade, corporate and d/b/a names, Internet domain names, social and mobile media identifiers, logos, trade dress and other indicia of source or origin on a transitional basis for a limited period of time following the Closing.
Mutual Releases
The Separation Agreement provides for a mutual release of claims, contingent upon and subject to the Closing, under the Existing Intercompany Agreements that fully terminate at the Closing, except for any claims under the terms of any such Existing Intercompany Agreement that survive the Closing as set forth in the Separation Agreement.
Termination
The Separation Agreement will automatically terminate upon termination of the Merger Agreement.
Other Matters
Among other matters, the Separation Agreement also restricts SAP’s ability to transfer any of its shares of Company Common Stock until the earlier of the termination of the Merger Agreement in accordance with its terms or the Closing.

MARKET INFORMATION AND DIVIDENDS
Company Class A Common Stock began trading on Nasdaq under the ticker symbol “XM” on January 28, 2021. Prior to that, there was no public trading market for Company Class A Common Stock. Company Class B Common Stock is not listed or traded on any stock exchange.
As of January 25, 2023 (the last trading day prior to the public announcement by SAP of its exploration of a sale of its stake in the Company), the closing sale price of Company Class A Common Stock on Nasdaq was $11.21. Except for certain distributions to SAP under our Tax Sharing Agreement with SAP, dated as of February 1, 2021, since the date of effectiveness of our initial public offering the Company has not paid dividends on outstanding Company Class A Common Stock. The terms of the Merger Agreement do not allow the Company to declare, pay a dividend or make any other distributions other than dividends or distributions by a Company subsidiary to the Company or another subsidiary of the Company during the Pre-Closing Period. Following the Merger, there will be no further market for the Company Class A Common Stock. On [•], 2023, the last practicable trading day before the date of this information statement, the closing price of Company Class A Common Stock on Nasdaq was $[•].

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information about the beneficial ownership of Company Common Stock as of April 5, 2023 for:
•	each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock (by number or by voting power);
•	each of our directors;
•	each of our named executive officers; and
•	all of our directors and executive officers as a group.
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership on 183,153,525 shares of Company Class A Common Stock and 423,170,610 shares of Company Class B Common Stock outstanding as of April 5, 2023. We have deemed shares of our common stock subject to Restricted Stock Units for which the service condition has been satisfied or would be satisfied within 60 days of April 5, 2023 to be outstanding and to be beneficially owned by the person holding the Restricted Stock Units for the purpose of computing the percentage ownership of that person. However, we did not deem these shares subject to Restricted Stock Units outstanding for the purpose of computing the percentage ownership of any other person.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604.
Beneficial ownership representing less than 1% is denoted with an asterisk (*).
	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
Named Executive Officers and Directors:
Zig Serafin(1)	6,193,802	3.4%	—	—	*	1.0%
Rob Bachman(2)	315,157	*	—	—	*	*
Brad Anderson(3)	239,067	*	—	—	*	*
DePorres (DP) Brightful(4)	175,080	*	—	—	*	*
Bill McMurray(5)	508,829	*	—	—	*	*
Ritu Bhargava	—	—	—	—	—	—
Egon Durban	—	—	—	—	—	—
Sindhu Gangadharan	—	—	—	—	—	—
Omar Johnson	6,185	*	—	—	*	*
Christian Klein	—	—	—	—	—	—
Robin Manherz	—	—	—	—	—	—
Luka Mucic	—	—	—	—	—	—
Scott Russell	—	—	—	—	—
Ryan Smith(6)	12,653,277	6.9%	—	—	*	2.1%
Kelly Steckelberg(7)	16,344	*	—	—	*	—
All directors and executive officers as a group (17 persons)(8)	23,267,720	12.5%	—	—	*	3.8%

	Shares Beneficially Owned
	Class A		Class B		Total Voting %†	Total Ownership %
	Shares	%	Shares	%
Other 5% Stockholders:
SAP SE(9)	—	—	423,170,610	100.0%	95.9%	69.8%
Entities affiliated with Silver Lake(10)	24,987,839	13.6%	—	—	*	4.1%
The Vanguard Group(11)	10,224,441	5.6%	—	—	*	1.7%
*	Represents less than one percent (1%).
†
Percentage of total voting power represents voting power with respect to all shares of Company Class A Common Stock and Company Class B Common Stock, taken as a single class. The holders of Company Class A Common Stock are entitled to one vote per share, and the holders of Company Class B Common Stock are entitled to ten votes per share.

(1)
Consists of (i) 5,443,802 shares of Company Class A Common Stock held by Mr. Serafin and (ii) 750,000 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. Serafin that have vested or will vest and that will settle within 60 days of April 5, 2023.

(2)
Consists of (i) 262,596 shares of Company Class A Common Stock held by Mr. Bachman and (ii) 52,561 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. Bachman that have vested or will vest and that will settle within 60 days of April 5, 2023.

(3)
Consists of (i) 191,627 shares of Company Class A Common Stock held by Mr. Anderson and (ii) 47,440 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. Anderson that have vested or will vest and that will settle within 60 days of April 5, 2023.

(4)
Consists of (i) 130,355 shares of Company Class A Common Stock held by Mr. Brightful and (ii) 44,725 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. Brightful that have vested or will vest and that will settle within 60 days of April 5, 2023.

(5)
Consists of (i) 466,463 shares of Company Class A Common Stock held by Mr. McMurray and (ii) 42,366 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. McMurray that have vested or will vest and that will settle within 60 days of April 5, 2023.

(6)
Consists of (i) 5,741,114 shares of Company Class A Common Stock held by Mr. Smith, (ii) 912,163 shares of Company Class A Common Stock subject to Restricted Stock Units held by Mr. Smith that have vested or will vest and that will settle within 60 days of April 5, 2023 and (iii) 6,000,000 shares of Company Class A Common Stock held by Q II, LLC (“Q II”), over which Mr. Smith has sole voting power as the sole manager of Q II. Q II is 100% owned by The Sundance Trust, for which Ashley Smith, Mr. Smith’s spouse, serves as the investment trustee. The address for Q II, LLC is 50 W Broadway Ste 333, PMB 42981, Salt Lake City, Utah 84101.

(7)
Consists of (i) 7,500 shares of Company Class A Common Stock held by Ms. Steckelberg and (ii) 8,844 shares of Company Class A Common Stock subject to Restricted Stock Units held by Ms. Steckelberg that have vested or will vest and that will settle within 60 days of April 5, 2023.

(8)
Consists of (i) 20,588,833 shares of Company Class A Common Stock held of record by our current directors, executive officers, and entities affiliated with our directors and executive officers, (ii) 400,000 shares of Company Class A Common Stock held by a charitable foundation, over which one of our executive officers and his wife have shared voting and dispositive power and of which our executive officer disclaims any beneficial ownership and (iii) 2,278,887 shares of Company Class A Common Stock subject to Restricted Stock Units held by our directors and executive officers that have vested or will vest and that will settle within 60 days of April 5, 2023.

(9)
Based on information reported by SAP SE and SAP on Schedule 13G filed with the SEC on February 14, 2022. Consists of 423,170,610 shares of Company Class B Common Stock held by SAP, a wholly owned subsidiary of SAP SE. The address for SAP SE is Dietmar-Hopp-Allee 16,69190 Walldorf, Federal Republic of Germany.

(10)
Based on information reported by entities affiliated with Silver Lake on Schedule 13D/A filed with the SEC on March 13, 2023. Consists of (i) 22,518,484 shares of Company Class A Common Stock held by SLP Quartz Aggregator, L.P. (“SLP Quartz”), (ii) 2,286,624 shares of Company Class A Common Stock held by Silver Lake Partners VI DE (AIV), L.P. (“SLP VI”) and (iii) 182,731 shares of Company Class A Common Stock held by Silver Lake Technology Investors VI, L.P. (“SLTI VI”). The general partner of SLP Quartz is SLP VI Aggregator GP, L.L.C. (“Quartz GP”). The general partner of each of SLP VI and SLTI VI and the managing member of Quartz GP is Silver Lake Technology Associates VI, L.P. (“SLTA”). The general partner of SLTA is SLTA VI (GP), L.L.C. (“SLTA GP”). The managing member of SLTA GP is Silver Lake. The address for each of these entities is c/o Silver Lake, 2775 Sand Hill Road, Suite 100, Menlo Park, CA 94025.

(11)
Based on information reported by The Vanguard Group on Schedule 13G filed with the SEC on February 9, 2023. Consists of 10,224,441 shares of Company Class A Common Stock held by The Vanguard Group. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

APPRAISAL RIGHTS
The discussion of the provisions set forth below is not a complete summary regarding your appraisal rights under Delaware law and is qualified in its entirety by reference to Section 262 of the DGCL, which is attached to this information statement as Annex E. Stockholders intending to exercise appraisal rights should carefully review Annex E in its entirety. Failure to follow precisely any of the statutory procedures set forth in Section 262 of the DGCL will result in a termination or waiver of these rights. This summary does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to demand appraisal under Section 262 of the DGCL.
Under the DGCL, if the Merger is consummated, holders of shares of Company Common Stock who have not consented to the adoption of the Merger Agreement (i.e., all holders other than SAP and Silver Lake), who hold shares of Company Common Stock on the date of making a demand for appraisal rights, who continuously hold such shares through the Effective Time, and who have complied with the procedures set forth in Section 262 of the DGCL have the right to demand appraisal of, and receive payment in cash for the “fair value” of, their shares of Company Common Stock, as determined by the Delaware Court of Chancery, together with interest, if any, on the amount determined to be the fair value, in lieu of the Merger Consideration they would otherwise be entitled to pursuant to the Merger Agreement, unless such holder validly withdraws or otherwise loses such holder’s rights to appraisal. This right is known as an appraisal right. Stockholders electing to exercise appraisal rights must comply precisely with the requirements of Section 262 of the DGCL in order to demand and perfect their rights. Strict compliance with the statutory procedures is required to demand and perfect appraisal rights under Section 262 of the DGCL.
Section 262 of the DGCL is reprinted in its entirety as Annex E to this information statement. Set forth below is a summary description of Section 262 of the DGCL, which is intended as a summary of the material provisions of statutory procedures pursuant to Section 262 of the DGCL required to be followed by a stockholder to demand and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements or considerations and is qualified in its entirety by reference to the full text of Section 262 of the DGCL. All references in Section 262 of the DGCL and this summary to “stockholder” are to the record holder of shares of Company Common Stock immediately prior to the Effective Time unless otherwise indicated, and all references to a “beneficial owner” are to a person who is the beneficial owner of shares of Company Common Stock held either in voting trust or by a nominee on behalf of such person unless otherwise indicated as to which appraisal rights are asserted. Failure to comply strictly with the procedures set forth in Section 262 of the DGCL will result in the loss of appraisal rights.
Filing Written Demand
Under Section 262 of the DGCL, where a merger agreement relating to a proposed merger is adopted by stockholders acting by written consent in lieu of a meeting of the stockholders, either the constituent corporation before the effective date of the merger or the Surviving Company, within ten days after the effective date of the merger, must notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger and that appraisal rights are available for any or all shares of such class or series of stock, and must include in such notice a copy of Section 262 of the DGCL. This information statement constitutes such notice to the holders of shares of Company Common Stock entitled thereto, and Section 262 of the DGCL is attached to this information statement as Annex E. Any stockholder who wishes to exercise such appraisal rights or who wishes to preserve his, her or its right to do so should review the following discussion and Annex E carefully, because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the DGCL.
Holders of shares of Company Common Stock who desire to exercise their appraisal rights must submit to the Company a written demand for appraisal of their shares of Company Common Stock no later than 20 days after the date of mailing of this information statement (which includes the notice of written consent and appraisal rights), which mailing date is [•], 2023. Such holder must continue to hold such shares of Company Common Stock through the Effective Time. Accordingly, a stockholder who is the record holder or beneficial owner of shares of Company Common Stock on the date the written demand for appraisal is made, but who thereafter transfers such shares prior to the Effective Time, will lose any right to appraisal in respect of such shares. All demands for appraisal should be addressed to the Company and sent to the address set forth below, and should be executed by, or on behalf of, the stockholder or beneficial owner. The demand must reasonably inform the Company of the identity of the stockholder or beneficial owner and the intention of the stockholder or beneficial owner to demand appraisal of his, her or its shares. A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares, provided that (i) such beneficial owner continuously owns such shares through the effective date of the

Merger, and otherwise satisfies the requirements applicable to a stockholder and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of Company Common Stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of such Company Common Stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the Surviving Company.
Except as otherwise set forth above with respect to beneficial owners, a demand for appraisal by a stockholder must be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s) or Book-Entry Shares. If shares of Company Common Stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares of Company Common Stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.
All written demands for appraisal of shares of Company Common Stock must be mailed or delivered to: Qualtrics International, Inc. 333 W River Park Drive, Provo, Utah 84604, Attn: Corporate Secretary.
Notice by the Surviving Company
Within ten days after the Effective Time, the Surviving Company must give written notice that the Merger has become effective to each of the Company stockholders who are entitled to appraisal rights; provided, however, that if such notice is sent more than 20 days following the sending of this information statement, such notice need only be sent to each holder who is entitled to appraisal rights and any beneficial owner who has demanded appraisal of such holder’s shares in accordance with Section 262 of the DGCL.
At any time within 60 days after the Effective Time, any person who has demanded an appraisal, but has not commenced an appraisal proceeding or joined a proceeding as a named party, may withdraw the demand and accept the consideration specified by the Merger Agreement for that stockholder’s shares of Company Common Stock by delivering to the Surviving Company a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Company. Unless the demand is properly withdrawn by the person who has not commenced an appraisal proceeding or joined that proceeding as a named party within 60 days after the Effective Time, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any person who has demanded appraisal without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Delaware Court of Chancery deems just. If the Surviving Company does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any person who withdraws such person’s right to appraisal in accordance with the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the person will be entitled to receive only the appraised value of such stockholder’s shares as determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration offered pursuant to the Merger Agreement.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Company or any stockholder or beneficial owner who has complied with the requirements of Section 262 of the DGCL and is entitled to appraisal rights under Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of Company Common Stock held by all stockholders entitled to appraisal. The Surviving Company has no obligation to file such a petition, has no present intention to file a petition and holders of shares of Company Common Stock should not assume that the Surviving Company will file a petition or initiate any negotiation with respect to the fair value of the shares of Company Common Stock. Accordingly, it is the obligation of the stockholders and beneficial owners of Company Common

Stock to initiate all necessary action to demand and perfect their appraisal rights in respect of shares of Company Common Stock, and to file any petitions in the Delaware Court of Chancery relating to an appraisal, within the time prescribed in Section 262 of the DGCL. If no petition for appraisal is timely filed, the right to appraisal will cease.
In addition, within 120 days after the Effective Time, any stockholder or beneficial owner who has properly complied with the requirements of Section 262 of the DGCL will be entitled to receive from the Surviving Company, upon written request, a statement setting forth the aggregate number of shares of Company Common Stock not voted in favor of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be given within ten days after such written request has been received by the Surviving Company or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later.
Upon the timely filing of a petition for appraisal in accordance with Section 262 of the DGCL, a copy of the petition must be served upon the Surviving Company. Within 20 days after receiving service of a copy of the petition, the Surviving Company must file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all persons who have demanded payment for their shares of Company Common Stock and with whom agreements as to the value of their shares of Company Common Stock have not been reached by the Surviving Company. The Delaware Register in Chancery, if ordered by the Delaware Court of Chancery, will give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Company and to the persons shown on the verified list. Such notice will also be given by one or more publications at least one day before the date of the hearing in a newspaper of general circulation in the City of Wilmington, Delaware, or such publication as the Delaware Court of Chancery deems advisable. The forms of the notices by mail and by publication shall be approved by the Delaware Court of Chancery, and the costs thereof shall be borne by the Surviving Company.
After notice has been given to the stockholders or beneficial owners who have demanded appraisal as required by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition and to determine those persons who have complied with Section 262 of the DGCL and who have become entitled to appraisal rights thereunder. At the hearing on such petition, the Delaware Court of Chancery may require the persons who have demanded an appraisal for their shares and who hold shares of Company Common Stock represented by certificates to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with such direction, the Delaware Court of Chancery may dismiss the proceedings as to such stockholder. Notwithstanding a stockholder’s compliance with the foregoing requirements, Section 262 of the DGCL provides that, because immediately before the Merger, Company Common Stock is listed on a national securities exchange, the Delaware Court of Chancery will dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (i) the total number of shares of Company Common Stock entitled to appraisal exceeds 1% of the outstanding shares of Company Common Stock, or (ii) the value of the consideration provided in the Merger for such total number of shares of Company Common Stock exceeds $1,000,000.
Determination of Fair Value
After the Delaware Court of Chancery determines the persons entitled to appraisal of their shares of Company Common Stock, the appraisal proceeding will be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Delaware Court of Chancery will determine the fair value of the shares of Company Common Stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Delaware Court of Chancery will direct the payment of the fair value of such shares of Company Common Stock, together with interest, if any, by the Surviving Company. Payment will be made to each stockholder or beneficial owner forthwith. Unless the Delaware Court of Chancery, in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the proceeding, the Surviving Company may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (i) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery, and (ii) interest theretofore accrued, unless paid at that time.

You should be aware that an investment banking opinion as to the fairness from a financial point of view of the consideration to be received in a sale transaction, such as the Merger, is not an opinion as to fair value under Section 262 of the DGCL. Although we believe that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and persons demanding appraisal should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262 of the DGCL, the “fair value” of a share of Company Common Stock is less than the Merger Consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the Merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the Merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the parties participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a person whose name appears on the list filed by the Surviving Company, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any person in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of Company Common Stock entitled to appraisal.
If any person who demands appraisal of his, her or its shares of Company Common Stock under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses, his, her or its right to appraisal, as provided in the DGCL, the shares of Company Common Stock of such person will be converted into the right to receive the Merger Consideration in accordance with the Merger Agreement, without interest and subject to any applicable withholding taxes. A person will fail to perfect, or effectively lose or withdraw, his, her or its right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time, or if the stockholder delivers to the Company a written withdrawal of his, her or its demand for appraisal and an acceptance of the terms offered upon the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time will require the written approval of the Company. In addition, once a petition for appraisal is filed, the appraisal proceeding may not be dismissed as to any stockholder absent court approval, provided, however, that the foregoing shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the Merger within 60 days after the Effective Time.
Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 (a copy of which is included as Annex E to this information statement) may result in loss of the stockholder’s appraisal rights. In view of the complexity of Section 262 of the DGCL, the Company stockholders who may wish to dissent to the Merger and pursue appraisal rights should consult their legal and financial advisors.
To the extent there are any inconsistencies between the foregoing summary and Section 262 of the DGCL, Section 262 of the DGCL will govern.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other documents with the SEC. These reports contain additional information about Qualtrics. Stockholders may read and copy any reports, statements or other information filed by Qualtrics at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 for further information on the operation of the Public Reference Room. Qualtrics’ SEC filings are made electronically available to the public at the SEC’s website located at https://www.sec.gov/edgar/search-and-access.
Stockholders can also obtain free copies of our SEC filings through the “Investors” section of Qualtrics’ website at https://www.qualtrics.com/investors/. Our website address is being provided as an inactive textual reference only. The information provided on, or accessible through, our website, other than the copies of the documents listed or referenced below that have been or will be filed with the SEC, is not part of this information statement, and therefore is not incorporated herein by reference.
The SEC allows Qualtrics to “incorporate by reference” information that it files with the SEC in other documents into this information statement. This means that Qualtrics may disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this information statement. This information statement and the information that Qualtrics files later with the SEC may update and supersede the information incorporated by reference. Such updated and superseded information will not, except as so modified or superseded, constitute part of this information statement.
Qualtrics incorporates by reference each document it files under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of this information statement and before the Effective Time. Qualtrics also incorporates by reference in this information statement the following documents filed by it with the SEC under the Exchange Act:
•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, which was filed with the SEC on February 24, 2023;
•	The Company’s Quarterly Report on Form 10-Q for the quarters ended September 30, 2022, which was filed with the SEC on November 3, 2022; and
•	The Company’s Current Reports on Form 8-K, which were filed with the SEC on February 24, 2023, March 6, 2023 and March 13, 2023.
Qualtrics undertakes to provide without charge to each person to whom a copy of this information statement has been delivered, upon written or oral request, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the documents incorporated by reference in this information statement, other than the exhibits to these documents, unless the exhibits are specifically incorporated by reference into the information that this information statement incorporates. You may request a copy of these filings by telephone at 385-203-4999 or by writing to us at: Investor Relations, 333 West River Park Drive, Provo, Utah 84604.
Parent and Merger Sub have supplied, and Qualtrics has not independently verified, the information in this information statement relating to Parent and Merger Sub.
Stockholders should not rely on information that purports to be made by or on behalf of Qualtrics other than that contained in or incorporated by reference in this information statement. Qualtrics has not authorized anyone to provide information on behalf of Qualtrics that is different from that contained in this information statement. This information statement is dated [•], 2023. No assumption should be made that the information contained in this information statement is accurate as of any date other than that date, and the mailing of this information statement will not create any implication to the contrary.

Annex A
AGREEMENT AND PLAN OF MERGER
among

QUARTZ HOLDCO, LLC,

QUARTZ MERGERCO, INC.

and

QUALTRICS INTERNATIONAL INC.

Dated as of March 12, 2023

ANNEX A – Separation Agreement
ANNEX B – Second Amended and Restated Certificate of Incorporation
ANNEX C – Form of Written Consent

AGREEMENT AND PLAN OF MERGER
AGREEMENT AND PLAN OF MERGER, dated as of March 12, 2023 (this “Agreement”), among Quartz Holdco, LLC, a Delaware limited liability company (“Parent”), Quartz MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Qualtrics International Inc., a Delaware corporation (the “Company”).
RECITALS
WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), Parent, Merger Sub and the Company have agreed to enter into a business combination transaction pursuant to which (i) Merger Sub will be merged with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease and (iii) the Company will continue as the surviving corporation and a wholly-owned Subsidiary of Parent (the “Merger” and together with the other transactions contemplated by this Agreement, collectively, the “Transactions”);
WHEREAS, the Board of Directors of the Company (the “Company Board”) has (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the stockholders of the Company (the “Company Board Recommendation”);
WHEREAS, the Board of Directors of Merger Sub has (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Transactions, (iii) authorized and approved the execution, delivery and performance by Merger Sub of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein, and (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement by the sole stockholder of Merger Sub;
WHEREAS, (i) the sole member of Parent has (a) determined that this Agreement and the Transactions are fair to and in the best interests of Parent and its sole member, (b) approved and declared advisable this Agreement and the Transactions and (c) approved the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth herein and (ii) has caused the sole stockholder of Merger Sub, which is indirectly wholly owned by Parent, to adopt this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Parent has (i) entered into the Equity Commitment Letters with the Equity Investors and the Debt Commitment Letter with the Debt Financing Sources party thereto, with the Equity Commitment Letters, standing alone, collectively providing the Required Amount, (ii) entered into the Guarantees with the Guarantors, and (iii) delivered to the Company executed copies of each of the Equity Commitment Letters, the Debt Commitment Letter and the Guarantees;
WHEREAS, upon consummation of the Merger, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time, other than Excluded Shares and Dissenting Shares, will be cancelled and converted into the right to receive the Merger Consideration, upon the terms and subject to the conditions of and any exceptions in this Agreement; and
WHEREAS, concurrently with the execution and delivery of this Agreement, SAP SE, a European Company (Societas Europaea), registered in accordance with the corporate laws of Germany and the European Union, and the Company have entered into a Separation Agreement in the form attached hereto as Annex A (the “Separation Agreement”).
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS
SECTION 1.01 Definitions. (a) For purposes of this Agreement:
“Acceptable Confidentiality Agreement” means a confidentiality agreement with terms no less favorable, in the aggregate, to the Company than the Confidentiality Agreement; provided, that (i) such confidentiality agreement shall not prohibit compliance by the Company with its obligations under this Agreement and (ii) the standstill provisions contained therein need not restrict or prohibit a person from making or amending a confidential Acquisition Proposal.
“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified person.
“Anti-Corruption Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 (15 U.S.C. § 78dd1, et seq.), (b) the Corruption of Foreign Public Officials Act, S.C. 2002, c. 8 (Canada), (c) the U.K. Bribery Act 2010 and (d) all other anti-bribery, anti-corruption, anti-money-laundering and similar applicable Laws of each jurisdiction in which the Company and the Company Subsidiaries operate or have operated and in which any Person associated with or acting on behalf of the Company or any of the Company Subsidiaries, including any officer, director, employee, agent and Affiliate thereof is conducting or has conducted business involving the Company or any of the Company Subsidiaries.
“Anti-Money Laundering Laws” means all applicable financial recordkeeping, reporting and registration requirements, including the money laundering statutes of any jurisdiction applicable to the Company or its Subsidiaries, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority from time to time, including the Financial Crimes Enforcement Network of the U.S. Department of the Treasury (“FinCEN”), and any legal requirement implementing the “Forty Recommendations” published by the Financial Action Task Force on Money Laundering.
“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other federal, state and foreign statutes, rules, regulations, Orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
“beneficial owner”, with respect to any Shares, has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings, or, in the case of determining a date when any payment is due, any day (other than a Saturday or Sunday) on which commercial banks are not required or authorized by Law to close in the City of New York, New York.
“Class A Common Stock” means Class A Common Stock of the Company, par value $0.0001 per share.
“Class B Common Stock” means Class B Common Stock of the Company, par value $0.0001 per share.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company Bylaws” means the Amended and Restated Bylaws of the Company, dated December 21, 2020, as in effect as of the date of this Agreement.
“Company Charter” means the Amended and Restated Certificate of Incorporation of the Company, dated December 21, 2020, as in effect as of the date of this Agreement.
“Company Common Stock” means, collectively, the Class A Common Stock and Class B Common Stock.
“Company ESPP” means the Company’s 2021 Employee Stock Purchase Plan, as amended from time to time.
“Company Financial Information” means the financial statements of the Company required to be delivered in order to satisfy the condition set forth in Section 4 of Exhibit C to the Debt Commitment Letter (as in effect on the date hereof).

“Company Intellectual Property” means all Intellectual Property owned by the Company or any Company Subsidiary.
“Company Option” means each option to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans.
“Company Plan” means each Plan to which the Company or any Company Subsidiary is a party, with respect to which the Company or any Company Subsidiary has any obligation or liability (contingent or otherwise), or which is maintained, contributed to or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, or director of the Company or any Company Subsidiary, including the Company Stock Plans and the Company ESPP.
“Company Stock Plans” means the Company’s 2021 Employee Omnibus Equity Plan, the 2021 Company Inducement Equity Plan, the Clarabridge, Inc. Amended and Restated 2015 Equity Incentive Plan and the Clarabridge, Inc. Amended and Restated 2005 Equity Incentive Plan.
“Contract” means any contract, lease, permit, authorization, indenture, note, bond, mortgage, franchise, agreement, indenture, lease, sublease, license, sublicense, permit or any other binding instrument, obligation or commitment of any kind with respect to which there are continuing rights, liabilities or obligations.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by Contract (including any credit arrangement) or otherwise.
“COVID-19” means the COVID-19 or SARS-CoV-2 virus and any evolution, mutation or variation thereof and any further epidemics or pandemics arising therefrom.
“COVID-19 Measures” means any quarantine, “shelter in place”, “stay at home”, workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, directive, protocol or guideline promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention or the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020, and the Consolidated Appropriations Act, 2021, Pub. L. 116-260, in each case, together with any administrative or other guidance published with respect thereto by any Governmental Authority.
“Data Partner” means all third parties processing or otherwise with access to Personal Information collected and/or processed by or on behalf of the Company and Company Subsidiaries.
“Debt Financing Related Parties” means the Debt Financing Sources, any other lenders party from time to time to any agreement related to Debt Financing, their respective Affiliates and their and their respective Affiliates’ respective directors, officers, employees, agents, advisors and other Representatives, and their successors and permitted assigns, in each case, solely in their capacities as such.
“Debt Financing Sources” means, at any time, the Persons that have committed to provide or arrange or have otherwise entered into agreements in connection with all or any part of the Debt Financing or any other financing (other than the Equity Financing) (including the parties to the Debt Commitment Letter and any agreements, any joinder agreements, engagement letters, underwriting agreements, indentures, loan agreements or credit agreements entered into in connection therewith), including the agents, arrangers, lenders, initial purchasers and other entities that have committed to provide or arrange all or part of the Debt Financing, together with their respective Affiliates and their respective Affiliates’ officers, directors, employees, controlling persons, agents and representatives and their respective successors and assigns, in each case, solely in their capacities as such.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Shares” means Shares to be cancelled in accordance with Section 3.01(b).

“Foreign Investment Law” means any applicable Law in the relevant jurisdiction that is designed or intended to prohibit, restrict or regulate actions by foreigners or non-domiciled persons to acquire interests in domestic equities, securities, entities, assets, land or interests on national security or public order grounds.
“GAAP” means United States generally accepted accounting principles and practices in effect from time to time.
“Government Official” means any official, officer, employee, or Representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, and includes any official or employee of any entity directly or indirectly owned or controlled by any Governmental Authority, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such Governmental Authority, or for or on behalf of any such public international organization.
“Governmental Authority” means any supranational, federal, national, state, provincial or local, municipal or foreign government, regulatory or administrative authority or commission or other governmental authority or instrumentality or self-regulatory organization (including Nasdaq), domestic or foreign, or any court, tribunal or judicial or arbitral body.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Independent Subcommittee” means the subcommittee of the independent and disinterested members of the Audit Committee of the Company Board established by the Company Board in connection with the Transactions.
“Intellectual Property” means all intellectual property throughout the world, including the following: (i) any patent and patent application (including all reissues, divisions, continuations, continuations-in-part and extensions thereof); (ii) any trademark, service mark, trade dress and Internet domain name, together with all goodwill associated exclusively therewith; (iii) any copyright (including copyrights in software) and rights in designs and databases; and (iv) any trade secrets, including rights in know-how, formulae, recipes and other confidential and proprietary information.
“Knowledge” of the Company or “Company’s Knowledge” means the actual knowledge of the individuals identified on Section 1.01(a)(i) of the Company Disclosure Letter, in each case after reasonable inquiry of such individual’s direct reports.
“Knowledge” of Parent means the actual knowledge of the individuals identified on Section 1.01(a)(ii) of the Company Disclosure Letter.
“Law” means any applicable supranational, federal, national, state, provincial or local law, statute, ordinance or law (including common law), or any rule, regulation, Order or agency requirement of any competent Governmental Authority, whether or not inside or outside the United States or any other country.
“Liens” means any and all security interests, pledges, charges, options, puts, calls, preemptive purchase rights, covenants, conditions, restrictions, leases, easements, rights of first offer or refusal, mortgages, liens and any other encumbrances, other than Permitted Liens.
“Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate with all other changes, effects, events, occurrences, developments, conditions or facts, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company and the Company Subsidiaries, taken as a whole, or (y) would reasonably be expected to materially delay, materially impede or prevent the consummation of the Merger by the Company; provided, however, that, for purposes of clause (x) only, in no event shall any change, effect, event, occurrence, development, condition or fact resulting from or relating to any of the following, alone or in combination, be deemed to constitute, nor be taken into account in determining whether there has been, or there is reasonably expected to be, a Material Adverse Effect: (i) any change in general political, social, geopolitical or regulatory conditions, whether globally or in the United States; (ii) any change in economic, market, business, financial, commodity, credit, debt, securities, derivatives or capital market conditions in the United States or in any other country or region in the world, including inflation, supply chain disruptions, labor shortages, interest, foreign exchange or exchange rates and any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any security exchange or over-the-counter market; (iii) any change generally affecting the industries, jurisdictions or geographic areas in which the Company and the Company Subsidiaries operate; (iv) any change or proposed change, in each case, after the date hereof, in accounting requirements or principles required by GAAP (or any authoritative interpretations thereof); (v) any adoption, implementation, promulgation, repeal, modification, change, reinterpretation or proposal of any Law, in each case, after the date hereof; (vi) social unrest, riots, protests, geopolitical conditions, any outbreak, escalation or acts of terrorism or sabotage, cyberattack, armed hostility or war (whether or not declared), any weather-related event, power outages or electrical blackouts, fire, earthquake, hurricane, flood or other natural disaster, any pandemic, epidemic, public health emergency or outbreak of illness or disease (including in relation to COVID-19 or the COVID-19 Measures) or other public health event or any other force majeure event, whether or not caused by any person (other than the Company or any of its Affiliates or Representatives) or acts of God or other national or international calamity or the worsening of any of the occurrences or conditions referred to in this clause (vi); (vii) changes in the market price or trading volume of the Shares or any change affecting the credit ratings or the ratings outlook for the Company or any of the Company Subsidiaries (it being understood that the underlying facts or occurrences giving rise to such change may be taken into account, in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (viii) the announcement of this Agreement and the Transactions or the pendency or consummation of the Transactions, including any impact on the Company’s or the Company Subsidiaries’ relationships with employees, customers, suppliers, Governmental Authorities or any other person (including pursuant to contractual relationships); provided, however, that the exceptions in this clause (viii) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(c)(iii) to the extent related to such portions of such representation); (ix) compliance with the terms of, or the taking of any action expressly required by this Agreement or requested in writing by Parent, in each case, other than as required or contemplated by the first sentence of Section 6.01; (x) any failure to meet internal or published projections, forecasts, budgets, plans, consensus estimates, performance measures, operating statistics or revenue or earnings predictions for any period (it being understood that the underlying facts or occurrences giving rise to such failure may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent not otherwise excluded from this definition); (xi) the identity of, or any facts relating to, Parent, Merger Sub or any of their Affiliates; provided, however, that the exceptions in this clause (xi) shall not apply with respect to references to a “Material Adverse Effect” in the representations and warranties contained in Section 4.04 (and in Section 8.02(a) and Section 9.01(c)(iii) to the extent related to such portions of such representation); or (xii) any Actions relating to this Agreement or the Transactions made or brought by any of the current or former stockholders of the Company (whether on their own behalf or on behalf of the Company) or any other person (it being understood that the underlying facts or occurrences giving rise to such Action may be taken into account in determining whether there has been or will be a Material Adverse Effect, to the extent (A) not otherwise excluded from this definition and (B) that such Action does not arise from facts or occurrences for which Parent, any of its Affiliates or any of their respective Representatives are directly responsible); provided, however, that the exceptions set forth in clauses (i), (ii), (iii), (iv), (v) and (vi), shall only apply to the extent that such change, effect, event, occurrence, development, condition or fact does not have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, compared to other companies that operate in the industry and geographic markets in which the Company and the Company Subsidiaries operate in which case only the incremental materially disproportionate adverse impact may be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur.
“Nasdaq” means The NASDAQ Global Select Market.
“Order” means, with respect to any person, any injunction, order, writ, decree, consent decree, judgment, ruling, verdict or award entered, issued, made or rendered by any Governmental Authority of competent jurisdiction affecting such person or any of its properties.
“Parent Material Adverse Effect” means any change, effect, event, occurrence, development, condition or fact that, individually or in the aggregate, prevents, materially delays or impedes the consummation of the Transactions by Parent or Merger Sub or otherwise prevents, materially delays or impedes Parent or Merger Sub from performing its obligations under this Agreement.
“Parent Related Parties” means the Equity Investors and Parent’s and the Equity Investors’ respective Affiliates or any of their or their respective Affiliates’ respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the Transactions or any of their respective Affiliates.
“Permitted Lien” means (i) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or similar Liens arising in the ordinary course of business as to which (A) there are no delinquent amounts due thereunder, and no other default on the part of the Company or any of the Company Subsidiaries or (B) that are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (ii) Liens for Taxes, assessments and other governmental charges and levies that (A) are not due and payable or (B) are being contested in good faith by appropriate proceedings and for which adequate reserves have been maintained in accordance with GAAP, (iii) defects or irregularities in title, easements, rights-of-way, covenants, restrictions and other similar matters that would be evident from the records of the relevant Governmental Authority maintaining such records or that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate, (iv) zoning, building and other similar codes and regulations, provided, that such restrictions do not prohibit the current use of any Owned Real Property or Leased Real Property from the manner in which such property is currently being used, (v) Liens pursuant to, or permitted under, any indebtedness of the Company or any of the Company Subsidiaries, (vi) Liens to be discharged at or prior to the Effective Time, (vii) Liens created by or arising from the actions of Parent, Merger Sub or their respective Affiliates, (viii) non-exclusive licenses or other non-exclusive rights granted under Company Intellectual Property in the ordinary course of business, (ix) Liens the existence of which are disclosed in the notes to the consolidated financial statement of the Company included in the SEC Documents and (x) such other Liens as would not reasonably be expected to materially interfere with the business or operations of the Company and the Company Subsidiaries, as currently conducted.
“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, joint venture, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or government, political subdivision, agency or instrumentality of a government.
“Personal Information” means an individual person’s name, address, telephone number, electronic mail address, social security number, bank account or credit or debit card number, and/or information or data, in any form, that is considered “personal information”, “personal data”, “protected health information”, “nonpublic personal information”, “sensitive personal information”, and/or any equivalent term by any Privacy Requirement.
“Plan” means each employee benefit plan (as defined in Section 3(3) of ERISA, whether or not subject to ERISA, including any similar plan subject to laws of a jurisdiction outside of the United States), bonus, pension, profit sharing, incentive compensation, phantom stock, stock option, stock purchase, restricted stock, other equity-based compensation, deferred compensation, employment, consulting, retiree medical or life insurance, retirement, supplemental retirement, vacation, sick, severance, disability, death benefit, medical, welfare, fringe benefit or other compensation or employee benefits, change in control, termination or severance agreement, plan, program or arrangement.
“Pre-Closing Period” means the period between the date of this Agreement and the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.
“Privacy Laws” means Laws, industry standards and binding guidance relating to data, privacy, Personal Information, security, data breach notification, website and mobile application privacy policies and practices, and email, text message or telephone communications.
“Privacy Policies” means all published policies, notices, statements and procedures relating to Personal Information and/or the privacy, security or operation of any IT assets.
“Registered Company Intellectual Property” means material Company Intellectual Property that has been issued by, registered or filed with, renewed by or is the subject of a pending application before any Governmental Authority or Internet domain name registrar.
“Representatives” means, with respect to any person, such person’s officers, directors, employees, Affiliates, financial advisors, accountants, consultants, legal counsel, agents and other representatives (including, with respect to Parent and Merger Sub, Debt Financing Sources) and advisors.

“Sanctioned Country” means any country, region or territory that is the target or subject of comprehensive territorial-based economic sanctions or trade restrictions of the United States (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means any person that is the target or subject of Sanctions Laws, including (i) any person identified in any sanctions list maintained by the U.S. government, including the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (ii) any person located, organized, or resident in, or a government instrumentality of, any Sanctioned Country or the Government of Venezuela; and (iii) any person directly or indirectly owned 50 percent or more by, controlled by or acting for the benefit or on behalf of a person described in clauses (i) or (ii).
“Sanctions Laws” means all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended.
“Specified Stockholder” means SAP America, Inc., a Delaware corporation.
“Specified Stockholder Own Plan” means the Own SAP Plan.
“Subsidiary” or “Subsidiaries” of any person means another person (other than an individual), of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.
“Tax” or “Taxes” means any and all federal, state, local and foreign taxes, duties, fees, imposts, levies or other governmental assessments, tariffs, charges of the same or similar nature, however denominated, imposed, assessed or collected by any Governmental Authority, including all income, capital gains, goods and services, branch, gross receipts, capital, net worth, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer (including real property transfer or gains), conveyance, severance, production, registration, value added, ad valorem alternative or add-on minimum and other similar taxes and other taxes imposed by any Governmental Authority, together with any interest, penalties and additions to tax imposed with respect thereto.
“Tax Returns” means any returns, declarations, claims for refund, or information returns or statements, reports, elections, designations, estimates, and forms relating to Taxes that are required to be filed with any Governmental Authority, including any schedule or attachment thereto and any amendment thereof.
“Trade Control Laws” means all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. § 1778), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§ 4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter 1 and the Foreign Trade Regulations (15 C.F.R. Part 30).
“Willful and Material Breach” means, with respect to any representation, warranty, agreement or covenant in this Agreement, a deliberate action or omission (i) where the breaching party knows such action or omission is a breach of such representation, warranty, agreement or covenant and (ii) such action or omission constitutes a material breach of this Agreement.

(b) The following terms have the meaning set forth in the Sections set forth below:
Defined Term	Section
Acquisition Agreement	§ 7.03(b)
Acquisition Proposal	§ 7.03(j)(i)
Action	§ 4.07
Adverse Recommendation Change	§ 7.03(d)
Agreement	Preamble
Book-Entry Shares	§ 3.02(b)
Capitalization Date	§ 4.02(b)
Certificate of Merger	§ 2.03
Closing	§ 2.02
Closing Date	§ 2.02
Commitment Letters	§ 5.08(a)
Company	Preamble
Company Board	Recitals
Company Board Recommendation	Recitals
Company Disclosure Letter	Article IV
Company Preferred Stock	§ 4.02(a)
Company Related Parties	§ 9.02(c)
Company Stockholder Approval	§ 4.19(b)
Company Subsidiary	§ 4.01(c)
Company Termination Fee	§ 9.03(a)(i)
Confidentiality Agreement	§ 7.02(b)
Continuation Period	§ 7.05(a)
Continuing Employee	§ 7.05(a)
CPP Guarantor	§ 5.16
Debt Commitment Letter	§ 5.08(a)
Debt Financing	§ 5.08(a)
Definitive Financing Agreements	§ 7.13(c)
DGCL	Recitals
Dissenting Shares	§ 3.06(a)
DPA	§ 5.13
DTC	§ 3.02(b)
Effective Time	§ 2.03
Environmental Claims	§ 4.14(b)
Environmental Laws	§ 4.14(b)
Equity Commitment Letter	§ 5.08(a)
Equity Financing	§ 5.08(a)
Equity Investors	§ 5.08(a)
Final Offering Period	§ 3.04(d)
Financing	§ 5.08(a)
Foreign Benefit Plan	§ 4.10(h)
Guarantee	§ 5.16
Guarantor	§ 5.16
Hazardous Materials	§ 4.14(b)
Indebtedness	§ 6.01(h)
Indemnified Parties	§ 7.04(a)
Independent Subcommitee Adverse Recommendation Change	§ 7.03(k)
Information Statement	§ 7.01(b)
Intervening Event	§ 7.03(j)(ii)
IRS	§ 4.10(a)

Leased Real Property	§ 4.12(b)
Licenses	§ 4.09(b)
Lookback Start Date	§ 4.08(a)(viii)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Non-Recourse Party	§ 10.14
Outside Date	§ 9.01(c)(i)
Owned Real Property	§ 4.12(a)
Parent	Preamble
Parent Damages Limitation	§ 9.02(c)
Parent Related Parties	§ 9.02(c)
Parent Welfare Benefit Plan	§ 7.05(b)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Payor	§ 3.07
Performance Stock Unit	§ 3.04(b)
Privacy Requirements	§ 4.17(a)
Real Property Leases	§ 4.12(b)
Release	§ 4.14(b)
Required Amount	§ 5.08(c)
Restricted Stock Unit	§ 3.04(a)
Sarbanes-Oxley Act	§ 4.05(a)
SEC Documents	Article IV
SEC Reports	§ 4.05(a)
Security Incident	§ 4.17(b)
Selected Contract	§ 4.08(a)
Separation Agreement	Recitals
Share	§ 3.01(a)
Shares	§ 3.01(a)
SLP Guarantors	§ 5.16
Solvent	§ 5.09
Stock Unit	§ 3.04(b)
Superior Proposal	§ 7.03(j)(iii)
Surviving Company	§ 2.04
Third-Party Consents	§ 4.04(a)
Top Customer	§ 4.08(a)(ix)
Top Supplier	§ 4.08(a)(xi)
Transaction Litigation	§ 7.11
Transactions	Recitals
Transfer Taxes	§ 7.09
Unvested Performance Stock Unit	§ 3.04(b)(ii)
Unvested Performance Stock Unit Consideration	§ 3.04(b)(ii)
Unvested Restricted Stock Unit	§ 3.04(a)(ii)
Unvested Restricted Stock Unit Consideration	§ 3.04(a)(ii)
Vested Performance Stock Unit	§ 3.04(b)(i)
Vested Performance Stock Unit Consideration	§ 3.04(b)(i)
Vested Restricted Stock Unit	§ 3.04(a)(i)
Vested Restricted Stock Unit Consideration	§ 3.04(a)(i)
Written Consent	§ 4.19(b)

ARTICLE II

THE MERGER
SECTION 2.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company.
SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, subject to the provisions of this Agreement and pursuant to the DGCL, the closing of the Merger (the “Closing”) will take place (a) at 10:00 a.m., New York time, on the third Business Day after the satisfaction or, to the extent permitted by Law, waiver of the conditions to Closing set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction or, to the extent permitted by Law, waiver at the Closing), remotely by telephone and electronic communication and exchange of documents; provided, that notwithstanding the foregoing, the Closing shall not occur prior to May 11, 2023 without the prior written consent of Parent, or (b) at such other place, at such time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing occurs shall be referred to as the “Closing Date.”
SECTION 2.03 Effective Time. On the Closing Date, or on such other date as Parent and the Company may agree to in writing, Parent, Merger Sub and the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time the Certificate of Merger shall have been duly filed with the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”
SECTION 2.04 Effects of the Merger. As a result of the Merger, (a) the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the “Surviving Company”) and (b) the Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all of the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.
SECTION 2.05 Certificate of Incorporation and Bylaws of the Surviving Company. At the Effective Time, (a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as a result of the Merger so as to read in its entirety as set forth in Annex B and shall be the certificate of incorporation of the Surviving Company and (b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Company (except that all references to Merger Sub shall be automatically amended and shall become references to the Surviving Company), in each case, until thereafter amended as provided therein or by applicable Law (and, in each case, subject to Section 7.04).
SECTION 2.06 Directors and Officers of the Surviving Company. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Company and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Company, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Company.
ARTICLE III

CONVERSION AND EXCHANGE OF SHARES
SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:
(a) Conversion of Shares. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (each, a “Share” and collectively, the “Shares”), other than any Excluded Shares and any Dissenting Shares, shall be cancelled and shall cease to exist and shall be converted automatically into the right to receive $18.15 in cash per Share, without interest (the “Merger Consideration”). The Merger Consideration is payable in accordance with Section 3.02(b).

(b) Cancellation of Excluded Shares. Each Share held in the treasury of the Company or owned by any direct or indirect wholly-owned Company Subsidiary and each Share owned by Merger Sub, Parent or any direct or indirect wholly-owned Subsidiary of Parent immediately prior to the Effective Time shall automatically be cancelled without any conversion thereof and no payment or distribution shall be made with respect thereto.
(c) Shares of Merger Sub. Each share of common stock, par value $0.00001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Company.
SECTION 3.02 Exchange of Shares.
(a) Paying Agent. Prior to the Effective Time, Parent shall (i) appoint a national recognized bank or trust company approved in writing (such approval not to be unreasonably withheld, conditioned or delayed) in advance by the Company to act as agent (the “Paying Agent”) for the purpose of effecting payments to the holders of Shares entitled to receive the Merger Consideration, and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company and Parent, with such Paying Agent for the payment of the Merger Consideration in accordance with this Agreement. At or prior to the Effective Time, Parent shall have deposited, or shall cause to have been deposited, with the Paying Agent, for the benefit of the holders of Shares issued and outstanding immediately prior to the Effective Time, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to this Article III (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States or any agency or instrumentality thereof and backed by the full faith and credit of the United States, in commercial paper obligations rated the highest quality by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination of the foregoing. Any net profit resulting from, or interest or income produced by, such investments shall be payable to the Surviving Company. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments. All fees and expenses of the Paying Agent shall be borne by Parent or the Surviving Company.
(b) Exchange Procedures. Promptly after the Effective Time (and in no event later than two Business Days thereafter), Parent shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant hereto instructions for use in effecting the surrender of the non-certificated Shares represented by book-entry (“Book-Entry Shares”) in exchange for the Merger Consideration. The holder of such Shares shall be entitled to receive in exchange therefor the Merger Consideration which such holder has the right to receive pursuant to this Article III. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Book-Entry Share is registered if the Book-Entry Share representing such Shares shall be presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer or otherwise be in proper form for transfer, and the person requesting such payment shall pay any transfer or other Taxes required solely by reason of the payment of the Merger Consideration to a person other than the registered holder of such Book-Entry Share or establish to the reasonable satisfaction of Parent that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Book-Entry Share shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Book-Entry Share is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Book-Entry Shares pursuant to the provisions of this Article III. Each registered holder of one or more Book-Entry Shares shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (or such other evidence, if any, as the Paying Agent may reasonably require), be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as soon as reasonably practicable after receipt of such agent’s message (or such other evidence, if any, as the Paying Agent may reasonably require), the Merger

Consideration for each Book-Entry Share. Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) with the objective that the Paying Agent shall transmit to DTC or its nominee on the Closing Date an amount in cash, by wire transfer of immediately available funds, equal to (i) the number of shares of Company Common Stock (other than the Excluded Shares and any Dissenting Shares) held of record by DTC or such nominee immediately prior to the Effective Time multiplied by (ii) the Merger Consideration.
(c) No Further Rights. From and after the Effective Time, holders of Shares shall cease to have any rights as stockholders of the Company, except as provided herein or by Law, including the right to receive the Merger Consideration payable in respect of this Article III.
(d) Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the former holders of Shares 12 months after the Effective Time shall be delivered to the Surviving Company, upon demand, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to Parent or the Surviving Company for, and Parent and the Surviving Company shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority shall, to the extent permitted by applicable Law, become the property of the Surviving Company free and clear of any claims or interest of any person previously entitled thereto. Neither Parent nor the Surviving Company shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company other than transfers to reflect, in accordance with customary settlement procedures, trades effected prior to the Effective Time. On or after the Effective Time, any Book-Entry Shares presented to the Paying Agent or Parent for any reason shall be cancelled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).
SECTION 3.04 Stock Units; Stock Options; Company ESPP; Company Stock Plans.
(a) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any restricted stock units subject only to service-based vesting restrictions granted under a Company Stock Plan and pursuant to which the holder has a right to receive Shares or cash following the vesting or lapse of restrictions applicable to such restricted stock unit, which shall include any Performance Stock Unit for which the applicable period of performance concluded prior to the Effective Time (each, a “Restricted Stock Unit”) with respect to such holder’s Restricted Stock Units or as otherwise set forth on Section 3.04(a) of the Company Disclosure Letter, immediately prior to the Effective Time, each outstanding Restricted Stock Unit shall, automatically and without any action on the part of the holder thereof, be cancelled and converted as follows, and the holder thereof shall only be entitled to the right to receive the following:
(i) Each Restricted Stock Unit that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions (each, a “Vested Restricted Stock Unit”) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time), an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Vested Restricted Stock Unit, less applicable Taxes and authorized deductions (the “Vested Restricted Stock Unit Consideration”); provided that with respect to any Vested Restricted Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code, the Vested Restricted Stock Unit Consideration will be paid at the earliest time permitted under the applicable Company Stock Plan, award agreement or Company Plan that will not trigger a Tax or penalty under Section 409A of the Code;
(ii) Each Restricted Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Restricted Stock Unit (each, an “Unvested Restricted Stock Unit”) shall be converted into the contingent right to receive an amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the aggregate number of Shares subject to such Unvested Restricted Stock Unit (the “Unvested Restricted Stock Unit Consideration”). Subject to the holder’s continued service with the Company and its

Subsidiaries (including the Surviving Company and its Subsidiaries) through the applicable vesting dates, such Unvested Restricted Stock Unit Consideration will vest and become payable at the same time as the Unvested Restricted Stock Unit from which such Unvested Restricted Stock Unit Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Restricted Stock Unit immediately prior to the Effective Time, including, for the avoidance of doubt, any accelerated vesting terms and conditions (except for terms rendered inoperative by reason of the Transactions or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are necessary to facilitate the administration of the Unvested Restricted Stock Unit Consideration amounts); provided that with respect to any Unvested Restricted Stock Units that constitute nonqualified deferred compensation subject to Section 409A of the Code, the Unvested Restricted Stock Units will be paid at the earliest time permitted under the applicable Company Stock Plan, award agreement or Company Plan that will not trigger a Tax or penalty under Section 409A of the Code.
(b) Except as otherwise agreed to in writing prior to the Effective Time by Parent and a holder of any restricted stock unit subject, in whole or in part, to performance-based vesting restrictions (each a “Performance Stock Unit”, and together with the Restricted Stock Units, the “Stock Units”) with respect to such holder’s Performance Stock Units or as otherwise set forth on Section 3.04(b) of the Company Disclosure Letter, immediately prior to the Effective Time, each outstanding Performance Stock Unit under the Company Stock Plans shall, automatically and without any action on the part of the holder thereof, be cancelled and converted as follows, and the holder thereof shall only be entitled to the right to receive the following:
(i) Each Performance Stock Unit that, as of immediately prior to the Effective Time, is vested in accordance with its terms after giving effect to any vesting that occurs as a result of the Transactions (each, a “Vested Performance Stock Unit”) shall be cancelled as of the Effective Time and converted into the right to receive, immediately after the Effective Time (and in no event later than five days following the Effective Time), an amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the aggregate number of Shares subject to such Vested Performance Stock Unit, less applicable Taxes and authorized deductions (the “Vested Performance Stock Unit Consideration”).
(ii) Each Performance Stock Unit that, as of immediately prior to the Effective Time, is not a Vested Performance Stock Unit (each, an “Unvested Performance Stock Unit”) shall be converted into the contingent right to receive an amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the aggregate number of Shares subject to such Unvested Performance Stock Unit based on the attainment of the applicable performance metrics at the target level of performance (the “Unvested Performance Stock Unit Consideration”). Subject to the holder’s continued service with the Company and its Subsidiaries (including the Surviving Company and its Subsidiaries) through the applicable time-based vesting dates, such Unvested Performance Stock Unit Consideration will vest and become payable at the same time as the Unvested Performance Stock Unit from which such Unvested Performance Stock Unit Consideration was converted would have vested and been payable pursuant to its terms and shall otherwise remain subject to the same terms and conditions as were applicable to the underlying Unvested Performance Stock Unit immediately prior to the Effective Time, including, for the avoidance of doubt, any accelerated vesting terms and conditions (except (1) for terms rendered inoperative by reason of the Transactions, (2) for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are necessary to facilitate the administration of the Unvested Performance Stock Unit Consideration amounts, and (3) that no performance-based vesting metrics or criteria shall apply from and after the Effective Time).
(c) At the Effective Time, each Company Option (other than any Company Option granted under the Company ESPP) that is unexpired, unexercised and outstanding as of immediately prior to the Effective Time, whether vested or unvested as of immediately prior to the Effective Time, will automatically, without any action on the part of Parent, Merger Sub, the Company or the holder thereof:
(i) be cancelled and converted into and will become the right to receive an amount in cash immediately after the Effective Time (and in no event later than five days following the Effective Time),

without interest thereon, equal to the product of (A) the number of shares of Company Common Stock subject to such Company Options as of immediately prior to the Effective Time, multiplied by (B) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Option, less applicable Taxes and authorized deductions; and
(ii) notwithstanding the foregoing, any Company Option with an exercise price per share equal to or greater than the Merger Consideration will be cancelled without any action on the part of the holder thereof and without any cash payment being made in respect thereof.
(d) The Company shall, prior to the Effective Time, take all actions necessary to ensure that (i) no new offering or purchase periods under the Company ESPP shall commence after the date hereof, (ii) no new participants be permitted into the Company ESPP after the date hereof, and (iii) the existing participants thereunder may not increase their elections with respect to the offering or purchase periods in effect on the date hereof. The Company shall take all actions necessary to terminate the Company ESPP and all outstanding rights thereunder as of the day immediately prior to the Effective Time, contingent upon the occurrence of the Closing, effective immediately prior to the Effective Time. To the extent that any purchase period that is in effect on the date of this Agreement is scheduled to remain in effect as of the Effective Time (the “Final Offering Period”), the Company shall provide at least ten days’ prior written notice of the occurrence of the Closing Date, and participants in the Company ESPP with respect to such purchase period shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the automatic exercise date contemplated by the following sentence. Each purchase right under the Company ESPP that is outstanding as of the date prior to the Closing Date and has not been terminated at the participant’s election as provided in the preceding sentence, shall automatically be exercised on such date, by applying the payroll deductions of each participant holding such rights for the purchase period in which the Closing Date occurs to the purchase of Shares at the option price applicable to such purchase right. The Company shall, prior to the Effective Time, take all actions necessary to terminate no later than the day immediately prior to the Effective Time, and the Company shall cause the exercise date applicable to the Final Offering Period to accelerate and occur on the termination date of the Company ESPP with respect to any then-outstanding purchase rights.
(e) Prior to the Effective Time, the Company shall, as applicable, provide any notice required under the terms of the Company Stock Plans, obtain any necessary consents, adopt applicable resolutions, amend the terms of the Company Stock Plans or any outstanding awards and take all other appropriate actions to give effect to the Transactions.
(f) Prior to the Effective Time, the Company shall take all steps reasonably necessary to cause the Transactions and any other dispositions of Shares or other equity securities of the Company (including derivative securities) in connection with this Agreement by each person who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act, as amended.
SECTION 3.05 Certain Adjustments. Without limiting the other provisions of this Agreement, if the outstanding Shares are changed into a different number or class of shares due to any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Shares), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Shares occurring on or after the date hereof and prior to the Effective Time, the Merger Consideration as provided in Section 3.01(a) shall be equitably adjusted to reflect the effect thereof.
SECTION 3.06 Dissenting Shares.
(a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such Shares in accordance with Section 262 of the DGCL (collectively, the “Dissenting Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. At the Effective Time, all Dissenting Shares will no longer be outstanding and automatically will be cancelled and will cease to exist, and, except as otherwise provided by applicable Laws, each holder of Dissenting Shares will cease to have any rights with respect to the Dissenting Shares, other than such rights as are granted under such Section 262. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.02, of such Shares.
(b) The Company shall give Parent prompt notice and copies of any demands for appraisal received by the Company, withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company. The Company shall not, except with the prior written consent of Parent, make any payment, or offer or agree to make any payment, with respect to any demands for appraisal or offer to settle or settle any such demands.
SECTION 3.07 Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Parent, the Paying Agent and the Company (and any of their Affiliates or agents) (each a “Payor”) shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax Law; provided that if any Payor proposes to deduct and withhold any amounts pursuant to this Section 3.07 with respect to the holder of Class B Common Stock, the applicable Payor shall use commercially reasonable efforts to provide prior written notice of the applicable deduction and withholding to the holder of such Class B Common Stock and shall cooperate with the holder of such Class B Common Stock to minimize or eliminate such deduction or withholding. To the extent that amounts are so withheld, such withheld amounts (i) shall be remitted to the applicable Governmental Authority and (ii) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except (a) as set forth in the corresponding section or subsections of the disclosure letter prepared by the Company and delivered to Parent and Merger Sub in connection with the execution and delivery of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in any report, schedule, form, statement or other document (including all exhibits and other information incorporated by reference therein and all amendments and supplements thereto) filed with, or furnished to, the SEC by the Company, or incorporated by reference into such document and that are publicly available since (and including) January 28, 2021 through at least two Business Days prior to the date of this Agreement (collectively, the “SEC Documents”) (but excluding any risk factor disclosures contained under the heading “Risk Factors” (other than any factual information contained therein), any disclosure of risks explicitly included in any “forward-looking statements” disclaimer and any other disclosures included therein to the extent they are cautionary, predictive or forward-looking in nature (other than any factual information contained therein)) (it being agreed that for the preceding clauses (a) and (b) (i) for purposes of the representations and warranties set forth in this Article IV, disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection (other than Sections 4.01, 4.02, 4.03, 4.06(a), 4.19, 4.20 or 4.22 of the Company Disclosure Letter) to which the relevance of such item is reasonably apparent on its face and (ii) nothing disclosed in the SEC Documents shall be deemed to modify or qualify the representations and warranties set forth in Sections 4.01, 4.02, 4.03, 4.06(a), 4.19, 4.20 or 4.22), the Company represents and warrants to Parent and Merger Sub as follows:
SECTION 4.01 Organization and Qualification; Company Subsidiaries.
(a) Each of the Company and each Company Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as presently conducted, except (other than with respect to the Company’s due organization and valid existence) as would not have a Material Adverse Effect. Each of the Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Material Adverse Effect.

(b) True and complete copies of (i) the Company Charter and (ii) the Company Bylaws, in each case as in effect on the date of this Agreement, are included in the SEC Documents. The Company is not in violation of any provisions of the Company Charter or the Company Bylaws, except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.
(c) Section 4.01(c) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all the Subsidiaries of the Company (each, a “Company Subsidiary”), the jurisdiction of organization thereof and the ownership interest of the Company in each Company Subsidiary. Except for its interests in the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock of, or other equity or similar interests in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture, association or other entity. No Company Subsidiary is in violation of any of the provisions of its certificate of incorporation and bylaws (or equivalent organizational documents), except for violations that would not have a Material Adverse Effect or prevent the consummation of the Merger.
SECTION 4.02 Capitalization.
(a) The authorized share capital of the Company consists of (i) 3,000,000,000 shares of Company Common Stock of which (A) 2,000,000,000 shares are designated as Class A Common Stock and (B) 1,000,000,000 shares are designated as Class B Common Stock, and (ii) 100,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Stock”).
(b) As of the close of business on March 9, 2023 (the “Capitalization Date”), (i) 182,605,688 shares of Class A Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (ii) 423,170,610 shares of Class B Common Stock were issued and outstanding, all of which are duly authorized, validly issued, fully paid and nonassessable and were issued free of preemptive (or similar) rights, (iii) no shares were held in the treasury of the Company, (iv) no shares of Company Common Stock were held by the Company Subsidiaries, (v) 90,534,445 shares of Class A Common Stock were reserved for future issuance pursuant to awards outstanding under the Company Stock Plans (including 69,113,012 shares of Class A Common Stock reserved for issuance pursuant to outstanding Restricted Stock Units, 10,640,812 shares of Class A Common Stock reserved for issuance pursuant to outstanding Performance Stock Units (assuming maximum performance is achieved), 1,362,735 shares of Class A Common Stock reserved for Company Options and 9,417,886 shares of Class A Common Stock reserved for issuance pursuant to the exercise of outstanding purchase rights under the Company ESPP) and (vi) no shares of Company Preferred Stock were issued and outstanding. Since the Capitalization Date through the date of this Agreement, other than in connection with the settlement or exercise, as applicable, of Stock Units or Company Options, neither the Company nor any of the Company Subsidiaries has issued any securities. Section 4.02(b) of the Company Disclosure Letter contains a complete and correct list of all outstanding Company Options and Stock Units granted under the Company Stock Plans, in each case as of the Capitalization Date, including (A) the number of shares subject to each such Company Option or Stock Unit, (B) the holder thereof, (C) date of grant, (D) the vesting schedule, and (E) the exercise price with respect to each Company Option.
(c) Except for the Company Options as set forth in this Section 4.02 or Section 4.02 of the Company Disclosure Letter, as of the close of business on the Capitalization Date, there were no options, warrants or other similar rights obligating the Company or any Company Subsidiary to issue or sell any shares of, or other equity interests in, the Company. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and free and clear of preemptive rights and Liens, other than Permitted Liens. There are no outstanding contractual obligations of the Company or any Company Subsidiary to (i) repurchase, redeem or otherwise acquire any Shares, (ii) grant or issue any subscription, option, warrant, call, convertible securities or similar right relating to any Shares or (iii) make any material investment in (whether in the form of a subscription obligation, loan, capital contribution, credit enhancement, capital account funding obligation, assumption of Indebtedness or otherwise) any person (other than any Company Subsidiary). None of the Company or any Company Subsidiary is a party to any stockholders’ agreement, proxy, voting trust agreement or registration rights agreement or similar agreements, arrangements or commitments relating to any equity securities of the Company or any other Contract relating to disposition, pledges, voting or dividends with respect to any equity securities of the Company.

(d) Each outstanding capital share, limited liability company interest, partnership interest or equity or similar interest of each Company Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free and clear of preemptive (or similar) rights, and each such share or interest is owned by the Company or a Company Subsidiary free and clear of all Liens, other than Permitted Liens. There are no options, warrants, rights, convertible or exchangeable securities, stock-based performance units, phantom stock rights, profit participation rights, redemption rights, repurchase rights, Contracts or undertakings of any kind to which any Company Subsidiary is a party or by which any of them is bound (i) obligating any such Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock, or other securities of or equity interest in, or any security convertible or exchangeable for any shares of capital stock or other securities of or equity interest in, any Company Subsidiary or (ii) that give any person the right to receive any economic interest of a nature accruing to the holders of capital stock of any of the Company Subsidiaries.
(e) There are no bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Shares may vote.
(f) Each Company Option (i) was granted and properly approved by the Company Board, the compensation committee thereof or a permitted designee in compliance (or the appropriate body of the granting entity on the date of grant of the Company Option) in all material respects with all applicable Laws, including the applicable requirements of Nasdaq, and all of the terms and conditions of the Company Stock Plans pursuant to which it was issued, (ii) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant (or the applicable underlying security on the date of grant), and (iii) has a grant date identical to or following the date on which the Company Board, the compensation committee thereof or permitted designee (or the appropriate body of the granting entity on the date of grant of the Company Option) approved the grant of such Company Option.
SECTION 4.03 Authority Relative to This Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (subject to the receipt of the Company Stockholder Approval and the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 4.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, (i) conflict with or violate the Company Charter or the Company Bylaws, (ii) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of any Company Subsidiary, (iii) assuming that all consents, approvals, authorizations and permits described in Section 4.04(b)(ii) of the Company Disclosure Letter have been obtained and all filings, notifications and other actions described in Section 4.04(b)(ii) of the Company Disclosure Letter have been made or taken, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which the Company or any Company Subsidiary or their respective properties or assets is bound or (iv) assuming the giving, making or obtaining of those filings, notices, reports, consents, registrations, approvals, permits, waivers, expirations of waiting periods and authorizations set forth in Section 4.04(b)(iii) of the Company Disclosure Letter (the “Third-Party Consents”), result in any breach or violation of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by the Company or any Company Subsidiary under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of any Liens (other than

Permitted Liens) in connection with any Selected Contract, except, with respect to each of the foregoing clauses (iii) and (iv), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not have a Material Adverse Effect or prevent consummation of the Merger.
(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company and the consummation by the Company of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority by the Company or any Company Subsidiary, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Material Adverse Effect or prevent the consummation of the Merger, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) the filing with the SEC of the Information Statement, (iv) any filings required under the rules and regulations of Nasdaq, (v) the filing of appropriate merger documents as required by the DGCL, (vi) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Investment Laws set forth on Section 8.01(c) of the Company Disclosure Letter and (vii) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to Parent, Merger Sub or their Affiliates or their investors.
SECTION 4.05 SEC Filings; Financial Statements; Undisclosed Liabilities.
(a) The Company has timely filed or furnished, as applicable, all material forms, reports, statements, registration statements, prospectuses, schedules and other documents (including all exhibits and other information incorporated therein, amendments and supplements thereto) required to be filed or furnished, as applicable, by it with the SEC under the Securities Act or the Exchange Act since January 28, 2021, the date of the Company’s initial public offering (as amended or supplemented from time to time, collectively, the “SEC Reports”). The SEC Reports (i) as of their respective dates of filing, complied or, if not yet filed or furnished, will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as applicable, and, in each case, the rules and regulations promulgated thereunder, and (ii) except to the extent amended or superseded by a subsequent filing, did not, at the time they were filed, or, if amended, as of such amendment (or with respect to the SEC Reports filed after the date of this Agreement, will not), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Company Subsidiary is subject to the periodic reporting requirements of the Exchange Act (other than in its capacity as a Company Subsidiary). As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Reports. To the Knowledge of the Company, as of the date hereof, none of the SEC Reports is the subject of ongoing SEC review or outstanding SEC investigations. No Company Subsidiary is subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.
(b) Each of the consolidated financial statements of the Company (including, in each case, any notes thereto) contained in the SEC Reports was prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of notes and normal and recurring year-end adjustments).
(c) The Company has implemented and maintains disclosure controls and procedures and internal controls over financial reporting (as defined in Rule 13a-15(e) and Rule 13a-15(f) of the Exchange Act), reasonably designed to (i) provide reasonable assurances that material information relating to the Company, including its consolidated Subsidiaries, is made known to the principal executive officer, the principal financial officer and the principal accounting officer of the Company by others within those entities and, to the Company’s Knowledge, such disclosure controls and procedures are effective in all material respects in timely alerting the principal executive officer, the principal financial officer and the principal accounting officer of the Company to all material information required to be disclosed by the Company in the reports filed under the Exchange Act and (ii) provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Company has timely filed all certifications and statements required by (i) Rule 13a-14 or Rule 15d-14 under the Exchange Act, or (ii) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act) with respect to all applicable Company

SEC Reports. The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. Since January 28, 2021, none of the Company Board nor, to the Knowledge of the Company, the Company’s auditors have been advised of, and the Company’s principal executive officer, principal ﬁnancial officer and principal accounting officer are not aware of and have not disclosed, based on their most recent evaluation prior to the date of this Agreement, to the Company’s auditor and the Company Board (A) any “signiﬁcant deﬁciencies” or “material weaknesses” (each as defined in Rule 12b-2 of the Exchange Act) in the systems of internal controls over ﬁnancial reporting that has not been subsequently remedied or (B) any fraud, whether or not material, that involves management or other employees who have a signiﬁcant role in the Company’s internal control over financial reporting.
(d) Except for matters specifically disclosed or reflected or adequately reserved against in the most recent consolidated balance sheet of the Company (or the notes thereto) included in the SEC Reports, neither the Company nor any Company Subsidiary has any liabilities or obligations that would be required under GAAP, as in effect on the date of this Agreement, to be reflected on a consolidated balance sheet of the Company, except liabilities and obligations that (i) were incurred since the date of such balance sheet in the ordinary course of business, (ii) are incurred in connection with the Transactions or (iii) would not have a Material Adverse Effect.
SECTION 4.06 Absence of Certain Changes or Events. Between December 31, 2022 and the date of this Agreement:
(a) there has not been a Material Adverse Effect; and
(b) except in connection with modifications, suspensions and/or alterations of operations resulting from, or determined by the Company to be advisable and reasonably necessary in response to, COVID-19 or any COVID-19 Measures, the Company and the Company Subsidiaries have conducted their business in the ordinary course of business in all material respects.
SECTION 4.07 Absence of Litigation. As of the date of this Agreement, there is no litigation, suit, claim, arbitration, mediation, action or proceeding (each of the foregoing, an “Action”) pending or, to the Knowledge of the Company, threatened in writing against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary, by or before any Governmental Authority that would have a Material Adverse Effect or prevent the consummation of the Transactions. Neither the Company nor any Company Subsidiary is subject to any Order that remains outstanding against the Company or the Company Subsidiaries that restricts in any material respect the manner in which the Company and its Subsidiaries conduct their businesses, would have a Material Adverse Effect or prevent the consummation of the Transactions.
SECTION 4.08 Selected Contracts.
(a) Except for this Agreement, any Contracts set forth on Section 4.08(A) of the Company Disclosure Letter and any Contracts filed as exhibits to the SEC Documents, Section 4.08 of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of:
(i) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and the Company Subsidiaries;
(ii) each Contract relating to the Indebtedness for borrowed money of the Company or any Company Subsidiary, in each case pursuant to which in excess of $5,000,000 is outstanding;
(iii) each Contract to which the Company or any Company Subsidiary is a party that by its terms calls for aggregate payments by or to the Company or any Company Subsidiary of more than $25,000,000 over the remaining term of such Contract, except for any Contract that may be cancelled, without any material penalty or other material liability to the Company or any Company Subsidiary, upon notice of 90 days or less;
(iv) each Contract to which the Company or any Company Subsidiary is a party, in each case, relating to the acquisition or disposition by the Company or any Company Subsidiary of properties or assets, in each case, for aggregate consideration of more than $15,000,000, except for (A) acquisitions and dispositions of properties and assets in the ordinary course of business and (B) any Contract relating to the Transactions;

(v) each Contract of the Company or any Company Subsidiary that is material to the Company and the Company Subsidiaries taken as a whole and that (A) restricts in any way the ability of the Company or such Company Subsidiary to compete with any business or in any geographical area or to solicit customers, in each case that limits in any material respect the operation of the Company and the Company Subsidiaries taken as a whole as currently operated, or (B) grants “most favored nation” status or contains “exclusivity” requirements obligations that, following the Closing, would purport to apply to the Company, Parent or any of their Affiliates;
(vi) each Contract that grants to any person any option, right of first offer or right of first refusal or similar right to purchase, lease, sublease, license, use, possess or occupy any assets of the Company or any Company Subsidiary that has a value in excess of $10,000,000;
(vii) each Contract of the Company or any Company Subsidiary that establishes a partnership, joint venture, long-term alliance or similar arrangement that includes the sharing of profits and losses with another person (other than solely among the Company or any of the Company Subsidiaries and excluding reseller, distributor, channel partner and managed service provider agreements that do not involve the formation of an entity with any third person) or arrangement material to the Company or any Company Subsidiary or in which the Company or any Company Subsidiary owns more than 10% voting, economic or other membership or partnership interest, or any interest valued at more than $5,000,000 without regard to percentage voting or economic interest;
(viii) each Contract that is a settlement, conciliation or similar agreement (A) that has been entered into with any Governmental Authority since January 1, 2021 (the “Lookback Start Date”), which includes payments in excess of $1,000,000 or material equitable relief, (B) pursuant to which the Company or any Company Subsidiary is obligated after the date of this Agreement to pay consideration in excess of $1,000,000 or (C) that would otherwise materially limit the operation of the Company and the Company Subsidiaries, taken as a whole, as currently operated;
(ix) each Contract to which any of the top 25 customers of the Company and the Company Subsidiaries, determined on the basis of the consolidated revenues received from such persons by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2022 (a “Top Customer”), is a party (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries);
(x) any Contract with any of the top 25 resellers, distributors, channel partners or managed service providers of the Company and the Company Subsidiaries, taken as a whole, determined on the basis of the annual recurring revenue of the Company and the Company Subsidiaries for the 12 months ending September 30, 2022, attributable to such resellers or distributors pursuant to such Contracts in effect as of the date of this Agreement (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries);
(xi) each Contract to which any of the top 25 suppliers of the Company and the Company Subsidiaries, determined on the basis of the consolidated cost of goods and services paid to such persons by the Company and the Company Subsidiaries, taken as a whole, for the fiscal year ended December 31, 2022 (a “Top Supplier”), is a party (excluding any non-disclosure agreements, data processing agreements, purchase orders entered into in the ordinary course of business, and other similar Contracts that are ancillary to Contracts pursuant to which revenue is paid or payable to the Company or Company Subsidiaries) that has a remaining term of more than 90 days;
(xii) any Contract containing a put, call or similar right pursuant to which the Company or any Company Subsidiary could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $10,000,000;

(xiii) any Contract (other than a Company Plan) between the Company or any Company Subsidiary, on the one hand, and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares or any of their respective Affiliates (other than the Company and a Company Subsidiary), on the other hand;
(xiv) any Contract that the Company or any Company Subsidiary is a party to or otherwise bound by that is a collective bargaining agreement or other agreement with a labor union, works council or similar organization or employee representative body;
(xv) any Contract relating to the licensing of, or other permissions to use, Intellectual Property that is material to the business of the Company and the Company Subsidiaries, taken as a whole, excluding (A) non-exclusive licenses to open source software or other commercially available, off-the-shelf software with annual fees of less than $10,000,000 or (B) non-exclusive licenses granted by the Company or Company Subsidiaries in the ordinary course of business;
(xvi) any Real Property Lease;
(xvii) any Contract evidencing financial or commodity hedging or similar trading activities, including any interest rate swaps, financial derivatives master agreements or confirmations, or futures account opening agreements and/or brokerage statements to which the Company or any Company Subsidiary is a party;
(xviii) any Contract pursuant to which the Company or any Company Subsidiary has uncapped indemnification obligations to any Person;
(xix) any Contract with a Governmental Authority; and
(xx) any Contract that contains any standstill or similar agreement pursuant to which the Company or any Company Subsidiary has agreed not to acquire assets or securities of another Person.
Each Contract set forth in Section 4.08 of the Company Disclosure Letter or required to be set forth thereon or that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act is referred to herein as a “Selected Contract.”
(b) As of the date of this Agreement, the Company has made available to Parent true and complete copies of each Selected Contract. Except as would not have a Material Adverse Effect, (i) each of the Selected Contracts is valid and binding on the Company or the Company Subsidiary party thereto and, to the Knowledge of the Company, each other party thereto, (ii) each Selected Contract is in full force and effect and, to the Knowledge of the Company, there is no breach or default under any Selected Contract by any other party thereto, (iii) there is no breach or default under any Selected Contract by the Company or any Company Subsidiary, (iv) no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by the Company or any Company Subsidiary and (v) to the Knowledge of the Company, no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default under any Selected Contract by any other party thereto.
(c) None of the Top Customers or Top Suppliers has, as of the date of this Agreement, notified the Company or any Company Subsidiaries in writing, or to the Knowledge of the Company, verbally: (i) that it will, or, to the Knowledge of the Company, has threatened to, terminate, cancel, materially limit or materially alter and adversely modify any of its existing business with the Company or any Company Subsidiary (other than due to the expiration of an existing Contract or quarterly or annual contract negotiations in the ordinary course of business); or (ii) that it is in a dispute with the Company or any Company Subsidiaries or their respective businesses, which dispute is material to the Company and the Company Subsidiaries, taken as a whole.
SECTION 4.09 Compliance with Laws.
(a) Each of the Company and each Company Subsidiary is, and since the Lookback Start Date has been, in compliance with all Laws applicable to its business or operations, in each case except for instances of noncompliance that would not have a Material Adverse Effect. Each of the Company and each Company Subsidiary has in effect, and is in compliance with, all approvals, authorizations, registrations, licenses, exemptions, permits and consents of Governmental Authorities necessary for it to conduct its business as presently conducted, except for such approvals, authorizations, registrations, licenses, exemptions, permits and consents the absence of or noncompliance with which would not have a Material Adverse Effect.
(b) Each of the Company and each Company Subsidiary has obtained all permits, government licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and Orders issued or granted by a Governmental Authority (“Licenses”) necessary to conduct its business as presently conducted, in each case except for instances of noncompliance that would not have a Material Adverse Effect. The operation of the business of the Company and the Company Subsidiaries as presently conducted is not, and has not been since the Lookback Start Date, in violation of, nor is the Company or any Company Subsidiary in default or violation under, any License, and, to the Knowledge of the Company, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any material term, condition or provision of any License, in each case except for instances of noncompliance that would not have a Material Adverse Effect. There are no Actions pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation or adverse modification of any License, except where such revocation, cancellation or adverse modification would not have a Material Adverse Effect. Since the Lookback Start Date, neither the Company nor any of the Company Subsidiaries has received any written notice of any material noncompliance or alleged material noncompliance with any material Licenses.
(c) For the past five (5) years, (i) none of the Company, any of the Company Subsidiaries, or to the Company’s Knowledge, any Person acting on behalf of the Company or on behalf of any of the Company Subsidiaries (including any officer, director, employee, or agent thereof, while acting on behalf of the Company or the Company Subsidiaries) has offered, made, authorized, promised, or agreed to make, directly or indirectly, any contribution, gift, or payment of money or of anything of value to, or accepted or received any contribution, gift, or payment of money or anything of value from, any Government Official, for the purpose of (A) influencing any act or decision of such Government Official in his or her official capacity; (B) inducing such Government Official to do, or omit to do, any act in relation to his or her lawful duty; (C) securing any improper advantage; or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Authority, in each case, in order to assist the Company, any of the Company Subsidiaries or any Person acting on behalf of the Company or any of the Company Subsidiaries, including any officer, director, employee, and agent thereof, in obtaining or retaining business for or with, or directing business to, any Person or to secure any other improper benefit or advantage, (ii) the Company, the Company Subsidiaries, and, to the Company’s Knowledge, each Person acting on behalf of the Company or any of the Company Subsidiaries (including any officer, director, employee, or agent thereof), have complied in all material respects with the Anti-Corruption Laws, and (iii) the Company and the Company Subsidiaries (A) have maintained and enforced policies and procedures reasonably designed to ensure compliance with the Anti-Corruption Laws in all material respects, (B) have not been subject to any pending Action or, to the Company’s Knowledge, threatened with any Action that alleges any material violation of any of the Anti-Corruption Laws and (C) have not made a voluntary disclosure to a Governmental Authority in respect of any of the Anti-Corruption Laws.
(d) For the past five years, (i) neither the Company nor any of the Company Subsidiaries has been the subject of or otherwise involved in investigations or enforcement actions by any Governmental Authority or other legal proceedings with respect to any actual or alleged violations of Sanctions Laws or Trade Control Laws (ii) there has not been any Action pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries concerning violations of any Sanctions Law or Trade Control Laws; and (iii) the Company and the Company Subsidiaries have complied with Sanctions Laws and Trade Control Laws. None of the Company, the Company Subsidiaries or any director or officer of the Company or any of the Company Subsidiaries or, to the Knowledge of the Company, employees, agents, or affiliates of the Company is, or has been within the past five years, (A) a Sanctioned Person, (B) subject to debarment or any list-based designations under the Trade Control Laws, or (C) engaged in any transactions, dealings, or activities on behalf of the Company or any Company Subsidiary that are reasonably likely to cause such Person to become a Sanctioned Person. None of the Company or any of its Subsidiaries has maintained, during the past five years, any offices, branches, operations, assets, investments, employees, or agents in any Sanctioned Country.
(e) For the past five years, to the Knowledge of the Company, none of the Company or the Company Subsidiaries has engaged in, nor is now engaging in, directly or indirectly, any dealings or transactions with

(i) any Person that at the time of the dealing or transaction is or was a Sanctioned Person, (ii) any Person in a Sanctioned Country, or (iii) any Person 50% or more owned or controlled by any Person or Persons described in the foregoing clauses (i) or (ii), in each case, in violation of Sanctions Laws based on the review and advice of outside export controls and sanctions counsel.
(f) For the past five years, the Company and the Company Subsidiaries have maintained and enforced policies and procedures reasonably designed to promote compliance with Sanctions Laws and Trade Control Laws.
(g) The operations of the Company and each Company Subsidiary are and have been conducted at all times in material compliance with Anti-Money Laundering Laws, including the Bank Secrecy Act of 1970, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001. Neither the Company nor any of the Company Subsidiaries: (i) is to the Knowledge of the Company, under investigation by FinCEN or any other Governmental Authority with respect to money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any Anti-Money Laundering Laws; (ii) has been charged with or convicted of money laundering, drug trafficking, terrorist-related activities, any other money laundering predicate crimes or any violation of any Anti-Money Laundering Laws; (iii) has been assessed civil penalties under any Anti-Money Laundering Laws; or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company and each Company Subsidiary have maintained and enforced in all material respects policies and procedures reasonably designed to ensure material compliance with the Anti-Money Laundering Laws in all material respects.
SECTION 4.10 Employee Benefit Plans.
(a) Section 4.10(a) of the Company Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of each material Company Plan, including identifying each material Company Plan that is maintained primarily for the benefit of employees outside of the United States. With respect to each material Company Plan that is not on file with the SEC as of the date of this Agreement, the Company has made available to Parent true and complete copies of (or, if a Company Plan is an individual agreement, a form materially consistent therewith), and, to the extent applicable: (i) the Company Plan document, including any amendments or supplements thereto (or a written description of such Company Plan if such plan is not set forth in a written document), (ii) all related trust documents, insurance contracts or other funding vehicles in effect as of the date of this Agreement in connection with each such Company Plan, (iii) the most recent determination or opinion letter received from the Internal Revenue Service of the United States (the “IRS”), (iv) the two most recent annual reports on Form 5500 filed with the IRS or similar report required to be filed with any Governmental Authority (if any such report was required by applicable Law), (v) the most recent summary plan description, if any, required under ERISA, (vi) the most recently prepared actuarial report, and (vii) all material, non-routine correspondence to or from any Governmental Authority received in the last two years.
(b) Except as would not reasonably be expected to result in material liability to the Company, (i) each Company Plan (including any related trusts) has been established, maintained, operated and administered in accordance with its terms and applicable Law and (ii) all contributions or other amounts payable by the Company or any Company Subsidiary with respect to each Company Plan in the United States have been paid or accrued in accordance with GAAP.
(c) No Company Plan is or has ever been subject to Section 302 or Title IV of ERISA or Section 412 of the Code, and none of the Company, any Company Subsidiaries or their respective ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any liability, contingent or otherwise, with respect to (i) any plan that is subject to Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, or (ii) any multiemployer plan within the meaning of Section 3(37) of ERISA. No Company Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA.
(d) As of the date of this Agreement, and except as would not have a Material Adverse Effect, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened against any Company Plan, any fiduciary thereof or any trust or other funding arrangement related thereto, nor is any such claim anticipated, and (ii) no administrative investigation, audit or other administrative proceeding by any Governmental Authority is pending, in progress or, to the Knowledge of the Company, threatened and no such completed audit, if any, has resulted in the imposition of any material Tax or penalty.
(e) Each Company Plan that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS and, to the Company’s Knowledge, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Company Plan. With respect to any Company Plan, neither the Company nor any Company Subsidiary has engaged in a transaction in connection with which the Company or a Company Subsidiary that would be subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed by either Section 4975 or 4976 of the Code.
(f) Each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in all material respects in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code and the guidance issued by the IRS provided thereunder.
(g) Neither the Company nor any of the Company Subsidiaries sponsors, maintains or contributes to any plan, program or arrangement that provides for post-retirement or other post-employment welfare benefits, including life insurance and health coverage (other than health care continuation coverage as required by applicable Law).
(h) All Company Plans governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any current or former employee or other individual service provider (or any dependent thereof) who resides outside of the United States (each a “Foreign Benefit Plan”) (i) have been maintained, operated, administered and funded in accordance with applicable Law (including applicable Tax withholding and reporting requirements and applicable legal filings) in all material respects, (ii) if they are intended to qualify for special tax treatment, have met all material requirements for such treatment and (iii) if they are intended to be funded and/or book-reserved, are funded and/or book reserved in all material respects, as required, based upon reasonable actuarial assumptions.
(i) Neither the execution and delivery of this Agreement, nor the consummation of the Merger (either alone or together with any other event) will, in respect of any current or former employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (i) result in any payment or benefit becoming due or payable, including severance pay, to any current or former employee, director, officer or independent contractor of the Company or any Company Subsidiary, (ii) increase the amount of any compensation or benefit due, (iii) accelerate the time of payment or vesting of any such compensation or benefit, (iv) accelerate the time or otherwise trigger, either directly or indirectly, any funding of any such compensation or benefits or cause the Company to set aside assets to fund any material benefits under any Company Plan, (v) otherwise give rise to any material liability under any Company Plan, (vi) limit or restrict the right to merge, materially amend, terminate or transfer the assets of any Company Plan on or following the Effective Time or (vii) result in the payment of any amount that constitutes, individually or in combination with any other such payment, an “excess parachute payment” as defined in Section 280G(b)(1) of the Code. Neither the Company nor any of the Company Subsidiaries has any gross-up or indemnity obligation on or after the Effective Time for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.
SECTION 4.11 Labor Employment Matters.
(a) Neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement or other Contract with any labor organization, union or association and there are not, to the Knowledge of the Company, any union organizing activities concerning any employees of the Company or any Company Subsidiary, nor is any such agreement being negotiated by the Company or any Company Subsidiary. Within the past three years, there have been no strikes, slowdowns, work stoppages, lockouts, or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. There are no proceedings or, to the Company’s Knowledge, other activities, by any individual or group of individuals, including representatives of any employees of the Company or any Company Subsidiary or representatives of any labor organizations, works councils, trade unions, labor unions, or other employee representative body seeking to authorize representation by any labor organization of any employees of the Company or any Company Subsidiaries, and no such proceedings or activities have taken place within the past three years.
(b) Except as set forth on Section 4.11(b) of the Company Disclosure Letter, there are no labor unions, works councils or like organizations that represent employees of the Company or any Company Subsidiary with respect to their service to the Company and Company Subsidiaries. Except as set forth on Section 4.11(b) of the Company Disclosure Letter, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement, either alone or in combination with another event, will not require the consent of, negotiation with, or advance notification to, any labor union, works council or like organization with respect to employees of the Company and Company Subsidiaries.
(c) Except as would not reasonably be expected to have a Material Adverse Effect, (i) there are no Actions pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by or before any Governmental Authority arising out of or relating to labor or employment practices, (ii) the Company and each Company Subsidiary is in compliance with applicable Laws relating to employment, employment practices and the termination of employment, including (but not limited to) the payment of wages for all time worked, the payment of overtime, the engagement and classification of individuals as non-employee contractors, the classification of employees as exempt or non-exempt from overtime, labor relations and collective bargaining, equal employment opportunities and the prevention of discrimination, harassment, and retaliation, plant closing and mass layoff notice requirements under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state or local Law and (iii) since the Lookback Start Date, there have been no material investigations of the Company or any Company Subsidiary arising out of or relating to labor or employment practices.
(d) Neither the Company nor any of its Subsidiaries has closed any plant or facility, effectuated any layoffs of employees or implemented any early retirement, separation or window program within the past three years, nor planned or announced any such action or program for the future, in each case, that would implicate the Worker Adjustment and Retraining Notification Act of 1988 (or similar laws).
(e) Except as set forth on Section 4.11(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices.
(f) There has not been since the Lookback Start Date, nor are there currently, any pending or, to the Knowledge of the Company, threatened Actions, nor, to the Knowledge of Company, any allegations asserted, or any internal investigations or inquiries conducted by the Company, any of its Subsidiaries or any of their respective governing bodies or any committee thereof (or any Person at the request of any of the foregoing), concerning any discrimination or harassment, including any sex-based discrimination or sexual harassment, sexual misconduct, whistleblowing or other misfeasance or malfeasance issues with respect to any current or former director, manager, officer, advisor, consultant, independent contractor or employee of the Company or any Subsidiary, nor has there been any settlement or similar out-of-court or pre-litigation arrangement relating to any such matter.
(g) Each employee and independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of intellectual property in such Person’s agreement with the Company and its Subsidiaries, and, to the Knowledge of the Company, no current or former employee or independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment agreement, noncompetition agreement or any restrictive covenant with the Company or any Subsidiary Real Property.
SECTION 4.12 Real Property.
(a) Section 4.12(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, the street address of all real property owned by the Company or a Company Subsidiary (the “Owned Real Property”) and the applicable Company or Company Subsidiary that is the record owner thereof. The Company or Company Subsidiary, as applicable, has good and marketable title to each parcel of Owned Real Property, free and clear of all Liens, except for Permitted Liens.

(b) Section 4.12(b) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all locations where the Company or any Company Subsidiary is a tenant, subtenant or similar party pursuant to which the Company or such Company Subsidiary, as applicable, is obligated to make annual payments of $2,000,000 or more (each such location, a “Leased Real Property” and, the leases, subleases and other use and occupancy agreements (together with all amendments, modifications and other supplements thereto) of the Leased Real Property collectively, the “Real Property Leases”), which list includes a correct street address and such other information as is reasonably necessary to identify each parcel of Leased Real Property. Except as would not have a Material Adverse Effect, as of the date of this Agreement, (i) the Company or a Company Subsidiary has a good and valid leasehold estate in each Leased Real Property, free and clear of all Liens, except for Permitted Liens, (ii) all Real Property Leases are in full force and effect, (iii) neither the Company nor any Company Subsidiary that is party to such leases has received or given any written notice of any material default thereunder which default continues on the date of this Agreement and (iv) no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute a material breach or material default under any Real Property Lease on the part of the applicable Company or Company Subsidiary or the other party thereto. The Owned Real Property and Leased Real Property and all buildings, structures, improvements, and fixtures located on the Leased Real Property are suitable for the purposes for which they are currently used, except as would not have a Material Adverse Effect.
(c) Except as would not have a Material Adverse Effect, as of the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any violation of Law by any Governmental Authority with respect to the Owned Real Property or the Leased Real Property, and, to the Knowledge of the Company, the current use and operation of the Owned Real Property and the Leased Real Property by the Company or the Company Subsidiaries does not violate any applicable Law or Contract applicable to such property.
SECTION 4.13 Taxes.
(a) The Company and the Company Subsidiaries have timely (i) filed (taking into account any extension of time to file granted or obtained) all material Tax Returns with the appropriate Governmental Authority required to be filed by them and such Tax Returns are true, correct and complete in all material respects, (ii) paid all material amounts of Taxes required to be paid by them except to the extent that such Taxes are being contested in good faith in appropriate proceedings and for which the Company or the appropriate Company Subsidiary has set aside adequate reserves in accordance with GAAP, (iii) withheld from, and remitted to the applicable Governmental Authority all material Taxes required to be withheld and remitted by the Company and the Company Subsidiaries under applicable Law and (iv) have not waived any statute of limitations with respect to a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency of a material amount of Taxes, which waiver or extension remains in effect.
(b) There are no pending audits, actions, examinations, investigations, suits or other proceedings by a Governmental Authority in respect of any material Tax or material Tax Return of the Company or any of the Company Subsidiaries, and no such audits, actions, examinations, investigations, suits or other proceedings have been proposed in writing. No deficiency for any material amount of Tax has been proposed, asserted, assessed or threatened by any Governmental Authority in writing against the Company or any of the Company Subsidiaries, which deficiency has not been satisfied by payment, settled or been withdrawn. No material claim has been made (that has not been resolved with prejudice) by a Governmental Authority in any jurisdiction where the Company or any Company Subsidiary does not file Tax Returns that the Company or any Company Subsidiary is or may be subject to material taxation by, or required to file Tax Returns in, such jurisdiction, which claim has not been fully resolved.
(c) Neither the Company nor any of the Company Subsidiaries was a “distributing corporation” or “controlled corporation” in a transaction intended to qualify under Section 355 of the Code within the past two years.
(d) Neither the Company nor any of the Company Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
(e) Neither the Company nor any Company Subsidiary (i) has been a member of an affiliated group filing an affiliated, combined, unitary, consolidated or similar income Tax Return (other than a group the common parent of which is the Company or any Company Subsidiary), (ii) is a party to any Tax allocation, Tax sharing,

Tax indemnity or similar agreement (other than any such agreements (x) between or among any of the Company and a Company Subsidiary, or (y) that are included in commercial contracts not primarily relating to Taxes) or (iii) has liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or as transferee or successor.
(f) There are no material Liens for Taxes on the property or assets of the Company or any of the Company Subsidiaries, except for Permitted Liens.
(g) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or any portion thereof) ending after the Closing Date (i) under Section 481 of the Code (or any similar adjustments under any provision of the Code or the corresponding foreign, state or local Tax Laws) by reason of a change in method of accounting in any taxable period ending on or before the Closing Date, (ii) pursuant to the provisions of any closing agreement as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Laws) executed on or prior to the Closing Date, (iii) as a result of an installment sale or open transaction entered into prior to the Closing, or (iv) as a result of any prepaid amount or deferred revenue accrued or received on or prior to the Closing Date.
SECTION 4.14 Environmental Matters.
(a) Except as would not have a Material Adverse Effect, (i) each of the Company and each of the Company Subsidiaries is, and has been since the Lookback Start Date, in compliance with, and has not violated any, applicable Environmental Laws, (ii) Leased Real Property or any other real property, currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils, groundwater, surface water, buildings or other structures) has not been contaminated with any hazardous substances, (iii) as of the date of this Agreement, none of the Company or the Company Subsidiaries has received any written notification of any pending or threatened Action alleging a violation of or subject to liability under any Environmental Law and (iv) there are no Environmental Claims pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries.
(b) The term “Environmental Claims” means any written Action alleging liability under any Environmental Law or in connection with Hazardous Materials, including arising out of the Release or threatened Release of any Hazardous Material, disposal or contamination on any third-party property, or the failure to comply with any Environmental Law or any approvals, authorizations, registrations, licenses, exemptions, permits and consents issued thereunder. The term “Environmental Laws” means any Law relating to pollution or protection of the environment. The term “Hazardous Materials” means petroleum, petroleum by-products, petroleum breakdown products, polychlorinated biphenyls, friable asbestos or any substances, materials or wastes that are regulated, classified, listed or otherwise characterized under Environmental Law as “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous substances,” “toxic substances,” or “contaminants” under any Environmental Law. The term “Release” means any spilling, emission, leaking, pumping, pouring, emitting, discharging, injecting, escaping, leaching, dispersal, dumping, depositing, emptying, disposing or migrating or other release into or through the indoor or outdoor environment.
SECTION 4.15 Insurance. Except as would not have a Material Adverse Effect, (a) the Company and the Company Subsidiaries maintain or are otherwise covered by insurance in such amounts and against such risks as is sufficient to comply with applicable Law and Contracts to which the Company or any Company Subsidiary is a party or is bound, (b) all insurance policies of the Company and the Company Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, and all premiums due with respect to such insurance policies have been timely paid, (c) neither the Company nor any Company Subsidiary is in breach of, or default under, any such insurance policy, and (d) to no written notice of cancellation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.
SECTION 4.16 Intellectual Property.
(a) Section 4.16(a) of the Company Disclosure Letter sets forth a complete and accurate list of all Registered Company Intellectual Property as of the date hereof.
(b) Except as would not have a Material Adverse Effect, (i) the Company or one of the Company Subsidiaries solely owns each item of Registered Company Intellectual Property and all of the unregistered

Intellectual Property rights owned by the Company free and clear of Liens, other than Permitted Liens, (ii) all of the Registered Company Intellectual Property that has issued or is registered is subsisting and, to the Company’s Knowledge, valid and enforceable, and (iii) the Company or one of its Subsidiaries owns or has a valid right to use all Intellectual Property used in the business of the Company and its Subsidiaries (provided that the foregoing shall not be construed as a representation regarding non-infringement). All employees and independent contractors of the Company or any Company Subsidiary who invented, created or contributed to material proprietary Intellectual Property rights of the Company or any Company Subsidiary within the scope of work done by such persons for the Company or such Company Subsidiary have assigned in writing to the Company or such Company Subsidiary all of their rights in same that did not vest initially with the Company or such Company Subsidiary by operation of applicable Law.
(c) Except as would not have a Material Adverse Effect, as of the date of this Agreement, no Actions are pending or, to the Company’s Knowledge, threatened in writing against the Company or any Company Subsidiary (i) alleging that the Company or any Company Subsidiary has infringed, misappropriated or otherwise violated any Intellectual Property of any other person or (ii) that contest the validity, use, ownership or enforceability of any of the Registered Company Intellectual Property that has issued or is registered.
(d) To the Company’s Knowledge, neither the Company’s nor any Company Subsidiary’s operation of their respective businesses currently infringes, misappropriates, dilutes or otherwise violates any Intellectual Property rights of any other person except where such infringement, misappropriation, dilution or other violation would not reasonably be expected to have a Material Adverse Effect. To the Company’s Knowledge, as of the date of this Agreement, no person is infringing, misappropriating, diluting, or otherwise violating the rights of the Company or any Company Subsidiary with respect to any Company Intellectual Property except where such infringement, misappropriation, dilution or violation would not have a Material Adverse Effect.
(e) The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain the secrecy and confidentiality of the trade secrets that are part of the Company Intellectual Property, except as would not have a Material Adverse Effect.
(f) Except as would not have a Material Adverse Effect, since the Lookback Start Date and as of the date of this Agreement, there has been no failure with respect to any software, communications devices, computer systems, servers, network equipment, point of sale systems, and other electronic hardware owned by any of the Company or the Company Subsidiaries that caused a material disruption to their operations and that has not been reasonably resolved.
(g) Except as would not have a Material Adverse Effect, no proprietary software of the Company and Company Subsidiaries that is licensed, distributed, conveyed or made available (including “as a service”) to other persons (whether incorporated into a product or otherwise) contains, is derived from, links to or otherwise interacts with any open source software such that the Company or Company Subsidiaries are required to disclose or distribute their proprietary source code, to license or provide their proprietary source code for the purpose of making derivative works, or to make available for redistribution to any Person their proprietary source code at no or minimal charge.
(h) Except as would not have a Material Adverse Effect, no person (other than employees of the Company or any Affiliate of the Company) has possession of or the current or contingent right to access or possess any proprietary source code of the Company or Company Subsidiaries.
SECTION 4.17 Data Privacy.
(a) The Company, each Company Subsidiary and, to the Company’s Knowledge, each Data Partner, comply and at all times during the past five years have complied in material respects with all applicable Privacy Laws, Privacy Policies and contractual commitments related to the processing of Personal Information (collectively, the “Privacy Requirements”). Except as would not reasonably be expected to result in material liability to the Company and the Company Subsidiaries, taken as a whole, the Company and Company Subsidiaries’ Privacy Policies are and have at all times been materially accurate, consistent and complete and not misleading or deceptive in any material respect. The execution, delivery, and performance of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement do not and will not (i) conflict in any material respect with any applicable Privacy Requirements (ii) require the consent of or provision of notice to any Person concerning such Person’s Personal Information, (iii) limit Parent’s or the Merger Sub’s rights to own and process any Personal Information used in or necessary for the operation of the Company’s and Company Subsidiaries’ business, or (iv) otherwise prohibit the transfer of Personal Information to the Merger Sub.
(b) The Company and Company Subsidiaries have at all times had agreements in place, which materially comply with the Privacy Requirements, with all Data Partners. The Company, Company Subsidiaries and, to the Company’s Knowledge, all Data Partners, have taken commercially reasonable actions, and have established physical, technical and administrative measures, policies and procedures that are materially consistent with generally accepted industry standards and protect (i) any Personal Information collected, stored, used, disclosed, transmitted, processed or disposed of by or on behalf of the Company or its Subsidiaries and (ii) the integrity, continuous operation and security of the computers, computer software, code, websites, applications, databases, networks, hardware, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology and related equipment used in their businesses (and all data stored, transmitted, or processed thereby), and the Company, Company Subsidiaries and, to the Company’s Knowledge, all Data Partners, are in compliance with all such measures, policies and procedures, except as would not reasonably be expected to result in a Material Adverse Effect. There has been no denial-of-service attacks, and no unlawful or otherwise unauthorized access, use, loss, disclosure, destruction or compromise to, or security breaches involving, any Personal Information processed by or on behalf of the Company or any Company Subsidiaries (each a “Security Incident”), except for any that were resolved without material liability or cost or the obligation to notify any other Person.
(c) Neither the Company nor any Company Subsidiaries have received any written notice, request, complaint or other communication from, or been the subject of any material investigation or Action by, any Person, and, to the Company’s Knowledge, there are no threatened investigations or Actions, in each case related to any Security Incident or alleged violations of any applicable Privacy Requirements, in each case, since the Lookback Start Date.
SECTION 4.18 Affiliate Transactions. Since the Lookback Start Date, there have not been any transactions, Contracts, arrangements or understandings or series of related transactions, Contracts, arrangements or understandings, nor, to the Knowledge of the Company, are there any of the foregoing currently proposed, that (if proposed but not having been consummated or executed, if consummated or executed) would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act that have not been disclosed in the SEC Documents filed prior to the date hereof. Section 4.18 of the Company Disclosure Letter sets forth a complete and accurate list of all Contracts between the Company or any of its Subsidiaries, on the one hand, and the Specified Stockholder and its Affiliates (other the Company and its Subsidiaries), on the other hand, in each case existing as of the date hereof or any time following February 1, 2021 until the date hereof.
SECTION 4.19 Board Approvals; Vote Required.
(a) The Company Board, by resolutions duly adopted at a meeting duly called and held: (i) determined that this Agreement and the Transactions are fair to and in the best interests of the Company and its stockholders; (ii) approved and declared advisable this Agreement and the Transactions; (iii) authorized and approved the execution, delivery and performance by the Company of this Agreement and the consummation of the Transactions; (iv) resolved, subject to the terms of this Agreement, to recommend the adoption of this Agreement to the stockholders of this Company; and (v) directed that this Agreement be submitted to a vote of the Company’s stockholders.
(b) Assuming the accuracy of the representations and warranties in Section 5.05, the affirmative vote of the holders of a majority of (i) the outstanding shares of Company Common Stock with the right to vote thereon and (ii) the outstanding shares of Class B Common Stock (voting separately as a class) to adopt this Agreement (collectively, the “Company Stockholder Approval”) are the only votes of the holders of Company Common Stock or any other class or series of the Company’s capital stock or other securities necessary to approve this Agreement and consummate the Transactions. The delivery by the Specified Stockholder of the written consent substantially in the form attached hereto as Annex C (the “Written Consent”) to approve and adopt this Agreement and the Merger in accordance with Section 228 and Section 251(c) of the DGCL will satisfy the Company Stockholder Approval.

SECTION 4.20 Takeover Laws. Assuming the accuracy of the representations and warranties in Section 5.05, no “fair price,” “moratorium,” “control share acquisition,” “significant stockholder,” “interested stockholder” or other anti-takeover Law (including Section 203 of the DGCL), or any comparable anti-takeover provisions of the Company Charter or the Company Bylaws, is applicable to or would reasonably be expected to restrict or prohibit the execution of this Agreement, each party performing its obligations hereunder or the consummation of the Transactions.
SECTION 4.21 Opinion of Financial Advisor. The Company Board has received the written opinion of Morgan Stanley & Co. LLC, dated March 12, 2023 to the effect that, as of the date of such opinion and based upon and subject to the assumptions, limitations, qualifications, conditions and other matters set forth therein, the Merger Consideration to be received by the holders of Shares (other than holders of Excluded Shares) in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders. A signed, true, correct and complete copy of such opinion will be made available to Parent following the date of this Agreement for information purposes only and may not be relied upon by Parent or its Affiliates.
SECTION 4.22 Brokers. No broker, finder or investment banker (other than Morgan Stanley & Co. LLC and Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of the Company Subsidiaries. The Company has made available to Parent a true, complete and correct description of any (a) fees, commissions or expenses and (b) other obligations, in each case, contractually owed or expected to be owed to Morgan Stanley & Co. LLC or Goldman Sachs & Co. LLC in connection with or following consummation of the Merger.
SECTION 4.23 No Other Representations or Warranties. Except for the representations and warranties expressly made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, neither the Company nor any other person makes or has made any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company, any of the Company Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent and Merger Sub or any of their Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Without limiting the generality of the foregoing, neither the Company nor any other person makes or has made any express or implied representation or warranty to Parent, Merger Sub or any of their respective Representatives with respect to (a) any financial projection, forecast, estimate, or budget relating to the Company, any of the Company Subsidiaries or their respective businesses or (b) except for the representations and warranties made by the Company in this Article IV or in any certificate delivered pursuant to this Agreement, any oral or written information presented to Parent, Merger Sub or any of their respective Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the course of the Transactions.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB
Except as set forth in Schedule A of the Company Disclosure Letter, Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:
SECTION 5.01 Corporate Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite organizational power and authority to carry on its business as presently conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction where the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, other than where the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.
SECTION 5.02 Organizational Documents. Parent has, prior to the date of this Agreement, furnished to the Company a true and complete copy of the certificate of incorporation and bylaws of Merger Sub, as amended to date. Such certificate of incorporation and bylaws are in full force and effect. Merger Sub is not in violation of any of the provisions of its certificate of incorporation or bylaws, except such violations that would not have a Parent Material Adverse Effect.
SECTION 5.03 Authority Relative to This Agreement. Each of Parent and Merger Sub has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the

Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary organizational action, and no other organizational proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (subject to the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).
SECTION 5.04 No Conflict; Required Filings and Consents; Agreements.
(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, (i) conflict with or violate the certificate of incorporation or bylaws (or equivalent organizational documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.04(b) have been obtained and that all filings, notifications and other actions described in Section 5.04(b) have been made or taken, conflict with or violate any Law applicable to Parent or Merger Sub or by which Parent or Merger Sub or their respective properties or assets is bound or (iii) result in any breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) by Parent or Merger Sub under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than Permitted Liens) in connection with any material Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or their respective properties or assets is bound, except, with respect to each of the foregoing clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults, rights or other occurrences that would not have a Parent Material Adverse Effect.
(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not have a Parent Material Adverse Effect, (ii) applicable requirements of the Securities Act and the Exchange Act, (iii) any filings required under the rules and regulations of Nasdaq, (iv) the filing of appropriate merger documents as required by the DGCL, (v) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws or Foreign Investment Laws set forth on Section 8.01(c) of the Company Disclosure Letter and (vi) any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority required as a result of any facts or circumstances relating solely to the Company.
SECTION 5.05 Ownership of Shares. None of Parent, Merger Sub or their Affiliates is or has been an “interested shareholder” under Section 203 of the DGCL. As of the date of this Agreement, Parent, Merger Sub and their Affiliates, taken together, beneficially own (within the meaning of Section 13 of the Exchange Act and the rules and regulations promulgated thereunder) 24,987,839 shares of Class A Common Stock.
SECTION 5.06 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the Knowledge of Parent, threatened in writing against Parent or any of its Subsidiaries, or any property or asset of Parent or any of its Subsidiaries, by or before any Governmental Authority, that would have a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any Order that remains outstanding against Parent or any of its Affiliates that would have a Parent Material Adverse Effect.
SECTION 5.07 Operations of Parent and Merger Sub. Each of Parent and Merger Sub were formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities or operations other than as contemplated by this Agreement and matters ancillary thereto, or related to the Transactions contemplated by this Agreement. There is no agreement outstanding pursuant to which any person has any existing or contingent right to acquire any equity in Merger Sub. Merger Sub is a wholly-owned Subsidiary of Parent.

SECTION 5.08 Financing.
(a) Parent has delivered to the Company a true and complete copy of the fully executed (i) equity commitment letters dated March 12, 2023 from Silver Lake Partners VI DE (AIV), L.P., Silver Lake Partners VII DE (AIV), L.P. and Silver Lake Strategic Investors VI, L.P. and CPP Investment Board (USRE V) Inc. (each an “Equity Investor”, and each such letter, an “Equity Commitment Letter”), pursuant to which the Equity Investors have agreed, subject to the terms and conditions thereof, to contribute or invest in Parent the respective amounts set forth therein (collectively, the “Equity Financing”); and (ii) commitment letter dated March 12, 2023 from the Debt Financing Sources party thereto pursuant to which such Debt Financing Sources have committed, upon the terms and subject only to the express conditions set forth therein, to provide to Parent or Merger Sub debt financing in the aggregate principal amounts set forth therein for the purpose of funding a portion of the Required Amount (the “Debt Financing”, which term shall include for the avoidance of doubt any replacement financing) (together with any fee letters related thereto (including all exhibits, schedules, and annexes thereto, and the executed fee letters associated therewith (redacted in the manner set forth below)), collectively, the “Debt Commitment Letter”, and, together with the Equity Commitment Letters, the “Commitment Letters”). Each Equity Commitment Letter expressly provides that the Company is a third-party beneficiary thereof, and the Company is entitled to enforce, directly or indirectly, such Equity Commitment Letter in accordance with its terms against the applicable Equity Investors. The Debt Financing pursuant to the Debt Commitment Letter and the Equity Financing pursuant to the Equity Commitment Letters are collectively referred to in this Agreement as the “Financing.” Parent has delivered to the Company true, complete and correct copies of the executed Commitment Letters and any fee letters related thereto (with any fee letters related to the Debt Financing being subject to customary redactions of fee amounts, pricing caps and “market flex” related solely to economic terms, and in each case, which redacted information does not relate to or impact conditionality, enforceability or the amount or availability of the Debt Financing).
(b) Except as expressly set forth in the Commitment Letters delivered to the Company on or prior to the date hereof, there are no direct, indirect or other conditions precedent or other contingencies to the obligations of the Debt Financing Sources to fund the full principal amount of the Debt Financing in accordance with the express terms of the Debt Commitment Letter or to the obligations of the Equity Investors to fund the full amount of the Equity Financing in accordance with the terms of the applicable Equity Commitment Letter. Assuming satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, as of the date hereof neither Parent nor Merger Sub has any reason to believe that it will be unable to satisfy any of the conditions to the Financing applicable to it in the Commitment Letters or that the Equity Investors and the Debt Financing Sources will not perform their obligations thereunder, in each case at, prior to or concurrently with the Effective Time.
(c) Assuming the satisfaction (or waiver in accordance with Section 10.11 or Section 10.12) of the conditions set forth in Section 8.01 and Section 8.02, the Equity Financing, when funded in full in accordance with the Equity Commitment Letters delivered to the Company on or prior to the date hereof, shall provide Merger Sub with immediately available cash prior to or concurrently with the Effective Time (after netting out applicable fees, expenses, original issue discount and similar premiums and charges under the Equity Commitment Letters and any fee letters related thereto, in each case to the extent relevant) sufficient for Merger Sub and Parent to pay the aggregate Merger Consideration, any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable pursuant to Article III) and any fees, costs and expenses of or payable by Parent or Merger Sub in connection with the Transactions and the Financing (collectively, the “Required Amount”).
(d) As of the date hereof, each of the Commitment Letters are (i) legal, valid and binding obligations of Parent and Merger Sub and, to the Knowledge of Parent, of each of the other parties thereto (subject, in the case of the Debt Commitment Letter, to the effect of any Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally) and (ii) in full force and effect. No event has occurred that, with or without notice, lapse of time, or both, has, would or would reasonably be expected to (x) constitute a default or breach or a failure to satisfy a condition precedent on the part of Parent or Merger Sub under the terms and conditions of any of the Commitment Letters or (y) result in any portion of the Financing being unavailable or materially delayed at the Effective Time or on the Closing Date. As of the date hereof, Parent is not aware of any fact, occurrence, or circumstance that makes, or with or without notice, lapse of time, or both, would make, or reasonably be expected to make, any of the assumptions, or the representations or warranties of Parent or Merger Sub, in any of the Commitment Letters inaccurate, incomplete or misleading in any material respect. As of the date hereof, no Debt Financing Source has notified Parent or Merger Sub of its intention to terminate its commitment under the Debt Commitment Letter, or not to provide any portion of the Debt Financing, and no Equity Investor has notified Parent or Merger Sub of its intention to terminate its commitment under the applicable Equity Commitment Letter or not to provide any portion of the Equity Financing. Parent or Merger Sub has paid, or caused to be paid, in full any and all commitment fees or other fees required to be paid pursuant to the terms of the Commitment Letters on or before the date of this Agreement and will have paid in full any amounts under the Commitment Letters that are due at or prior to the Effective Time and on or prior to the Closing Date. As of the date hereof, none of the Commitment Letters have been modified, amended, restated, supplemented or otherwise altered, and none of the commitments under any of the Commitment Letters have been withdrawn, terminated, amended, modified, repudiated or rescinded in any respect. There are no other fee letters, engagement letters, side letters or other agreements, Contracts or arrangements to which Parent, Merger Sub or any of their respective Affiliates is a party related to the funding or investing, as applicable, of the full amount of the Financing that could affect the availability or conditionality of the Financing in any respect.
(e) As of the date hereof, none of Parent, Merger Sub or their respective Affiliates has entered into any Contract, arrangement or understanding prohibiting or seeking to prohibit any bank, investment bank or other potential provider of debt financing from providing or seeking to provide debt financing or any other financing to any person in connection with a transaction relating to the Company or any of the Company Subsidiaries in connection with the Merger.
(f) As of the Effective Time, Parent and Merger Sub shall have cash and other immediately available funds sufficient to consummate the Merger, pay the Required Amount and satisfy all of Parent’s and Merger Sub’s obligations under this Agreement.
(g) Parent and Merger Sub acknowledge and agree that, notwithstanding anything set forth herein to the contrary, in no event shall the receipt or availability of any funds or financing (including, for the avoidance of doubt, the Financing) by Parent, Merger Sub or any other financing or other transaction or other transactions be a condition to any of Parent’s or Merger Sub’s obligations hereunder.
SECTION 5.09 Solvency. Immediately after giving effect to the consummation of the Transactions (including the payment of the aggregate Merger Consideration and all other Required Amounts) and assuming the accuracy in all material respects of the representations and warranties contained in Article IV, the Surviving Company on a consolidated basis will be Solvent as of the Effective Time, as of the Closing Date and immediately after the Effective Time. For purposes of this Agreement, “Solvent” means that, with respect to any person, as of any date of determination, (a) the amount by which the “fair saleable value” of the assets of such person will, as of such date, exceed the sum of (i) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (ii) the amount that will be required to pay the probable liabilities of such person, as of such date, on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (b) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date and (c) such person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature.
SECTION 5.10 Brokers. Prior to the Closing, the Company will not be responsible for any brokerage, finder’s or other fee or commission to any broker, finder or investment banker in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.
SECTION 5.11 Stockholder and Management Arrangements. As of the date of this Agreement, none of the Guarantors, Parent or Merger Sub or any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of the Company Subsidiaries (a) relating to (i) this Agreement or the Merger or (ii) the Surviving Company or any of its Subsidiaries, businesses or operations (including as to continuing employment) from and after the Effective Time; or (b) pursuant to which (i) any holder of Company Common Stock would be entitled to receive consideration of a different amount or nature than the Merger Consideration in respect of such holder’s shares of Company Common Stock or (ii) any holder of Company Common Stock has agreed to approve this Agreement or vote against any Superior Proposal, other than with respect to clause (i), the participation in the Equity Financing by any existing limited partner or other equity financing source of Parent or any of its Affiliates.
SECTION 5.12 No Vote of Parent Members. No vote of the members of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the Transactions.
SECTION 5.13 National Security Matters. Neither Parent nor Merger Sub is a “foreign entity” as defined in Section 721 of the Defense Production Act of 1950, as amended, including all implementing regulations thereof (the “DPA”). Neither Parent nor Merger Sub is controlled by a “foreign person” other than an “excepted investor,” each as defined in the DPA.
SECTION 5.14 Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion in the Information Statement will, at the time such document is first mailed (including by electronic delivery if permitted) to the stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
SECTION 5.15 Non-Reliance on Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company and the Company Subsidiaries by Parent and Merger Sub, Parent and Merger Sub (and their Representatives) have received and may continue to receive from the Company and the Company Subsidiaries and their respective Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and, except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, that Parent and Merger Sub will have no claim against the Company or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other person, with respect thereto. Parent and Merger Sub hereby acknowledge that, except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, none of the Company or any Company Subsidiary, or any of their respective shareholders or Representatives, or any other person, has made or is making any warranty with respect to any matter, including any such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans). Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub acknowledge and agree that they have not relied on any information provided by the Company, the Company Subsidiaries or any of their Representatives, including information in any “data room”, management presentations or any estimates, projections, forecasts, forward-looking statements or business plans received from the Company and the Company Subsidiaries or their respective Representatives. Except for the representations and warranties set forth in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub entered into this Agreement based upon their own investigation, examination and determination with respect thereto as to all matters and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of the Company, except as expressly set forth in this Agreement.
SECTION 5.16 Guarantees. Parent has furnished the Company with a true, complete and correct copy of (a) a guarantee by Silver Lake Partners VI DE (AIV), L.P., Silver Lake Partners VII DE (AIV), L.P. and Silver Lake Strategic Investors VI, L.P. (the “SLP Guarantors”), and (b) a guarantee by CPP Investment Board (USRE V) Inc. (the “CPP Guarantor” and, together with the SLP Guarantors, the “Guarantors” and each a “Guarantor”), in each case, in favor of the Company and pursuant to which, subject to the terms and conditions contained therein, the Guarantors are guaranteeing certain damages payment obligations of Parent and Merger Sub in connection with this Agreement (the “Guarantees” and each a “Guarantee”). As of the date hereof, the Guarantees, in the form provided to the Company, are legal, valid and binding obligations of the respective Guarantor party thereto, are in full force and effect and are enforceable in accordance with the terms thereof against the respective Guarantor and the other parties thereto. As of the date hereof, the Guarantees have not been amended or modified (and no waiver of any provision thereof has been granted), and the obligations and commitments contained in the Guarantees have not been withdrawn or rescinded in any respect and no event has occurred that would result in any breach or violation of, or constitute a default under, the Guarantees.
SECTION 5.17 Tax Classification. Parent will file an IRS Form 8832 (Entity Classification Election) electing to be classified as an association taxable as a corporation for U.S. federal income tax purposes with an effective date at least one day prior to the Closing Date.
SECTION 5.18 No Other Representations or Warranties. Except for the representations and warranties expressly made by Parent and Merger Sub in this Article V or in any certificate delivered pursuant to this Agreement, none of Parent, Merger Sub or any other person makes or has made or is making any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to Parent, Merger Sub or their respective Affiliates or businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing. Except for the representations and warranties expressly made by the Company in Article IV or in any certificate delivered pursuant to this Agreement, Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any other person, makes or has made or is making any other representation or warranty of any kind whatsoever, express or implied, at Law or in equity, with respect to the Company or any of the Company Subsidiaries or their Affiliates or their respective businesses, operations, assets, liabilities, condition (financial or otherwise), notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Affiliates or Representatives of any documentation, forecasts or other information with respect to any one or more of the foregoing.
ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER
SECTION 6.01 Conduct of Business by the Company Pending the Merger. Except as set forth in Section 6.01 of the Company Disclosure Letter, expressly provided by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, (i) conduct the businesses of the Company and the Company Subsidiaries in the ordinary course of business, (ii) use commercially reasonable efforts to preserve intact its current business organization and to preserve its relationships with key employees and others having significant business dealings with the Company or any Company Subsidiary and (iii) comply with applicable Law, in each case in a manner consistent with past practice; provided that the Company and the Company Subsidiaries may make any necessary or advisable changes in their respective business practices taken reasonably and in good faith in response to COVID-19 and any COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions). Without limiting the generality of the foregoing, except (x) as set forth in Section 6.01 of the Company Disclosure Letter, (y) expressly required by this Agreement, required by Law or consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed, other than in respect of Section 6.01(d), Section 6.01(i)(ii), Section 6.01(i)(iv), Section 6.01(i)(v) or Section 6.01(i)(vi) or Section 6.01(p) in respect of which such Sections Parent shall be entitled to withhold or condition its consent in its sole discretion) or (z) for actions taken reasonably and in good faith in response to the COVID-19 pandemic or any COVID-19 Measures (provided that, the Company will use commercially reasonable efforts to keep Parent reasonably informed of any such actions prior to taking, or refraining to take, such actions), during the period from the date of this Agreement to the Effective Time, the Company shall not, and shall not permit, or cause, any Company Subsidiary to:
(a) declare, authorize, establish a record date for, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or other equity, property or a combination thereof) in respect of, any of its capital stock, other than dividends or distributions by a Company Subsidiary to the Company or another Company Subsidiary;
(b) split, combine, reclassify, subdivide or redeem, purchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire, directly or indirectly, any of its capital stock or issue or authorize the issuance of any other securities in lieu of or in substitution for shares of its capital stock (other than the issuance of capital stock or other securities permitted pursuant to Section 6.01(d));
(c) repurchase, redeem or otherwise acquire any shares of its capital stock or any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares, other than (i) the withholding of Shares to satisfy Tax obligations with respect to awards granted pursuant to the Company Stock Plans, (ii) the acquisition of Shares in connection with a cashless exercise of Company Options, (iii) the acquisition by the Company of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (iv) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards;
(d) issue, pledge, dispose of, grant, transfer, encumber, deliver or sell any shares of its capital stock or other voting securities or equity interests, any options, warrants, rights, convertible or exchangeable securities, stock-based performance units or other rights to acquire any such shares, securities, interests or other rights that give the holder thereof any economic interest of a nature accruing to the holders of such shares or securities, other than (i) upon the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by this Section 6.01(d)) in accordance with their present terms, and (ii) as required to comply with any Plan as in effect on the date of this Agreement;
(e) amend the Company Charter or the Company Bylaws or the comparable organizational documents of any Company Subsidiary;
(f) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, (i) any other person (or all or substantially all of the assets of any person) or (ii) any assets, properties or businesses, in each case, that are material to the Company and the Company Subsidiaries (taken as a whole), other than (A) transactions solely among the Company and the Company Subsidiaries or solely between the Company Subsidiaries, and (B) purchases of assets and properties in the ordinary course of business (it being understood and agreed that the acquisition of any other person (or all or substantially all of the assets of any person) is not in the ordinary course of business).
(g) sell, transfer, lease, license, sublicense, abandon or otherwise dispose of, any of its material properties or assets (including capital stock of any Company Subsidiary and intangible property), other than (i) sales, abandonments or other dispositions in the ordinary course of business (other than Intellectual Property assets), (ii) sales, abandonments or other dispositions of Intellectual Property that is no longer used or useful in the operations of the Company or any Company Subsidiary, (iii) the non-exclusive licensing or sublicensing of Intellectual Property in the ordinary course of business consistent with past practice (other than any licenses to patents which shall not be permitted by this subsection (iii)), or (iv) with value or purchase price less than $5,000,000 in the aggregate (other than Intellectual Property assets);
(h) (i) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Company Subsidiary or guarantee any such indebtedness or any debt securities of another person or enter into any agreement requiring the Company or the Company Subsidiaries to guarantee any financial statement condition of another person (other than the Company or any Company Subsidiary) (collectively, “Indebtedness”), other than (A) Indebtedness solely between the Company and a Company Subsidiary or solely among Company Subsidiaries, and (B) additional Indebtedness in a principal amount not to exceed $5,000,000 in the aggregate or (ii) make any loans, advances or capital contributions to, or investments in, any other person, including guarantees of the obligations of such Person (in each case other than the Company or any of the Company Subsidiaries) in an aggregate amount of $5,000,000 or more for all such investments, other than to or in any Company Subsidiary;
(i) except as required by applicable Law, by the terms of any Company Plan set forth on Section 6.01(i) of the Company Disclosure Letter or by the terms of this Agreement, (i) increase the compensation, bonus, pension, welfare, severance or termination pay, fringe or other benefits payable or that could become payable by the Company or any of the Company Subsidiaries to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (ii) enter into, amend or terminate (other than for cause) any employment, consulting, change in control, severance, retention or termination agreement or arrangement, (iii) establish, adopt or enter into or amend any collective bargaining agreement or other agreement with a labor union, works council or similar organization, (iv) establish, adopt, enter into, modify or terminate any Company Plan or any agreement or arrangement that would have been a Company Plan had it been entered into prior to this Agreement (other than any ordinary course changes to any Company Plan that is a group health plan that does not materially increase the Company’s or a Company Subsidiary’s cost with respect to such benefits), (v) grant any new awards, or amend or modify the terms of any outstanding awards (including any Company Options, Restricted Stock Units and Performance Stock Units), (vi) act to accelerate the vesting, lapsing of restrictions or payment, or to or fund or in any other way secure any rights or benefits under any Company Plan with respect to any employee, officer, director or independent contractor of the Company or any of the Company Subsidiaries, (vii) forgive any loans or issue any loans to directors, officers or employees of the Company or any Company Subsidiaries or (viii) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other similar actions reasonably be expected to trigger notice requirements under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable Laws, (ix) hire or promote any employee or engage any independent contractor (who is a natural person) with an annual salary in excess of $250,000 (in the case of employees), or an hourly wage rate in excess of $40.00 or annual consulting fees in excess of $100,000 (in the case of independent contractors), or (x) terminate the employment of any employee with a title of L9 / Senior Director or higher other than for cause or (xi) recognize any union, works council or other labor organization as the representative of any of the employees of the Company or any of the Subsidiaries, or enter into or negotiate any collective bargaining agreement or other Contract with any labor organization, union or association, in each case, except as required by applicable Law;
(j) settle any Action, in each case involving or against the Company or any Company Subsidiary, other than (i) the settlement of Actions that require payments by the Company or any Company Subsidiary (net of insurance proceeds) in an amount not to exceed, in the aggregate, (A) $5,000,000 on or before the one hundred eighty (180)-day anniversary of the date of this Agreement or (B) $10,000,000 after the one hundred eighty (180)-day anniversary of the date of this Agreement, (ii) the settlement of Actions disclosed, reflected or reserved against in the most recent financial statements (or the notes thereto) of the Company included in the SEC Documents for an amount not materially in excess of the amount so disclosed, reflected or reserved and, in each case of clauses (i) and (ii), that do not involve (x) the imposition of restrictions on the business or operations of the Company or any of the Company Subsidiaries that, in each case, materially interfere with the operations of the Company and the Company Subsidiaries, taken as a whole, and (y) any criminal liability, any admission of material wrongdoing or any material wrongful conduct by the Company or the Company Subsidiaries, and (iii) settlements permitted pursuant to Section 7.11.
(k) make any material change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting the consolidated assets, liabilities or results of operations of the Company, except as required (i) by GAAP (or any interpretation thereof), including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization or (ii) by Law;
(l) (i) adopt a plan of merger, consolidation, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than reorganizations solely by or among Company Subsidiaries) or (ii) enter into a material new line of business;
(m) make, change, revoke or rescind any material election relating to Taxes, make any material amendment with respect to any material Tax Return, agree to an extension or waiver of the statute of limitations with respect to the assessment of any material Tax, settle or compromise any material Tax liability for an amount that exceeds the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents, execute any closing agreement relating to a material amount of Tax with any Governmental Authority (except in connection with a settlement of a Tax liability for an amount that does not exceed the amount disclosed, reflected or reserved against in the financial statements contained in the SEC Documents) or surrender any right to claim a material Tax refund, except, in each case, for actions required by Law;
(n) other than in accordance with the Company’s capital expenditure budget set forth in Section 6.01(n) of the Company Disclosure Letter, make any capital expenditures in an amount exceeding $2,000,000 in the aggregate;
(o) (i) enter into any Contract that (A) would have been a Selected Contract under subsections (i), (ii), (iv), (v), (vi), (vii) (xii), (ix), (x), (xiii) and (xx) of Section 4.08, (B) is of the type described in the final sentence of Section 4.02(c), or (C) would have been required to be disclosed on Section 4.16(h) of the Company

Disclosure Letter had it been entered into prior to this Agreement other than, with respect to clause (A) only and subject to clause (ii), Contracts with customers or suppliers entered into in the ordinary course of business consistent with past practice, or (ii) voluntarily terminate, amend, modify or waive material rights or material claims under any Selected Contract or any Contract entered into on or after the date of this Agreement that would have been considered a Selected Contract if it had been entered into prior to the date of this Agreement, in each case, other than in the ordinary course of business;
(p) (i) enter into any new Contract with any person which would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act; (ii) enter into any Contract, transaction, arrangement, or understanding that, had it been entered into prior to this Agreement, would have been required to have been disclosed on Section 4.18 of the Company Disclosure Letter; (iii) amend, modify, terminate or waive any right or obligation under any Contract, in each case, with the Specified Stockholder or any of its Affiliates, (iv) settle or compromise any pending or threatened Action or any other dispute with the Specified Stockholder or any of its Affiliates or (v) make any payment to the Specified Stockholder or any of its Affiliates, other than payments in the ordinary course of business consistent with past practice that are strictly required under Contracts between the Company and any of its Subsidiaries, on the one hand, and the Specified Stockholder and any of its Affiliates, on the other hand, in existence on the date hereof;
(q) amend any material License necessary to conduct the business of the Company and the Company Subsidiaries in any material respect, or allow any such material License to lapse, expire or terminate;
(r) except as pursuant to Section 7.04, amend, modify, terminate, cancel or let lapse a material insurance policy (or reinsurance policy) or self-insurance program of the Company or Company Subsidiaries in effect as of the date hereof, unless simultaneous with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing or self-insurance programs, in each case, providing coverage equal to or greater than the coverage under the terminated, canceled or lapsed policies for substantially similar premiums, as applicable, are in full force and effect;
(s) create or incur any Lien material to the Company or any Company Subsidiaries on any assets, rights or properties of the Company or any Company Subsidiaries, other than Permitted Liens;
(t) amend any Privacy Policies or the operation or security of any material assets used in their businesses other than in the ordinary course of business consistent with past practice and in a manner that does not, on a net basis, when taking into account the potential benefits of such change, adversely affect the Company, any Company Subsidiary or its material assets, as applicable;
(u) file any registration statement (other than on Form S-8 and other than prospectus supplements to existing registration statements) or consummate any unregistered offering of securities that by the terms of such offering requires subsequent registration under the Securities Act; or
(v) authorize any of, or commit or agree to take any of, the foregoing actions in the preceding clauses (a) – (u).
SECTION 6.02 Control of Operations. Nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company or any Company Subsidiary prior to the Closing. Prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.
ARTICLE VII

ADDITIONAL AGREEMENTS
SECTION 7.01 Written Consent; Information Statement.
(a) The Company shall use its reasonable best efforts to obtain from the Specified Stockholder and deliver to Parent the duly executed Written Consent as soon as practicable following the execution of this Agreement, but in any event within one hour following execution hereof. Upon delivery of the Written Consent, the Company Stockholder Approval shall be deemed to have been received for all purposes of this Agreement. In connection with the Written Consent, the Company shall take all actions necessary or advisable to comply in all material respects, and shall comply in all material respects, with the DGCL, including Section 228 and Section 262 thereof, and the organizational documents of the Company.

(b) The Company shall prepare and file (with the assistance and cooperation of Parent and Merger Sub as reasonably requested by the Company) with the SEC, as promptly as practicable after the Company Stockholder Approval has been obtained (but in no event shall such filing be made later than the 30th day following the date of this Agreement), a written information statement of the type contemplated by Rule 14c-2 of the Exchange Act containing (i) the information specified in Schedule 14C under the Exchange Act concerning the Written Consent and the Merger, (ii) the notice of action by written consent required by Section 228(e) of the DGCL and (iii) the notice of availability of appraisal rights and related disclosure required by Section 262 of the DGCL (including any amendment or supplement thereto or any additional filing required in accordance with the provisions of Section 7.01(c), the “Information Statement”).
(c) Each of the Company and Parent shall provide the other party and their respective outside legal counsel and other Representatives a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such discussions or meetings) that relate to the Information Statement. The Company shall promptly notify Parent of the receipt of any comments from the SEC with respect to the Information Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to the other Person copies of all correspondence between such Person and/or any of its Representatives and the SEC with respect to the Information Statement. The Company and Parent shall use their respective reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Information Statement from the SEC, including by preparing any additional filings required by the SEC or pursuant to applicable Law, and the Company shall cause the definitive Information Statement (and any other such additional required filings) to be mailed (including by electronic delivery if permitted) to the stockholders of the Company as promptly as possible (but in any event within three (3) Business Days) after confirmation from the SEC that it will not review, or that it has completed its review of, the Information Statement, which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the 10th day after making the initial filing of the preliminary Information Statement that the SEC will or will not be reviewing the Information Statement.
(d) The Company agrees, as to itself and its Subsidiaries, that the Information Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. The Company, Parent and Merger Sub shall ensure that none of the information supplied by it for inclusion in the Information Statement will, at the date of mailing (including by electronic delivery if permitted) to stockholders of the Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent, its Affiliates or its or their respective Representatives for inclusion or incorporation by reference in the Information Statement.
(e) If any information relating to the Company or Parent, or any of their respective Affiliates or its or their respective Representatives, should be discovered by a party hereto, which information should be set forth in an amendment or supplement to the Information Statement so that the Information Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall as promptly as practicable following such discovery notify the other party or parties (as the case may be) and after such notification, as and to the extent required by applicable Law, (i) the Company shall promptly prepare (with the assistance of Parent as provided for in this Section 7.01) an amendment or supplement to the Information Statement and (ii) the Company shall cause the Information Statement as so amended or supplemented to be filed with the SEC and to be disseminated to its stockholders. The Company shall provide Parent with a reasonable opportunity to review drafts of the Information Statement and will consider in good faith any comments provided by Parent in connection with such review.
SECTION 7.02 Access to Information; Confidentiality.
(a) Except (i) as otherwise prohibited by applicable Law or the terms of any Contract or (ii) as would be reasonably expected to result in the loss of any attorney-client, attorney work product, or other legal privilege (provided, that the Company shall use commercially reasonable efforts to allow the disclosure of such information (or as much of it as reasonably possible) in a manner that does not, in the case of clause (i), result in a violation of Law or the terms of any Contract (and so long as the Company has used, or has caused its Subsidiaries, as applicable, to use, commercially reasonable efforts to obtain a waiver with respect to such violation of Contract), or, in the case of clause (ii), result in a loss of attorney-client attorney work product or other legal privilege), during the Pre-Closing Period, subject to the restrictions or limitations as are reasonable in response to COVID-19 or required by any COVID-19 Measures, the Company shall and shall cause the Company Subsidiaries to, solely for purposes that are, in good faith, related to the consummation of the Merger (or the financing of the Transactions) or the post-Closing operations, financing or integration of the Surviving Company and its Subsidiaries with Parent and its Affiliates, and at Parent’s expense: (x) provide to Parent and its Representatives (including Debt Financing Sources) reasonable access, during normal business hours and upon reasonable prior notice to the Company by Parent, to the officers, employees, properties and offices and other facilities of the Company and the Company Subsidiaries, and to the material books and records thereof, and (y) furnish promptly to Parent such information concerning the business, properties, Contracts, assets, liabilities and personnel of the Company and the Company Subsidiaries as Parent or its Representatives may reasonably request. In the event that the Company or the Company Subsidiaries are withholding access or information requested by Parent or its Representatives in accordance with clauses (i) or (ii) of the first sentence of this Section 7.02, the Company shall give notice to Parent of such fact and use commercially reasonable efforts to effect reasonable substitute virtual access or disclosure arrangements. Nothing in this Section 7.02 shall be construed to require the Company, any of the Company Subsidiaries or any of their respective Representatives to provide any opinion to Parent or to prepare any reports, analyses or appraisals to the extent such report, analysis or appraisal is not otherwise readily available to the Company, the Company Subsidiaries or any of their respective Representatives. Any investigation conducted pursuant to the access contemplated by this Section 7.02 shall be conducted in a manner that does not (A) unreasonably interfere with the conduct of the business of the Company and the Company Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of the Company Subsidiaries of their normal duties or (B) create a risk of damage or destruction to any property or assets of the Company or the Company Subsidiaries. Any access to the properties of the Company and the Company Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements. All requests for access pursuant to this Section 7.02 must be directed to specified Representatives of the Company and the Specified Stockholder from time to time.
(b) All information obtained by Parent, Merger Sub or their respective Representatives pursuant to this Article VII shall be kept confidential in accordance with the amended and restated mutual nondisclosure agreement, dated January 31, 2023 (the “Confidentiality Agreement”), between Silver Lake Management Company V, L.L.C. and the Company. Notwithstanding anything in the Confidentiality Agreement to the contrary, the term “Representatives” (as defined in the Confidentiality Agreement) shall hereafter be deemed to include any actual or potential financing sources of Parent and its Representatives (as defined in the Confidentiality Agreement), including the Debt Financing Sources, without the need for “Required Consent” (as defined in the Confidentiality Agreement).
SECTION 7.03 No Solicitation.
(a) From and after the execution of this Agreement and for the remainder of the Pre-Closing Period, the Company shall, and shall cause the Company Subsidiaries and the Specified Stockholder and its Affiliates (other than the Company and its Subsidiaries) to, and shall instruct (and use its commercially reasonable efforts to cause) their respective Representatives to, immediately cease and cause to be terminated any solicitation, discussions or negotiations that may be ongoing with any Person or its Representatives with respect to an Acquisition Proposal, and shall promptly request the prompt return or destruction of all confidential information previously furnished in connection therewith and immediately terminate all physical and electronic data room access previously granted to any such Person or its Representatives. The Company and the Company Subsidiaries shall, and shall cause the Specified Stockholder and its Affiliates (other than the Company and its Subsidiaries) to, not modify, amend, terminate, waive, release, or fail to enforce any provisions of any confidentiality agreement or any standstill provisions of any confidentiality agreement (or any similar provisions in any agreement) to which the Company or any of the Company Subsidiaries is a party relating to an Acquisition Proposal; provided, that, notwithstanding anything in this Agreement to the contrary, prior to the Company’s receipt of the Company Stockholder Approval, the Company and the Company Subsidiaries shall be permitted to modify, amend, terminate, waive, release or fail to enforce any provisions of any such confidentiality agreement or standstill provisions (or similar or related provisions or agreement), if the Company Board shall have determined (after consultation with its outside legal counsel) that the failure to take such action is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.

(b) Except as permitted by this Section 7.03, during the Pre-Closing Period, the Company agrees that neither it nor any Company Subsidiary nor the Specified Stockholder and its Affiliates shall (and the Company shall instruct and use its commercially reasonable efforts to cause its, the Specified Stockholder’s and the Specified Stockholder’s Affiliates’ respective Representatives not to) (i) solicit, initiate, knowingly encourage or knowingly facilitate any inquiries with respect to or which would reasonably be expected to lead to the submission of, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in discussions or negotiations regarding, or furnish to any person any non-public information in connection with, any Acquisition Proposal, except to notify such person of the existence of this Section 7.03(b), (iii) except for an Acceptable Confidentiality Agreement, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement relating to any Acquisition Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (each, an “Acquisition Agreement”); (iv) approve, endorse or recommend any proposal that constitutes, or would reasonably be expected to lead to an Acquisition Proposal; or (v) resolve or agree to do any of the foregoing; provided, that, if, prior to the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, the Company receives an Acquisition Proposal that did not result from a material breach of this Section 7.03 and the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) that such Acquisition Proposal is, or could reasonably be expected to result in, a Superior Proposal and a failure to take the actions contemplated by the following clauses (A) or (B) would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law, the Company and the Company Subsidiaries and their respective Representatives may (A) engage in discussions or negotiations regarding such Acquisition Proposal (or contact such person to clarify the terms and conditions thereof and otherwise facilitate such Acquisition Proposal or assist such person and such person’s Representatives and financing sources) and (B) furnish information to, or afford access to the business, properties, assets, books, records or personnel, of the Company or any Company Subsidiary, in each case, with the person making or renewing such Acquisition Proposal and its Representatives, so long as the Company and such person have executed an Acceptable Confidentiality Agreement; provided, however, that (x) any such information or access has previously been made available to Parent or shall be made available to Parent prior to, or substantially concurrently with, the time such information is made available to such Person, and (y) any competitively sensitive information or data provided to any such Person who is, or whose Affiliates include, a direct competitor, supplier or customer of the Company or any of its Subsidiaries will be provided in a separate “clean data room” and subject to customary “clean team” arrangements regarding access to such information or data, as reasonably determined by the Company with advice from its outside legal counsel.
(c) From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company shall promptly (and, in any event, within 24 hours) after receipt of any Acquisition Proposal, notify Parent of the material terms of such Acquisition Proposal received by the Company, any Company Subsidiary, the Specified Stockholder or any of their respective Affiliates, and the identity of the person or “group” making such Acquisition Proposal and shall provide Parent with unredacted copies of any written requests, proposals or offers, including proposed agreements, and the material terms and conditions of any proposals or offers (or where no such copies are available, a reasonably detailed written description thereof). From and after the date of this Agreement until the termination of this Agreement pursuant to Article IX, the Company shall, and shall cause the Company Subsidiaries, the Specified Stockholder and their respective Affiliates to, keep Parent reasonably informed of the status and terms of, and material changes in, any such Acquisition Proposal. Prior to the Company’s receipt of the Company Stockholder Approval, the Company shall promptly (and, in any event, within 24 hours), following a determination by the Company Board that an Acquisition Proposal is a Superior Proposal to the extent the Company Board is permitted to do so pursuant to this Section 7.03, notify Parent of such determination in writing (and, for the avoidance of doubt, following the Company’s receipt of the Company Stockholder Approval the Company shall have no right to make such a determination).
(d) Except as permitted by this Section 7.03, the Company Board and each committee of the Company Board (including the Independent Subcommittee) shall not, and shall not publicly propose to (and, as applicable, shall cause the Specified Stockholder not to and not publicly propose to): (i) (A) withhold, withdraw or adversely qualify (or modify or amend in a manner adverse to Parent or Merger Sub) the Company Board Recommendation; (B) authorize, approve, adopt or recommend, or declare the advisability of, any Acquisition Proposal; or (C) take any action or make any recommendation or public statement in connection with any

Acquisition Proposal that is a tender offer or exchange offer other than an unequivocal recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board of the type contemplated by Rule 14d-9(f) under the Exchange Act in which the Company Board or the Company indicates that the Company Board has not changed the Company Board Recommendation (any of the foregoing actions, an “Adverse Recommendation Change”), or (ii) cause or permit the Company, any of the Company Subsidiaries or the Specified Stockholder or any of its Affiliates to enter into any Acquisition Agreement or otherwise resolve or agree to do so.
(e) Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, if in response to an Acquisition Proposal made after the date of this Agreement that has not been withdrawn and that did not result from a material breach of this Section 7.03, the Company Board determines (in each case, after consultation with its respective outside legal counsel and financial advisors) that such Acquisition Proposal is a Superior Proposal, then (i) the Company Board may make an Adverse Recommendation Change and/or (ii) only in the case of such a determination by the Company Board, the Company may terminate this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) unless the Company prior to, or concurrently with, such termination, pays, or causes to be paid, to Parent the Company Termination Fee.
(f) Prior to effecting an Adverse Recommendation Change to the extent permitted by Section 7.03(e) with respect to a Superior Proposal or terminating this Agreement pursuant to Section 9.01(d)(ii) in order to enter into an Acquisition Agreement with respect to a Superior Proposal to the extent permitted by Section 7.03(e) and Section 9.01(d)(ii), (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, (ii) the Company shall provide Parent a summary of the material terms and conditions of such Superior Proposal (including the consideration offered therein and the identity of the person or “group” making the Superior Proposal) and an unredacted copy of the Acquisition Agreement, (iii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent and Parent’s Representatives, any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect an Adverse Recommendation Change or terminate this Agreement pursuant to Section 9.01(d)(ii), as applicable, and (iv) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement proposed by Parent during such four Business Day period and in consultation with its outside legal counsel and financial advisors, that such Superior Proposal still constitutes a Superior Proposal (it being understood and agreed that any material changes to the financial or other material terms of a proposal that was previously the subject of a notice hereunder shall require a second notice to Parent as provided above, but with respect to such second notice, references herein to a “four Business Day period” shall be deemed references to a “two Business Day period”).
(g) Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, but subject to the Company’s and the Company Board’s compliance with Section 7.03(h), the Company Board may make an Adverse Recommendation Change in response to an Intervening Event if the Company Board determines (after consultation with its respective outside legal counsel) that the failure to effect an Adverse Recommendation Change in response to such Intervening Event is reasonably likely to be inconsistent with its fiduciary duties under applicable Law.
(h) Prior to effecting an Adverse Recommendation Change with respect to an Intervening Event, (i) the Company shall notify Parent in writing that it intends to effect an Adverse Recommendation Change, describing in reasonable detail the reasons for such Adverse Recommendation Change and the material facts and circumstances relating to such Intervening Event, (ii) if requested to do so by Parent, for a period of four Business Days following delivery of such notice, the Company shall discuss and negotiate in good faith, and shall make its Representatives available to discuss and negotiate, with Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement in such a manner that would obviate the need to effect such Adverse Recommendation Change and (iii) no earlier than the end of such four Business Day period, the Company Board shall determine, after considering the terms of any proposed amendment or modification to this Agreement agreed upon by Parent during such four Business Day period and in consultation with its outside legal counsel, that the failure to effect an Adverse Recommendation Change would still be reasonably likely to be inconsistent with the Company Board’s fiduciary duties under applicable Law.
(i) Nothing contained in this Agreement shall prevent the Company or the Company Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act, making a statement contemplated by Item 1012(a) of Regulation M-A under the Exchange Act or otherwise complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal. For the avoidance of doubt, a factually accurate public statement that only describes the Company’s receipt of an Acquisition Proposal and the operation of this Agreement with respect thereto shall not be deemed an Adverse Recommendation Change.
(j) Except as set forth in Section 9.03(b) with respect to an Acquisition Proposal, for purposes of this Agreement:
(i) “Acquisition Proposal” means any written proposal or offer, from any person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent or Merger Sub, relating to (A) any direct or indirect acquisition, in a single transaction or a series of related transactions, of (1) assets constituting 20% or more of the consolidated assets, revenue or net income of the Company and the Company Subsidiaries, taken as a whole (based on the fair market value thereof), including an acquisition of 20% or more of such consolidated assets, revenue or net income of the Company and the Company Subsidiaries indirectly through the acquisition of equity interests of a Company Subsidiary, or (2) 20% or more of the voting power of any class of equity securities of the Company; (B) any tender offer or exchange offer that, if consummated, would result in any person beneficially owning, or having the right to acquire beneficial ownership of, 20% or more of any class of voting securities of the Company; or (C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of the Company Subsidiaries (other than any such transaction among the Company and any of the Company Subsidiaries or among the Company Subsidiaries) pursuant to which any such person or group would beneficially hold, directly or indirectly, more than 20% of the voting power of any class of equity securities of the Company, any of the Company Subsidiaries or the surviving or resulting entity of such transaction or 20% or more of the consolidated assets, revenue or net income, of the Company and the Company Subsidiaries.
(ii) “Intervening Event” means a material positive event, fact, development or occurrence (other than any event, fact, development or occurrence resulting from a breach of this Agreement by the Company) with respect to the Company and its Subsidiaries or the business of the Company and its Subsidiaries, in each case taken as a whole, that (a) is neither known, nor reasonably foreseeable (with respect to substance or timing), by the Company Board as of or prior to the execution and delivery of this Agreement and (b) first occurs, arises or becomes known to the Company Board after the execution and delivery of this Agreement and on or prior to the date of the Company Stockholder Approval; provided that (A) any event, fact, development or occurrence that involves or relates to an Acquisition Proposal or a Superior Proposal or any inquiry or communications or matters relating thereto, (B) any event, fact, development or occurrence that results from the announcement, pendency and consummation of this Agreement or the Merger or any actions required to be taken or to be refrained from being taken pursuant to this Agreement, (C) the fact that the Company meets or exceeds any internal or analysts’ expectations or projections, or (D) any changes or lack thereof after the date hereof in the market price or trading volume of the Shares, individually or in the aggregate, will not be deemed to constitute an Intervening Event (it being understood that, with respect to clauses (C) and (D), the underlying facts or occurrences giving rise to such meeting or exceeding of expectations or projections or such changes or lack thereof in market price or trading volume may be taken into account in determining whether there has been an Intervening Event, to the extent not otherwise excluded from this definition).
(iii) “Superior Proposal” means any unsolicited bona fide Acquisition Proposal that is on terms that the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisors) and after taking into account the legal, financial, regulatory and other aspects of such Acquisition Proposal, (x) is reasonably capable of being consummated in accordance with its terms and (y) if consummated would result in a transaction more favorable to the Company’s stockholders, from a financial point of view, than the Merger and the Transactions (taking into account any proposed amendment or modification proposed by Parent pursuant to Section 7.03(f)). For purposes of the reference to “Acquisition Proposal” in this definition, all references to “20%” shall be deemed to be references to “50%”.
(k) Notwithstanding anything in this Agreement to the contrary, until the earlier to occur of the termination of this Agreement pursuant to Article IX and the Company’s receipt of the Company Stockholder Approval, the Independent Subcommittee shall be entitled to (i) withhold, withdraw, adversely qualify, modify or amend the Independent Subcommittee’s recommendation in favor of this Agreement and the Transactions, or to recommend or declare the advisability of any Acquisition Proposal (any of the foregoing, an “Independent Subcommittee Adverse Recommendation Change”), and (ii) make any disclosure (including of such Independent Subcommittee Adverse Recommendation Change) to the Company’s stockholders, whether through an SEC filing by the Company, the Information Statement or otherwise, if the Independent Committee determines (after consultation with its advisors) that its failure to do so is reasonably likely to be inconsistent with its fiduciary duties under applicable Law; provided, that neither any such Independent Subcommittee Adverse Recommendation Change nor any such disclosure to the Company’s stockholders shall in any event constitute an Adverse Recommendation Change for any purpose hereunder.
SECTION 7.04 Directors’ and Officers’ Indemnification and Insurance.
(a) From and after the Effective Time, the Surviving Company and its Subsidiaries shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under the DGCL, honor and fulfill in all respects the obligations of the Company and the Company Subsidiaries under all indemnification agreements between the Company or any Company Subsidiary and any of their respective present or former directors and officers (collectively, the “Indemnified Parties”). In addition, the certificate of incorporation and bylaws (or similar organizational documents) of the Surviving Company shall contain provisions no less favorable with respect to exculpation and indemnification than are set forth in the Company Charter or the Company Bylaws on the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company or any Company Subsidiary.
(b) For a period of six years after the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, to the fullest extent permitted under applicable Law, indemnify and hold harmless each Indemnified Party against all costs and expenses (including attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any Action (whether arising before or after the Effective Time), whether civil, criminal, administrative or investigative, arising out of or relating to any action or omission in their capacity as an officer or director of the Company or one of the Company Subsidiaries, whether occurring on or before the Effective Time; provided, that in the event that any claim for indemnification is asserted or made within such six-year period, all rights to indemnification in respect of such claim shall continue until the disposition of such claim. To the fullest extent permitted by Law, the Surviving Company shall, and Parent shall cause the Surviving Company to, pay all expenses of each Indemnified Party in advance of the final disposition of any such Action, subject to receipt of an undertaking to repay such advances if it is ultimately determined in accordance with applicable Law that such Indemnified Party is not entitled to indemnification. In the event of any such Action, Parent acknowledges, and shall cause the Surviving Company to acknowledge, that to the extent consistent with the provisions in the Indemnified Parties’ indemnification agreements with the Company as of the date hereof that prevent the Company from assuming the defense of the Indemnified Parties where there may exist a conflict of interest between the relevant Indemnified Party and any other party or parties being jointly represented, the Indemnified Parties shall be entitled to continue to retain the respective outside counsel representing such Indemnified Parties as of the date hereof, and neither Parent nor the Surviving Company shall settle, compromise or consent to the entry of any judgment in any pending or threatened Action to which an Indemnified Party is a party (and in respect of which indemnification could be sought by such Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such Action or such Indemnified Party otherwise consents thereto in writing. The rights of each Indemnified Party under this

Section 7.04(b) shall be in addition to any rights such person may have under the certificate of incorporation or bylaws (or similar organizational documents) of the Company and the Surviving Company or any of their Subsidiaries, or under any Law or under any agreement of any Indemnified Party with the Company or any Company Subsidiary.
(c) Prior to the Effective Time, the Company shall obtain “tail” insurance policies with respect to directors’ and officers’ liability insurance for claims arising from facts or events that occurred on or prior to the Effective Time on terms with respect to coverage, deductibles and amounts no less favorable than those of such policy in effect on the date hereof for the six year period following the Effective Time at a price not to exceed 300% of the amount per annum the Company paid for such insurance in its last full fiscal year prior to the date of this Agreement; provided further that in the event the annual premium of such insurance exceed such amount, the Company may obtain as much coverage as is possible for amounts not to exceed such maximum annual amount in aggregate annual premiums. The Surviving Company shall (and Parent shall cause the Surviving Company to) maintain such “tail” policy in full force and effect for a period of no less than six years after the Effective Time and continue to honor its obligations thereunder.
(d) In the event Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates or amalgamates with or merges into any other person and shall not be the continuing or surviving company or entity of such consolidation, amalgamation or merger or (ii) transfers all or substantially all of its assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this Section 7.04.
(e) The provisions of this Section 7.04 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, and his or her heirs and legal representatives, each of whom shall be a third party beneficiary under this Agreement.
(f) Parent shall cause the Surviving Company to perform all of the obligations of the Surviving Company under this Section 7.04. The rights of the Indemnified Parties pursuant to this Section 7.04 will be in addition to, and not in substitution for, any other rights that such persons may have pursuant to (i) the Company Charter and the Company Bylaws; (ii) the organizational documents of the Company Subsidiaries; (iii) any and all indemnification agreements entered into with the Company or any of the Company Subsidiaries; or (iv) applicable Law (whether at Law or in equity).
SECTION 7.05 Employment Matters.
(a) For a period beginning on the Effective Time and ending on the first anniversary of the Closing Date (or, if shorter, during an employee’s period of employment following the Effective Time) (the “Continuation Period”), Parent shall provide, or shall cause the Surviving Company and the Company Subsidiaries to provide, to each employee of the Company, the Surviving Company, and each of the Company Subsidiaries (each, a “Continuing Employee”) with: (i) the same or greater base salary or wage rate as in effect for such Continuing Employee immediately prior to the Closing; (ii) target annual cash incentive compensation opportunities that are no less favorable than those in effect for such Continuing Employee immediately prior to the Closing; provided, that nothing in this clause (ii) shall restrict Parent and its Subsidiaries from setting and determining attainment of the metrics (including individual and group performance metrics or commission rate components of any metrics) relevant to determining attainment of such target cash incentive or bonus opportunities; (iii) employee benefits (including vacation and sick or other paid leave) that are no less favorable in the aggregate to such benefits provided to such Continuing Employees and their covered dependents under the Company Plans immediately prior to the Closing; and (iv) to the extent a Continuing Employee is not primarily working remotely as of immediately prior to the Effective Time, a principal place of employment that is not more than 25 miles from the Continuing Employee’s principal place of employment as of immediately prior to the Effective Time. From and after the Effective Time, Parent shall cause the Surviving Company and its Subsidiaries to honor in accordance with their terms, all employment agreements set forth on Section 7.05(a) of the Company Disclosure Letter for so long as such employment agreement remains in effect, subject to any provisions for termination or amendment in such employment agreement.
(b) Continuing Employees shall receive credit for all years of service and level of seniority with the Company and the Company Subsidiaries and their respective predecessors under any employee benefit plan of Parent, the Surviving Company, or any of their Subsidiaries for purposes of eligibility to participate, vesting, benefit accrual and eligibility to receive benefits under any employee benefit plan, program or arrangement established or maintained by Parent, the Surviving Company or any of their respective Subsidiaries under which any Continuing Employee may be eligible to participate on or after the Effective Time to the same extent recognized by the Company or any of the Company Subsidiaries under comparable Plans immediately prior to the Effective Time. For the avoidance of doubt, each Continuing Employee’s vacation and sick time accruals, as of the Effective Time, shall carry over to Parent, Surviving Company or any of their respective Subsidiaries. Notwithstanding the foregoing, nothing in this Section 7.05 shall be construed to require crediting of service that would result in (i) duplication of benefits for the same period of service or (ii) service credit for benefit accruals under a defined benefit pension plan, retiree welfare plan or any grandfathered or frozen Parent benefit plan. With respect to the welfare benefit plans, programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company (each, a “Parent Welfare Benefit Plan”) in which a Continuing Employee is eligible to participate on or after the Effective Time, Parent and the Surviving Company shall (A) waive, or cause the insurance carrier to waive, all limitations as to pre-existing and at-work conditions, if any, with respect to participation and coverage requirements applicable to each Continuing Employee and any covered dependent under any Parent Welfare Benefit Plan to the same extent waived under a comparable Plan and (B) provide credit to each Continuing Employee and any covered dependent for any co-payments, deductibles and out-of-pocket expenses paid by such Continuing Employee or covered dependent under the Plans during the relevant plan year of such Parent Welfare Benefit Plan in which the Effective Time occurs.
(c) At the Effective Time, Continuing Employees shall no longer be eligible to participate in the Specified Stockholder Own Plan.
(d) The provisions contained in this Section 7.05 are included for the sole benefit of the parties hereto, and nothing in this Section 7.05, whether express or implied, shall create any third party beneficiary or other rights in any other person, including any employee, former employee, any participant in any Plan, employee benefit plan programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company or other benefit plan or arrangement, or any dependent or beneficiary thereof, or any right to continued employment with the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates. Nothing contained herein, whether express or implied, shall be treated as (i) establishing or amending any Plan or any employee benefit plan programs and arrangements maintained, sponsored or contributed to by Parent or the Surviving Company or other employee benefit plan or arrangement, (ii) restricting in any way the right of the Company, the Company Subsidiaries, Parent, the Surviving Company or any of their respective Affiliates to amend, terminate or otherwise modify any Plan or other employee benefit plan or arrangement in accordance with its terms, (iii) preventing or restricting in any way the right of Parent, the Surviving Company or any of their respective Affiliates to terminate the of service of any employee, officer, director, manager or consultant of the Company and its Subsidiaries at any time following the Closing; or (iv) obligating Parent, the Surviving Company or any of their respective Affiliates to adopt or maintain any particular plan or program or other compensatory or benefits arrangement at any time or prevent Parent or any of its Affiliates from modifying or terminating any such plan, program or other compensatory or benefits arrangement at any time.
SECTION 7.06 Further Action.
(a) Upon the terms and subject to the conditions set forth in this Agreement, Parent, Merger Sub and the Company agree to use reasonable best efforts to take, or cause to be taken (including by causing their respective Subsidiaries to take), all actions necessary, proper or advisable to consummate, as promptly as reasonably practicable, the Transactions, including using reasonable best efforts to (i) obtain all authorizations, consents, Orders, approvals, licenses, permits and waivers of, and giving all necessary notices, reports and other filings to, all Governmental Authorities that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the consummation of the Transactions; provided, however, that the Company shall not be required to pay any fees or other payments to any such Governmental Authority in order to obtain any such authorization, consent, Order, approval, license, permit and waiver unless reimbursed pursuant to the final sentence of this Section 7.06; and (ii) provide such other information to any Governmental Authority as such Governmental Authority may lawfully request in connection herewith. Each party shall make its respective filing, if necessary, pursuant to the HSR Act as promptly as reasonably practicable, but in any event no later than 10 Business Days, following the date of this Agreement and execute and deliver any additional instruments necessary or advisable to promptly obtain such authorizations, consents,

Orders, approvals, licenses, permits and waivers to consummate the Transactions. In addition, each party agrees to make, or cause to be made, as promptly as reasonably practicable, and in any event no later than 20 Business Days following the date of this Agreement, appropriate filings, and notifications or draft submissions, pursuant to any other foreign Antitrust Law or Foreign Investment Law with respect to the Transactions. The parties shall supply as promptly as reasonably practicable thereafter to the appropriate Governmental Authorities any additional information and documentary material that may be requested related to the Transactions. Parent will pay all fees or make other payments to any Governmental Authority in order to make such filings or obtain any such authorizations, consents, Orders or approvals.
(b) Without limiting the generality of the undertaking of Parent and Merger Sub pursuant to Section 7.06(a), Parent and Merger Sub shall, and shall cause each of their respective Subsidiaries to take any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Law or Foreign Investment Law that may be asserted by any Governmental Authority or any other person so as to enable the parties hereto to consummate the Transactions as promptly as practicable and in any event prior to the Outside Date, including proposing, negotiating, committing to and effecting, by consent decree, hold separate orders, or otherwise, the sale, divestiture, license or other disposition of such of its and their assets, properties or businesses or of the assets, properties or businesses to be acquired by Parent and Merger Sub pursuant hereto, and entering into such other arrangements, as are necessary or advisable in order to avoid the entry of, and the commencement of litigation seeking the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other Order in any suit or proceeding that would otherwise have the effect of materially delaying or preventing the consummation of the Transactions; provided, that any such sale, divestiture, license or other disposition referred to above is conditioned upon clearance under the HSR Act and any applicable foreign Antitrust Law or Foreign Investment Laws identified in Section 8.01(c) of the Company Disclosure Letter and consummation of the Merger and the other Transactions. In addition, Parent and Merger Sub shall defend any Action (including by defending through litigation) in order to avoid entry of, or to have vacated or terminated, any Order (whether temporary, preliminary or permanent) that would prevent or materially impede, interfere with, hinder or delay the consummation of the Merger or the other Transactions or which would prevent the consummation of the Merger prior to the Outside Date. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.06 shall require or obligate Parent, Merger Sub, the Equity Investors, or any of their investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries) to commit to or effect any of the actions contemplated by this Section 7.06 with respect to any investments, businesses, products, rights, services, licenses, entities, or assets of Parent, Merger Sub, the Equity Investors or any of their respective investments, Affiliates or Subsidiaries (other than the Company and its Subsidiaries), or any interests therein.
(c) Subject to applicable Laws, the Company and Parent each shall use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before a Governmental Authority relating thereto and (ii) keep each other reasonably apprised of the content and status of any communications with, and communications from, any Governmental Authority with respect to the Transactions, including promptly notifying the other parties hereto of any communication it or any of its Affiliates receives from any Governmental Authority relating to any review or investigation of the Transactions under the HSR Act, and shall permit the other parties to review in advance (and to consider in good faith any comments made by the other party in relation to) any proposed material communication by such party to any Governmental Authority relating to such matters. None of the parties to this Agreement shall agree to participate in any meeting, telephone call or discussion with any Governmental Authority in respect of any submissions, filings, investigation (including any settlement of the investigation), litigation or other inquiry relating to the matters that are the subject of this Agreement unless it consults with the other parties a reasonable amount of time in advance and, unless prohibited by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting, telephone call or discussion. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including under the HSR Act, if available. The parties shall provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that each party may, as it deems advisable and necessary, reasonably designate any competitively sensitive materials provided to the other party as “Outside Counsel Only Material” and may redact the materials as necessary to (i) remove references concerning the valuation of the Company, (ii) comply with contractual arrangements and (iii) address reasonable attorney-client or other privilege or confidentiality concerns.
(d) None of Parent, Merger Sub or any of their respective Affiliates (other than any portfolio company of Parent, Merger Sub or any of their respective Affiliates) shall take any action or enter into any agreement, transaction or agreement to effect any transaction (including any acquisition, purchase, merger, consolidation or other transaction) that would reasonably be expected to make it materially more difficult, or to materially increase the time required, to: (i) consummate the Merger and the Closing; (ii) obtain the expiration or termination of the waiting period under the HSR Act, or the authorizations, consents, Orders and approvals required under any other Antitrust Law applicable to the Transactions; (iii) avoid the entry of, avoid the commencement of litigation seeking the entry of, or effect the dissolution of, any injunction, temporary restraining order or other Order that would materially delay or prevent the consummation of the Transactions; or (iv) obtain all authorizations, consents, Orders and approvals of Governmental Authorities necessary for the consummation of the Transactions.
(e) Notwithstanding anything to the contrary in this Agreement, the Company shall be solely responsible for and shall use its, and shall cause its Subsidiaries to use their, commercially reasonable efforts to take or cause to be taken all actions necessary and proper or advisable on its part under this Agreement and applicable Law to obtain as promptly as reasonably practicable all the Third-Party Consents and in connection therewith, neither the Company nor any of its Subsidiaries will make or agree to make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of monetary or economic value, for the purposes of obtaining any such Third-Party Consents without the prior consent of Parent.
SECTION 7.07 Obligations of Parent with respect to Merger Sub and the Surviving Company. Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by Merger Sub of, and the compliance by Merger Sub with, all of the covenants, agreements, obligations and undertakings of Merger Sub under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause Merger Sub to pay, perform and discharge its obligations hereunder. Promptly following the execution and delivery of this Agreement, Parent shall cause the sole stockholder of Merger Sub, which is a wholly owned indirect Subsidiary of Parent, to execute and deliver to the Company a written consent adopting this Agreement in accordance with the DGCL. During the Pre-Closing Period, neither Parent nor Merger Sub shall engage in any activity of any nature except any activity related to the transactions contemplated by this Agreement or activities reasonably ancillary thereto. After the Effective Time, Parent hereby guarantees the due, prompt and faithful payment, performance and discharge by the Surviving Company of, and the compliance by the Surviving Company with, all of the covenants, agreements, obligations and undertakings of the Surviving Company under this Agreement in accordance with the terms of this Agreement, and covenants and agrees to take all actions necessary or advisable to cause the Surviving Company to pay, perform and discharge its obligations hereunder.
SECTION 7.08 Public Announcements. The initial press release relating to this Agreement shall be a joint press release, the text of which has been agreed to by each of Parent and the Company. Thereafter, except with respect to any release of public statement expressly permitted by Section 7.03 or relating to a termination pursuant to Section 9.01 or Section 9.03, each of Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or any of the Transactions, except to the extent public disclosure is required by applicable Law or the rules or regulations of Nasdaq or any United States national securities exchange on which the Shares are then traded, in which case the issuing party shall use its commercially reasonable efforts to consult with the other party before issuing any press release or making any such public statements. Notwithstanding the foregoing or the terms of the Confidentiality Agreement, each party hereto may, without such consultation, make any public statement in response to questions from the press, analysts, investors or those attending industry conferences, make internal announcements to employees and make disclosures in documents (including exhibits and all other information incorporated therein) required to be filed or furnished by the Company with the SEC, so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually in accordance with this Section 7.08). Notwithstanding the foregoing, Parent, Merger Sub, Guarantors and their respective Affiliates may, without such consultation or consent, make disclosures and communications (a) to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Person, in each case who are subject to customary confidentiality restrictions, and (b) on such Person’s website in the ordinary course of business so long as such statements are consistent with previous press releases, public disclosures or public statements made jointly by the parties hereto (or individually) in accordance with this Section 7.08.
SECTION 7.09 Transfer Taxes. The parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any sales, transfer, stamp, stock transfer, value added, use, real property transfer and any similar Taxes and any transfer, recording, registration or other similar fees or charges which become payable in connection with the Transactions (collectively, “Transfer Taxes”). Notwithstanding anything to the contrary herein, each of Parent and the Surviving Company agrees to assume liability for and pay any Transfer Taxes that may be imposed upon, payable or incurred in connection with this Agreement and the Transactions (other than any Transfer Taxes required to be borne by a person other than the registered holder of a Book-Entry Share pursuant to Section 3.02(b)).
SECTION 7.10 Stock Exchange De-Listing. Parent shall use commercially reasonable efforts to cause the Company’s securities to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as practicable following the Effective Time and, prior to the Effective Time, the Company shall reasonably cooperate with Parent to accomplish the foregoing and shall use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Law and rules and policies of the NASDAQ to enable the delisting by the Company of the Shares from the NASDAQ and the deregistration of the Shares under the Exchange Act promptly after the Effective Time.
SECTION 7.11 Stockholder Litigation. Prior to the Effective Time, the Company shall notify Parent promptly of the commencement of any stockholder litigation brought or threatened in writing against the Company, any of its Subsidiaries or any of their respective directors or officers relating to the Transactions (“Transaction Litigation”) and shall promptly advise Parent of any material developments with respect to and keep Parent reasonably informed with respect to the status thereof. The Company shall be entitled to direct and control the defense of any such Transaction Litigation; provided, however, the Company shall give Parent the right to participate in the defense of any Transaction Litigation and in the negotiation or settlement of any Transaction Litigation and the Company shall give reasonable consideration to Parent’s advice with respect to such Transaction Litigation. The Company shall not, and shall cause its Representatives not to, settle any Transaction Litigation without Parent’s prior written consent (which shall not be unreasonably withheld, delayed or conditioned).
SECTION 7.12 Takeover Laws; Section 16 Matters. If any “fair price,” “moratorium,” “control share acquisition,” “interested shareholder” or other anti-takeover Law is, becomes, may become or is deemed to be applicable to this Agreement or the Transactions, then the Company Board shall grant such approvals and take such reasonable actions as are necessary so that the Transactions may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to render such Law or Laws inapplicable to the foregoing. Prior to the Effective Time, the Company shall take such further actions, if any, as may be reasonably necessary or appropriate to ensure that the dispositions of equity securities of the Company (including any derivative securities) pursuant to the Merger and the other transactions contemplated by this Agreement by any officer or director of the Company who is subject to Section 16 of the Exchange Act are exempt under Rule 16b-3 promulgated under the Exchange Act.
SECTION 7.13 Financing.
(a) Parent and Merger Sub shall, and shall cause each of their respective Affiliates to, use its reasonable best efforts to obtain and consummate the Equity Financing at or prior to the Effective Time on the terms described in, and subject only to the conditions expressly set forth in, the Equity Commitment Letters delivered to the Company on or prior to the date hereof, including using its reasonable best efforts to maintain in full force and effect each of the Equity Commitment Letters. Without limiting the generality of the foregoing, in the event that all conditions contained in the Equity Commitment Letters have been satisfied (or upon funding will be satisfied), Parent and Merger Sub shall, and shall cause the Equity Investors to, fund at, prior to or concurrently with the Effective Time the Equity Financing required to consummate the Transactions and to pay the Required Amount at, prior to or concurrently with the Effective Time. Parent and Merger Sub shall use their reasonable best efforts to comply with their respective obligations, and enforce their rights, under the Equity Commitment Letters in a timely and diligent manner. Parent and Merger Sub shall not, without the prior written consent of the Company, (A) permit any amendment, assignment, supplement or other modification to, or any waiver of any provision or remedy under, restate, substitute or replace, any of the Equity Commitment Letters if such amendment, assignment, supplement, modification, waiver, restatement, substitution or replacement would reasonably be expected to (1) (x) adversely impact the ability of either Parent or Merger Sub to enforce their respective rights against any other parties to the Equity Commitment Letters in any respect as so amended, assigned, replaced, restated, substituted, supplemented or otherwise modified, relative to the ability of Merger Sub to enforce its rights against any of such other parties to the Equity Commitment Letters as in effect on the date hereof, (y) add new (or expand, amend, or otherwise modify any existing) conditions to the receipt of any Equity Financing or otherwise adversely affect (including with respect to timing) the ability or likelihood of Parent or Merger Sub to timely consummate the Merger at the Closing or any of the Transactions or (z) make the timely funding of any Equity Financing or satisfaction of the conditions to obtaining the Equity Financing less likely to occur, (2) reduce the amount of the Equity Financing or (3) prevent, impede, impair or delay the consummation of the Transactions or obtaining an amount of the Equity Financing at least equal to the Required Amount, (B) terminate any Equity Commitment Letter, (C) take or fail to take any action or enter into any transaction that would reasonably be expected to impede, impair, delay or prevent the timely consummation of the Equity Financing contemplated by the Equity Commitment Letters or (D) adversely affect the ability of Parent and Merger Sub to enforce its rights against the other parties to any of the Equity Commitment Letters.
(b) Prior to the Closing, the Company shall, and shall use its commercially reasonable efforts to cause its Representatives to, provide such reasonable cooperation as is customary and reasonably requested by Parent in connection with the obtaining and arranging of the Debt Financing. Without limiting the generality of the foregoing, such reasonable best efforts in any event shall include:
(i) participating in a reasonable number of meetings (including meetings with prospective Debt Financing Sources), presentations, road shows, due diligence sessions and sessions with rating agencies, at reasonable and mutually agreed times and with reasonable advance notice;
(ii) to the extent required by the Debt Commitment Letter, facilitating the pledging of, and perfection of security interests in, collateral, effective no earlier than the Effective Time;
(iii) furnishing Parent and the Debt Financing Sources as promptly as reasonably practicable following the delivery of a request therefor to the Company by Parent (which notice shall state with specificity the information requested) such financial and other information regarding the Company and its Subsidiaries as is customarily required in connection with the execution of financings of a type similar to the Debt Financing, including the Company Financial Information;
(iv) in each case following Parent’s reasonable request, assisting Parent and Merger Sub in the preparation of (A) confidential information memoranda (including a version that does not include material non-public information) and other customary marketing materials required in connection with financings similar to the Debt Financing and (B) materials for rating agency presentations;
(v) following Parent’s reasonable request, using commercially reasonable efforts to cause directors and officers who will continue to hold such offices and positions from and after the Effective Time to execute and provide to be held in escrow (to be released by the Company not before the occurrence of the Effective Time) resolutions or consents of the Company and its Subsidiaries with respect to entering into the Definitive Financing Agreements and otherwise as necessary to authorize consummation of the Debt Financing; provided that no such resolution or consent shall become effective until the Effective Time;
(vi) providing (A) customary authorization and representation letters to the Debt Financing Sources with respect to marketing materials from a senior officer of the Company (which authorization and representation letters will become effective before the Effective Time) to the extent required in the Debt Commitment Letter and (B) a certificate of the chief financial officer of the Company in the form set forth on Annex I to Exhibit C of the Debt Commitment Letter (as in effect on the date hereof) with respect to solvency matters;
(vii) if requested by Parent, providing (A) at least three Business Days prior to the Closing Date, all documentation and other information regarding the Company and its Subsidiaries as is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act, to the extent requested by Parent in writing at least nine Business Days prior to the anticipated Closing Date and (B) certification regarding beneficial ownership as required by 31 C.F.R. §1010.230 to any Debt Financing Source that has requested such certification;
(viii) assisting reasonably in the preparation and execution of necessary and customary Definitive Financing Agreements (including one or more credit agreements, security agreements, mortgages and/or guarantees and the schedules and exhibits thereto) in connection with the Debt Financing or other certificates or documents as may reasonably be requested by Parent, in each case, to be held in escrow pending release by the Company at, and subject to the occurrence of, the Effective Time; and
(ix) to the extent required in the Debt Commitment Letter, using commercially reasonable efforts to ensure that the syndication efforts with respect to the Debt Financing benefit materially from the existing lending and investment banking relationships of the Company, it being understood and agreed that (x) such cooperation shall not unreasonably interfere with the ongoing operations of the Company or any of its Affiliates and (y) the provisions set forth in this Section 7.13(b) represent the sole obligation of the Company and its Affiliates with respect to the Debt Financing and no other provision of this Agreement (including the exhibits and schedules hereto) or the Debt Commitment Letter will be deemed to expand such obligations. All non-public or otherwise confidential information regarding the Company or its Affiliates obtained by Parent or Merger Sub or their Representatives pursuant to this Section 7.13 shall be kept confidential in accordance with the Confidentiality Agreement, including any joinder or other agreement entered into in connection therewith (which, with respect to the potential Debt Financing Sources who are not party to the Debt Commitment Letter but are participating in the syndication process, shall be satisfied by the confidentiality provisions applicable under customary confidentiality undertakings in the context of customary syndication practices for debt financings of the type contemplated by the Debt Commitment Letter (as in effect on the date hereof)). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided that such logos are used solely in a manner that is reasonable and customary and that is not reasonably likely to harm or disparage the Company or its Subsidiaries in any respect.
(c) Notwithstanding anything herein to the contrary, (i) no directors or managers of the Company or its Affiliates (other than any director or manager who is continuing as a director or manager of any the Company or its Subsidiaries following the consummation of the Transactions) shall be required to pass resolutions or consents to approve or authorize the execution or delivery of the Debt Financing or to execute, deliver or enter into, or perform any agreement, certificate, arrangement, document or instrument with respect to the Debt Financing (other than the documents to be delivered pursuant to Section 7.13(b)(vi)), including any definitive agreements with respect to the Debt Financing (the “Definitive Financing Agreements”), (ii) no obligation of the Company, its Affiliates or any of their respective Representatives undertaken pursuant to the foregoing shall be effective until Closing (other than the authorization and representation letters to be delivered pursuant to Section 7.13(b)(vi)(A)), and (iii) none of the Company, its Affiliates or any of their respective Representatives shall be required to (A) pay any commitment or other similar fee in connection with the Debt Financing or incur any other cost or expense that is not promptly reimbursed by Parent in connection with the Debt Financing, (B) take any actions to the extent such actions would unreasonably interfere with the ongoing business or operations of the Company and its Affiliates, (C) take any actions that would conflict with or violate the Company’s or its Affiliates’ organizational documents or any Laws, or that would reasonably be expected to result in a violation or breach of, or default under, any material Contract to which any of them are a party or by which any of their assets are bound, (D) give to any other Person any indemnities in connection with the Financing that are effective prior to the Closing or (E) take any actions that would cause any representation or warranty in this Agreement to be breached or that would cause any closing condition set forth in Article VIII to fail to be satisfied or that would otherwise cause a breach of this Agreement. Nothing contained in this Section 7.13 or otherwise shall require the Company or its Affiliates to be an issuer or other obligor with respect to the Debt Financing prior to the Effective Time. Notwithstanding anything to the contrary, the condition set forth in Section 8.02(b), as it applies to the Company’s obligations under this Section 7.13, shall be deemed satisfied unless the Debt Financing has not been obtained as a direct result of the Company’s Willful and Material Breach of its obligations under this Section 7.13.
(d) Each of Parent and Merger Sub acknowledges and agrees that the only obligations of the Company or any of its Affiliates or Representatives with respect to any portion of the Financing prior to the Effective Time are the obligations expressly set forth in this Agreement. Parent shall, promptly upon request by the Company, reimburse the Company for all out-of-pocket costs and expenses incurred by the Company, its Affiliates or their respective Representatives in connection with such cooperation by the Company or any of its Affiliates and shall indemnify and hold harmless the Company, its Affiliates and their respective Representatives for and against any and all liabilities, losses, obligations, damages, costs and expenses of any kind (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due and whether in contract, tort, strict liability or otherwise) suffered or incurred by them in connection with the arrangement of any Financing, any alternative financing, any action taken by them pursuant to this Section 7.13 and any information utilized in connection therewith (other than written information provided by the Company to Parent or Merger Sub for use in connection with the Debt Financing), except to the extent resulting from the gross negligence, fraud or willful misconduct of Company or any of its Subsidiaries or Representatives.
(e) Each of Parent and Merger Sub acknowledges and agrees that it is not a condition to the Closing or to any of the other obligations under this Agreement that Parent and Merger Sub obtain the Equity Financing, any Financing or any other financing. For the avoidance of doubt, if the Equity Commitment, any Financing or any other financing has not been obtained, Parent and Merger Sub shall continue to be obligated to complete the Merger, pay the Required Amount and consummate the Transactions.
SECTION 7.14 Pre-Closing Separation. Prior to or at the Closing, the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to take all actions set forth in Schedule IV of the Separation Agreement. From the date hereof until the earlier of the Effective Time and termination of this Agreement in accordance with Article IX, (a) the Company shall, upon receipt of a request from Parent, provide Parent and its Representatives with reasonably detailed updates regarding the progress and status of the transactions contemplated by the Separation Agreement and (b) the Company shall reasonably consult with Parent regarding such transactions and such steps or actions and shall consider in good faith Parent’s reasonable requests with respect thereto. Notwithstanding anything in this Agreement to the contrary, in no event shall any breach of, or failure to perform or delay in performing, any covenant or agreement on the part of the Company set forth in this Section 7.14 or in the Separation Agreement result in or be deemed to result in a failure of the condition set forth in Section 8.02(b) to be satisfied.
SECTION 7.15 FIRPTA Certificate. The Company shall deliver to Parent at or prior to the Closing a certification of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company, certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the IRS prepared in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2); provided, however, that Parent’s sole recourse with respect to the failure to provide the certificate under this Section 7.15 shall be Parent’s ability to deduct and withhold (or cause such deduction or withholding to occur) from the consideration otherwise payable pursuant to this Agreement to any Person in accordance with Section 3.07.
ARTICLE VIII

CONDITIONS TO THE MERGER
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger shall be subject to the satisfaction (or written waiver by the Company, Parent and Merger Sub, if permissible by Law), at or prior to the Effective Time, of the following conditions:
(a) Company Stockholder Approval; Information Statement. The Company Stockholder Approval shall have been obtained. The Information Statement shall have been mailed to the Company’s stockholders and at least 20 calendar days shall have elapsed from the date of completion of such mailing.
(b) No Order. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, whether temporary, preliminary or permanent, that is in effect that enjoins, restrains or otherwise prohibits or makes illegal the consummation of the Merger.

(c) Regulatory Approvals. The waiting period applicable to the Transactions pursuant to the HSR Act shall have expired or otherwise been terminated and clearances or approvals shall have been obtained, or deemed obtained unless waived, under the foreign Antitrust Law or Foreign Investment Laws identified in Section 8.01(c) of the Company Disclosure Letter.
SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent (where permissible), at or prior to the Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 4.02(a) and Section 4.02(b) (Capitalization) (other than for inaccuracies that are individually or in the aggregate de minimis relative to the total fully diluted equity capitalization of the Company) and Section 4.06(a) (Absence of Certain Changes or Events) shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), (ii) the representations and warranties of the Company set forth in Section 4.01(a) (Organization and Qualification), Section 4.03, (Authority Relative to This Agreement), Section 4.18 (Affiliate Transactions), and Section 4.19(b) (Board Approvals; Vote Required), Section 4.20 (Takeover Laws) and Section 4.22 (Brokers) shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), and (iii) each of the other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (iii), for such failures to be true and correct that would not have a Material Adverse Effect (it being understood that for this purpose all references to the term “Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b) Agreements and Covenants. The Company shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by it on or prior to the Effective Time.
(c) Material Adverse Effect. Since the date of the Agreement, no Material Adverse Effect shall have occurred and be continuing.
(d) Officer Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by an executive officer of the Company, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(c) have been satisfied.
SECTION 8.03 Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company (where permissible), at or prior to the Effective Time, of the following additional conditions:
(a) Representations and Warranties. (i) The representations and warranties of Parent set forth in Section 5.01 (Corporate Organization), Section 5.03 (Authority Relative to This Agreement), and Section 5.10 (Brokers) shall be true and correct in all material respects as of the Closing Date, as if made at such time, except to the extent any such representation or warranty expressly relates to a specific date (in which case on and as of such specific date) and (ii) each of the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects as of the Closing Date, as if made at such time, except to the extent such representation or warranty expressly relates to a specific date (in which case on and as of such specific date), other than, in the case of this clause (ii), for such failures to be true and correct that would not have a Parent Material Adverse Effect (it being understood that for this purpose all references to the term “Parent Material Adverse Effect” and other qualifications based on the word “material,” set forth in any such representations and warranties shall be disregarded).
(b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with, in all material respects, each covenant, agreement and obligation required by this Agreement to be performed or complied with by them on or prior to the Effective Time.

(c) Officer Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by an executive officer of Parent, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been satisfied.
SECTION 8.04 Frustration of Closing Conditions. Neither Parent nor Merger Sub may rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by the failure of Parent or Merger Sub to perform any of its obligations under this Agreement. The Company may not rely on the failure of any condition set forth in Section 8.01(b) or Section 8.01(c) to be satisfied if such failure was principally caused by its failure to perform any of its obligations under this Agreement.
ARTICLE IX

TERMINATION
SECTION 9.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time only as follows (notwithstanding any prior adoption of this Agreement by the stockholders of the Company):
(a) by mutual written consent of each of the Company and Parent; or
(b) by either the Company or Parent if any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law permanently restraining, enjoining, prohibiting or making illegal the consummation of the Merger and such Law shall have become final and nonappealable; or
(c) by Parent if:
(i) the Effective Time shall not have occurred on or before the one hundred eighty (180)-day anniversary of the date of this Agreement (as such date may be extended pursuant to the terms of this Agreement or by the mutual written consent of the Company or Parent, the “Outside Date”); provided, however, that (A) if one or more of the conditions to closing set forth in Section 8.01(b) or Section 8.01(c) have not been satisfied or waived on or prior to such date but all other conditions to closing set forth in Article VIII shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, provided that such conditions would then be capable of being satisfied if the Closing were to take place on such date), then the Outside Date shall be automatically extended until the two hundred seventy (270)-day anniversary of the date of this Agreement and (B) the right to terminate this Agreement under this Section 9.01(c)(i) shall not be available to Parent if Parent’s or Merger Sub’s breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;
(ii) the Company Board shall have effected an Adverse Recommendation Change (A) pursuant to Section 7.03(e) or (B) pursuant to Section 7.03(g);
(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.02(a) or Section 8.02(b) not to be satisfied and (B) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by Parent to the Company and (ii) one Business Day prior to the Outside Date; provided, that neither Parent nor Merger Sub is then in material breach of this Agreement; or
(iv) if the Written Consent has not been delivered to Parent by the Specified Stockholder within one hour after the execution and delivery of this Agreement;
(d) by the Company if:
(i) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 9.01(d)(i) shall not be available to the Company if its breach of any representations or warranties or failure to satisfy any agreements or covenants under this Agreement primarily caused or resulted in the failure of the Effective Time to occur on or before such date;
(ii) the Company Board determines to enter into an Acquisition Agreement with respect to a Superior Proposal; provided, that (A) prior to, or concurrently with, such termination the Company pays the Company Termination Fee due under Section 9.03(a)(ii) and (B) the Company substantially contemporaneously enters into such Acquisition

Agreement; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.01(d)(ii) if (x) the Company Stockholder Approval has been obtained or (y) the Company has materially breached Section 7.03; or
(iii) any breach or inaccuracy of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 8.03(a) or Section 8.03(b) not to be satisfied, and (B) such breach or inaccuracy is not capable of being cured or, if curable, is not cured within the earlier of (i) 30 days after written notice thereof is given by the Company to Parent and (ii) one Business Day prior to the Outside Date; provided, that the Company is not then in material breach of this Agreement.
SECTION 9.02 Notice of Termination; Effect of Termination.
(a) A terminating party shall provide written notice of termination to the other parties hereto specifying with reasonable particularity the reason for such termination, and any such termination in accordance with Section 9.01 shall be effective immediately upon delivery of such written notice to the other parties hereto.
(b) In the event of termination of this Agreement by any party as provided in Section 9.01, this Agreement shall forthwith become void and of no further force or effect and there shall be no liability or obligation on the part of any party, except that (i) this Section 9.02, the last sentence of Section 7.02(a), Section 7.02(b), the penultimate sentence of Section 7.13(b), Section 7.13(d), Section 9.03 and Article X shall remain in full force and effect and the Guarantees shall remain in full force and effect in accordance with their respective terms and to the extent provided thereunder, and (ii) subject to Section 9.02(c) and Section 9.03(b), nothing herein shall relieve any party from liability for any fraud or Willful and Material Breach of this Agreement prior to such termination, in which case such party shall be liable to the other party for damages (in addition to any other remedies available pursuant to this Agreement), which damages shall include without limitation, in the case of damages or liabilities payable by Parent or Merger Sub, the benefit of the Transactions lost by the Company or its equity holders (including the aggregate amount of the Merger Consideration, consideration in respect of Company Options and Stock Units and damages based on any decrease in the value of the Company Common Stock or the time value of money), which shall be deemed to be damages of the Company. Without limiting the generality of the foregoing, Parent and Merger Sub acknowledge and agree that any failure of Parent or Merger Sub to consummate the Transactions when such consummation is required hereunder shall be deemed to constitute a Willful and Material Breach of this Agreement. The parties’ rights and remedies under the Confidentiality Agreement shall not be affected by a termination of this Agreement.
(c) Notwithstanding anything to the contrary set forth in this Agreement (including this Article IX), each of the parties hereto expressly acknowledges and agrees that the Company’s right to (i) terminate this Agreement, (ii) seek a damages award solely in accordance with the provisions of, and subject to the limitations in, this Agreement (including the Parent Damages Limitation) and the Guarantees, or (iii) seek specific performance solely in accordance with, and subject to the limitations in, this Agreement (including Section 10.08) and the Equity Commitment Letters shall constitute the sole and exclusive remedy of the Company, its Subsidiaries, their respective Affiliates or any of their respective former, current or future general or limited partners, stockholders, equityholders, members, managers, directors, officers, employees, agents or Affiliates (collectively, the “Company Related Parties”) and under no circumstances will the collective monetary damages payable by Parent and Merger Sub for any breaches under this Agreement or the Equity Commitment Letters exceed an amount equal to $685,330,869 (the “Parent Damages Limitation”). In no event will any Company Related Party be entitled to seek or obtain, nor will any other Person be entitled to seek or obtain, any monetary recovery or award of any kind, including consequential, special, indirect or punitive damages (i) in excess of the Parent Damages Limitation against Parent and Merger Sub or (ii) against the Equity Investors and Parent’s and the Equity Investors’ respective Affiliates or any of their or their respective affiliates’ respective former, current or future directors, officers, employees, general or limited partners, mangers, members, direct or indirect equityholders, controlling persons, attorneys, assignees, agents, representatives or representatives of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, or any financial institution which provides or is committed to provide financing in connection with the transactions contemplated by this Agreement or any of their respective Affiliates (collectively, the “Parent Related Parties”), other than as expressly provided for in the Equity Commitment Letters, for, or with respect to, this Agreement, the Equity Commitment Letters, the Financings or the transactions contemplated hereby or thereby (including, any breach thereof by Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Closing or any claims or actions under applicable Law arising out of any such breach, termination or failure and none of the Company Related Parties shall seek to recover any other damages or seek any other remedy, whether based on a claim at law or in equity, in contract, tort or otherwise, with respect to any such losses or damages (including in respect of any oral representation made or alleged to be made in connection herewith). Nothing in this Section 9.02(c) will preclude any liability of the Debt Financing Sources to the Company (following the Closing), Parent or Merger Sub under the definitive agreements relating to the Debt Financing or limit the Company (following the Closing), Parent or Merger Sub from seeking to recover any such damages or obtain equitable relief from or with respect to any Debt Financing Source pursuant to the definitive agreements relating to the Debt Financing. Notwithstanding anything to the contrary herein, other than the Equity Investors’ respective obligations under, and pursuant to the terms of, the Equity Commitment Letters, the obligations of Parent or Merger Sub to the extent expressly provided in this Agreement and the respective obligations of the Guarantors under, and pursuant to the terms of, the Guarantees, in no event will any Parent Related Party or any other Person other than Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the transactions contemplated by this Agreement. For the avoidance of doubt, while the Company may plead in the alternative to pursue specific performance of Parent and Merger Sub’s obligation to consummate the Merger solely in accordance with, and subject to the limitations in, this Agreement (including Section 10.08) and the Equity Commitment Letters or a monetary damages award solely in accordance with, and subject to the limitations in, this Agreement (including this Section 9.03(c)) and the Guarantees, in no event will (A) the Company or any Company Related Party be entitled to receive such monetary damages award if the Company or any Company Related Party has received a grant of specific performance or any other equitable remedy pursuant to Section 10.08 that specifically enforces Parent’s and Merger Sub’s obligation to consummate the Merger or any Equity Investor to fund any amount under the Equity Commitment Letters or (B) the Company or any Company Related Party be entitled a grant of specific performance or any other equitable remedy, whether pursuant to Section 10.08 or otherwise, following any award of monetary damages in accordance with this Agreement.
SECTION 9.03 Fees and Expenses. Unless specified otherwise herein, all expenses incurred in connection with this Agreement, the Transactions, the solicitation of stockholder approvals and all other matters related to the Transactions shall be paid by the party incurring such expenses, whether or not the Merger or any other Transaction is consummated, except as otherwise set forth in this Agreement.
(a) If this Agreement shall be validly terminated:
(i) (A) by Parent pursuant to Section 9.01(c)(i) or Section 9.01(c)(iii) or by the Company pursuant to Section 9.01(d)(i), (B) after the date of this Agreement an Acquisition Proposal shall have been made, and not withdrawn, and (C) within twelve (12) months following the date of such termination either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal (whether or not such Acquisition Proposal is the same Acquisition Proposal referred to in clause (i)(B)), then the Company shall pay to Parent the amount of $311,514,031 (the “Company Termination Fee”) in accordance with Section 9.03(b); or
(ii) (A) by Parent pursuant to Section 9.01(c)(ii) or Section 9.01(c)(iv), or (B) the Company pursuant to Section 9.01(d)(ii), then the Company shall pay to Parent the Company Termination Fee in accordance with Section 9.03(b).
(b) In the event the Company Termination Fee becomes payable by the Company pursuant to this Section 9.03, it shall be paid to Parent (or Parent’s designees) by the Company in immediately available funds (i) prior to, or concurrently with, termination of this Agreement by the Company, in the case of termination of this Agreement by the Company pursuant to Section 9.01(d)(ii) or (ii) within two Business Days after the date of the event giving rise to the obligation to make such payment in all other circumstances. The payment to Parent (or Parent’s designees) of the Company Termination Fee shall be the sole and exclusive remedy of Parent and Merger Sub for any loss suffered by Parent or Merger Sub as a result of the failure of the Transactions to be consummated and, upon such payment in accordance with this Section 9.03, the Company shall not have any further liability or obligation relating to or arising out of this Agreement or the Transactions.
(c) For purposes of this Section 9.03, the definition of Acquisition Proposal shall have the meaning assigned to such term in Section 7.03(j)(i), except that references to “20%” in the definition thereof shall be deemed to be references to “50%” and clause (C) of the definition thereof shall be deemed amended and replaced in its entirety by the following language: “(C) any merger, consolidation, business combination, recapitalization, share exchange, joint venture, restructuring, reorganization, liquidation, dissolution or other similar transaction involving the Company pursuant to which stockholders of the Company immediately prior to the consummation of such transaction would cease to own directly or indirectly at least 50% of the voting power of the outstanding securities of the Company (or of another person that directly or indirectly would own all or substantially all the assets of the Company) immediately following such transaction in the same proportion as they owned prior to the consummation of such transaction.”
(d) The parties hereto acknowledge and agree that the agreements contained in this Section 9.03 are an integral part of the Transactions, and that, without these agreements, the parties hereto would not enter into this Agreement. Each of the parties hereto further acknowledges that the payment of the amounts by the Company specified in this Section 9.03 is not a penalty, but, in each case, is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub, as applicable, in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. In no event shall any party hereto be required to pay a fee in connection with the termination of this Agreement more than once.
ARTICLE X

GENERAL PROVISIONS
SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement and in any certificate delivered pursuant hereto shall terminate at the Effective Time; provided, however, that this Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.
SECTION 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 10.02):
(a)	if to Parent or Merger Sub:

Silver Lake
2775 Sand Hill Road
Suite 100
Menlo Park, CA 94025
	Attention:	Karen King
	Email:	karen.king@silverlake.com

with a copy to:

Silver Lake
55 Hudson Yards
40th Floor
New York, NY 10001
	Attention:	Andrew J. Schader
	Email:	andy.schader@silverlake.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020

	Attention:	Justin Hamill
Michael Anastasio
	Email:	Justin.Hamill@lw.com
Michael.Anastasio@lw.com

(b)	if to the Company:

Qualtrics International Inc.
333 West River Park Drive
Provo, UT 84604
	Attention:	Blake Tierney
	Email:	blaket@qualtrics.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
	Attention:	Daniel Mitz
Scott Petepiece
Robert Cardone
	Email:	daniel.mitz@shearman.com
spetepiece@shearman.com
robert.cardone@shearman.com

and with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3 Embarcadero Center
San Francisco, CA 94111
	Attention:	Anthony McCusker
Joshua Zachariah
	Email:	AMcCusker@goodwinlaw.com
JZachariah@goodwinlaw.com

and with a copy (which shall not constitute notice) to:

Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue, 31st Floor
New York, NY 10022
	Attention:	Ethan A. Klingsberg
Sarah K. Solum
Sebastian L. Fain
	Email:	ethan.klingbserg@freshfields.com
sarah.solum@freshfields.com
sebastian.fain@freshfields.com
SECTION 10.03 Interpretation and Rules of Construction. When a reference is made in this Agreement to an Annex, an Exhibit, an Article or a Section, such reference shall be to an Annex, an Exhibit, an Article or a Section of this Agreement unless otherwise indicated. The table of contents, index of defined terms and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Documents, materials and information are deemed to have been “made available” to Parent and Merger Sub, if such documents, materials or information were at least one day prior to the date hereof (a) available for review by such person and its Representatives through the electronic data room entitled Panther, which is hosted by Datasite in connection with the Transactions, (b) disclosed in a SEC Document filed and publicly available or (c) otherwise provided by or on behalf of the Company in writing to Parent, Merger Sub or their Representatives. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract or Law defined or referred to herein means such Contract or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated, and any Law referred to herein shall be deemed to also refer to all rules and regulations promulgated thereunder. All accounting terms used and not defined herein have the respective meanings given to them under GAAP, except to the extent otherwise specifically indicated or that the context otherwise requires. References to “ordinary course of business” refers to the ordinary course of business of the Company and the Company Subsidiaries, taken as a whole, consistent with past practice. References to a person are also to its successors and permitted assigns. If the last day of a period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement is not a Business Day, the period shall end on the immediately following Business Day. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement. References to “days” shall mean “calendar days” unless expressly stated otherwise. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action and, after the Effective Time, on the part of Parent and the Surviving Company to cause such Subsidiary to take such action. Whenever this Agreement requires Merger Sub to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. All references herein to “parties” shall be to the parties hereto unless the context shall otherwise require.
SECTION 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party; provided, that the parties intend that the remedies and limitations thereon (including limitations on remedies in Section 10.08, Section 10.14 and the other limitations on the liabilities of the Parent Related Parties) contained in Article IX (including Section 9.03(c)) and Article X be construed as an integral provision of this Agreement and that such remedies and limitations shall not be severable in any manner that increases any Parent Related Party’s liability or obligations hereunder or under the Financing. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced (except those referenced in the immediately preceding proviso), the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.05 Entire Agreement. This Agreement, taken together with the Company Disclosure Letter, the Confidentiality Agreement (together with any joinders or other agreements entered into in connection therewith), the Equity Commitment Letters and the Guarantees, constitutes the entire agreement among the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof.
SECTION 10.06 Assignment. Neither this Agreement nor any of the parties’ respective rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto; provided that Parent and Merger Sub may (a) assign all or any of their rights and obligations hereunder to any wholly-owned Subsidiary or Affiliate of Parent and (b) pledge this Agreement to any lender of Parent as security for the obligation of such lender in respect of providing the Financing, provided, that, in each case, (i) no such assignment or pledge will in any way affect Parent’s obligations or liabilities under this Agreement and Parent shall continue to remain liable for all such obligations and liabilities and (ii) such assignment would not reasonably be expected to have a Parent Material Adverse Effect. No assignment by any party shall relieve such party of any of its obligations hereunder. Subject to the immediately preceding sentence, any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.
SECTION 10.07 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except for (a) the provisions of Section 7.04 (which are for the benefit of the persons covered thereby and may be enforced by such persons after the Effective Time), (b) after the Effective Time occurs, for the rights of the holders of Shares to receive the Merger Consideration to which they are entitled in accordance with the terms and conditions of this Agreement, (c) the right of the Company to seek, prove and be awarded damages on behalf of the Company’s stockholders, (d) the third party beneficiary rights specified in the Equity Commitment Letters, and (e) the rights of the Non-Recourse Parties set forth in Section 10.14.
SECTION 10.08 Specific Performance.
(a) The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Each party agrees that, in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the Equity Commitment Letters or the Guarantees, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it whether in Law, equity or otherwise, including monetary damages) to (i) an Order of specific performance to enforce the observance and performance of such covenant or obligation and (ii) an injunction restraining such breach or threatened breach. Notwithstanding anything in this Agreement to the contrary, if, and only if, (1) all of the conditions set forth in Sections 8.01 and 8.02 of this Agreement have been and continue to be satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (2) the Company has irrevocably confirmed by written notice to Parent that (x) all conditions set forth in Section 8.03 have been satisfied (other than those that, by their nature, are to be satisfied at the Closing) or that it would be willing to waive any unsatisfied conditions in Section 8.03, and (y) it is ready, willing, and able to consummate the Closing if the Equity Financing were funded and (3) the Merger has not been consummated, each of Parent, Merger Sub and the Company expressly acknowledges and agrees that the Company and its stockholders shall have suffered irreparable harm, that monetary damages will be inadequate to compensate the Company and its stockholders and that the Company on behalf of itself and its stockholders shall be entitled to enforce specifically Parent’s and Merger Sub’s obligation to consummate such Transaction and the terms of the Equity Commitment Letters and the Guarantees (and specifically that the Company is entitled to enforce the Equity Investor’s obligation to provide the Equity Commitment (whether under this Agreement or the applicable Equity Commitment Letter or otherwise), the Guarantors’ obligations pursuant to the Guarantees or otherwise cause Parent or Merger Sub to consummate the Merger on behalf of itself and its stockholders, which right is hereby acknowledged and agreed by Parent and Merger Sub).
(b) Each party further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.08, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. In the event that a party initiates a proceeding seeking equitable relief pursuant to this Section 10.08, the Outside Date shall automatically be extended until such proceeding is finally resolved and any relief granted has been effected. The parties acknowledge and agree that the right of specific performance contemplated by this Section 10.08 is an integral part of the Transactions, including the Merger, and without that right, none of the Company, Parent or Merger Sub would have entered into this Agreement.
SECTION 10.09 Governing Law.
(a) This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to the principles of conflicts of law that would cause the application of law of any jurisdiction other than those of the State of Delaware.
(b) The parties hereto agree that any Action seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Transactions (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be heard and determined exclusively in the Court of Chancery of the State of Delaware; provided, however, that, if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any federal or state court located in the State of Delaware. Consistent with the preceding sentence, each of the parties hereto hereby (i) submits to the exclusive jurisdiction of any federal or state court sitting in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by either party hereto; (ii) agrees that service of process will be validly effected by sending notice in accordance with Section 10.02; and (iii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above named courts.
SECTION 10.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10.
SECTION 10.11 Amendment. This Agreement may be amended, by written agreement of the parties hereto, at any time prior to the Effective Time; provided, however, that following the Effective Time, no amendment may be made that would reduce the amount or change the form of the Merger Consideration or that would otherwise require the approval of the stockholders of the Company under applicable Law without the consent of the stockholders of the Company. Notwithstanding anything to the contrary contained herein, the provisions of this Section 10.11, the first sentence of Section 10.10 and Section 10.16 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) shall not be amended, modified, supplemented or waived in a manner that adversely impacts or is otherwise adverse in any respect to any Debt Financing Source without the prior written consent of the applicable Debt Financing Sources.
SECTION 10.12 Waiver. At any time prior to the Effective Time, Parent (on behalf of itself and Merger Sub), on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.
SECTION 10.13 Company Disclosure Letter. The parties hereto agree that any reference in a particular Section of the Company Disclosure Letter shall be deemed to be disclosed and incorporated by reference in each other Section of the Company Disclosure Letter (other than Sections 4.01, 4.02, 4.03, 4.06(a), 4.20 or 4.22 of the Company Disclosure Letter) to which such information reasonably relates on its face as though fully set forth in such other Section. Certain items and matters may be listed in the Company Disclosure Letter for informational purposes only and may not be required to be listed therein by the terms of this Agreement. In no event shall the listing of items or matters in the Company Disclosure Letter be deemed or interpreted to broaden, or otherwise expand the scope of, the representations and warranties or covenants contained in this Agreement. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty (a) shall not be deemed an admission that such item represents a material exception or material event, circumstance, change, effect, development or condition or that such item would have a Material Adverse Effect on the Company and (b) shall not be construed as an admission or indication by the Company of any non-compliance with, or breach or violation of, any third party rights (including any Intellectual Property), any Contract or agreement or any Law or Order of any Governmental Authority, such disclosures having been made solely for the purposes of creating exceptions to the representations made herein or of disclosing any information required to be disclosed under this Agreement.
SECTION 10.14 Non-Recourse. This Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party, except for claims that the Company may assert in accordance with the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement. Except as set forth in this Agreement, the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement, no former, current or future officers, employees, directors, partners, equity holders, managers, members, attorneys, agents, advisors or other Representatives of any party hereto (each, a “Non-Recourse Party”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim or proceeding (whether in tort, contract or otherwise) based on, in respect of or by reason of the Transactions or in respect of any written or oral representations made or alleged to be made in connection herewith. In furtherance and not in limitation of the foregoing, each party covenants, agrees and acknowledges that no recourse under this Agreement or any other agreement referenced herein or in connection with any Transactions shall be sought or had against any Non-Recourse Party, except for claims that any party may assert against (A) another party solely in accordance with, and pursuant to the terms and conditions of, this Agreement or (B) pursuant to the Guarantees, the Equity Commitment Letters or the Confidentiality Agreement.
SECTION 10.15 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or other means of electronic transmission, such as by electronic mail in “pdf” form) in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.
SECTION 10.16 Debt Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company, on behalf of itself and its Subsidiaries and controlled Affiliates, hereby: (i) agrees that any Action, whether in law or in equity, whether in contract or in tort or otherwise, by or against any Debt Financing Related Party, arising out of or relating to, this Agreement, the Debt Financing or any of the agreements entered into in connection with the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and each party hereto irrevocably submits itself and its property with respect to any such Action to the exclusive jurisdiction of such court, and such Action (except to the extent relating to the interpretation of any provisions in this Agreement) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agrees not to bring or support any Action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Related Party in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agrees that service of process upon the Company in any such Action shall be effective if notice is given in accordance with Section 10.02, (iv) irrevocably waives, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action in any such court, (v) knowingly, intentionally and voluntarily waives to the fullest extent permitted by applicable Law trial by jury in any Action brought against the Debt Financing Sources in any way arising out of or relating to, this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agrees that none of the Debt Financing Related Parties will have any liability to the Company (in each case, other than the Parent Related Parties) relating to or arising out of this Agreement, the Debt Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder), (vii) agrees that the Debt Financing Related Parties are express third party beneficiaries of, and may enforce, Section 10.06 and this Section 10.16, and (viii) Section 10.06 and this Section 10.16 and the definitions of “Material Adverse Effect”, “Debt Financing Sources” and “Debt Financing Related Parties” shall not be amended, modified or waived (including any definitions in this Agreement to the extent such amendment or waiver would modify any such foregoing Sections or provisions (including for the avoidance of doubt the definition of “Material Adverse Effect”)) in any way materially adverse to the Debt Financing Related Parties without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter; provided that, notwithstanding the foregoing, nothing herein shall affect the rights of the Parent Related Parties against the Debt Financing Related Parties with respect to the Debt Financing or any of the transactions contemplated hereby or any services thereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
QUALTRICS INTERNATIONAL INC.

By	/s/ Blake Tierney
Name: Blake Tierney
Title: General Counsel
[Signature Page to the Agreement and Plan of Merger]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
QUARTZ HOLDCO, LLC
By: SLP Quartz Aggregator, L.P., its member
By: SLP VI Aggregator GP, L.L.C., its general partner
By: Silver Lake Technology Associates VI, L.P., its managing member
By: SLTA VI (GP), L.L.C., its general partner
By: Silver Lake Group, L.L.C., its managing member

By	/s/ Egon Durban
Name: Egon Durban
Title: Co-Chief Executive Officer

QUARTZ MERGERCO, INC.

By	/s/ Egon Durban
Name: Egon Durban
Title: President
[Signature Page to the Agreement and Plan of Merger]

Annex B
FAIRNESS OPINION OF MORGAN STANLEY & CO. LLC

2725 Sand Hill Road
Suite 200
Menlo Park, CA 94025

March 12, 2023
Board of Directors
Qualtrics International Inc.
333 W. River Park Drive
Provo, UT 84604
Members of the Board:
We understand that Qualtrics International Inc. (the “Company”), Quartz Holdco, LLC (“Parent”) and Quartz MergerCo, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, dated as of March 12, 2023 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of Parent, and each outstanding share of Class A Common Stock of the Company, par value $0.0001 per share (the “Class A Common Stock”), and Class B Common Stock of the Company, par value $0.0001 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Company Common Stock”), other than shares of Company Common Stock that are, immediately prior to the effective time of the Merger, (i) held in the treasury of the Company, (ii) owned by any direct or indirect wholly owned subsidiary of the Company, (iii) owned by Parent or any of its subsidiaries or (iv) held by stockholders who shall have neither voted in favor of the Merger nor consented thereto in writing and who shall have demanded, properly in writing, appraisal for such shares in accordance with Section 262 of the General Corporation Law of the State of Delaware (the shares in clauses (i), (ii), (iii) and (iv), the “Excluded Shares”), will be automatically converted into the right to receive $18.15 per share in cash, without interest (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.
You have asked for our opinion as to whether the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
For purposes of the opinion set forth herein, we have:
1)	Reviewed certain publicly available financial statements and other business and financial information of the Company;
2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company;
3)	Reviewed certain financial projections prepared by the management of the Company, which were reviewed and approved for our use by the management of the Company (the “Financial Projections”);
4)	Discussed the past and current operations and financial condition and the prospects of the Company with senior executives of the Company;
5)	Reviewed the reported prices and trading activity for the Class A Common Stock;
6)
Compared the financial performance of the Company and the prices and trading activity of the Class A Common Stock with that of certain other publicly traded companies comparable with the Company, and their securities;

7)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

8)	Participated in certain discussions and negotiations among representatives of the Company, Silver Lake Partners (“Silver Lake”), certain other parties and their financial and legal advisors;
9)
Reviewed the Merger Agreement, the debt commitment letter from debt financing sources to Parent, substantially in the form of the draft dated March 10, 2023 (the “Debt Commitment Letter”), the final equity commitment letter from investment funds affiliated with Silver Lake to Parent and the final equity commitment letter from an investment fund affiliated with Canada Pension Plan Investment Board (“CPPIB”) to Parent (such equity commitment letters, the “Equity Commitment Letters” and, together with the Debt Commitment Letter, the “Commitment Letters”), the final limited guarantee made by such investment funds affiliated with Silver Lake and the final limited guarantee made by such investment fund affiliated with CPPIB, and certain related documents; and

10)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.
We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and formed a substantial basis for this opinion. With respect to the Financial Projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company of the future financial performance of the Company. We express no view as to the Financial Projections or the assumptions on which they were based. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions (the effect of which would be material to our analysis or this opinion), including, among other things, that Parent will obtain financing in accordance with the terms set forth in the Commitment Letters. Morgan Stanley has assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Company and its legal, tax or regulatory advisors with respect to legal, tax or regulatory matters. Morgan Stanley also expresses no opinion with respect to the allocation of the aggregate Consideration to be paid to all holders of Company Common Stock between the holders of Class A Common Stock and Class B Common Stock, or the relative fairness of the Consideration to the holders of any shares of the Company Common Stock. We also do not express any opinion as to the voting rights associated with the Class B Common Stock or any governance or other rights of the holders thereof (and have not taken any such rights into account in our analysis). Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction or other alternatives or whether or not such alternatives could be achieved or are available. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be received by the holders of shares of the Company Common Stock in the Merger pursuant to the Merger Agreement. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.
We have acted as financial advisor to the Board of Directors of the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the closing of the Merger. In addition, Morgan Stanley or an affiliate thereof is a lender to SAP SE (“SAP”), Silver Lake (which we understand is the ultimate controlling equity owner of Parent) and certain majority-controlled affiliates and portfolio companies of Silver Lake (collectively, the “Silver Lake Related Entities”), and, in each case, have received, and may receive, fees in connection therewith. In the two years prior to the date hereof, we have provided financing services for SAP and certain majority-controlled affiliates and portfolio companies of SAP (the SAP Related Entitles”), and financial advisory and financing services for (i) the Company and certain affiliates of the Company, (ii) Silver Lake and the Silver Lake Related Entities and (iii) CPPIB and certain majority-controlled affiliates of CPPIB (collectively, the “CPPIB Related Entities”), and, in each case, have received fees in connection with such services. Morgan Stanley may also seek to provide financial advisory and financing services to SAP, Parent, Silver Lake, the Silver Lake Related Entities, CPPIB, the CPPIB Related Entities, the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.
Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of SAP, Silver Lake, CPPIB, Parent, the Company and their respective affiliates, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument. In addition, Morgan Stanley, its affiliates, directors or officers, including individuals working with the Company in connection with the Merger, may have committed and may commit in the future to invest in private equity funds managed by Silver Lake, CPPIB or their respective affiliates, or in affiliates of Morgan Stanley that may hold direct equity and/or partnership interests in investment vehicles, including private equity funds and/or pension funds, managed by Silver Lake, CPPIB or their respective affiliates.
This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, Morgan Stanley expresses no opinion or recommendation as to how the stockholders of the Company should vote at any stockholders’ meeting to be held, or action by written consent undertaken, in connection with the Merger.
Based on and subject to the foregoing, we are of the opinion on the date hereof that the Consideration to be received by the holders of shares of the Company Common Stock (other than the holders of the Excluded Shares) pursuant to the Merger Agreement is fair from a financial point of view to such holders of shares of the Company Common Stock.
Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Michael F. Wyatt
Michael F. Wyatt Managing Director

Annex C
FAIRNESS OPINION OF GOLDMAN SACHS & CO. LLC

PERSONAL AND CONFIDENTIAL
March 12, 2023
Subcommittee of Independent Directors
Audit Committee of the Board of Directors
Qualtrics International Inc.
333 W. River Park Drive
Provo, Utah 84604
Lady and Gentleman:
Attached is our opinion letter, dated March 12, 2023 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than (i) Silver Lake Group, L.L.C. and its affiliates, including Quartz Holdco, LLC (“Parent”), (ii) SAP SE, a significant stockholder of Qualtrics International Inc. (the “Company”), and its affiliates and (iii) Canada Pension Plan Investment Board and its affiliates) of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company of the $18.15 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 12, 2023, by and among Parent, Quartz MergerCo, Inc., a wholly owned subsidiary of Parent, and the Company.
The Opinion Letter is provided for the information and assistance of the Subcommittee of Independent Directors, a subcommittee of the Audit Committee of the Board of Directors of the Company, in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, information statement or any other document, except in accordance with our prior written consent.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

PERSONAL AND CONFIDENTIAL
March 12, 2023
Subcommittee of Independent Directors
Audit Committee of the Board of Directors
Qualtrics International Inc.
333 W. River Park Drive
Provo, Utah 84604
Lady and Gentleman:
You have requested our opinion as to the fairness from a financial point of view to the holders (other than (i) Silver Lake Group, L.L.C. (“Silver Lake”) and its affiliates, including Quartz Holdco, LLC (“Parent”), (ii) SAP SE (“SAP”), a significant stockholder of Qualtrics International Inc. (the “Company”), and its affiliates and (iii) Canada Pension Plan Investment Board (“CPPIB”) and its affiliates, collectively, the “Excluded Holders”) of the outstanding shares of Class A common stock, par value $0.0001 per share (the “Shares”), of the Company of the $18.15 in cash per Share to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of March 12, 2023 (the “Agreement”), by and among Parent, Quartz MergerCo, Inc., a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. In addition, pursuant to the Agreement, and on the terms and subject to the conditions set forth in the Agreement, at the Effective Time (as defined in the Agreement) Merger Sub will be merged with and into the Company and each outstanding share of Class B common stock, par value $0.0001 per share (“Class B Common Stock”), of the Company will be converted into the right to receive $18.15 in cash, as to which we express no opinion.
Goldman Sachs & Co. LLC and its affiliates are engaged in advisory, underwriting, lending, and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs & Co. LLC and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, Parent, any of their respective affiliates and third parties, including SAP, Silver Lake and CPPIB or any of their respective affiliates and, as applicable, portfolio companies or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”). We have acted as financial advisor to the Subcommittee of Independent Directors, a subcommittee of the Audit Committee of the Board of Directors of the Company (the “Subcommittee”), in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain financial advisory and/or underwriting services to the Company and/or its affiliates from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as lead left bookrunner with respect to a follow-on public offering of shares of the Company’s Class A common stock in November 2021. We also have provided certain financial advisory and/or underwriting services to Silver Lake and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as joint lead bookrunner with respect to the initial public offering of Endeavor Group Holdings Inc., a portfolio company of a fund associated with Silver Lake, in April 2021; as financial advisor to Social Finance, Inc., a portfolio company of a fund associated with Silver Lake, with respect to its business combination with Social Capital Hedosophia Holdings Corp. V, a special purpose acquisition company, in May 2021; as bookrunner with respect to the public offering of investment grade bonds of Motorola Solutions Inc., a portfolio company of a fund associated with Silver Lake, in May 2021; as lead left bookrunner with respect to the private offering of convertible senior notes of Unity Software Inc. (“Unity Software”), a portfolio company of a fund associated with Silver Lake, in November 2021; as financial advisor to Unity Software in connection with its acquisition of ironSource Ltd. in November 2022; as joint lead arranger and joint bookrunner with respect to the refinancing and amendment of the First Lien Credit Agreement of a wholly-owned subsidiary of SolarWinds
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Subcommittee of Independent Directors
Audit Committee of the Board of Directors
Qualtrics International Inc.
March 12, 2023

Corporation, a portfolio company of a fund associated with Silver Lake, in November 2022; and as bookrunner with respect to the public offering of investment grade senior notes of wholly-owned subsidiaries of Dell Technologies, Inc., a portfolio company of a fund associated with Silver Lake, in January 2023. We also have provided certain financial advisory and/or underwriting services to CPPIB and/or its affiliates and portfolio companies from time to time for which Goldman Sachs Investment Banking has received, and may receive, compensation, including having acted as bookrunner with respect to a high yield debt offering for Neiman Marcus Group LLC, a portfolio company of CPPIB, in March 2021; as lead left bookrunner with respect to the equity follow-on public offering of Petco Health and Wellness Company Inc., a portfolio company of CPPIB, in May 2021; as financial advisor to GlobalLogic Inc., a portfolio company of CPPIB, with respect to its sale in July 2021; as lead left bookrunner and lead arranger in connection with a bank loan to MultiPlan Corporation, a portfolio company of CPPIB, in August 2021; as lead left bookrunner with respect to the initial public offering of Informatica LLC, a portfolio company of CPPIB, in October 2021; as lead left bookrunner in connection with a bank loan to Ultimate Fighting Championship Ltd., a portfolio company of CPPIB, in connection with its acquisition of OpenBet Technologies Company in October 2021; and as lead left bookrunner with respect to a second-lien term loan and dividend recapitalization of Ascend Learning LLC, a portfolio company of CPPIB, in November 2021. We have also provided certain financial advisory and/or underwriting services to the Government of Canada, the parent of CPPIB, and/or its agencies, and instrumentalities and their respective affiliates from time to time for which Goldman Sachs Investment Banking Division has received, and may receive, compensation. We may also in the future provide financial advisory and/or underwriting services to the Company, SAP, Silver Lake, CPPIB, the Government of Canada and/or its agencies and instrumentalities, and their respective affiliates and, as applicable, portfolio companies, for which Goldman Sachs Investment Banking may receive compensation. Affiliates of Goldman Sachs & Co. LLC also may have co-invested with Silver Lake and CPPIB and their respective affiliates from time to time and may have invested in limited partnership units of affiliates of Silver Lake and/or CPPIB from time to time and may do so in the future.
In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three years ended December 31, 2022, and the registration statement on Form S-1 of the Company, including the prospectus contained therein, dated January 29, 2021, relating to the initial public offering of the Company’s Class A common stock; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company, as prepared by the management of the Company and approved for our use by the Subcommittee (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the software industry and other recent business combinations in the technology, media and telecom industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.
For purposes of rendering this opinion, we have, with your consent, relied upon and assumed the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us, without assuming any responsibility for independent verification thereof. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Subcommittee. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Subcommittee of Independent Directors
Audit Committee of the Board of Directors
Qualtrics International Inc.
March 12, 2023

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a non-binding indication of interest for a potential alternative transaction proposed by a third party at a higher price per Share in cash than in the Transaction, which indication of interest you have advised us, among other facts and circumstances relating to such indication of interest, raised certain issues relating to the certainty of consummation of such potential alternative transaction; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view to the holders (other than the Excluded Holders) of Shares, as of the date hereof, of the $18.15 in cash per Share to be paid to such holders pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including any allocation of the aggregate consideration payable pursuant to the Agreement, including among the holders of Shares and holders of shares of Class B Common Stock, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of shares of Class B Common Stock or any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $18.15 in cash per Share to be paid to the holders (other than the Excluded Holders) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the prices at which the Shares will trade at any time or as to the potential effects of volatility in the credit, financial and stock markets on the Company or Parent, or the Transaction, or as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Subcommittee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote or provide its consent with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman Sachs & Co. LLC.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $18.15 in cash per Share to be paid to the holders (other than the Excluded Holders) of Shares pursuant to the Agreement is fair from a financial point of view to such holders of Shares.
Very truly yours,

(GOLDMAN SACHS & CO. LLC)
Securities and Investment Services Provided by Goldman Sachs & Co. LLC

Annex D
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”), dated as of March 12, 2023 (the “Effective Date”), is entered into by and between SAP SE, a European Company (Societas Europaea), registered in accordance with the corporate laws of Germany and the European Union (“SAP”), and Qualtrics International Inc., a Delaware corporation (“Qualtrics”, with each of SAP and Qualtrics a “Party,” and together, the “Parties”).
RECITALS
WHEREAS, concurrently with the execution and delivery of this Agreement, Quartz Holdco, LLC, a Delaware limited liability company (“Parent”), Quartz MergerCo, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Qualtrics entered into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time the “Merger Agreement”); and
WHEREAS, in connection with the consummation of the transactions contemplated by the Merger Agreement and in accordance with and subject to the applicable terms hereof and thereof, SAP and Qualtrics have agreed to terminate the SAP Agreements and take certain actions to separate the business of Qualtrics and its Subsidiaries from the business of SAP and its Affiliates prior to the closing of the transactions contemplated by the Merger Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt, adequacy and legal sufficiency of which are hereby acknowledged, the parties hereto, intending legally to be bound hereby, agree as follows.
1. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth below:
a. “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person determined as of immediately following the Closing or at any time during the period following the Closing for which the determination of affiliation is being made (for purposes of this definition, the term “control” (including the correlative meanings of the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise). For purposes of this Agreement, Qualtrics and its Subsidiaries shall be deemed to not be Affiliates of SAP or of SAP’s other Affiliates.
b. “Confidential Information” shall mean all non-public information, data, or material that is marked confidential or that should reasonably be understood to be confidential under the circumstances, including (i) scientific, engineering, mathematical or design information, data and material of the Disclosing Party, including specifications, ideas, concepts, models, and strategies for products or services, quality assurance policies, procedures and specifications, algorithms, source code and object code and all other know-how, methodology, processes, procedures, techniques and trade secrets related to product or service design, development, manufacture, implementation, use, support, and maintenance and (ii) all other non-public information, data or material of the Disclosing Party, including training materials and information, proprietary earnings reports and forecasts, proprietary macro-economic reports and forecasts, proprietary business plans, proprietary general market evaluations and surveys, proprietary financing and credit-related information, customer information and risk and insurance information, in each case that has been disclosed by one Party or its Subsidiaries (the “Disclosing Party”) to the other Party or its Subsidiaries (the “Receiving Party”). Confidential Information includes any modifications or derivatives prepared by the Receiving Party that contain or are based upon any Confidential Information obtained from the Disclosing Party, including any analyses, reports, or summaries of the Confidential Information. Confidential Information may also include information disclosed to a Disclosing Party by third parties. Confidential Information shall not, however, include any information which (A) is or becomes publicly known through no improper action or inaction by the Receiving Party; (B) was in the possession of or known by the Receiving Party prior to receipt from the Disclosing Party; (C) is obtained by the Receiving Party from a third party without a breach of the Receiving Party’s obligations hereunder or such third party’s obligations of confidentiality; or (D) is independently developed by the Receiving Party without use of or reference to the Disclosing Party’s Confidential Information, in each case as established by documentary evidence.

c. “Current Joint Customers” means those entities set forth in Exhibit A attached hereto.
d. “Liabilities” means all debts, liabilities, guarantees, assurances, commitments and obligations, whether fixed, contingent or absolute, asserted or unasserted, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability) and whether or not the same would be required by generally accepted principles (including U.S. Generally Accepted Accounting Principles and International Financial Reporting Standards) and accounting policies to be reflected in financial statements or disclosed in the notes thereto.
e. “SAP Agreements” means (i) the Master Transaction Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (the “Master Transaction Agreement”), (ii) the Administrative Services Agreement, by and between Qualtrics, SAP and SAP America, Inc., dated as of February 1, 2021 (the “Administrative Services Agreement”), (iii) the Employee Matters Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (the “Employee Matters Agreement”), (iv) the Distribution Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (including the Master Reseller Agreement entered into pursuant thereto, the “Distribution Agreement”), (v) the Insurance Matters Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (the “Insurance Matters Agreement”), and (vi) the Real Estate Matters Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (the “Real Estate Matters Agreement”). For the avoidance of doubt, the Tax Sharing Agreement, by and between SAP, SAP America, Inc. and their affiliated entities and Qualtrics and its affiliated entities, dated as of February 1, 2021 (the “Tax Sharing Agreement”), and the Intellectual Property Matters Agreement, by and between Qualtrics and SAP, dated as of February 1, 2021 (the “Intellectual Property Matters Agreement”), are not SAP Agreements.
f. “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, joint venture, partnership, trust, association or other entity in which such Person: (i) beneficially owns, either directly or indirectly, more than fifty percent (50%) of (A) the total combined voting power of all classes of voting securities of such entity, (B) the total combined equity interests, or (C) the capital or profits interest, in the case of a partnership; or (ii) otherwise has the power to vote, either directly or indirectly, sufficient securities to elect a majority of the board of directors, in each case determined as of immediately following the Closing or at any time during the period following the Closing for which, the determination of subsidiary is being made. For purposes of this Agreement, Qualtrics and its Subsidiaries shall be deemed to not be Subsidiaries of SAP or of any of SAP’s Subsidiaries.
2. Termination of the SAP Agreements; Survival of Obligations; Release.
a. Termination of the SAP Agreements. Contingent upon and subject to the consummation of the Closing and subject to Section 2.b. hereof, SAP for itself and as agent for each of its Subsidiaries, on the one hand, and Qualtrics for itself and as agent for each of its Subsidiaries, on the other hand, hereby terminate the SAP Agreements, and unless otherwise agreed by the Parties in writing prior to the Closing, any other Contracts, between the Company or any of its Subsidiaries, on the one hand, and SAP and its Affiliates on the other hand, except for any such Contracts as set forth on Exhibit F, effective as of the Closing. Except as set forth in Section 2.b. hereof, no such terminated SAP Agreement (including any provision thereof that purports to survive termination) shall be of any further force or effect after the Closing. Each Party shall, at the reasonable request of the other Party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing. The Parties, on behalf of their respective Affiliates, hereby waive any advance notice provision or other termination procedures or requirements with respect to any SAP Agreement.
b. Survival of Obligations. Notwithstanding anything in the SAP Agreements or herein to the contrary, (i) the provisions of the Master Transaction Agreement, the Administrative Services Agreement and Real Estate Matters Agreement set forth in Schedule I hereto shall survive the termination of such SAP Agreements for the applicable periods set forth in Schedule I hereto, (ii) the Employee Matters Agreement shall terminate in accordance with its terms, except that the provisions set forth in Schedule II hereto shall survive such termination for the applicable periods set forth in Schedule II hereto, (iii) the provisions of the Insurance Matters Agreement that expressly survive termination thereof shall survive such termination in accordance with their terms and (iv) for (A) all applicable agreements with Current Joint Customers and (B) any new agreements executed between the date hereof and the Closing Date that would have been classified as Current Joint Customers had they been executed prior to the date hereof (the “New Joint Agreements”), until the earlier of

(I) when such terms are expressly superseded by the terms of a future commercial relationship in accordance with Section 4 hereof, or (II) the expiration or termination of such Current Joint Customer Contract (provided SAP shall not renew or allow its customers to renew any such agreement, except where SAP has no right to prevent renewal), in each case, the provisions of the Distribution Agreement and the Administrative Services Agreement, to the extent applicable, shall survive and control for such agreements in accordance with Section 8.5 of the Distribution Agreement, as further modified by Schedule III hereto, and, in each case of clauses (i) – (iv), each Party will retain all rights and be entitled to enforce such provisions, and be subject to all obligations, in accordance with the terms thereof.
c. SAP Release. Contingent upon and subject to the consummation of the Closing, SAP does hereby, for itself and as agent for each of its Affiliates, and on behalf of any Person acting through or on behalf of SAP or its Affiliates in a shareholder or derivative action or otherwise, remise, release and forever discharge Qualtrics, each of its Affiliates, and each of their respective directors, shareholders, officers and employees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising in tort or under any contract or agreement or otherwise, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed as of or prior to the Closing, in each case relating to or arising out of the SAP Agreements and all other agreements between the Parties which are being terminated in accordance with Section 2.a, except for any Liabilities that survive under the surviving terms of any such agreements in accordance with the terms thereof, except as modified by this Agreement.
d. Qualtrics Release. Contingent upon and subject to the consummation of the Closing, Qualtrics does hereby, for itself and as agent for each of its Subsidiaries, and on behalf of any Person acting through or on behalf of Qualtrics or its Affiliates in a shareholder or derivative action or otherwise, remise, release and forever discharge SAP, each of its Subsidiaries, and each of their respective directors, shareholders, officers and employees from any and all Liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising in tort or under any contract or agreement or otherwise, by operation of law or otherwise, existing or arising from any past acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed as of or prior to the Closing, in each case relating to or arising out of the SAP Agreements and all other agreements between the Parties which are being terminated in accordance with Section 2.a, except for any Liabilities that survive under the surviving terms of any such agreements in accordance with the terms thereof, except as modified the Agreement.
e. No Impairment. Nothing contained in Section 2.c. or Section 2.d. hereof shall limit or otherwise affect any Party’s rights or obligations pursuant to or contemplated by this Agreement or the Merger Agreement, in each case, in accordance with its terms.
3. Separation; Transition Services; Tax Matters; IP Matters.
a. Each Party shall use commercially reasonable efforts to take all actions reasonably necessary in order to enable the Company and its Subsidiaries to have all employees, assets, properties, rights, titles and interests necessary to operate the business of the Company and its Subsidiaries on a standalone basis independent of SAP and to complete the transactions and other matters set forth in Schedule IV hereto prior to the Closing (the “Separation”). For the avoidance of doubt, the Parties agree and acknowledge that the completion of any such transactions or other matters is not a condition to the Closing.
b. To the extent that the Separation has not been fully completed prior to Closing pursuant to the foregoing clause a., SAP will provide services pursuant to the Transition Services Agreement to be executed at Closing in the form attached hereto as Exhibit B (the “Transition Services Agreement”).
c. Contingent upon and subject to the consummation of the Closing, the Tax Sharing Agreement shall be amended as set forth in Schedule V hereto, effective as of the Closing.
d. Contingent upon and subject to the consummation of the Closing, the Intellectual Property Matters Agreement shall be amended and restated as set forth in the form attached hereto as Exhibit C, effective as of the Closing
e. Contingent upon and subject to the consummation of the Closing, Qualtrics shall use commercially reasonable efforts to provide to SAP on a timely basis all information that SAP reasonably requires from

Qualtrics to meet SAP’s schedule for the preparation, printing, filing and public dissemination of SAP’s annual, quarterly and monthly financial statements and reports prepared in accordance with SAP’s applicable financial reporting and accounting guidelines with appropriate adjustments in the event the Closing occurs prior to the last day of a month (the “Closing Financial Statements”). Qualtrics shall provide SAP and SAP’s auditors (subject to reasonable confidentiality obligations) with reasonable access to the books and records and employees of Qualtrics to the extent necessary to determine the accuracy of the Closing Financial Statements and will cooperate in good faith with SAP and SAP’s auditors to the extent SAP and SAP’s auditors have any comments or questions related thereto.
f. As of Closing, if not already completed in full before the Closing, SAP agrees to use commercially reasonable efforts to take any further action, including the execution and delivery of assignments of Intellectual Property, reasonably necessary to ensure that Qualtrics or its Subsidiaries exclusively own any Intellectual Property developed by SAP employees on behalf of Qualtrics.
4. Future Commercial Relationship. The current intention of the Parties following the Closing is to continue to work together as commercially appropriate and for SAP to act as a non-exclusive channel partner for Qualtrics in accordance with the terms set forth on Exhibit D attached hereto. Therefore, the Parties agree to undertake good faith, diligent efforts to negotiate such commercial distributor relationship, including with respect to the distribution or sale of the Parties’ products and services following the date hereof. For the avoidance of doubt, the Parties agree and acknowledge that the completion of any such agreements or relationship is not a condition to the Closing.
5. Transitional Trademark License. Contingent upon and subject to the consummation of the Closing, each Party grants the other Party certain limited, transitional rights to use the granting Party’s Licensed Marks, as further detailed in Exhibit E attached hereto.
6. Confidentiality.
a. SAP and Qualtrics shall hold and shall cause its Affiliates (in the case of SAP) or Subsidiaries (in the case of Qualtrics) to hold, and shall each cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence and shall not disclose or release without the prior written consent of the other Party, any and all Confidential Information concerning the other Party and/or its respective Subsidiaries and shall exercise the same degree of care (but no less than a reasonable degree of care) in the protection of the other Party’s or its Affiliates’ or Subsidiaries’, as applicable, Confidential Information as they take to preserve confidentiality of their own similar Confidential Information. Notwithstanding the foregoing sentence, the Parties and their respective Affiliates or Subsidiaries, as applicable, may disclose, or may permit disclosure of, Confidential Information (i) to their respective Affiliates, Subsidiaries, auditors, attorneys, financial advisors, bankers and other consultants and advisors who have a need to know such information and, in each case, are informed of their obligation to hold such information confidential to the same extent as is applicable to the Parties and in respect of whose failure to comply with such obligations, Qualtrics or SAP, as the case may be, will be responsible, or (ii) if the Parties or any of their respective Affiliates are required to disclose any such Confidential Information by applicable law, or judicial or administrative process; provided, that the Receiving Party required to disclose such Confidential Information (the “Notifying Party”) shall, to the extent permitted by Law or court order, promptly notify the Disclosing Party of the existence of such requirement, and shall provide the Disclosing Party a reasonable opportunity to seek an appropriate protective order or other remedy, which the Notifying Party will reasonably cooperate in obtaining. In the event that an appropriate protective order or other remedy is not obtained, then to the extent permitted by law or court order, the Notifying Party shall furnish, or cause to be furnished, only that portion of the Confidential Information that is required to be disclosed and shall use its reasonable best efforts to obtain reasonable assurances that confidential treatment will be accorded to such Information. Notwithstanding the foregoing, the Receiving Party and its Affiliates may disclose such information, and need not provide such notice, in connection with a proceeding in the ordinary course of the Receiving Party or any of its Affiliates’ business (including in response to examinations, audits, oral questions, interrogatories or requests for information or documents), as applicable, to a regulatory authority with jurisdiction over the Receiving Party or such Affiliate; provided that such proceeding is not specifically directed at the Confidential Information, in which event the Receiving Party or such Affiliate shall provide notice to the Disclosing Party as specified above.
b. Nothing in this Section 6 shall restrict (i) the Disclosing Party from using, disclosing, or disseminating its own Confidential Information in any way, or (ii) the Disclosing Party from reassigning any of its employees that have had access to Confidential Information to businesses of the Receiving Party that may engage in the same or similar business activities or lines of business as the Disclosing Party or that do business with any client or customer of the Disclosing Party. Moreover, nothing in this Section 6 supersedes any restriction imposed by third parties on their Confidential Information, and there is no obligation on the Disclosing Party to conform third party agreements to the terms of this Agreement except as expressly set forth therein.
c. Notwithstanding anything to the contrary set forth herein, confidentiality obligations provided for in any agreement between SAP or its Subsidiaries, or Qualtrics or any of its Subsidiaries, on the one hand, and any employee of SAP or any of its Subsidiaries, or Qualtrics or any of its Subsidiaries, on the other hand, shall remain in full force and effect.
d. The disclosure of Confidential Information from one Party to the other Party does not include a license or other substantive rights in the Confidential Information except to the extent such a license or rights are granted elsewhere in this Agreement or SAP Agreement. Notwithstanding the foregoing, with respect to any use of Confidential Information that constitutes use of Intellectual Property Rights (as defined in the Intellectual Property Matters Agreement) that is addressed in the Intellectual Property Matters Agreement (i) in the event there is any conflict or inconsistency between this Section 6 and any provision of the Intellectual Property Matters Agreement, the terms and conditions of the Intellectual Property Matters Agreement shall govern and control, and (ii) any such use must be within the scope of the licenses and covenants therein. Such continued right to use Confidential Information may only be transferred to a third party to the extent expressly permitted by the Intellectual Property Matters Agreement for Confidential Information that constitutes use of Intellectual Property Rights.
7. No Transfer. From and after the date hereof and until the earlier of (x) the termination of the Merger Agreement in accordance with its terms and (y) the Closing, neither SAP nor its Affiliates shall, directly or indirectly, without the prior written consent of Parent, (a) create or permit to exist any Lien on any of the equity interests of Qualtrics owned, of record or beneficially, by SAP or its Affiliates (the “Subject Shares”), (b) transfer, sell, assign, gift, hedge, lend, pledge or otherwise dispose of (including by sale or merger, by tendering into any tender or exchange offer, by liquidation or dissolution, by dividend or distribution, by operation of Law or otherwise), either voluntarily or involuntarily, or enter into any derivative arrangement with respect to (collectively, “Transfer”), any of the Subject Shares, or any right, title or interest therein (including any right or power to vote to which SAP or such Affiliate may be entitled) (or consent to any of the foregoing), (c) enter into (or cause to be entered into) any agreement or arrangement with respect to any Transfer of the Subject Shares or any interest therein, (d) grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any the Subject Shares, (e) deposit or permit the deposit of any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to any of the Subject Shares, or (f) approve or consent to any of the forgoing; provided, that, notwithstanding the foregoing, SAP may transfer its Subject Shares to any direct or indirect wholly-owned subsidiary of SAP to the extent such wholly-owned Subsidiary agrees to be bound by the terms of this Section 7. Any action taken in violation of the foregoing provisions of this Section 7 shall be null and void ab initio. For the avoidance of doubt, nothing in this Section 7 shall prohibit (i) the exercise or settlement of awards under the Company Stock Plans outstanding on the date of this Agreement (or granted following the date of this Agreement to the extent permitted by the Merger Agreement), (ii) the withholding of Shares to satisfy tax obligations with respect to awards granted pursuant to the Company Stock Plans, (iii) the acquisition of Shares in connection with a cashless exercise of Company Options, (iv) the acquisition by Qualtrics of Shares pursuant to a re-purchase plan that was publicly announced prior to the date hereof and (v) the acquisition by the Company of Stock Units in connection with the forfeiture of such awards.
8. Mutual Warranties. Each Party represents and warrants that: (a) it and its Affiliates (in the case of SAP) or it and its Subsidiaries (in the case of Qualtrics) have not and will not enter into any agreements, obligations, or commitments with any third party that conflict in any way with their obligations under this Agreement in a manner that adversely impacts such Party’s ability to perform or comply with its obligations under this Agreement; (b) it has the full right, power, and authority to execute and deliver this Agreement and to perform its terms; (c) the execution and delivery of this Agreement and the consummation of the transactions required by this Agreement will not violate or conflict with any charter provision or bylaw of a Party or any of its Affiliates or Subsidiaries, as applicable; and (d) this Agreement is enforceable against each Party according to its terms, subject to the effect of general principles of equity (regardless of whether considered in a proceeding at Law or in equity).

9. Termination. Notwithstanding anything to the contrary contained herein, this Agreement and the rights and obligations of the Parties contained herein shall automatically terminate upon the termination of the Merger Agreement.
10. Disclaimer. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT OR THE MERGER AGREEMENT, NO EXPRESS OR IMPLIED WARRANTIES ARE GIVEN BY EITHER PARTY OR ITS AFFILIATES (IN THE CASE OF SAP) OR ITS SUBSIDIARIES (IN THE CASE OF QUALTRICS) WITH RESPECT TO THE SUBJECT MATTER HEREIN, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR ANY IMPLIED WARRANTY ARISING OUT OF COURSE OF DEALING OR USAGE OF TRADE.
11. Further Assurances. Each Party agrees that, from and after the Closing, such Party and its Affiliates (in the case of SAP) or Subsidiaries (in the case of Qualtrics) shall execute and deliver such further instruments of conveyance and transfer and take such other action as may reasonably be requested by the other Party to carry out the purposes and intents hereof.
12. Modification or Amendment. Prior to the Closing, except with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion), this Agreement may not be terminated, amended, supplemented or modified. Any such termination, amendment, supplement or modification if approved by Parent in accordance with the foregoing, must be in writing and executed by the Parties hereto.
13. Waiver. The failure by a Party to enforce any provision of this Agreement will not constitute a present or future waiver of such provision nor limit such Party’s right to enforce such provision at a later time. All waivers by a Party must be provided in a notice pursuant to Section 15 hereof to be effective, and any waivers granted by Qualtrics hereunder will not be valid, and shall have no force or effect, except with the prior written consent of Parent (to be granted or withheld in Parent’s sole discretion).
14. Governing Law and Venue; Waiver of Jury Trial. Sections 10.09 and 10.10 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.

15. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by an internationally recognized overnight courier service, or by email (with confirmation by return email) to the respective parties hereto at the following coordinates (or at such other coordinates for a party as shall be specified in a notice given in accordance with this Section 15):
(1)	if to SAP:

SAP SE
Dietmar-Hopp-Allee 20
69190 Walldorf, Germany
Attention: Dr. Gabriel Harnier
Email: gabriel.harnier@sap.com

with a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
1460 El Camino Real, 2nd Floor
Menlo Park, CA 94025
Attention: Daniel Mitz and Robert Cardone
Email: daniel.mitz@shearman.com and robert.cardone@shearman.com

(b)	if to Qualtrics:

Qualtrics International Inc.
333 West River Park Drive
Provo, UT 84604
Attention: Blake Tierney
Email: blaket@qualtrics.com

with a copy (which shall not constitute notice) to:

Goodwin Procter LLP
3 Embarcadero Center
San Francisco, CA 94111
Attention: Anthony McCusker and Joshua Zachariah
Email: AMcCusker@goodwinlaw.com and JZachariah@goodwinlaw.com
16. Entire Agreement. Section 10.05 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.
17. Severability. Section 10.04 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.
18. Interpretation and Rules of Construction. Section 10.03 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.
19. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that the Parties expressly acknowledge and agree that the provisions of Sections 3, 4, 6, 7 and 8 of this Agreement are for the benefit of Parent and may be enforced by Parent as if it were a party hereto.
20. Counterparts. Section 10.15 of the Merger Agreement shall apply to this Agreement, mutatis mutandis, as if it had been fully set forth herein.
21. Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.
SAP SE

By:	/s/ Luka Mucic
Name:	Luka Mucic
Title:	Chief Financial Officer

By:	/s/ Georg Kniese
Name:	Georg Kniese
Title:	EVP and Head of Corporate Development

QUALTRICS INTERNATIONAL INC.

By:	/s/ Blake Tierney
Name:	Blake Tierney
Title:	General Counsel
[Signature Page to Separation Agreement]

Annex E
SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE
(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, or conversion, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation or conversion nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.
(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent or converting corporation in a merger, consolidation or conversion to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title (other than, in each case and solely with respect to a domesticated corporation, a merger, consolidation or conversion authorized pursuant to and in accordance with the provisions of § 388 of this title):
(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for conversion (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.
(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent or converting corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264 or § 266 of this title to accept for such stock anything except:
a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity if such entity is a corporation as a result of the conversion, or depository receipts in respect thereof;
b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation or conversion will be either listed on a national securities exchange or held of record by more than 2,000 holders;
c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or
d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.
(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.
(4) [Repealed.]

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.
(d) Appraisal rights shall be perfected as follows:
(1) If a proposed merger, consolidation or conversion for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation or conversion, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation or conversion shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation or conversion, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation or conversion, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or
(2) If the merger, consolidation or conversion was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent or converting corporation before the effective date of the merger, consolidation or conversion, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent or converting corporation who is entitled to appraisal rights of the approval of the merger, consolidation or conversion and that appraisal rights are available for any or all shares of such class or series of stock of such constituent or converting corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation or conversion, shall, also notify such stockholders of the effective date of the merger, consolidation or conversion. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving or resulting entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation or conversion, either (i) each such constituent corporation or the converting corporation shall send a second notice before the effective date of the merger, consolidation or conversion notifying each of the holders of any class or series of stock of such constituent or converting corporation that are entitled to appraisal rights of the effective date of the merger, consolidation or conversion or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation or conversion, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.
(3) Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation or conversion and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and (ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.
(e) Within 120 days after the effective date of the merger, consolidation or conversion, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation or conversion, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion. Within 120 days after the effective date of the merger, consolidation or conversion, any person who has complied with the requirements of subsections (a) and (d) of this section hereof, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation or conversion (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title)) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later.
(f) Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.
(g) At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation or conversion the shares of the class or series of stock of the constituent or converting corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation or conversion for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.
(h) After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation or conversion, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation or conversion through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.
(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.
(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.
(k) From and after the effective date of the merger, consolidation or conversion, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation or conversion); provided, however, that if no petition for an appraisal is filed within the time provided in subsection (e) of this section, or if a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation or conversion within 60 days after the effective date of the merger, consolidation or conversion, as set forth in subsection (e) of this section.
(l) The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.
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